As filed with the Securities and Exchange Commission on February 13, 2006
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

BASIC CARE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8090	20-2032453
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Number)	Identification No.)
______________________

4270 Promenade Way, Suite 226
Marina Del Rey, California 90292
(310) 821-5400
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
______________________

Robert S. Goldsamt
Chief Executive Officer
Basic Care Networks, Inc.
4270 Promenade Way, Suite 226
Marina Del Rey, California 90292
(310) 821-5400
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Kevin K. Leung, Esq.	Louis W. Zehil, Esq.
Edgar D. Park, Esq.	William A. Newman, Esq.
Dorothy B. Vinski, Esq.	McGuireWoods LLP
Richardson & Patel LLP	1345 Avenue of the Americas, 7th Floor
10900 Wilshire Blvd. Suite 500	New York, New York 10105-0106
Los Angeles, California 90024	(212) 548-2100
(310) 208-1182
______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value per share	$70,000,000	$8,239

(1)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, Dated February 13, 2006

Shares

BASIC CARE NETWORKS, INC.

COMMON STOCK

$              per share

This is an initial public offering of common stock of Basic Care Networks, Inc.

No public market currently exists for our common stock. We anticipate that the initial public offering price will be between $             and $          per share. The market price of the shares after this offering may be higher or lower than the offering price.

We intend to apply to have our common stock listed for quotation on the Nasdaq National Market under the symbol “BCNI.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10.

	Per Share	Total
Public offering price	$	$
Discounts and commissions to underwriters	$	$
Proceeds, before expenses, to Basic Care Networks, Inc.	$	$

The underwriters may also purchase up to               shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option to only cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             , and the total proceeds, before expenses, to us will be $         .

The underwriters are offering the common stock as described under “Underwriting.” Delivery of the shares will be made on or about , 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2006

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” References to “we,” “our,” “us,” “our company,” or “Basic Care” refer to Basic Care Networks, Inc. and its subsidiaries.

BASIC CARE NETWORKS, INC.

We are a newly established basic health care services holding company. Our objective is to acquire and operate successful chains of basic health care clinics, and with the leadership of expert management, add value to them by raising capital in order to: diversify among payors and geographies, enhance consumer-directed marketing, achieve internal growth by strategic roll-out of new units and new services, develop local area networks, deliver cost-effective quality care, and form strategic relationships with health care organizations. Concurrently with the closing of the offering made by this prospectus and the acquisitions, we will operate three chains of medical clinics operating in twenty-four locations in New York, Florida and Texas. Throughout this prospectus we refer to these chains as the “initial clinic chains” or the “initial clinics.” See “Acquisition of Initial Clinic Chains” on page 22 of this prospectus. We refer to a “chain” as a group of medical clinics with multiple locations within a geographic area that are operating under the same management.

Our concept of “basic care” or “basic health care” encompasses “primary care” services, such as family and general practice, internal medicine, and pediatrics, as well as physical therapy, rehabilitation and other basic services. We view the basic health care arena as more consumer-driven than other health care specialties, because basic care consumers seek treatment on their own accord. In contrast, patient flow for specialists is almost entirely dependent on referrals from other practitioners; consumers generally do not realize when and from what type of specialist they must seek treatment until they have been diagnosed by a primary care physician. As a result, basic care tends to serve as an entry point, and basic care practitioners often act as gatekeepers, to the medical system.

We will provide basic health care services through (i) medical clinics to be acquired by us in the transactions described above and in this prospectus, referred to as “Owned Clinics,” and (ii) medical clinics that will be exclusively managed in states that prohibit the corporate ownership of medical clinics, referred to as “Managed Clinics.” The Owned Clinics and Managed Clinics we will initially acquire, which are referred to generically as the “Clinics,” are organized into three separate regionally-managed chains. The Clinics within each chain utilize the same billing and collection system, treatment protocols, marketing and other managerial functions. These Clinics currently provide physical therapy and rehabilitation services, and in Texas, urgent care and family practice. Wherever practicable, we plan to expand the range of services offered within each chain.

Basic Care was formed in Delaware in 2004 for the purpose of acquiring and operating successful chains of multi-disciplinary clinics with an established record of past performance, developed managerial infrastructures, proven business models, and excellent potential for expansion. The initial phase of our business plan involves our acquisition of well-established chains, i.e., groups of clinics with multiple locations that have developed under dedicated management (often comprised of non-physicians) and that have grown in size and scope beyond solo and small group practices run by physicians who often manage their medical practice while also treating patients.

Upon the closing of the offering and acquisitions, we will immediately derive revenue and earnings from the Owned Clinics and Managed Clinics. During the first nine months of 2005, the New York, Florida and Texas initial clinic chains generated unaudited pro forma revenue of $9,397,149, $5,642,299 and $10,554,177, respectively. During that time period, these chains generated an unaudited pro forma EBITDA of $3,287,805, $2,217,565 and $3,389,726, respectively. See page 38 for calculations of EBITDA.

We plan to pursue an acquisition program to diversify with respect to geographic areas and payors. Once we have acquired a chain within a given geographic area, our goal is to provide a sufficient number of locations to provide full coverage for patients within the area, and to develop a sufficient range of services so that the chains can operate on a cost-effective basis relative to our competitors. Our management believes that if we are able to achieve sufficient density and coverage, and offer a broad base of cost-effective services, then there are potential opportunities to enter into profitable managed care contracts and/or joint ventures with health maintenance organizations, preferred provider organizations and other health care organizations.

We are more like a retail business that offers basic health care services to consumers, and our approach differs from conventional physician practice management companies in the following respects:

•
Our patient flow will be retail-driven. We will derive patient flow from physical presence, marketing and advertising, not from pre-existing doctor-patient relationships or referrals from other providers to our physicians. In addition, our initial strategy does not rely heavily on managed care or insurance to develop patient flow and build our network; we intend to develop patient flow independent of third-party payors.

•
We will market directly to our target consumers. We intend to market directly to our target consumers through radio, television and print advertisements. Moreover, we plan to position the clinics in our chains in visible high-traffic areas to increase public awareness of our locations, and to make it convenient for our consumers to access the clinics. For instance, in the Texas chain, most new patients originate from walk-in traffic, many of whom need immediate primary care when their family doctors are not available or they do not have a family physician. Our initial target consumers are generally patients who need or desire convenience, who in some cases need immediate access, who do not have a regular primary care physician, or who might lack suitable provider alternatives.

•
Our approach to health care is consumer-focused. Our distinguishing feature, among various health care alternatives available to the consumer, is that in addition to a broad range of basic health care services, we intend to offer convenience, walk-in accessibility and multi-lingual capabilities. Unlike specialty clinics that tend to cluster near hospitals, we will operate in multiple “retail” locations that are adapted to serve the local communities in which they are based. For instance, the Texas clinics are located in predominantly Spanish-speaking neighborhoods, and have physicians and staff that are capable of consulting, treating and interacting with patients in Spanish.

•
Our management structure will be decentralized. Each of the geographic markets will be managed relatively autonomously by regional managers who have in-depth knowledge of their specific market. Where possible, we intend to retain the pre-acquisition managers of the chains we acquire, and provide them with performance-based incentives. We do not intend to fundamentally alter the manner in which our chains are managed, once acquired. We intend to add services and accelerate new unit growth, as appropriate in each market. Our executive management, on the other hand, is responsible for corporate-level financing, executing our acquisition program, and implementing our strategy relating to the rollout and addition of new units and services.

•
Our focus is on basic care rather than specialty care. We intend to acquire clinic chains and build a network offering basic care services, rather than acquiring specialty groups. Our management believes that demographic trends and changes in the health care system will provide opportunities for internal growth of our basic care network, because the overall size of our target market is expected to grow. In addition, our management believes basic care clinics are generally better positioned to enhance operating efficiencies than specialty care clinics; basic care clinics can add a broad range of different services whereas specialty care clinics are limited to adding ancillary services specifically relating to their specialty.

•
We target chains with proven roll-out potential. Our acquisition strategy specifically targets clinic chains that have a proven ability to open profitable new locations. These target chains are likely to be medical businesses with a functional division between those that manage the chain (managers) and those that provide medical services (physicians). Our management believes this approach delivers several benefits: (i) the success of the acquired chain will not be dependent on the retention of practicing physicians, who in the event of their departure would be difficult or impracticable to replace, as opposed to managers devoted solely to management, and (ii) since these target chains have already proven that they can be managed with the addition of new locations, our acquired chains are more likely to be successful at managing growth through the continued addition of new locations.

•
Our growth strategy involves both acquisitions and internal growth. Our strategy for growth does not rely solely on acquisition of clinics. In addition to our acquisition program, we intend to pursue internal growth opportunities and enhance efficiencies within acquired chains by adding new locations and expanding service offerings at our chains by adding high value-added ancillary services and/or facilities.

The basic medical care sector is highly fragmented, consisting mostly of small owner-operated clinics without sophisticated management that have limited access to capital and offer a limited range of services. According to a physician survey conducted by the American Medical Association in 2001, self-employed physicians accounted for 88.6% of those surveyed, and 59.6% of the physicians were either self-employed or employed by a practice consisting of four or fewer physicians; only 7.2% of the physicians practiced at organizations consisting of 50 or more physicians. In addition, however, the American Medical Association reported in 1998 that the number of physicians in solo practice has been declining, from 38% in 1983 to 27.4% in 1997, suggesting a trend toward practice consolidation.

Demand for basic medical services is expected to accelerate due to an aging baby boomer population. In 2003, the U.S. Department of Health and Human Services’ Administration on Aging reported that the number of Americans aged 65 and older, the age group that spends the most on health care, is expected to double by 2030.

A rapidly growing Hispanic population also presents opportunities in certain locations to provide basic health services to what we believe to be an underserved market. The U.S. Census Bureau reported in 2000 that the U.S. Hispanic population increased by 57.9% from 1990 to 2000, compared with an increase of 13.2% for the overall U.S. population. In 2001, the U.S. Census Bureau projected that the U.S. Hispanic-origin population may double its 1990 size by 2015, and quadruple its 1990 size by the middle of the next century. Also, in 2004, the Agency for Healthcare Research and Quality of the U.S. Department of Health and Human Services reported in its National Healthcare Disparities Report, that there are significant disparities in quality and access to health care for racial minorities as compared with the general population, and that in recent years those disparities have been widening for the Hispanic population.

The U.S. Census Bureau reported in August 2005 that the number of uninsured Americans rose by 800,000 to 45.8 million in 2004, representing 15.7% of the population, and remained stable compared to 2003. The uninsured rate in 2004 was 32.7% for persons who identified themselves as Hispanic and 19.7% for African-Americans, both unchanged from 2003. Our management believes that since the services offered by our initial clinic chains are basic and relatively affordable, these services should be appropriate for the uninsured market.

We expect that these and other conditions and trends will generate opportunities for growth through additions to our patient rolls, expansion of the breadth and depth of medical services provided by our chains, and strategic acquisitions.

Our founder and chief executive officer, Robert S. Goldsamt, established American Medicorp, Inc. in 1968, a New York Stock Exchange listed firm, which became one of the largest operators of acute-care hospitals in the U.S. before it was acquired by Humana Corporation in 1977. We believe our management team has the necessary experience and expertise to implement our strategy successfully of expanding into markets with favorable business and regulatory environments.

OUR STRATEGY

Our short term strategy involves an acquisition program, diversification of our payor base, entry into new markets, marketing, and addition of services and locations. Later we plan to develop strategic relationships with HMOs, PPOs and other health care organizations. We intend to provide quality cost-effective care through the multi-disciplinary basic health care centers that we will own and manage after this offering. Our long term objective, after achieving sufficient density and geographic reach, is to become a significant provider of basic care services to health plans, insurance companies and health maintenance organizations. To accomplish this, we will pursue a strategy in a series of stages outlined below.

•
Acquire Successful, Established Chains. We plan to actively pursue acquisitions of successful established chains of medical clinics that meet our acquisition criteria, either through direct ownership or management arrangements. We intend to acquire, at a reasonable cost (in the current market at or around four times annual earnings) medical chains with a solid operating history, a sound replicable business model, and that are capable of expanding with their existing management, that are already in the process of opening new units. We have identified and conducted preliminary discussions with over thirty target chains. Groups that we would consider attractive typically are of a size and profitability that would result in an acquisition cost ranging from $10 million to $30 million per group. The actual purchase price for target chains we may pursue, however, may be above or below this range. Our goal is to manage or own at least ten chains within the next three to five years, however the actual number of chains we ultimately acquire, and the timing of those acquisitions, will depend on market conditions, acquisition prices, availability of suitable financing, managerial strength and other factors at the discretion of our executive management team.

•
Achieve Diversification Among Payors and Geographies. As one objective of our acquisition program, we plan to achieve diversification (i) among third-party payors and (ii) among geographic markets, in order to reduce our exposure to risk of loss from interruption of payment, potential conflicts with payors or changes in business or regulatory conditions that could affect our operations in one or more particular markets.

•
Develop and Enhance Marketing Programs Directed to the Consumer. Although some of the services in our chains are dependent on marketing to referral sources, such as personal injury attorneys in the case of personal injury and workers compensation, one element of our strategy is to enhance marketing programs that directly reach out to the consumer. Among our target consumers are individuals and families that need basic care, which involves medical problems or issues that are urgent but non-acute in nature. Examples of this would include individuals who suffer common physical injuries, cuts, sprains, and wounds, or common illnesses such as the flu. As a result, our target consumers are those that tend to seek medical attention on an as-needed basis, rather than through a pre-existing relationship via a health plan or through a designated personal or family physician. Our customer base selects care providers based on convenience, proximity, accessibility, and awareness. We intend to amplify our consumer-directed marketing efforts through increased television, radio and newspaper advertisements.

•
Capitalize on Internal Growth Opportunities. Management believes our initial clinic chains’ current utilization of facilities is at less than full capacity. We believe our initial clinic chains’ facilities can handle significant increases in patient flow without significant incremental costs. Additional services could be added to those clinics, leading to additional revenue, at relatively low incremental cost. We also believe that there are significant opportunities to expand service offerings at our chains by adding high value-added ancillary services and/or facilities, such as magnetic resonance imaging (MRI) and laser procedures. In addition, we believe other specialties such as orthopedics, cardiology and neurology may be added to our initial clinic chains, on a case-by-case basis depending on local demand. We intend to develop these and other services in each of our target markets by contracting for excess capacity with existing facilities, developing new facilities, purchasing equipment to perform ancillary services and acquiring existing facilities.

•
Develop Local Area Networks. As we approach density in our local markets, we may seek further coverage by affiliating with other local providers in order to better service the area and provide a more effective interface with insurers and health maintenance organizations. We may in the future enter into risk sharing arrangements as our capabilities expand.

•
Provide Quality, Cost-Effective Care. One of our goals is to improve the efficiency of the utilization of our resources, in order to produce improved medical outcomes at a lower cost relative to our own performance and the industry as a whole. We intend to accomplish this in a number of ways which may include increasing patient traffic, keeping our facilities operating at full capacity by using them for a broad range of services, increasing hours of operation, working with our physicians to develop more efficient protocols, and other methods. We plan to maintain control over our corporate overhead expenses by retaining the already decentralized management structure in each of the geographic markets we operate within. We also intend, as our business expands, to benefit from economies of scale in the areas of employee benefits, purchasing, malpractice insurance, and the recruitment and retention of key personnel and physicians.

•
Develop Strategic Relationships with HMOs, PPOs and other Health Care Organizations. By providing a broader range of services in more locations, we believe we will be better positioned to obtain profitable managed care and other payor contracts with health maintenance organizations (HMOs), preferred provider organizations (PPOs) and other health care organizations. Our goal is to be in a position to accept both fee-for-service and “risk” patients, i.e., patients who pay fixed premiums, and whose provider assumes the risk of the actual cost of meeting the patient’s medical needs.

SUMMARY OF RISK FACTORS

   Our ability to implement our growth strategy is subject to various risks, and consequently, any investment in our common stock involves certain risks. These risks, which are more fully discussed in the “Risk Factors” section, include, among others, the following:

•	We have no history of operations as a combined company, which makes our future financial performance difficult to assess.

•
We may not be able to identify suitable acquisition and development opportunities that meet our selection criteria or negotiate and complete acquisitions or locate and build new sites on favorable terms.

•
We may not be able to successfully operate new medical chains and we may acquire clinics or management companies with problems and liabilities that may be unknown or contingent at the time of acquisition.

•	Our success in generating internal earnings growth depends on our ability to implement, coordinate and manage business controls among our current and future chains of clinics.

•	Our acquisition and development plans require substantial capital, and we may not be able to obtain adequate financing on terms satisfactory to us, if at all.

•	We will rely on the physicians at the Owned and Managed Clinics, whose failure to perform services on a satisfactory basis may adversely affect our operations and financial results.

•
We will depend on payments from third-party payors, including government health care programs and managed care organizations. Our financial results would be adversely affected if these payments are reduced, not made on a timely basis or eliminated, or if we are unable to negotiate contracts or maintain satisfactory relationships with third-party payors.

•
We will operate in a highly regulated industry and are subject to extensive federal and state rules and regulations, and the violation or non-conformity with such rules and regulations could subject us to significant penalties, fines, sanctions, or other serious consequences that would affect our operations and financial results.

•	We face risks associated with general economic conditions and competition for physicians, patients and strategic relationships from hospitals and emergency rooms, among others.

While our management fully intends to make concerted efforts to manage these risks, we cannot assure you that we will be able to do so successfully. See “Risk Factors” beginning on page 10 of this prospectus.

CORPORATE INFORMATION

We were incorporated on December 10, 2004 in Delaware as “Format Health, Inc.” On October 25, 2005, we changed our name to “Basic Care Networks, Inc.” Our principal executive office is located at 4270 Promenade Way, Suite 226, Marina Del Rey, California 90292, and our telephone number is (310) 821-5400.

THE OFFERING

The following information assumes that the underwriters do not exercise the over-allotment option we granted to them to purchase additional shares in the offering.

Common stock offered by us	shares

Common stock to be outstanding after the offering	shares

Proposed Nasdaq National Market symbol	“BCNI”

Use of proceeds	We intend to use the estimated net proceeds from this offering to:

• pay approximately $50 million in cash due at closing in connection with the consummation of the initial clinic chain acquisitions;
• pay an estimated $1.87 million of accrued interest and principal under secured notes to our bridge investors;
• pay professional fees and expenses associated with preparing the offering and initial acquisitions; and
• use the balance of the estimated net proceeds as working capital to finance our operations.
Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after this offering is based upon 1,623,254 shares of common stock outstanding as of December 31, 2005 and the                shares of common stock being sold by us in this offering, and except as otherwise indicated:

•	gives effect to a 1-for-3 reverse stock split completed on February 10, 2006;

•	assumes no exercise by the underwriters of their option to purchase shares of our common stock in this offering to cover over-allotments.

Except as otherwise indicated, all information in this prospectus excludes:

•	shares issuable upon exercise of warrants outstanding as of December 31, 2005, at a weighted average exercise price of $0.21 per share;

•	shares issuable to the lead underwriter in the offering, pursuant to the underwriting agreement dated , 2006 (see “Underwriting”).

•	shares available for future grant as of December 31, 2005 under our 2005 Stock Incentive Plan. For a description of our 2005 Stock Incentive Plan, please see “Management - 2005 Stock Incentive Plan.”

If the over-allotment option is exercised in full, we will sell an additional                  shares in this offering.

ACQUISITION CONSIDERATION

  From the net proceeds of the offering, we will pay approximately $49.3 million in cash (approximately % of the net proceeds of the offering) to complete the acquisition of the businesses forming our platform of initial clinic chains. Of this amount, approximately $15.7 million, $21.6 million and $12.0 million will be used to acquire the Texas, New York and Florida chains, respectively. The acquisition consideration was determined by arms-length negotiations between us and representatives of each initial clinic chain and was based primarily on the historical adjusted net income of each chain. For a more detailed description of these transactions, see “Acquisition of Initial Clinic Chains” on page 22 of this prospectus.

An investment in our common stock involves a high degree of risk. See “Risk Factors.”

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

Concurrently with the closing of the offering made by this prospectus, we will acquire assets and stock in separate simultaneous transactions to become the owner, and in certain cases the exclusive management company, of three established medical clinic chains with operations in Florida, Texas and New York. See “Acquisition of Initial Clinic Chains” on page 22 of this prospectus. The Unaudited Summary Pro Forma Consolidated Financial Data gives effect to (i) the completion of the acquisitions and related purchase accounting adjustments, (ii) certain pro forma adjustments to the historical financial statements described in the “Unaudited Pro Forma Financial Information,” and (iii) this offering and the application of the net proceeds from the offering. See “Selected Financial Data,” the “Unaudited Pro Forma Financial Information,” “Managements Discussions and Analysis,” and the Historical Financial Statements of Basic Care Networks, Inc. and the three initial clinic chains included elsewhere in this prospectus.

Summary Pro Forma Consolidated Statements of Income (Unaudited)

	Pro Forma For the Year Ended December 31, 2004		Pro Forma For the Nine Months Ended September 30, 2005
Revenues	31,543,359		25,593,625
Operating Expenses - Three clinic chains	21,603,804		17,681,684
Operating Expenses - Basic Care Networks, Inc. as the holding company (1),(5)	675,000	(2)	1,620,425	(3)
Income From Operations	9,264,555		6,291,516
Other Income (Expenses)	(94,718)		(91,388)
Income Before Provision for Income Taxes	9,169,837		6,200,128
Provision for Income Taxes	3,668,000		2,480,000
Net Income	5,501,837		3,720,128
Basic and Diluted Net Income Per Common Share
Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	—		—

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net Income	5,501,837		3,720,128
Interest	102,029		94,088
Taxes	3,668,000		2,480,000
Depreciation	188,559		234,455
Amortization of intangible assets	973,000		746,000
EBITDA (4),(5)	10,433,425	(2)	7,274,671	(3)

(1)
Basic Care Networks, Inc. is a holding company formed in 2004, with no operations of its own. The operating expenses at the holding company level consist of start-up activities include remuneration of its executive management team, preparation of financial statements, bridge financing activities, and acquisition of the initial clinic chains. These start-up activities primarily consist of legal, accounting, and other professional fees, and are not associated with the operations of the individual initial clinic chains.

(2)	Includes the effect of pro forma executive compensation of $675,000, based on three executive employment agreements entered into in February 2006.

(3)
Includes the effect of (a) pro forma executive compensation of $506,000 for the nine-month period ended September 30, 2005, and (b) pro forma operating expenses of $1,114,425, consisting of start-up expenses from activities described in footnote (1) above.

(4)	EBITDA is calculated for any period as the sum of net income or loss, plus net interest expense, income tax and depreciation and amortization expense.

(5)	Excludes increased expenses associated with being a public company which cannot be quantified at this time.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Market

We have no history of operations as a combined company, which makes our future financial performance difficult to assess.

Basic Care Networks, Inc. was founded in December 2004 as a holding company, but has not yet conducted operations and has generated no revenues to date. We have entered into agreements to acquire our initial clinic chains, forming the basis upon which we intend to build our “network” of medical businesses, simultaneously with and as a condition to the closing of this offering. The initial clinic chains have been operating and will continue to operate as our subsidiaries following the offering. However, there can be no assurance that we will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. In addition, there can be no assurance that our recently assembled management group will be able to successfully manage the combined entity and effectively implement the Company’s operating or growth strategies. The unaudited pro forma combined financial results of the initial clinic chains cover periods during which the initial clinics and Basic Care were not under common control or management and, therefore, may not be indicative of our future combined financial or operating results. Our success will depend on management’s ability to integrate the initial clinics and other companies acquired in the future into one organization in a profitable manner. Our inability to successfully integrate the initial clinics and to coordinate and integrate certain operational, administrative, banking, insurance and accounting functions and computer systems would have a material adverse effect on our financial condition and results of operations, and would adversely affect the future prospects of our acquisition program. See “Business - Our Strategy” and “Management.”

If we fail to identify, acquire and successfully integrate eligible acquisition targets our earnings and future earnings prospects will be materially harmed.

One of our principal growth strategies is to increase our revenues and expand into new markets through the acquisition of additional basic care medical care chains and/or exclusive management companies. We expect to face competition for acquisition candidates, which may limit the number of eligible targets we may be able to acquire, and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or to integrate successfully any acquired businesses without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management’s attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on our business, financial condition and results of operations. Patient dissatisfaction, incidents of malpractice, or service and performance problems at a particular acquired company could have an adverse effect on our reputation generally. In addition, there can be no assurance that the initial clinic chains or other businesses acquired in the future will achieve anticipated revenues and earnings. See “Business - Our Strategy.”

If we fail to secure additional financing in the future on terms satisfactory to us, we may not be able to successfully execute our strategy of building our business through acquisitions, and as a result our earnings and future earnings prospects would be harmed.

The timing, size and success of our future acquisition efforts and the associated capital commitments cannot be readily predicted. In the future, it may be in our best interest to use our common stock as partial or full consideration for future acquisitions. However, if our common stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept common stock as all or a portion of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to pursue our acquisition program. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through future debt or equity financings. Using cash to complete acquisitions and finance internal growth could substantially limit our financial flexibility, and using debt could result in financial covenants that limit our operations and financial flexibility. On the other hand, using our common stock as consideration for future acquisitions may result in dilution of the ownership interests of our then-existing stockholders. We have recently initiated discussions with one or more institutional lenders to obtain a credit facility that may be used for acquisitions, working capital and other general corporate purposes. Such credit facility, if and when obtained, may result in financial covenants that limit our operations and financial flexibility. There can be no assurance that we will be able to obtain financing if and when it is needed or that, if available, it will be available on terms we deem acceptable. As a result, we may be unable to pursue our acquisition strategy successfully and as planned. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources of the Combined Company” and “Business - Our Strategy.”

Future acquisitions may be unsuccessful, and they and the initial acquisitions could expose us to liabilities.

Our growth strategy involves the acquisition of chains of basic care medical businesses. These acquisitions involve significant risks and uncertainties, including difficulties integrating acquired personnel and other corporate cultures into our company, the potential loss of key employees or patients of acquired enterprises, and the assumption of liabilities and exposure to liabilities of acquired agencies. For instance, we have no history of operations as a combined entity under the management services agreements or consulting agreements pursuant to which we intend to manage the clinics. Depending on the jurisdiction, management fees are either in the form of a fixed annual fee, or based on a formula including practice revenue, operating expenses and rates of collection. Under the terms of the management service agreements, we will become liable for fixed and contingent payments to the chains of basic care medical businesses. In addition, we will become an obligor under the master lease agreements for each clinic upon consummation of the acquisitions, and may be exposed to liabilities pursuant to the lease agreements. Furthermore, we have no history, as a combined entity, of operating the clinics. We may not be able to fully integrate the operations of the acquired businesses with our current business structure in an efficient and cost-effective manner. The failure to effectively integrate any of these businesses could have a material adverse effect on our operations.

We intend to generally structure our acquisitions as asset purchase transactions in which we acquire expressly state that we are not assuming any pre-existing liabilities of the seller and obtain indemnification rights from the previous owners for acts or omissions arising prior to the date of such acquisitions. However, the allocation of liability arising from such acts or omissions between the parties could involve the expenditure of a significant amount of time, human resources and capital. Further, the former owners of the acquired enterprises and facilities we acquire may not have the financial resources necessary to satisfy our indemnification claims relating to pre-existing liabilities. If we were unsuccessful in a claim for indemnification from a seller, the liability imposed could materially, and adversely affect our operations.

Our acquisition activities may impose strains on our existing resources.

As we attempt to expand our initial presence in various markets, our growth could strain our resources, including management, information and accounting systems, regulatory compliance, logistics, and other internal controls. Our resources may not keep pace with our anticipated growth. If we do not manage and execute future acquisitions effectively, our future prospects could be adversely affected.

We may face increased competition for attractive acquisition candidates.

We intend to continue growing through the acquisition of additional chains of quality basic care medical businesses. We face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us or lead to the payment of higher prices for our acquisitions. There can be no assurance that we will be able to identify suitable acquisition opportunities in the future or that any such opportunities, if identified, will be consummated on favorable terms, if at all. Without successful acquisitions, our future growth rate could decline. In addition, we cannot provide assurance that any future acquisitions, if consummated, will result in further earnings growth.

Our success in generating internal earnings growth depends on our ability to implement, coordinate and manage business controls among our initial and future Owned Clinics and Managed Clinics.

A key element of our strategy is to increase the profitability and revenues of the initial clinic chains and any subsequently acquired businesses. Although we intend to implement this strategy by various means, there can be no assurance that we will be able to do so successfully. A key component of our strategy is to operate the initial clinic chains and subsequently acquired businesses on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the internal growth of each respective locally managed business. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the initial clinic chains and subsequently acquired businesses, and our overall profitability could be adversely affected. Our ability to generate internal earnings growth will be affected by, among other factors, our ability to expand the range of services offered to patients, increase patient rolls, hire and retain qualified employees, open additional facilities and control operating and overhead expenses. In jurisdictions in which we do not directly own clinics (and manage them through exclusive management arrangements), our ability to generate internal earnings growth will also be affected by, among other factors, the performance of our affiliated clinics and physicians, the affiliated clinics’ ability to expand their range of services and increase patient rolls, and the clinics’ ability to retain and hire qualified medical personnel. There can be no assurance that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal earnings growth could have a material adverse effect on our business, financial condition and results of operations. See “Business - Our Strategy.”

We may have difficulty managing our growth, which could limit our ability to increase revenues and earnings.

We expect to grow both internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. Any future growth also will impose significant additional responsibilities on members of senior management, including the need to identify, recruit and integrate new regional and senior level managers and executives. There can be no assurance that we will be able to identify and retain such additional qualified management. To the extent we are unable to manage our growth efficiently and effectively, or are unable to attract and retain additional qualified management, our financial condition and results of operations could be materially adversely affected. See “Business - Our Strategy.”

If we fail to attract, retain and train qualified employees, we may be unable to effectively conduct our operations and service our clients, and our growth could be impaired.

Our ability to provide high-quality services on a timely basis requires an adequate supply of employees skilled in the technical aspects of medical practice administration, as well as competent medical professionals. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. Many companies in our industry are currently experiencing shortages of qualified personnel, and there can be no assurance that we will be able to maintain an adequate skilled labor force necessary to operate efficiently, that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel or that we will not have to curtail our planned internal growth as a result of labor shortages. See “Business—Employees.” Further, our success is dependent upon the Managed Clinics’ ability to recruit, train and retain qualified health care professionals in new and existing markets. In the case of the Managed Clinics, medical staff hiring decisions will be made by a board comprised of our managers and licensed physicians, or by a group solely comprised of physicians, and due to regulatory requirements, we may have little or no influence over medical hiring decisions of the Managed Clinics.

We depend heavily on the principal members of our senior management team, the loss of whom could impair our ability to compete.

Our future performance depends in significant part on the continued service of our senior management, including Robert S. Goldsamt, Chairman and Chief Executive Officer, and David Rapoport, Esq., President and Chief Operating Officer, and other key personnel. Since our successful execution of our strategy depends in part on the knowledge and expertise of our key employees, the loss of services of these two employees and other key personnel could have a material adverse effect on our business, results of operations and financial condition. In addition, our operations are dependent on the continued efforts of our executive officers, consultants, and on our regional managers who run the day-to-day operations of our initial clinic chains. Furthermore, we will likely be dependent on the pre-acquisition management of companies that we may acquire in the future. Although the Company intends to enter into employment agreements with each of our officers, regional managers and other key employees, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of our key personnel, or the inability to hire and retain qualified employees, could have an adverse effect on our business, financial condition and results of operations. We intend to obtain key-person life insurance for our Chief Executive Officer. See “Business - Employees” and “Management.”

Our success depends on the performance and cooperation of physicians employed by the Managed Clinics.

We will depend upon the success and cooperation of physicians who own, and physicians who are employed by, the Managed Clinics. In states that prohibit direct ownership of medical practices by corporate entities, we will receive our fees as an exclusive management company through management services agreements with clinics owned by physicians who are not employed directly by us. We intend to generally enter into management services agreements with terms from one to ten years in length that are usually subject to early termination by either party for “cause,” which includes bankruptcy of one of the parties or a material default of such party which continues for a certain period after notice without cure. The growth and profitability of the Managed Clinics, as well as the performance of the individual physicians employed by the Managed Clinics, will affect our profitability. There can be no assurance that the Managed Clinics will maintain successful practices, that management services agreements will not be terminated or that any of the physicians in the Managed Clinics will continue to be employed by such practices. Termination of such management services agreements or affiliation could have a material adverse effect on our business, financial condition and results of operations. Further, the failure by any of the Managed Clinics to employ a sufficient number of physicians (whether by renewals of existing employment agreements or otherwise) would have a material adverse effect on our business, financial condition and results of operations.

If our chains are unable to collect or are delayed in collecting fees from third-party payors, our revenues will be adversely affected.

Collection of our management fees and the patient revenues of our chains may be adversely affected by the uncollectability of medical fees billed by our chains to third-party payors (including workers’ compensation insurers, no-fault insurance carriers, no-fault payment pools, Medicare, Medicaid and commercial insurers) or by the long collection cycles for some of those receivables. The application forms required by third-party payors for payment of medical claims are long, detailed and complex and payments may be delayed or refused unless such forms are properly completed. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers’ compensation claims, refuse, as a matter of business practice, to pay claims unless submitted to arbitration, which could delay collection for some time. As a result, we may require more capital to finance our operations than clinic-management companies having a lesser involvement in such claims. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payors’ allowable fee standards. As a result, some receivables may not be collected. The inability of the clinics to collect their receivables could adversely affect their ability to pay in full all amounts owed to us, which could have a material adverse effect on the our results of operations.

Liability issues may increase our overall costs and adversely affect our income and results of operations.

Providing health care services involves potential claims of medical malpractice and similar claims. The terms of the management services agreements generally require physicians performing medical services to maintain medical malpractice insurance within limits to be jointly agreed upon by us and the Owned and Managed Clinics or ancillary service facilities. This insurance is expected to provide insurance coverage, subject to policy limits, if we are held liable as a co-defendant in a lawsuit for professional malpractice. Nonetheless, malpractice claims may be asserted against us if services or procedures performed at one of the Owned and Managed Clinics or ancillary service facilities are alleged to have resulted in injury or other adverse effects. Although we have obtained liability insurance that will be effective concurrently with the closing of the offering that we believe will be adequate as to both risk and amounts, successful malpractice claims could exceed the limits of our insurance and could have a material adverse effect on our business, financial condition or operating results. Moreover, a malpractice claim asserted against us could be costly to defend, could consume significant management resources and could adversely affect our reputation and business, regardless of the merit or eventual outcome of the claim. In addition, there can be no assurance that we will be able to obtain insurance on commercially reasonable terms in the future or that any insurance will provide adequate coverage against potential claims.

We may face significantly increased competition particularly if our business model proves to be successful.

There is significant competition in the basic health care field. While management believes that our business model is new, we anticipate that competition will accelerate if we are able to demonstrate that our business platform is successful. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than we do. Our ability to compete effectively will be based on a number of factors including the experience and contacts of our officers and directors. Other factors affecting our competitive position will include the scope, quality, location and accessibility of the clinics in our chains. In addition, the effectiveness of our marketing efforts, customer service, relative convenience and costs, will also affect our ability to compete in our markets. While management believes that all of the above factors as they relate to us will be highly favorable, there can be no assurances that we will have any competitive advantage, or compete effectively in our industry and marketplace.

Health care services are subject to numerous governmental regulations, and our operations could be significantly affected if any aspect of our operations is not in compliance with applicable laws.

The provision of health care services, including medical services, is subject to numerous federal, state and local laws, regulations and rules. Because such laws, regulations and rules are subject to change and because of the ambiguity of many applicable legal standards, and the fact that many of them have seldom or never been interpreted authoritatively by courts or administrative agencies, there can be no assurance that situations will not arise in which a third-party or government agency contends that some aspect of our operations or procedures is not in compliance with applicable laws, regulations or rules. The penalties for non-compliance could include denial of the right to conduct business in the applicable jurisdiction or other significant civil or criminal penalties, which could have a material adverse consequence to us.

Certain states into which we intend to expand have laws which require facilities that employ health professionals and provide health-related services to be licensed, and, in some cases, to obtain a certificate of need. Pursuant to certificate-of-need laws, the affected entity is required to prove to a state regulatory authority the need for and financial feasibility of certain expenditures related to such activities as the construction of new facilities or the commencement of new healthcare services. We believe that the operations of our business, as proposed to be conducted, do not and will not require certificates of need or other similar approvals and licenses. There can be no assurance, however, that existing laws or regulations will not be interpreted or modified to require us to obtain such approvals or licenses. See “Regulatory Environment.”

Regulatory authorities could assert that the Owned Clinics or Managed Clinics fail to comply with the federal Stark Law. If such a claim were successfully asserted, this would result in the inability of our Owned and Managed clinics to bill for services rendered, which would have an adverse effect on our financial condition and results of operations. In addition, we could be required to restructure or terminate our arrangements with these clinics. This result, or our inability to successfully restructure the arrangements to comply with the Stark Law, could jeopardize our business.

The physicians in the Owned Clinics have a financial relationship with the Owned Clinics (since they receive compensation for services rendered) and may refer patients to the Owned Clinics for physical and occupational therapy services (and possibly other designated health services) covered by Medicare. We rely on a Stark Law exception that allows the physicians that are employees of the Owned Clinics to refer patients to the Owned Clinics for the provision by the Owned Clinics of Medicare-covered designated health services. Nevertheless, should the Owned Clinics fail to adhere to the conditions of the employment exception, or if a regulator determines that the employees or the employment relationship do not meet the criteria of the employment exception, the Owned Clinics would be liable for violating the Stark Law, which could have a material adverse effect on us.

The referral of Medicare patients by physicians employed by or under contract with the Managed Clinics to the Managed Clinics however, does trigger the Stark Law. We believe, nevertheless, that the in-office ancillary exception to the Stark Law has the effect of permitting these physician members of the Managed Clinics to refer patients to their respective group practice for the provision by the respective group practice of Medicare-covered designated health services. If the Managed Clinics were found not to comply with the terms of the in-office ancillary exception, they cannot properly bill Medicare for the designated health services provided by them. In such an event, our business could be materially adversely affected because our growth may be dependent in part on the revenues generated from participation in Medicare. See “Regulatory Environment.”

In addition, the self-referral prohibition set forth in the Stark Law applies to items and services reimbursable by Medicaid, but in a different manner. Either the federal government or a state government Medicaid program may deny payment to a provider for services rendered or items provided pursuant to a prohibited referral.

Civil monetary penalties of up to $100,000 may be imposed upon parties who engage in a cross-referral arrangements or a scheme to circumvent the Stark Law. The Stark Law is a strict liability law whose application does not depend on the parties’ state of mind. Both the physician referring the patient for health services in violation of the Stark Law and the entity providing the health services may be held liable under the Stark Law.

Regulatory authorities could assert that the Owned Clinics, the Managed Clinics, or the contractual arrangements between us and the Managed Clinics, fail to comply with state laws analogous to the Stark Law. In such event, we could be subject to civil penalties and could be required to restructure or terminate the contractual arrangements.

Some of the states in which we do business also have prohibitions on physician self-referrals that are similar to the Stark Law. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. As indicated elsewhere, we enter into management services agreements with the Managed Clinics. Under those agreements, we provide management and other items and services to the Managed Clinics in exchange for compensation. Although we believe that the Managed Clinics comply with these laws, and although we attempt to structure our relationships with these practices in a manner that we believe keeps us from violating these laws (or in a manner that we believe does not trigger the law) state regulatory authorities or other parties could assert that the practices violate these laws and/or that our agreements with the practices violate these laws. Any such conclusion could adversely affect our financial results and operations. See “Regulatory Environment.”

Regulatory authorities or other persons could assert that our relationships with the Owned Clinics or Managed Clinics fail to comply with the anti-kickback law. If such a claim were successfully asserted, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. If we were subject to penalties or are unable to successfully restructure the relationships to comply with the Anti-Kickback Statute it would have a material adverse effect on our financial condition and results of operations.

We will receive fees under the agreements with the Managed Clinics for management and administrative services and equipment and supplies. We do not believe we are in a position to make or influence referrals of patients or services reimbursed under Medicare, Medicaid or other governmental programs. Because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by federal courts, however, it is possible that the government could take the position that, as a result of our ownership of the Owned Clinics, and our relationships with the Managed Clinics, we will be subject, directly and indirectly, to the Anti-Kickback Statute.

State regulatory authorities or other parties may assert that we are engaged in the corporate practice of medicine. If such a claim were successfully asserted, we could be subject to civil, and perhaps criminal, penalties and could be required to restructure or terminate the applicable contractual arrangements. Our inability to successfully restructure our relationships to comply with these statutes could jeopardize our business and results of operations.

Many states in which we do business have corporate practice of medicine laws which prohibit us from exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We intend to enter into management services agreements with the Managed Clinics. Under those agreements, we provide management and other items and services to the practices in exchange for a service fee. We intend to structure our relationships with the practices in a manner that we believe keeps us from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the practices or their physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws. See “Regulatory Environment.”

Regulatory authorities or others may assert that our agreements with the Owned Clinics or Managed Clinics violate state fee splitting laws. If such a claim were successfully asserted, we could be subject to civil or criminal penalties, and could be required to restructure or terminate the applicable contractual arrangements. Our inability to successfully restructure our relationships to comply with these statutes, could jeopardize our business and results of operations.

The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians). These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The relationship we intend to have with the Managed Clinics may raise issues in some states with fee-splitting prohibitions. In the event that the activities of a physician are found to violate the fee-splitting laws, the physician could lose his license to practice medicine. Although we will attempt to structure our contracts with the Managed Clinics in a manner that keeps us from violating prohibitions on fee-splitting, state regulatory authorities or other parties may assert that we are engaged in practices that constitute fee-splitting, which would have a material adverse effect on us. See “Regulatory Environment.”

Regulatory authorities could assert that the Owned Clinics or Managed Clinics fail to comply with privacy regulations. These laws could increase our cost of doing business, and if we do not properly comply with new or existing laws and regulations related to patient health information, we could be subject to civil or criminal sanctions.

We may be required to make costly system purchases and modifications to comply with the HIPAA transaction, privacy and security requirements that apply to us, and our failure to comply with these requirements may result in liability and adversely affect our business. New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle health care related data, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information we could be subject to criminal or civil sanctions. See “Regulatory Environment.”

Changes in regulations and requirements concerning third-party payment could adversely affect our ability to generate revenues.

Our business will rely upon third-party payor reimbursements for most of our revenues. We anticipate receiving essentially all of our revenue indirectly from commercial health insurance and other insurers, state workers’ compensation programs and other third-party payors, including HMOs and PPOs. We expect that in the future our business will derive increasing amounts of revenue from Medicare and Medicaid. All of these payors and programs are regulated at the state or federal level, and there is a general trend toward cost containment in the healthcare industry that could negatively affect us in the future. It is not possible to predict the impact on our operations of future regulations or legislation affecting these providers and programs, or of the trend toward cost containment in the healthcare industry in general. While we believe that diversification of geographies and business categories will significantly reduce risks related to reimbursement, a significant decrease in reimbursement rates could have a material adverse effect on the revenue of our Owned or Managed Clinics and, as a result, on our business.

Legislative initiatives could significantly affect our operations and financial results.

In recent years, an increasing number of legislative initiatives have been introduced or proposed in the U.S. Congress and in state legislatures that would result in major changes in the U.S. health care system, either at the national or state level. Many of these proposals have been introduced in an effort to reduce costs. For example, the Medicare Modernization Act of December 2003 allocated significant additional funds to Medicare managed care providers in order to promote greater participation in those plans by Medicare beneficiaries. If these increased funding levels achieve their intended result, the rate of growth in the Medicare fee-for-service market could decline. Among other proposals that have been introduced are insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of government health insurance or plans that would cover all citizens and increase payments by beneficiaries. We cannot predict whether any of the above proposals, or any other future proposals, will be adopted. If adopted, we could be forced to expend considerable resources to adjust our plans, business and operations to comply with or adapt to such legislative changes. See “Regulatory Environment.”

We face competition, including from competitors with greater resources, which presents a challenge for us to compete effectively as a provider of basic health care services.

We compete with local and regional health care providers, hospitals, and other businesses that provide basic health care services, some of which are large established companies that have significantly greater resources than we do. Our primary competition comes from local operators in each of our markets. We expect our competitors to develop relationships with other providers, referral sources, and payors, which could result in increased competition. The introduction by our competitors of new and enhanced service offerings, in combination with industry consolidation, could cause a decline in our revenues, a loss of market acceptance of our services, or make our services less attractive. Future increases in competition from existing competitors or new entrants may limit our ability to maintain or increase our market share. We may not be able to compete successfully against current or future competitors, and competitive pressures may have a material, adverse impact on our business, financial condition, or consolidated results of operations.

If we fail to develop good and profitable relationships with other providers, referral sources and third payors, we may not be able to generate revenues which would adversely affect our income and financial results.

The basic health care industry is competitive and is served by numerous small, owner-operated private companies, major hospitals, health maintenance organizations and various private physician practice groups. Competition in our industry depends on a number of factors, including relationships with third-party payors. Certain of our competitors may have stronger more well-established relationships with the major third-party payors. In addition, some of our competitors are larger and have greater resources than we do. There can be no assurance that we will be able to develop the types of relationships needed to effectively maintain or enhance our competitive position. See “Business—Competition.”

Failure of, or problems with, our critical software or information systems could harm our business and operating results.

Our business will depend on non-proprietary third-party accounting and billing software systems. In the future, we may determine that it is necessary and desirable to consolidate our various local databases into an enterprise-wide system. Implementation of such a system involves significant costs and risks of interruption in bill processing, and these delays along with potential failures during the integration of our software systems could negatively impact the performance of our affiliated medical businesses as well as our management and reporting capabilities. Any such problems or failure could materially and adversely affect our operations, result in significant costs to us, cause delays in our ability to process bills and collect from Medicare or other payors, or impair our ability to provide our services in the future. The costs incurred in correcting any errors or problems with regard to our software systems may be substantial and could adversely affect our net income.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements as well as costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the rules of the Securities and Exchange Commission and Nasdaq. We expect these requirements to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect to incur significant costs in connection with the assessment of our internal controls. We also expect these new rules and regulations may make it more expensive for us to obtain director and officer liability insurance. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we identify deficiencies in our internal control over financial reporting, our business and our stock price could be adversely affected.

Beginning with our annual report for the year ending December 31, 2007, we will be required to report on the effectiveness of our internal control over financial reporting as required by Section 404 of Sarbanes-Oxley. Under Section 404, we will be required to assess the effectiveness of our internal control over financial reporting and report our conclusion in our annual report. Our auditor is also required to report its conclusion regarding the effectiveness of our internal control over financial reporting. The existence of one or more material weaknesses would require us and our auditor to conclude that our internal control over financial reporting is not effective. If there are identified deficiencies in our internal control over financial reporting, we could be subject to regulatory scrutiny and a loss of public confidence in our financial reporting, which could have an adverse effect on our business and our stock price.

A significant number of the clinics of the initial clinic chains are concentrated in states such as Florida, which makes us sensitive to weather conditions.

During 2004, the state of Florida suffered the effects of four named hurricanes, and, in 2005, Hurricanes Katrina and Wilma caused extensive damage to states along the Gulf of Mexico. Six initial clinic chain locations are in Florida. These clinics in Florida accounted for approximately 22% of the total unaudited pro forma combined revenue for the nine months ended September 30, 2005. In the event that a weather event damages a clinic, forces a clinic to close for any significant time or causes patients to change their pattern of visits, our revenue, financial condition and results of operations may be adversely affected. Hurricane Katrina forced the closure of the clinics we intend to acquire in Florida for three weeks during 2004. In the future, as with many businesses located in the area, the clinics in Florida may be negatively impacted by severe weather.

Risks Related to this Offering

Prior to the offering there was no public market for our common stock, and there may not be an active, liquid trading market for our common stock.

Prior to the offering, there has been no public market for our common stock. The initial public offering price of our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the price at which the common stock will trade after the offering. See “Underwriting” for a description of the factors to be considered in determining the initial public offering price. We anticipate that our common stock will be approved for listing, subject to notice of issuance, on the Nasdaq National Market, although no assurance can be given that an active trading market for our common stock will develop or, if developed, will continue after the offering.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

The price at which our common stock will trade may be volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of healthcare companies. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;

•	variances in our quarterly financial results compared to research analyst expectations;

•	the depth and liquidity of the market for our common stock;

•	future sales of our common stock or the perception that sales could occur;

•	investor perception of our business, acquisitions and our prospects;

•	developments relating to litigation or governmental investigations;

•	changes or proposed changes in healthcare laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters; or

•	general economic and stock market conditions.

In addition, the stock market, and the Nasdaq National Market, or Nasdaq, in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of healthcare provider companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert the attention of our senior management as well as resources from the operation of our business.

Our operating results may fluctuate significantly from quarter to quarter.

Our results of operations may fluctuate significantly from quarter to quarter or year to year. Results may fluctuate due to a number of factors, including the timing of future affiliations with physician practices, timing of capital expenditures, seasonal fluctuations in the demand for medical services, development of ancillary services, implementation and integration of management information systems and other competitive factors. Accordingly, quarterly comparisons of our revenue and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for any future quarter or for the year in question.

Your stock is subject to immediate and substantial dilution.

The purchasers of the shares of common stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of common stock in the amount of $      per share (after giving effect to underwriting discounts and commissions and estimated offering expenses). In the event we issue additional common stock in the future, including shares of common stock that may be issued in connection with future affiliations, purchasers of common stock in this offering may experience further dilution in the net tangible book value per share of our common stock. See “Dilution.”

Our existing management and stockholders will exert significant influence over our common stock.

Following the consummation of the offering, our executive officers and directors will beneficially own approximately         % of the outstanding shares of common stock, representing        % of all shares of common stock currently outstanding. These stockholders, if acting in concert, may be able to exercise substantial influence over our affairs. See “Security Ownership of Certain Beneficial Owners and Management.”

Anti-takeover provisions in our charter documents and in Delaware law could prevent or delay a change in control and, as a result, negatively affect our stockholders.

Certain provisions of our amended and restated certificate of incorporation and bylaws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the company or limit the price that certain investors may be willing to pay in the future for shares of the common stock. Our bylaws contain restrictions regarding the right of stockholders to nominate directors and to submit proposals to be considered at stockholder meetings. Also, our amended and restated certificate of incorporation and bylaws do not allow stockholders to call a special meeting of stockholders, such right rests only with the chairman of the board, the chief executive officer, the president, the secretary or the board of directors. In addition, our board of directors is classified with three-year terms for each class of directors. We are also subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business transactions with an interested stockholder for a period of three years following the date such stockholder became an interested stockholder. See “Description of Capital Stock.”

If a significant number of shares of our common stock are sold into the market following the offering, the market value of our common stock could significantly decline, even if our business is performing well.

If our stockholders sell substantial amounts of common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of December 31, 2005, upon completion of this offering, we will have            shares of common stock outstanding. Of these shares, the                shares being offered hereby will be freely tradeable and the remaining shares will become eligible for sale in the public market at various times after the date of this prospectus pursuant to Rule 144. Substantially all of these remaining shares are subject to contractual restrictions with the underwriters that prevent them from being sold until 180 days after the date of this prospectus without the consent of the lead underwriter. See “Shares Eligible for Future Sale” for more detailed information.

In addition, upon the effective date of this offering, we expect to register for sale                      shares of common stock reserved for issuance under our 2005 Stock Incentive Plan. As of December 31, 2005, no options were outstanding.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. Further, our senior secured credit facility imposes limits on our ability to pay dividends. Consequently, your only opportunity to achieve a return on your investment in our common stock will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay. See “Dividend Policy.”

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “will,” “intend” and “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements relating to:

•	future acquisitions of medical chains;
•	our future expansion into new geographic areas;
•	the future expansion of the scope of our services;
•	our future financial results; and
•	implementation of our business strategy.

Although we believe that our plans, intentions and expectations reflected in any such forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by any such forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. We are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the Private Securities Litigation Reform Act of 1995, nor Section 27A of the Securities Act of 1933, provides any protection for statements made in this prospectus.

USE OF PROCEEDS

The net proceeds to us from the sale of the                 shares of common stock being offered by us at an assumed initial public offering price of $              per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, are estimated to be $                   , or $                    if the underwriters’ over-allotment option is exercised in full. We expect to use the net proceeds of the offering principally to pay the initial $50 million cash outlay for acquisition of the initial clinic chains, to repay indebtedness in the form of approximately $1.8 million in outstanding principal and accrued interest under our secured promissory notes (assuming a pay-off date of May 15, 2006). At February 9, 2006, we had issued and outstanding secured promissory notes bearing interest at a rate of 8% per annum with an aggregate principal amount of $1,656,925. After payment for the acquisitions and repayment of indebtedness, any remaining net proceeds will be used for general corporate purposes.

Acquisition of Initial Clinic Chains

Basic Care Networks has entered into agreements to acquire three chains of multi-disciplinary medical clinics, referred to as the “initial clinics” or “initial clinic chains.”

Upon consummation of the offering and consummation of the acquisitions, the initial clinic chains will continue to operate in the geographies and offer the specialties summarized below:

		Number of	Number of
Market	Specialties	Facilities	Practitioners
Boca Raton (and vicinity),	Physical Therapy	6	10
Florida	Rehabilitation

New York City (and vicinity),	Physical Therapy	8	68
New York	Rehabilitation

Dallas - Ft. Worth, Texas	Urgent Care	10	35
	Family Practice
	Physical Therapy
	Rehabilitation

Description of Initial Clinic Chains

We selected the initial clinic chains based on a variety of factors, including their operating history, the soundness of their business model, efficacy of management, and potential for future growth in their markets and the applicable regulatory environments. Below is a general description of the initial clinic chains. For an explanation of the term EBITDA, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Florida. The Florida chain of clinics consists of five Owned Clinics providing physical therapy and rehabilitation services operating in six facilities, including the treatment of neuro-muscular skeletal injuries, in Boca Raton, Ft. Myers and surrounding areas north of Miami, Florida. For the year ended December 31, 2004 and for the nine months ended September 30, 2005, the Florida chain achieved an unaudited pro forma EBITDA of $2,070,938 and $2,217,565, respectively. Prior to the offering, the Florida chain is organized as eight wholly-owned subsidiaries of Choice Medical Centers, Inc., a Florida corporation, which will become a wholly-owned subsidiary of Basic Care following the offering:

New York. The New York chain consists of eight Managed Clinics providing physical therapy and rehabilitation services in the Brooklyn and Manhattan boroughs of New York City and Long Island. For the year ended December 31, 2004 and for the nine months ended September 30, 2005, the New York chain achieved an unaudited pro forma EBITDA of $4,631,734 and $3,287,805, respectively. The New York chain of clinics are under common management, structured as four separate management companies: Health Plus Management Associates, LLC, Grand Central Management Services, LLC, Park Slope Management Associates, LLC, and United Healthcare Management, LLC, of which Stuart Blumberg is President and a member. Each of these management companies is a party to management services agreements with managed clinics in the New York chain. Following the offering, we will acquire the assets of the management companies, including rights under the management services agreements, and we will manage these clinics.

Texas. The Texas chain of clinics consists of eight clinics providing urgent care, family practice, and physical therapy and two clinics providing only specialty rehabilitation and physical therapy services, also known as work hardening therapy, in the greater Dallas-Ft. Worth area. For the year ended December 31, 2004 and for the nine months ended September 30, 2005, the Texas chain achieved an unaudited pro forma EBITDA of $4,405,753 and $3,389,726, respectively. Following the offering, all of these clinics will be managed by our wholly-owned subsidiary, Basic Health Care Networks of Texas, L.P.

Summary of Terms of Purchase Agreements with the Initial Clinics

In December 2005, we entered into purchase agreements to acquire the businesses of the following initial clinics:

Name of	Type of		Structure of
Initial Clinic	Company	Location	Transaction
303 Medical Clinics, P.A.	Clinic	Grand Prairie, TX	Asset acquisition (1)
Bruce E. Wardle’, D.O., P.A.(5)	Clinic	Dallas, TX	Asset acquisition (1)
Iberia Medical Clinic, P.A.	Clinic	Ft. Worth, TX	Asset acquisition (1)
Kingsley Medical Clinics, P.A.	Clinic	Garland, TX	Asset acquisition (1)
Lake June Medical Center, P.A.	Clinic	Dallas, TX	Asset acquisition (1)
Northside Medical Clinics, P.A.	Clinic	Ft. Worth, TX	Asset acquisition (1)
O’Connor Medical Center, P.A.	Clinic	Irving, TX	Asset acquisition (1)
Red Bird Urgent Care Clinics, P.A.	Clinic	Dallas, TX	Asset acquisition (1)
Rehabilitation Physicians Network, Inc.	Clinic	Dallas, TX	Asset acquisition (1)
Ft. Worth Rehabilitation, Inc.	Clinic	Ft. Worth, TX	Asset acquisition (1)
Health Plus Management Services, LLC	Management	New York, NY	Equity purchase (2)
Grand Central Management Services, LLC	Management	New York, NY	Asset acquisition (3)
Park Slope Management Associates, LLC	Management	New York, NY	Asset acquisition (3)
United Healthcare Management, LLC	Management	New York, NY	Asset acquisition (3)
Choice Medical Centers, Inc.	Clinic	Boca Raton, FL	Stock purchase (4)
Injury Treatment Center of Boynton Beach, Inc.	Clinic	Boynton Beach, FL	Stock purchase (4)
Injury Treatment Center of Coral Springs, Inc.	Clinic	Oakland Park, FL	Stock purchase (4)
Injury Treatment Center of South Florida, Inc.	Clinic	Boca Raton, FL	Stock purchase (4)
Chiro Medical Associates of Hollywood, Inc.	Clinic	Hollywood, FL	Stock purchase (4)
Neuro Massage Therapists, Inc.	Clinic	Boca Raton, FL	Stock purchase (4)
Southeast MRI	Clinic	Pompano Beach, FL	Stock purchase (4)
Injury Treatment Center of Fort Meyers, Inc.	Clinic	Ft. Meyers, FL	Stock purchase (4)
Injury Treatment Center of Fort Lauderdale, Inc.	Clinic	Boca Raton, FL	Stock purchase (4)

(1)	Acquisition of assets including receivables and good will.

(2)	Acquisition of 100% of the membership interests of a New York LLC, which holds management company rights with respect to five physical medicine clinics.

(3)	Acquisition of assets including receivables, management services agreements, and good will.

(4)	Purchase of stock of named entities.

(5)	Dr. Bruce Wardlay is the founder and president of Bruce E. Wardle’, D.O., P.A.

Texas Chain Acquisition. In December 2005, we entered into a master transaction agreement for the acquisition of assets from the eight medical clinics and two physical therapy and rehabilitation units constituting the Texas chain, pursuant to which we agreed to pay aggregate consideration as follows: (i) approximately $15,679,185 in cash, (ii) $500,000 in the form of a promissory note, (iii) a warrant for the purchase of a number of shares of our common stock valued at $1.5 million (based on the initial public offering per-share price) exercisable at a purchase price equal to 120% of the per-share price for shares sold by us in the initial public offering. The warrant is exercisable only upon the achievement of the Texas chain of certain earnings milestones. Specifically, the warrant may be exercised for (i) 50% of the warrant shares if the Texas chain (as presently constituted) produces at least $4.5 million in earnings (as defined in the warrant) in the twelve month period ending March 31, 2007, (ii) 50% of the warrant shares if the Texas chain produces at least $5.5 million in earnings in the twelve month period ending March 31, 2008, and (iii) 100% of the warrant shares if the Texas chain produces at least $10 million in earnings in the two year period ending March 31, 2008. In addition, we entered into consulting agreements with Dr. Bruce Wardlay (the seller of the medical clinics), Eric Trager and Kenneth Myers, under which we agreed to pay these consultants an incentive bonus. See “Consulting Agreements.” According to the bonus formula under the consulting agreements, we will pay the consultants, in the aggregate, an amount ranging from 20% to 50% of the increase in earnings (if any) of the acquired Texas clinics as compared to earnings in 2004, for each of the three years following the closing of the acquisition. The assets to be acquired include, but are not limited to, receivables and good will of the clinics.

New York Chain Acquisition. In December 2005, we entered into purchase agreements for the acquisition of assets and equity from four management companies, Health Plus Management Services, LLC, Grand Central Management Services, LLC, Park Slope Management Associates, LLC and United Healthcare Management, LLC, pursuant to which we agreed to pay aggregate consideration as follows: (i) approximately $21,561,968 in cash, (ii) $1,000,000 in the form of a promissory note, and (iii) a secured promissory note in the principal amount, in U.S. dollars, equal to the unpaid balance of the purchase price for the assets of Park Slope Management Associates, LLC, which shall be issued by us to the seller of Park Slope on or prior to November 30, 2006.

Under the terms of the equity purchase agreement with Health Plus Management Services, we agreed to purchase 100% of the issued and outstanding membership interests of Health Plus Management, a company that manages four physical therapy and rehabilitation clinics. Under the agreement, we will pay $12,032,356 in cash at closing, plus a promissory note bearing 6% annual interest, on or prior to July 31, 2006, in the principal amount equal to: three (3) times the excess, if any, of (i) adjusted EBITDA of Health Plus for the annualized period of July 28, 2005 through June 30, 2006 (unaudited), over (ii) $2,983,089, which is the base year EBITDA for purposes of the Health Plus membership interest agreement. Health Plus Management’s assets include, but are not limited to, goodwill associated with the business of managing the physical therapy and rehabilitation clinics and accounts receivable in favor of Health Plus Management from each of the four clinics: Island South Physical Medicine & Rehabilitation, P.C., Physical Medicine & Rehabilitation of New York, P.C., Sports Medicine & Spine Rehabilitation, P.C. and Perry Physical Medicine and Rehabilitation, P.C.

Under the terms of the asset purchase agreement with Park Slope Management Associates, LLC, we will pay a total amount consisting of the lesser of (i) $5,000,000 or (ii) an amount equal to four (4) times the adjusted EBITDA of Park Slope (and us for the period after Closing) derived from the Park Slope’s Managed Clinic for the twelve (12) month period beginning October 1, 2005 and ending September 30, 2006. We will pay the purchase price under this agreement as follows: $750,000 will be paid in cash at closing, $1,000,000 will be paid on or prior to July 31, 2006, and Basic Care will issue a promissory note, secured by the assets acquired from Park Slope, in the principal amount equal to the unpaid balance of the purchase price, which we shall issued to Park Slope on or before November 30, 2006. The secured promissory note will be due and payable by December 31, 2007. We have agreed to grant a security interest in, and pledged the assets and equity interest of Basic Care Networks (Park Slope), LLC, a wholly-owned subsidiary and holding company for the Park Slope assets, to the seller as security for the performance of our obligations under the secured promissory note. Park Slope’s assets include, but are not limited to, goodwill associated with the business of managing the physical therapy and rehabilitation clinics and accounts receivable in favor of Park Slope from Synergy Medical Practice, P.C.

Under the terms of the asset purchase agreements with Grand Central Management Services, LLC and United Healthcare Management, LLC, at closing we will pay $3,078,364 and $5,701,248 in cash, respectively. United and Grand Central’s assets include, but are not limited to, goodwill associated with the business of managing the physical therapy and rehabilitation clinics and accounts receivable in favor of Midtown Medical Practice, P.C. and Alliance Medical Office, P.C.

In addition, we agreed to enter into a five-year consulting agreement with an entity to be formed by Stuart Blumberg, the sole member of Health Plus Management Services, with respect to consulting services to be provided by the new entity after closing of the equity purchase agreement. Pursuant to the purchase agreements for the New York chain, we also agreed to enter into a five-year consulting agreements with each of the management companies. See “Consulting Agreements.”

Florida Chain Acquisition. In November 2005, we entered into a stock purchase agreement, pursuant to which we agreed to acquire 100% of the outstanding stock of the following clinics, each organized as Florida corporations: Choice Medical Centers, Inc., Injury Treatment Center of Boynton Beach, Inc., Injury Treatment Center of Coral Springs, Inc., Injury Treatment Center of South Florida, Inc., Chiro Medical Associates of Hollywood, Inc., Neuro Massage Therapy department, Southeast MRI f/k/a Mobile Diagnostic Imaging, LLC, Injury Treatment Center of Fort Meyers, Inc., and Injury Treatment Center of Fort Lauderdale, Inc. Choice Medical Centers, Inc. was founded, developed and wholly-owned by a Florida licensed physician. The other Florida entities described above are wholly-owned subsidiaries of Choice Medical Centers, Inc. Pursuant to the agreement, as consideration for purchase of the stock, we agreed to pay the great of (a) $11,028,928, (b) four times EBITDA of the Florida clinics for the 12 months ended December 31, 2005, or (c) four times EBITDA of the Florida clinics for the twelve-month period between July 1, 2005 and June 30, 2006, up to a maximum of $13,000,000. Under the terms of the agreement we also agreed to enter into a five year consulting agreement with an entity to be formed by Gary Brown. See “Consulting Agreements.” For purposes of this prospectus we have assumed that we will pay $12 million to the seller at the closing of this offering.

The consideration we are paying for acquisition of the initial clinic chains was determined by arm’s-length negotiations between us and a representative of each particular clinic chain. Under the transaction agreements, we are entitled to indemnification payments in the event that the initial clinic chains or their owners fail to satisfy certain obligations, or in the event we suffer losses due to a misrepresentation of the sellers, under the applicable acquisition agreement.

The closing of each acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the representations and warranties made by the initial clinic chains and their owners and by us, the performance of each of their respective covenants included in the agreements relating to the acquisitions and the nonexistence of a material adverse change in the results of operations, financial condition or business of each of the initial clinic chains. Generally, any of the definitive acquisition or purchase agreements with the initial clinic chains may be terminated prior to the closing of the offering under the following circumstances: (i) by the mutual consent between us on the one hand, and initial clinic chain and its representatives on the other hand, (ii) if the offering and the purchase or acquisition of each particular initial clinic chain are not closed by May 15, 2006 or (iii) by the initial clinic chain or us if a material breach or default is made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in the applicable purchase or acquisition agreement.

The initial clinic chains share certain common characteristics. All of the initial clinic chains have rolled out five to ten clinics under common management, consisting of a non-practicing physician or full-time manager. Each chain has demonstrated the potential for significant earnings growth based on performance over the past three years, and the continuing presence of factors and conditions that our management believes are conducive to their success. Each of the initial clinic chains have historical returns on capital exceeding 100% per annum. Our management believes that the future incremental returns of the initial clinic chains could be even higher than in the years leading up to the present, because each chain has already absorbed the costs of developing its full infrastructure, and little additional overhead expenditure would be required in order to add new clinics to each chain, or to add new business or services to existing clinics. While each initial clinic chain has somewhat different business methodologies, each has developed and continues to execute a successful business model in the local markets in which it operates. Each is a low cost provider, and has a multi-disciplinary practice. No chain depends on practicing physicians for patient referrals; instead each chain utilizes various forms of marketing to generate patient flow, similar to that of retail stores. All chains are located in states where reimbursement rates and procedures are considered by management to be conducive to profitable operations. We intend to retain the existing regional management team of each of the chains, who will be offered strong incentives to continue their roll-out strategy, until they have established an adequate number of clinics to fully meet the needs of their locality.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005:

•	on an actual basis; and

•
the pro forma consolidated basis to give effect to the consummation of the acquisitions and receipt of the estimated net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $        per share.

The table gives effect to a 1-for-3 reverse stock split completed on February 10, 2006.

	Actual (unaudited)	Pro Forma Consolidated September 30, 2005 (unaudited) (1)
		(In thousands, except per share amounts)
Cash and cash equivalents (2)	$33	$789
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized and 1,496,354 issued and outstanding at September 30, 2005, pro forma combined; 100,000,000 shares authorized and issued and outstanding, pro forma as adjusted (3)	1	9
Additional paid in capital	83	52,440
Accumulated Deficit	(1,559)	(1,624)
Total stockholders’ equity (deficiency)	(1,475)	50,825
Total capitalization	(1,475)	50,825

(1)
Combines the respective accounts of the initial clinic chains as reflected in the Unaudited Pro Forma Combined Balance Sheet as of September 30, 2005. Adjusted to reflect the sale of          shares of Common Stock in the offering hereby and the application of the estimated net proceeds from the offering. See “Use of Proceeds.” Excludes options to purchase          shares of Common Stock that are expected to be granted upon consummation of the offering. See “Management - 2005 Stock Incentive Plan.”

(2)
A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) each of cash, cash equivalents and short-term marketable securities, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $         million, assuming the number of shares offered by us, as set forth on the cover pages of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The outstanding share information in the table above excludes:

•	shares issuable upon exercise of the underwriters’ over-allotment option;

•	69,054 shares of common stock issuable upon exercise of an outstanding warrant with an exercise price of $0.216 per share;

•	shares under options to be granted to executive management;

•
an additional                 shares of common stock issuable upon exercise of outstanding warrants to be issued to                   as lead underwriter in the offering, pursuant to the underwriting agreement dated              , 2006 (see “Underwriting”).

•
an additional                   shares available for future grant as of December 31, 2005 under our 2005 Stock Incentive Plan. For a description of our 2005 Stock Incentive Plan, please see “Management - 2005 Stock Incentive Plan.”

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma combined net tangible book value per share of our common stock after this offering. Our pro forma combined net tangible book value at September 30, 2005 was approximately $ , or $          per share of our common stock. Our pro forma combined net tangible book value per share is determined by dividing our pro forma net tangible book value (pro forma combined net tangible assets less pro forma combined total liabilities) by the number of shares of common stock to be outstanding after giving effect to the acquisitions of the initial clinic chains               . The number of shares includes the 1,623,253 shares of our common stock outstanding prior to the offering. After giving effect to our sale of                       shares of our common stock in the offering and the issuance of               shares to the underwriters, and assuming an initial public offering price of             per share, after deduction of the underwriting discounts and commissions and estimated offering and acquisition expenses of                 , our pro forma combined net tangible book value at September 30, 2005 would have been $                or $        per share. This represents an immediate increase in pro forma combined net tangible book value of $          per share to existing stockholders and an immediate dilution to new investors purchasing common stock in the offering of $        per share. The following table illustrates the per share dilution to new investors purchasing our common stock in the offering:

Assumed initial public offering price per share
Pro forma combined net tangible book value per share at September 30, 2005	$
Increase attributable to new investors	$
Pro forma combined net tangible book value after the offering		$
Dilution in pro forma combined net tangible book value per share to new investors		$

If the underwriters exercise their over-allotment option in full, the pro forma combined net tangible book value per share after giving effect to this offering would be $       per share, and the dilution in pro forma combined net tangible book value per share to new investors would be $        per share.

The following table summarizes on a pro forma basis, as of September 30, 2005, the differences between our existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid. The following table does not include                   shares subject to outstanding options or reserved for issuance under our 2005 Stock Incentive Plan.

See “Management - 2005 Stock Incentive Plan” and Notes     and       of Notes to Financial Statements.

	Shares purchased		Total consideration		Average Price per Share
	Number	Percentage	Amount	Percentage
Existing stockholders
New investors

Totals

If the underwriters exercise their over-allotment option in full, our existing stockholders would own       % and our new investors would own        % of the total number of shares of our common stock outstanding after this offering.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

Concurrently with the closing of the offering made by this prospectus, we will acquire assets and stock and other equity interests in separate simultaneous transactions to become the owner, and in certain cases the exclusive management company, of three established medical clinic chains with operations in Florida, Texas and New York. See “Acquisition of Initial Clinic Chains” on page     of this prospectus. The acquisitions will be accounted for with Basic Care Networks, Inc. deemed to be the accounting acquirer. The Unaudited Pro Forma Consolidated Financial Data gives effect to (i) the completion of the acquisitions and related purchase accounting adjustments, (ii) certain pro forma adjustments to the historical financial statements described in the “Unaudited Pro Forma Financial Information,” and (iii) this offering and the application of the net proceeds from the offering. You should read the Selected Consolidated Financial Data together with the “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis,” and the Historical Financial Statements of Basic Care Networks, Inc. and the three initial clinic chains included elsewhere in this prospectus.

Selected Pro Forma Consolidated Statements of Income Data:

	Unaudited Pro Forma
			Nine Months
	Year Ended		Ended
	December 31,		September 30,
	2004		2005
REVENUES, NET	$31,543,359		$25,593,625

OPERATING EXPENSES
Clinic operating costs	18,450,638		14,728,845
Corporate costs - three clinic chains	1,991,607		1,972,384
Corporate costs - Basic Care Networks, Inc. (1),(5)	675,000	(2)	1,214,254	(3)
Stock based compensation owners	—		—
Depreciation and amortization	1,161,559		980,455
Abandoned acquisition costs	—		406,171
TOTAL OPERATING EXPENSES	22,278,804		19,302,109

INCOME FROM OPERATIONS	9,264,555		6,291,516

OTHER INCOME (EXPENSES)	(94,718)		(91,388)
INCOME BEFORE PROVISION FOR
INCOME TAXES	9,169,837		6,200,128

PROVISION FOR INCOME TAXES	3,668,000		2,480,000

NET INCOME	$5,501,837		$3,720,128

Earnings Before Interest, Taxes,
Depreciation and Amortization, (EBITDA):
Net income	$5,501,837		$3,720,128
Interest	102,029		94,088
Taxes	3,668,000		2,480,000
Depreciation and amortization	1,161,559		980,455

EBITDA (4),(5)	$10,433,425	(2)	$7,274,671	(3)

(1)
Basic Care Networks, Inc. is a holding company formed in 2004, with no operations of its own. The operating expenses at the holding company level consist of start-up activities include remuneration of its executive management team, preparation of financial statements, bridge financing activities, and acquisition of the initial clinic chains. These start-up activities primarily consist of legal, accounting, and other professional fees, and are not associated with the operations of the individual initial clinic chains.

(2)	Includes the effect of pro forma executive compensation of $675,000, based on three executive employment agreements entered into in February 2006.

(3)
Includes the effect of (a) pro forma executive compensation of $506,000 for the nine-month period ended September 30, 2005, and (b) pro forma operating expenses of $1,114,425, consisting of start-up expenses from activities described in footnote (1) above.

(4)	EBITDA is calculated for any period as the sum of net income or loss, plus net interest expense, income tax and depreciation and amortization expense.

(5)	Excludes increased expenses associated with being a public company which cannot be quantified at this time.

Selected Pro Forma Consolidated Balance Sheet Data:

September 30, 2005
(Unaudited)
Pro Forma
Cash and cash equivalents	789,272
Working Capital	9,162,805
Total Assets	53,372,561
Total Liabilities	2,547,276
Total Stockholder Equity	50,825,285 (1)

(1)
The Unaudited Selected Pro Forma Financial Data gives effect to the sale of            shares of our common stock in this offering at an assumed public offering price of $           per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, the payment of approximately $50 million in connection with the consummation of the initial clinic chain acquisitions, and the payment of approximately $1.8 million in unpaid principal and accrued interest under secured promissory notes issued to bridge investors.

SELECTED FINANCIAL DATA FOR INITIAL CLINIC CHAINS

The following table presents certain selected historical income statement data of the initial three clinic chains for the years ended December 31, 2004, 2003 and 2002 and their results for the nine months ended September 30, 2005 and 2004, which have been derived from the audited financial statements for 2004, 2003 and 2002 and the unaudited financial statements for September 30, 2005 and 2004, included elsewhere in this prospectus. The historical income statement data presented below have not been adjusted for the pro forma adjustments reflected in the unaudited pro forma consolidated financial information, included elsewhere in this prospectus. The unaudited summary pro forma consolidated financial data gives effect to (i) the completion of the acquisitions and related purchase accounting adjustments, (ii) certain pro forma adjustments to the historical financial statements described in the “Unaudited Pro Forma Financial Information,” and (iii) this offering and the application of the net proceeds from the offering. You should read the Selected Financial Data for Initial Clinic Chains along with the “Unaudited Pro Forma Financial Information,” “Management’s Discussions and Analysis,” and the historical financial statements of Basic Care Networks, Inc. and the three initial clinic chains included elsewhere in this prospectus.

Selected Financial Data for Initial Clinic Chains

	Historical					Unaudited Pro Forma
	Years Ended December 31,			(Unaudited) Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2002	2003	2004	2004	2005	2004	2005
Florida Chain:
Net Revenues	$6,075,511	$5,118,281	$5,377,330	$4,012,575	$5,642,299	$5,377,330	$5,642,299
Income from operations	1,231,772	695,860	617,350	495,923	1,435,595	1,777,919	1,994,735
Net Income	1,281,465	756,975	650,747	519,889	1,460,942	1,067,180	1,184,145
EBITDA	2,839,483	749,909	676,369	524,465	1,483,425	2,070,938	2,217,565
(See page 42)
Texas Chain:
Net Revenues	$12,214,026	$13,677,662	$13,726,029	$10,497,711	$10,554,177	$13,726,029	$10,554,177
Income from operations	1,044,153	1,256,482	1,958,803	1,732,146	1,770,847	4,056,753	3,127,726
Net Income	1,026,793	1,243,679	1,949,757	1,725,991	1,757,105	2,433,753	1,876,726
EBITDA	4,031,493	1,589,021	2,306,753	1,997,317	2,036,726	4,405,753	3,389,726
(See page 45)
New York Chain:
Net Revenues	$10,605,000	$11,250,000	$12,440,000	$9,315,000	$9,397,149	$12,440,000	$9,397,149
Income from operations	1,413,589	1,341,246	1,946,944	1,430,542	1,332,572	4,104,883	2,789,480
Net Income	1,302,967	1,274,445	1,859,540	1,365,800	1,224,884	2,459,904	1,671,155
EBITDA	4,162,753	2,132,072	2,717,372	2,031,732	1,901,773	4,631,734	3,287,805
(See page 49)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and the results of operations should be read together with the financial statements and related notes included in this registration statement. This discussion and analysis contains forward- looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this registration statement.

Summary

We are a newly established basic health care services holding company. Concurrently with the closing of the offering made by this prospectus and the acquisitions, we will operate three chains of medical clinics operating in twenty-four locations in New York, Florida and Texas, for approximately $51,536,000, including estimated closing costs of $795,000. Throughout this prospectus we refer to these chains as the “initial clinic chains” or the “initial clinics.” See “Acquisition of Initial Clinic Chains” on page 22 of this prospectus. We refer to a “chain” as a group of medical clinics with multiple locations within a geographic area that are operating under the same management.

We intend to provide basic health care services through (i) medical clinics to be acquired by us in the transactions described above and in this prospectus, or “Owned Clinics,” and (ii) medical clinics that will be exclusively managed in states that prohibit the corporate ownership of medical clinics, or “Managed Clinics.” The Owned Clinics and Managed Clinics we will initially acquire, which are referred to generically as the “clinics,” are organized into three separate regionally-managed chains. The clinics within each chain utilize the same billing and collection system, treatment protocols, marketing and other managerial functions. These clinics currently provide physical therapy and rehabilitation services, and in addition, urgent care and family practice in Texas. Wherever practicable, we plan to expand the range of services offered within each chain.

Basic Care was formed in Delaware in 2004 for the purpose of acquiring and operating successful chains of multi-disciplinary clinics with an established record of past performance, developed managerial infrastructures, proven business models, and excellent potential for expansion. The initial phase of our business plan involves our acquisition of well-established chains, i.e., groups of clinics with multiple locations that have developed under dedicated management (often comprised of non-physicians) and that have grown in size and scope beyond solo and small group practices run by physicians who often manage their medical practice while also treating patients.

In November and December 2005, we entered into definitive purchase agreements with three initial clinic chains (comprised of 25 separate legal entities), located in New York, Florida and Texas, for the acquisition of their assets or stock, as the case may be. The purchase agreements provide that the acquisition of assets or stock, as applicable, will occur immediately after the closing of our initial public offering.

The Florida chain of clinics consists of five Owned Clinics providing physical therapy and rehabilitation services, including the treatment of neuro-muscular skeletal injuries, in Boca Raton, Ft. Myers, and surrounding areas north of Miami, Florida.

The Texas chain of clinics consists of ten Managed Clinics providing urgent care, family practice, rehabilitation and physical therapy services in the greater Dallas-Ft. Worth area.

The New York chain consists of Health Plus Management Services, LLC, Grand Central Management Services, LLC, Park Slope Management Associates, LLC and United Healthcare Management, LLC, each management companies that manage eight physical therapy and rehabilitation clinics located on Long Island, New York City, and surrounding areas.

Further details about these initial clinic chains are discussed elsewhere in this prospectus, including the supporting schedule for Unaudited Pro Forma Balance Sheet Adjustment Number 5.

The aggregate purchase price for the acquisitions is as follows:

	Cash	Estimated Closing Costs	Promissory Notes	Total
New York Chain
Health Plus	$12,032,356	$186,984	$—	$12,219,340
Grand Central	3,078,364	48,275	—	3,126,639
Park Slope	750,000	28,284	1,000,000	1,778,284
United	5,701,248	89,407	—	5,790,655
Florida Chain	12,000,000	188,184	—	12,188,184
Texas Chain	15,679,185	253,721	500,000	16,432,906

Total Purchase Price	$49,241,153	$794,855	$1,500,000	$51,536,008

For more detailed discussion regarding contingent liabilities see “Risk Factors - Future acquisitions may be unsuccessful, and they and the initial acquisitions could expose us to liabilities.”

In addition, the purchase agreements for the New York, Florida and Texas chains provide for additional consideration which is contingent upon attaining certain financial milestones. There is no assurance that these milestones will be achieved. Accordingly, the contingent consideration has not been reflected in the purchase price for these acquisitions.

We intend to account for these acquisitions under the purchase method with Basic Care Networks, Inc. as the accounting acquirer. The purchase price will be allocated to the acquired assets and assumed liabilities based on the fair values as of the date the acquisitions are consummated.

We anticipate incurring increased costs related to our new corporate management, increased expenses associated with being a public company, and coordinating the entities to be acquired. However, these increased costs may be offset to some extent from cost savings we may realize due to the consolidation of certain common corporate overhead expenses. We believe that neither these savings nor the costs associated therewith can be quantified because the acquisitions have not yet occurred, and there have been no consolidated operating results upon which to base any assumptions. As a result, these savings and associated costs have not been included in the Unaudited Pro Forma Financial Information included in this discussion and analysis and elsewhere in this prospectus. We might need to amortize expenses related to intangibles, including goodwill, which could reduce our profitability and harm our business. See “Risk Factors - Future acquisitions may be unsuccessful, and they an the initial acquisitions could expose us to liabilities.

Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2005 and Unaudited Consolidated Pro Forma Statements of Income

Overview

The following unaudited pro forma consolidated financial information at September 30, 2005 and for the year ended December 31, 2004 and for nine months ended September 30, 2005 has been derived by (i) combining the historical results of the parent company, Basic Care Networks, Inc. (“us” or the “Company”) and the acquisitions of the three initial clinic chains, as described elsewhere in this prospectus, (ii) pro forma adjustments to the historical financial statements of the businesses to be acquired, and (iii) giving effect to the proposed initial public offering and related use of proceeds. Consummation of the acquisitions is subject to the completion of the proposed initial public offering. Accordingly, the Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2005 gives effect to the completion of the acquisitions and proposed initial public offering as if these transactions had been completed at September 30, 2005. The Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 2004 and for the nine months ended September 30, 2005 give effect to the completion of the acquisitions and the proposed initial public offering as if these transaction had occurred on January 1, 2004.

The pro forma adjustments give effect to events that are directly attributable to the transactions that have continuing impact and are based on available data and certain assumptions that management believes are factually supportable. The Unaudited Pro Forma Consolidated Balance Sheet and Consolidated Pro Forma Statements of Income do not purport to represent what the Company’s consolidated results of operations actually would have been as if the transactions described above had been consummated as of the dates and for the periods indicated above, what such results will be for any future date or future period, or what impact the Company’s anticipated operational changes and cost reduction efforts will have. The Unaudited Pro Forma Consolidated Balance Sheet and Consolidated Pro Forma Statements of Income should be read in conjunction with “Selected Consolidated Financial Data,” “Unaudited Pro Forma Financial Information” and our financial statements and the related notes, and the financial statements of three clinic chains, included elsewhere in this prospectus.

The Unaudited Pro Forma Consolidated Balance Sheet assumes that gross proceeds raised in this proposed initial public offering are $60 million and commissions and related expenses are $7 million.

The unaudited pro forma consolidated financial statements reflect that Basic Care Networks, Inc. is the accounting acquirer and the initial clinic chain acquisitions are accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, (“SFAS”) No. 141 “Business Combinations.” Accordingly, the unaudited pro forma consolidated financial statements reflect that the purchase price of each acquisition is preliminarily allocated to the acquired assets and assumed liabilities using assumptions outlined in the “Unaudited Pro Forma Financial Information.”

After the consummation of each acquisition, the Company intends to retain an appraisal firm to complete a valuation in accordance with SFAS No. 141. Accordingly, the purchase price adjustments made in connection with the development of the unaudited pro forma consolidated financial statements are preliminary and have been made solely for the purposes of developing such pro forma consolidated financial statements.

The accompanying Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 2004 and the nine months ended September 30, 2005 give effect to the following summarized pro forma adjustments. See “Unaudited Pro Forma Financial Information.”

	Year Ended December 31,	Nine Months Ended September 30,
	2004	2005
	(In Thousands)
Income (Expense)
Reductions of compensation to owners of the initial clinic chains	$5,182	$3,072
Employment agreements for executives of the holding company (Basic Care Networks, Inc.)	(592)	(361)
Depreciation on assets not acquired	348	266
Amortization related to identifiable intangible assets	(339)	(366)
Reduction of corporate overhead of New York clinic chain	226	401
Interest expense	(78)	228
Elimination of interest income	(33)	(55)
Income taxes at 40% statutory rate	(3,589)	(2,432)

Total Pro Forma Adjustments	$1,125	$753

Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2005

ASSETS

CURRENT ASSETS
Cash	$789,272
Management fee receivable	4,892,274
Accounts receivable, net	5,443,560
Notes receivable	211,370
Due from related parties	247,305
Prepaid expenses and other current assets	30,868
Total Current Assets	11,614,649

PROPERTY AND EQUIPMENT, Net	1,127,517

OTHER ASSETS
Acquired amortizable intangibles, net	10,105,972
Notes receivable	170,600
Goodwill	30,317,911
Security deposits	35,912
Total Other Assets	40,630,395
TOTAL ASSETS	$53,372,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable - acquisitions	$1,500,000
Line of credit	349,650
Current portion of long-term debt	33,396
Current portion of capital lease	25,383
Accounts payable and accrued expenses	515,415
Accrued expenses - related party	28,000
Total Current Liabilities	2,451,844

LONG- TERM LIABILITIES
Long-term debt and capital leases, less current portion	95,432
TOTAL LIABILITIES	2,547,276

STOCKHOLDERS’ EQUITY
Common stock and paid-in capital	52,448,971
Accumulated deficit	(1,623,686)
TOTAL STOCKHOLDERS’ EQUITY	50,825,285
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,372,561

Unaudited Pro Forma Consolidated Statements of Income

	Unaudited Pro Forma
	Year Ended December 31, 2004		Nine Months Ended September 30, 2005
REVENUES
Management fees	$12,440,000		$9,397,149
Patient revenue, net	19,103,359		16,196,476
TOTAL REVENUES	31,543,359		25,593,625

OPERATING EXPENSES
Operating costs, exclusive of depreciation and amortization:
Management fees revenues	6,825,225		5,521,433
Patient revenue	11,625,413		9,207,412
Corporate costs - three clinic chains	1,991,607		1,972,384
Corporate costs - Basic Care Networks, Inc. as the holding company (1),(5)	675,000	(2)	1,214,254	(3)
Depreciation and amortization	188,559		234,455
Amortization of intangible assets	973,000		746,000
Abandoned acquisition costs – Basic Care Networks, Inc. as the holding company (4)	—		406,171
TOTAL OPERATING EXPENSES	22,278,804		19,302,109

INCOME FROM OPERATIONS	9,264,555		6,291,516

OTHER INCOME (EXPENSES)
Interest income	—		1,027
Miscellaneous income	7,311		2,700
Interest expense and financing costs	(102,029)		(95,115)
TOTAL OTHER EXPENSES	(94,718)		(91,388)

INCOME BEFORE PROVISION FOR INCOME TAXES	9,169,837		6,200,128

PROVISION FOR INCOME TAXES	3,668,000		2,480,000
NET INCOME	$5,501,837		$3,720,128

Basic and Diluted Net Income Per Common Share
Weighted Average Number of Common Shares
Outstanding - Basic and Diluted (3)	—		—

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net Income	$5,501,837		$3,720,128
Interest	102,029		94,088
Taxes	3,668,000		2,480,000
Depreciation	188,559		234,455
Amortization of intangible assets	973,000		746,000
EBITDA(4),(5)	$10,433,425	(2)	$7,274,671	(3)

(1)
Basic Care Networks, Inc. is a holding company formed in 2004, with no operations of its own. The operating expenses at the holding company level consist of start-up activities include remuneration of its executive management team, preparation of financial statements, bridge financing activities, and acquisition of the initial clinic chains. These start-up activities primarily consist of legal, accounting, and other professional fees, and are not associated with the operations of the individual initial clinic chains.

(2)	Includes the effect of pro forma executive compensation of $675,000, based on three executive employment agreements entered into in February 2006.

(3)
Includes the effect of (a) pro forma executive compensation of $506,000 for the nine-month period ended September 30, 2005, and (b) pro forma operating expenses of $1,114,425, consisting of start-up expenses from activities described in footnote (1) above.

(4)	Includes costs relating to a prospective acquisition of a clinic chain in Tampa, Florida that was abandoned in 2005.

(5)	Excludes increased expenses associated with being a public company which cannot be quantified at this time.

EBITDA is calculated for any period as the sum of net income or loss, plus net interest expense, income tax and depreciation and amortization expense. We believe the presentation of pro forma EBITDA and EBITDA are important because we have utilized pro forma EBITDA as basis for calculating the purchase price of the clinics we have acquired. EBITDA will be used for calculating the bonuses to be paid to operational management and pro forma EBITDA will be used as a basis for acquiring clinics in the future.

EBITDA is not calculated in the same way by all companies and therefore may not be comparable to similarly titled measures reported by other companies. EBITDA is not a measure in accordance with accounting principles generally accepted in the United States of America. EBITDA should not be considered as an alternative to net income, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. The funds depicted by this measure may not be available for management's discretionary use due to legal or functional requirements, other commitments and uncertainties.

EBITDA Unaudited Pro forma

	Initial Clinic Chains
	Florida	Texas	New York	Totals	Basic Care Networks, Inc.	Consolidated

EBITDA Unaudited Pro Forma for the Year Ended December 31, 2004
Pro forma net income (loss)	1,067,180	2,433,753	2,459,904	5,960,837	(459,000)	5,501,837
Interest	7,050	—	4,979	12,029	90,000	102,029
Taxes	711,000	1,623,000	1,640,000	3,974,000	(306,000)	3,668,000
Depreciation	51,708	—	136,851	188,559	—	188,559
Amortization of intangible assets	234,000	349,000	390,000	973,000	—	973,000
EBITDA	2,070,938	4,405,753	4,631,734	11,108,425	(675,000)	10,433,425

EBITDA Unaudited Pro Forma for the Nine Months Ended September 30, 2005
Pro forma net income (loss)	1,184,145	1,876,726	1,671,155	4,732,026	(1,011,898)	3,720,128
Interest	21,590	—	6,025	27,615	66,473	94,088
Taxes	789,000	1,251,000	1,115,000	3,155,000	(675,000)	2,480,000
Depreciation	47,830	—	186,625	234,455	—	234,455
Amortization of intangible assets	175,000	262,000	309,000	746,000	—	746,000
EBITDA	2,217,565	3,389,726	3,287,805	8,895,096	(1,620,425)	7,274,671

Discussion of Our Financial Information

Overview

Basic Care Networks, Inc. (formerly known as Format Health, Inc.) was incorporated on December 10, 2004 (date of inception) under the laws of the State of Delaware, for the purpose of acquiring and operating successful chains of multi-disciplinary clinics with a good record of past performance, developed managerial infrastructures, proven business models, and excellent potential for expansion. The initial phase of our business plan involves the acquisition of established chains, i.e., groups of clinics with multiple locations that have developed under dedicated management (often comprised of non-physicians) and that have grown in size and scope beyond solo and small group practices run by physicians who often manage their medical practice while also treating patients. We have entered into asset and stock purchase agreements to acquire three initial clinic chains located in Texas, Florida and New York, as described in greater detail elsewhere in this prospectus.

Results of Operations for the Nine Months Ended September 30, 2005 and Results of Operations from December 10, 2004 (Date of Inception) Through December 31, 2004, for Basic Care Networks, Inc. as the Holding Company

Revenue. Basic Care Networks, Inc. (the holding company) had no revenue in the year ended December 31, 2004 or the nine months ended September 30, 2005, because it is a holding company with no operations of its own.

Operating Expenses. Corporate overhead for Basic Care, as the holding company, increased by $770,000 from $83,000 for the period December 10, 2004 (date of inception) through December 31, 2004 to $853,000 for the nine months ended September 30, 2005 due to start-up costs, professional fees and costs and expenses of its current management team. Abandoned acquisition costs incurred at the holding company level totaled $406,000 for the nine months ended September 30, 2005. These expenses were incurred in pursuit of a proposed acquisition of a chain of clinics located in Tampa, FL that we did not consummate. Interest expense and financing costs incurred at the holding company level increased from $-0- for the period December 10, 2004 (date of inception) through December 31, 2004 to $218,000 for the nine months ended September 30, 2005, due to interest expense and financing costs payable on the debt incurred from private placements completed in 2005.

Net Loss. Net loss for Basic Care as the holding company increased $1,393,000 from $83,000 for the period December 31, 2004 (date of inception) through December 31, 2004 to $1,476,000 for the nine months ended September 30, 2005, due to start-up and operating costs, abandoned acquisition costs and interest expense and financing costs discussed above.

Liquidity and Capital Resources

The acquisition of three initial clinic chains will be consummated immediately following the closing of the proposed initial public offering. An initial cash outlay of $50 million is required in order to close the acquisitions, plus estimated closing costs of $795,000. Following the closing of the initial public offering, we intend to repay indebtedness consisting of $1.8 million in aggregate principal, plus accrued interest, under secured promissory notes issued to our bridge financing investors.

We funded our operations during 2005 (unaudited) through the sales of its common stock and 8% promissory notes and the exercise of warrants resulting in proceeds to us of approximately $1,771,000 of which $1,271,000 was received by September 30, 2005.

We expect to generate future cash flow from operations of the initial clinic chains, together with the expected available cash from the initial public offering to be sufficient to fund our business operations over the twelve months following the closing of the initial public offering. We believe that the net proceeds from this offering, together with our current cash and expected cash flow from operations will be sufficient to meet our currently planned operating requirements for at least the next 12 months. Accordingly, we believe that the resources available to us upon the closing of the offering will be sufficient to meet our short term liquidity requirements. However, we may choose to modify our planned operations, due to market conditions, competitive or other factors which could substantially increase our expenses or affect our revenues, in which case our liquidity would be adversely affected. Our liquidity would also be negatively affected by a decrease in demand for the services of the Owned Clinics and Managed Clinics, as well as our inability to collect accounts receivable. We have no material capital expenditures or other demands or contingencies expected to be incurred beyond the next 12 months, other than our  payments of $1.5 million that will become due in connection with our acquisition of the New York and Texas chains discussed below, and our outstanding secured promissory notes in the aggregate principal amount of $1.8 million. We also anticipate having an option to acquire an additional clinic in Florida from Gary Brown for an estimated $300,000.

If existing cash and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights senior to those associated with our common stock and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, or at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our acquisition program, marketing efforts, or internal growth strategy.

Basic Care Networks, Inc. has contractual payment obligations under agreements with three executives providing for base compensation totaling $675,000 per year.

Commencing with the closing of the initial clinic chains, we will have $1,500,000 of promissory notes payable in connection with two of our acquisitions of which $1,000,000 is due on July 31, 2006 and $500,000 is due one year from the closing of the acquisition of the Texas chain. In addition, a substantial portion of the anticipated purchase price for assets of Park Slope Management, LLC will be paid in the form of a promissory note issued by us to the seller. See “Summary of Terms of Purchase Agreements with the Initial Clinics.”

In addition, the purchase agreements for the New York , Florida and Texas chains provide for additional consideration which is contingent upon attaining certain financial milestones. There is no assurance that these milestones will be achieved. Accordingly, the contingent consideration has not been reflected in the purchase price for these acquisitions. We will also have obligations in connection with consulting agreements with our three initial clinic chain. See “Risk Factors - Future acquisitions may be unsuccessful and they and the initial acquisitions could expose us to liabilities.”

The contractual payment obligations of the initial clinic chains that were fixed and determinable as of December 31, 2005 were as follows:

Payments by Period	2006	2007	2008	2009	2010	After 2010
Operating Leases (1)	1,686,000	1,460,000	1,371,000	648,000	516,000	533,000
Other Contractual Obligations	715,000	422,000	375,000	275,000	275,000	—

Total:	2,401,000	1,882,000	1,746,000	923,000	791,000	533,000

(1)	Our operating leases consist of rental commitments under real property leases for facilities used by the Owned Clinics and Managed Clinics.

THE INITIAL CLINIC CHAINS

The selected pro forma financial information presented in the table below is derived from the respective audited financial statements of each of the initial clinic chains included elsewhere in this prospectus. The following discussion should be read in conjunction with the financial statements of the initial clinic chains and related notes appearing elsewhere in this prospectus.

For financial statement presentation purposes, as required by the rules and regulations of the Securities and Exchange Commission (“SEC”), Basic Care Networks, Inc. has been identified as the accounting acquirer.

Our proposed acquisitions have operated throughout the periods presented as independent, privately-owned entities (except for the physical medicine centers in the New York chain previously managed by Health Management Corporation of America, a subsidiary of Fonar Corporation), and their results of operations reflect varying tax structures (professional associations, professional corporations, limited liability companies and S corporations) which have influenced the historical level of owners’ compensation. No income tax expense is included in the historical financial statements presented below due to the tax status of the entities in each chain. Operating expenses as a percentage of revenues may not be comparable among the individual proposed acquisitions. In connection with our proposed acquisitions, certain owners of the entities to be acquired have agreed to adjustments to their compensation and related benefits. Such adjustments have been reflected as pro forma adjustments in the Unaudited Pro Forma Consolidated Statements of Income and in the terms of the employment agreements to be entered into between us and these individuals. For purposes of the following table, a "New Clinic" is one that has opened after January 1, 2003.

	Existing Clinics	New Clinics	Total Clinics
Clinic Revenue for the nine months ended September 30, 2005 (Unaudited)
Florida Chain	4,819,615	822,684	5,642,299
Texas Chain	10,554,177	—	10,554,177
New York Chain	8,258,149	1,139,000	9,397,149
	23,631,941	1,961,684	25,593,625

Clinic Revenue year ended December 31, 2004 (Unaudited)
Florida Chain	5,377,330	—	5,377,330
Texas Chain	13,726,029	—	13,726,029
New York Chain	11,120,000	1,320,000	12,440,000
	30,223,359	1,320,000	31,543,359

FLORIDA CHAIN RESULTS OF OPERATIONS

Statements of Income for the Periods Indicated Below

	Historical					Unaudited Pro Forma
	Years Ended December 31,			(Unaudited) Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2002	2003	2004	2004	2005	2004	2005
REVENUES, Net	$6,075,511	$5,118,281	$5,377,330	$4,012,575	$5,642,299	$5,377,330	$5,642,299

OPERATING EXPENSES
Clinic operating costs	3,052,003	2,658,446	2,855,948	2,094,981	2,553,072	2,855,948	2,553,072
Corporate overhead	185,470	189,823	357,755	191,129	796,662	357,755	796,662
Depreciation and amortization	107,711	59,152	51,708	28,542	47,830	285,708	222,830
Operating expenses before owner compensation	3,345,184	2,907,421	3,265,411	2,314,652	3,397,564	3,499,411	3,572,564
Owner compensation	1,498,555	1,515,000	1,494,569	1,202,000	809,140	100,000	75,000
TOTAL OPERATING EXPENSES	4,843,739	4,422,421	4,759,980	3,516,652	4,206,704	3,599,411	3,647,564

INCOME FROM OPERATIONS	1,231,772	695,860	617,350	495,923	1,435,595	1,777,919	1,994,735
OTHER INCOME (LOSS)	1,445	(5,103)	7,311			7,311
INTEREST INCOME (EXPENSE)	48,248	66,218	26,086	23,966	25,347	(7,050)	21,590

INCOME BEFORE PROVISION FOR INCOME TAXES	1,281,465	756,975	650,747	519,889	1,460,942	1,778,180	1,973,145

PROVISION FOR INCOME TAXES	—	—	—	—	—	711,000	789,000

NET INCOME	1,281,465	$756,975	$650,747	$519,889	$1,460,942	$1,067,180	$1,184,145

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net Income	1,281,465	756,975	650,747	519,889	1,460,942	1,067,180	1,184,145
Interest	(48,248)	(66,218)	(26,086)	(23,966)	(25,347)	7,050	21,590
Taxes	—	—	—	—	—	711,000	789,000
Depreciation and amortization	107,711	59,152	51,708	28,542	47,830	285,708	222,830
EBITDA	1,340,928	749,909	676,369	524,465	1,483,425	2,070,938	2,217,565
Owner compensation	1,498,555	1,515,000	1,494,569	1,202,000	809,140	100,000	75,000
EBITDA Plus Owner Compensation	2,839,483	2,264,909	2,170,938	1,726,465	2,292,565	2,170,938	2,292,565

Florida Chain Revenue by Clinic (Unaudited)

	Year Ended	Nine Months
	December 31,	Ended September 30,
	2004	2005
Hollywood, Florida	702,278	707,878
South Florida	1,548,908	1,258,387
Boynton Beach, Florida	988,187	668,676
Coral Springs, Florida	828,596	802,523
Lake Worth, Florida	45,180	—
Southeast MRI	583,003	756,600
Fort Myers, Florida	—	822,684
Neuro Massage Therapists	681,178	625,551

Total	5,377,330	5,642,299

Overview

The Florida chain of clinics consists of five Owned Clinics providing physical therapy and rehabilitation services, including the treatment of neuro-muscular skeletal injuries, in Boca Raton, Ft. Myers, and surrounding areas north of Miami, Florida.

Florida Chain Results of Operations for the Nine Months Ended September 30, 2005 and 2004.

Revenues. Revenues increased $1,629,000, or 41%, from $4,013,000 for the nine months ended September 30, 2004 to $5,642,000 for the nine months ended September 30, 2005. This increase was due in large part to the opening of a new location in Fort Myers, Florida that generated $822,684 in additional revenue (see chart above). This increase was also because extensive power failures from hurricanes forced the Florida chain to close some of its clinics for up to three weeks during 2004, while there were no such forced closures in 2005. We estimate that the closure resulted in a loss of revenue of approximately $350,000.

Operating Expenses. Total operating expenses increased $690,000, or 20%, from $3,517,000 for the nine months ended September 30, 2004 to $4,207,000 for the nine months ended September 30, 2005, primarily as a result of increased compensation expense, rent, clinic supplies and other costs related to the establishment of a new location in Fort Myers. Total operating expenses for the nine months ended September 30, 2004 and 2005 included remuneration and fringe benefits to the sole shareholder of the Florida chain totaling $1,202,000 and $809,000, respectively. Operating expenses before owners' compensation, which excludes the effect of remuneration and fringe benefits to the sole shareholder of the Florida chain, increased $1,083,000, or 47%, from $2,315,000 for the nine months ended September 30, 2004 to $3,398,000 for the nine months ended September 30, 2005, primarily as a result of increased rent, clinic supplies and other costs related to the establishment of a new location in Fort Myers, and increased marketing costs.

Net Income. Net income increased $941,000, or 181%, from $520,000 for the nine months ended September 30, 2004 to $1,461,000 for the nine months ended September 30, 2005, as a result of the increases in revenue and related profits from its existing facilities, the new facility contributed an additional $222,000 and the reduction in remuneration paid to the owner of the Florida chain of $393,000. Net income exclusive of owners' compensation increased $548,000, or 32% from $1,722,000 for the nine months ended September 30, 2004 to $2,270,000 for the nine months ended September 30, 2005, primarily as a result the opening of a new location in Fort Myers.

Florida Chain Results of Operations for the Years Ended December 31, 2004 and 2003.

Revenues. Revenues increased $259,000, or 5%, from $5,118,000 for the year ended December 31, 2003 to $5,377,000 for the year ended December 31, 2004. The increase was attributable to increased marketing and the opening of a Neuro Massage Therapy department. This increase was offset by the temporary closing of several clinics for three weeks in 2004 due to power failures caused by hurricanes.

Operating Expenses. Operating expenses increased $338,000, or 8%, from $4,422,000 for the year ended December 31, 2003 to $4,760,000 for the year ended December 31, 2004, primarily as a result of the salaries and other costs related to the opening of a Neuro Massage Therapy department. Total operating expenses for the years ended December 31, 2003 and 2004 included remuneration and fringe benefits to the sole shareholder of the Florida chain totaling $1,515,000 and $1,494,000, respectively. Operating expenses before owner compensation, which excludes the effect of remuneration and fringe benefits to the sole shareholder of the Florida chain, increased $358,000, or 12%, from $2,907,000 for the year ended December 31, 2003 to $3,265,000 for the year ended December 31, 2004, primarily as a result of increased rent, clinic supplies and other costs related to the establishment of the Neuro Massage Therapy department.

Net Income. Net income decreased $106,000, or 14%, from $757,000 for the year ended December 31, 2003 to $651,000 for the year ended December 31, 2004, as a result of the loss of revenue and profit due to the 2004 hurricane, and expenses in connection with the opening of the Neuro Massage Therapy department. Net income exclusive of owner compensation decreased $127,000, or 6% from $2,272,000 for the year ended December 31, 2003 to $2,145,000 for the year ended December 31, 2004, primarily as a result of the factors discussed above aside from owner compensation.

Florida Chain Results of Operations for the Years Ended December 31, 2003 and 2002.

Revenues. Revenues decreased $957,000, or 15.8%, to $5,118,000 for the year ended December 31, 2003 from $6,075,000 for the year ended December 31, 2002. The decrease was due to the closure of a clinic in Fort Worth, Florida.

Operating Expenses. Operating expenses decreased $422,000, or 8.7%, to $4,422,000 for the year ended December 31, 2003 from $4,844,000 for the year ended December 31, 2002, primarily as a result of a reduction of the salaries and other costs in the clinic closure in Fort Worth.

Net Income. Net income decreased $524,000, or 40.9%, to $757,000 for the year ended December 31, 2003 from $1,281,000 for the year ended December 31, 2002 as a result of the loss of revenue and profit due to the elimination of a clinic. Net income plus owner compensation decreased $508,000, or 18.3% from $2,780,000 for the year ended December 31, 2003 to $2,272,000 for the year ended December 31, 2002, primarily as a result of the factors discussed above aside from owner compensation.

Florida Chain Liquidity and Capital Resources

During the last two years, including the nine months ended September 30, 2005 (unaudited), the Florida chain’s primary source of cash was from profits generated from the operating activities of the business. During the last two years and nine months ending September 30, 2005, substantially all of the cash flows from operating activities were distributed to the shareholders. Management expects that the Florida chain will be able to generate sufficient future cash flow from operations to fund the chain’s business operations over the twelve months following the closing of the initial public offering. Management believes that the expected cash from operation of the Florida chain, will be sufficient to meet the currently planned operating requirements of the chain for at least the next 12 months. Accordingly, we believe that the resources available to the chain upon the closing of the offering will be sufficient to meet the chain’s short term liquidity requirements. However, Basic Care may choose to modify the planned operations of the chain, such as open new locations or add services, in response to market conditions, competition or other factors. These modifications could substantially and temporarily increase expenses or affect revenues, in which case liquidity would be adversely affected. Liquidity would also be negatively affected by a decrease in demand for the services of the Florida chain, as well as the chain’s inability to collect accounts receivable. We anticipate that the Florida chain will not incur any material capital expenditures or other demands or contingencies within the next 12 months.

TEXAS CHAIN - RESULTS OF OPERATIONS

Texas Chain Statements of Income for the Periods Indicated Below

	Historical					Unaudited Pro Forma
	Years Ended December 31,			Unaudited Nine Months Ended September 30,		Year Ended Dec 31,	Nine Months Ended September 30,
	2002	2003	2004	2004	2005	2004	2005
REVENUES, Net	$12,214,026	$13,677,662	$13,726,029	$10,497,711	$10,554,177	$13,726,029	$10,554,177

OPERATING EXPENSES
Clinic operating costs	7,686,435	8,748,107	8,769,465	6,486,123	6,654,340	8,769,465	6,654,340
Corporate Overhead	496,098	379,534	280,811	188,271	307,111	280,811	307,111
Depreciation and amortization	212,340	332,539	347,950	265,171	265,879	349,000	262,000
Operating expenses before owners compensation	8,394,873	9,460,180	9,398,226	6,939,565	7,227,330	9,399,276	7,223,451
Owners compensation	2,775,000	2,961,000	2,369,000	1,826,000	1,556,000	270,000	203,000
TOTAL OPERATING EXPENSES	11,169,873	12,421,180	11,767,226	8,765,565	8,783,330	9,669,276	7,426,451

INCOME FROM OPERATIONS	1,044,153	1,256,482	1,958,803	1,732,146	1,770,847	4,056,753	3,127,726

INTEREST EXPENSE	17,360	12,803	9,046	6,155	13,742	—	—

INCOME BEFORE PROVISION FOR INCOME TAXES	1,026,793	1,243,679	1,949,757	1,725,991	1,757,105	4,056,753	3,127,726

PROVISION FOR INCOME TAXES	—	—	—	—	—	1,623,000	1,251,000

NET INCOME	1,026,793	$1,243,679	$1,949,757	$1,725,991	$1,757,105	$2,433,753	$1,876,726

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net Income	1,026,793	$1,243,679	$1,949,757	$1,725,991	$1,757,105	$2,433,753	$1,876,726
Interest	17,360	12,803	9,046	6,155	13,742	—	—
Taxes	—	—	—	—	—	1,623,000	1,251,000
Depreciation and amortization	212,340	332,539	347,950	265,171	265,879	349,000	262,000
EBITDA	1,256,493	$1,589,021	$2,306,753	$1,997,317	$2,036,726	$4,405,753	$3,389,726
Owners Compensation	2,775,000	2,961,000	2,369,000	1,826,000	1,556,000	270,000	203,000
EBITDA plus Owners Compensation	$4,031,493	$4,550,021	$4,675,753	$3,823,317	$3,592,726	$4,675,753	$3,592,726

Texas Chain Revenue by Clinic (Unaudited)

	Year Ended	Nine Months
	December 31,	Ended September 30,
	2004	2005
Kingsley Medical Clinic, P.A.	1,768,470	1,190,538
303 Medical Clinic, P.A.	1,254,241	916,106
Bruce E. Wardle’, D.O., P.A.	1,972,371	1,250,415
Iberia Medical Clinic, P.A.	1,966,403	2,002,859
Lake June Medical Center, P.A.	1,730,673	1,302,307
Red Bird Urgent Care Clinic, P.A.	1,650,107	1,147,627
O’Connor Medical Center, P.A.	949,881	777,393
Northside Medical Clinic, P.A.	349,119	124,742
Ft. Worth Rehabilitation, Inc. and Rehabilitation Physicians Network, Inc.	2,084,764	1,842,190
Total	13,726,029	10,554,177

Overview

The Texas chain of clinics consists of ten Managed Clinics providing urgent care, family practice, rehabilitation and physical therapy services, in the greater Dallas-Ft. Worth area. Further details about these initial clinic chains are discussed elsewhere in this prospectus, including supporting schedule for Unaudited Pro Forma Balance Sheet Adjustment Number 5. Up to the date of our acquisition of the Texas chain, it has been owned and operated by its sole shareholder. From and after the date of acquisition, it will be managed by our wholly-owned subsidiary, Basic Health Care Networks of Texas, L.P., under a management services agreement.

Texas Chain Results of Operations for the Nine Months Ended September 30, 2005 and 2004.

Revenues. Revenues slightly increased by $56,000, or 0.5%, from $10,498,000 for the nine months ended September 30, 2004 to $10,554,000 for the nine months ended September 30, 2005. In Texas, due to changing worker’s compensation laws and reimbursement environment, the Texas chain’s rehabilitation clinics experienced a decrease in general worker’s compensation cases and revenue. However, because two clinics in the Texas chain are accredited by the Commission of the Accreditation of Rehabilitation Facilities (CARF), an international nonprofit accrediting body that provides accreditation in the human services fields focusing on the areas of rehabilitation, employment and community, child and family, and aging services, the Texas chain was able to maintain its revenue. As a result of the offsetting increase in special (i.e., CARF) workers’ compensation revenue, overall revenue of the Texas chain’s physical therapy and rehabilitation centers increased, which also contributed to an increase in the overall revenue of the Texas chain.

Operating Expenses. Operating expenses remained relatively the same from $8,766,000 for the nine months ended September 30, 2004 to $8,783,000 for the nine months ended September 30, 2005. Total operating expenses for the nine months ended September 30, 2004 and 2005 included remuneration and benefits to the sole shareholder of the Texas chain totaling $1,826,000 and $1,556,000, respectively. Operating expenses before owner compensation, which excludes the effect of remuneration and benefits to the sole shareholder of the Texas chain, increased $287,000, or 4%, from $6,940,000 for the nine months ended September 30, 2004 to $7,227,000 for the nine months ended September 30, 2005, primarily as a result of an increase in corporate office expenses an increase in rent, clinic supplies and other clinic operating expenses.

Net Income. Net income increased $31,000 from $1,726,000 for the nine months ended September 30, 2004 to $1,757,000 for the nine months ended September 30, 2005, primarily as a result of a slight increase in revenue, a decrease in operating expenses offset by an increase in owner compensation paid to the sole shareholder of the Texas chain discussed above. Net income exclusive of owners compensation decreased $239,000, or 7% from $3,552,000 for the nine months ended September 30, 2004 to $3,313,000 for the nine months ended September 30, 2005, for the reasons discussed above other than owner compensation.

Texas Chain Results of Operations for the Years Ended December 31, 2004 and 2003.

Revenues. Revenues increased by $48,000 from $13,678,000 for the year ended December 31, 2003 to $13,726,000 for the year ended December 31, 2004, primarily as a result of increased revenues from its specialty rehabilitation revenue, i.e., work hardening therapy. As a result of the offsetting increase in special (i.e., CARF) workers compensation revenue, overall revenue of the Texas chain’s physical therapy and rehabilitation centers increased, which also contributed to an increase in the overall revenue of the Texas chain.

Operating Expenses. Operating expenses decreased $654,000, or 4%, from $12,421,000 for the year ended December 31, 2003 to $11,767,000 for the year ended December 31, 2004, primarily as a result of a decreased owner compensation of approximately $592,000. Included in corporate overhead is remuneration and benefits to the sole shareholder of the Texas chain totaling $2,961,000 and $2,369,000 for the years ended December 31, 2003 and 2004, respectively. Operating expenses before owner compensation, which excludes the effect of remuneration and benefits to the sole shareholder of the Texas chain, decreased $62,000, or 0.7%, from $9,460,000 for the year ended December 31, 2003 to $9,398,000 for the year ended December 31, 2004, primarily as a result of a decrease in corporate office expenses.

Net Income. Net income increased $706,000, or 57%, from $1,244,000 for the year ended December 31, 2003 to $1,950,000 for the year ended December 31, 2004, primarily as a result of reduced corporate overhead related to remuneration paid to the sole shareholder of the Texas chain discussed above. Net income plus owners’ compensation increased approximately $114,000 from $4,205,000 for the year ended December 31, 2003 to $4,319,000 for the year ended December 31, 2004, for the reason discussed above.

Texas Chain Results of Operations for the Years Ended December 31, 2003 and 2002.

Revenues. Revenues increased by $1,464,000 to $13,678,000 for the year ended December 31, 2003 from $12,214,000 for the year ended December 31, 2002 due to the increased revenue from Ft. Worth Rehabilitation and Rehabilitation Physicians Network.

Operating Expenses. Operating expenses increased $1,251,000, or 11.2%, to $12,421,000 for the year ended December 31, 2003 from $11,170,000 for the year ended December 31, 2002, primarily as a result of a increased salaries and related costs in the work hardening clinics.

Net Income. Net income increased $217,000, or 21.1%, to $1,244,000 for the year ended December 31, 2003 from $1,027,000 for the year ended December 31, 2002, primarily as a result of increases in net income of Ft. Worth Rehabilitation and Rehabilitation Physicians Network. Net income plus owner compensation increased $403,000, or 10.6% to $4,205,000 for the year ended December 31, 2003 from $3,802,000 for the year ended December 31, 2002, primarily as a result of the factors discussed above aside from owner compensation.

Texas Chain Liquidity and Capital Resources

During the last two years, including the nine months ended September 30, 2005 (unaudited), the Texas chain’s primary source of cash was from profits generated from the operating activities of the business. Management expects that the Texas chain will be able to generate sufficient future cash flow from operations to fund the chain’s business operations over the twelve months following the closing of the initial public offering. Management believes that the expected cash from operation of the Texas chain, will be sufficient to meet the currently planned operating requirements of the chain for at least the next 12 months. Accordingly, we believe that the resources available to the chain upon the closing of the offering will be sufficient to meet the chain’s short term liquidity requirements. However, Basic Care may choose to modify the planned operations of the chain, such as open new locations or add services, in response to market conditions, competition or other factors. This could substantially and temporarily increase expenses or affect revenues, in which case liquidity would be adversely affected. Liquidity would also be negatively affected by a decrease in demand for the services of the Texas chain, as well as the chain’s inability to collect accounts receivable. We anticipate that the Texas chain will not incur any material capital expenditures or other demands or contingencies within the next 12 months.

NEW YORK CHAIN - RESULTS OF OPERATIONS

New York Chain Statements of Income for the Periods Indicated Below

	Historical					(Unaudited) Pro Forma
	Year s Ended December 31,			(Unaudited) Nine Months Ended September 30,		Year Ended December 31,	Nine Months Ended September 30,
	2002	2003	2004	2004	2005	2004	2005
REVENUES, Net	$10,605,000	$11,250,000	$12,440,000	$9,315,000	$9,397,149	$12,440,000	$9,397,149

OPERATING EXPENSES
Clinic operating costs	5,498,552	6,427,355	6,825,225	5,220,076	5,471,529	6,825,225	5,521,483
Corporate Overhead	943,695	812,801	893,894	622,863	833,440	668,041	354,611
Depreciation and amortization	808,370	790,826	770,428	601,190	566,501	526,851	495,625
Operating expenses before owners compensation	7,250,617	8,030,982	8,489,547	6,444,129	6,871,470	8,020,117	6,371,669
Owners compensation	1,940,794	1,877,772	2,003,509	1,440,329	1,193,107	315,000	236,000
TOTAL OPERATING EXPENSES	9,191,411	9,908,754	10,493,056	7,884,458	8,064,577	8,335,117	6,607,669

INCOME FROM OPERATIONS	1,413,589	1,341,246	1,946,944	1,430,542	1,332,572	4,104,883	2,789,480
					2,700		2,700
INTEREST EXPENSE	(110,622)	(10,012)	(7,830)	(6,416)	(62,388)	(4,979)	(6,025)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,302,967	1,331,234	1,939,114	1,424,126	1,272,884	4,099,904	2,786,155

PROVISION FOR INCOME TAXES	(18,443)	56,789	79,574	58,326	48,000	1,640,000	1,115,000

NET INCOME	1,321,410	$1,274,445	$1,859,540	$1,365,800	$1,224,884	$2,459,904	$1,671,155

Earnings Before Interest, Taxes, Depreciation and Amortization: (EBITDA)
Net Income	1,321,410	1,274,445	1,859,540	1,365,800	1,224,884	2,459,904	1,671,155
Interest	110,622	10,012	7,830	6,416	62,388	4,979	6,025
Taxes	(18,443)	56,789	79,574	58,326	48,000	1,640,000	1,115,000
Depreciation and amortization	808,370	790,826	770,428	601,190	566,501	526,851	495,625
EBITDA	2,221,959	2,132,072	2,717,372	2,031,732	1,901,773	4,631,734	3,287,805
Owners Compensation	1,940,794	1,877,772	2,003,509	1,440,329	1,193,107	315,000	236,000
EBITDA plus Owners Compensation	4,162,753	4,009,844	4,720,881	3,472,601	3,094,880	4,946,734	3,523,805

New York Chain Revenue by Management Agreement (Unaudited)

	Year Ended	Nine Months
	December 31,	Ended September 30,
	2004	2005
United (Brooklyn, NY)	$2,540,000	$1,710,000
Grand Central (New York, NY)	1,320,000	775,000
Park Slope (Brooklyn, NY)	—	364,000
Hempstead (Long Island, NY)	2,340,000	1,784,000
Bellmore and Deer Park (Long Island, NY)	3,420,000	2,580,000
Elmhurst (Queens, NY)	1,620,000	1,249,000
Riverdale (Bronx, NY)	1,200,000	935,000
Total	$12,440,000	$9,397,000

Overview

The New York chain consists of Health Plus Management Services, LLC, Grand Central Management Services, LLC, Park Slope Management Associates, LLC and United Healthcare Management, LLC. These management companies together manage eight physical therapy and rehabilitation clinics located on Long Island and in New York City (shown above). The entire group has one common operational manager. Accordingly, our management believes that discussing the New York chain’s results of operations and liquidity and capital resources on a combined basis is most meaningful and informative.

New York Chain Results of Operations for the Nine Months Ended September 30, 2005 and 2004.

Revenues. Revenues increased $82,000, or 9%, from $9,315,000 for the nine months ended September 30, 2004 to $9,397,000 for the nine months ended September 30, 2005, primarily as a result of a new management agreement for a clinic located in Park Slope, New York. The new management agreement added $364,000 in revenue during 2005. Management contracts are renegotiated each year and increase or decrease based on the growth of our then current and expected costs and levels of activity with respect to the managed clinics.

Operating Expenses. Operating expenses increased by $180,000, or 2.2%, from $7,885,000 for the nine months ended September 30, 2004 to $8,065,000 for the nine months ended September 30, 2005, primarily as a result of salaries and expenses amounting to $515,000 related to the new management agreement and increased costs related to the management of the Grand Central facility and the new Park Slope facility, including the addition of collection personnel, hiring of a marketing manager and increased patient transportation costs. These increased expenses were offset by a $247,000 reduction in remuneration to the owners of the management companies in the New York chain. Included in operating expenses was remuneration and benefits to the owners of each company totaling $1,193,000 and $1,440,000 for the nine months ended September 30, 2005 and 2004, respectively. Operating expenses before owner compensation, which excludes the effect of remuneration and benefits to the shareholders of the New York chain, increased $428,000, or 7%, from $6,444,000 for the nine months ended September 30, 2004 to $6,872,000 for the nine months ended September 30, 2005, primarily as a result of salaries and expenses related to the opening of the Park Slope location.

Net Income. Net income decreased $141,000, or 10%, from $1,366,000 for the nine months ended September 30, 2004 to $1,225,000 for the nine months ended September 30, 2005, primarily as a result of additional operating expenses of Grand Central, as well as the newly opened Park Slope location at which operating expenses exceeded revenue during the same period resulting in a net loss from Park Slope. Net income plus owners compensation decreased $388,000, or 14% from $2,806,000 for the nine months ended September 30, 2004 to $2,418,000 for the nine months ended September 30, 2005, for the reasons discussed above, including increased operating expenses due to the opening of Park Slope.

New York Chain Results of Operations for the Years Ended December 31, 2004 and 2003.

Revenues. Revenues increased $1,190,000 or 11%, from $11,250,000 for the year ended December 31, 2003 to $12,440,000 for the year ended December 31, 2004. Revenue was higher in 2004 due to negotiated increases in management fee contracts and due to the benefit of a full year of operations for the Grand Central location in 2004, as compared to only six months of operations in 2003. Management contracts are renegotiated each year and increase or decrease based on the growth of our then current and expected costs and levels of activity with respect to the managed clinics. Management fees realized from the Grand Central location increased revenues by $870,000 for the year ended 2004.

Operating Expenses. Operating expenses increased by $584,000 from $9,909,000 for the year ended December 31, 2003 to $10,493,000 for the year ended December 31, 2004, primarily as a result of the hiring of more employees to support the new Grand Central management contract that was in effect for a full year during 2004 instead of only six months for the 2003 contract. Included in operating expenses is remuneration and benefits to the shareholders of the management companies in the New York chain totaling $1,878,000 and $2,004,000 for the years ended December 31, 2003 and 2004, respectively.

Net Income. Net income increased $586,000 from $1,274,000 for the year ended December 31, 2003 to $1,860,000 for the year ended December 31, 2004, primarily as a result of the increase in net income from the Grand Central management agreement. Grand Central had an increase in net income of $522,000 from $235,000 for the period ended December 31, 2003 to $757,000 for the year ended December 31, 2004.

New York Chain Results of Operations for the Years Ended December 31, 2003 and 2002.

Revenues. Revenues increased $645,000 or 6.1%, to $11,250,000 for the year ended December 31, 2003 from $10,605,000 for the year ended December 31, 2002. Revenue was higher in 2003 due to increases in management fee contracts at Grand Central and United locations.

Operating Expenses. Operating expenses increased by $718,000 to $9,909,000 for the year ended December 31, 2003 from $9,191,000 for the year ended December 31, 2002, primarily as a result of the hiring of more employees to support the new Grand Central and United’s management contract.

Net Income. Net income decreased $47,000 to $1,274,000 for the year ended December 31, 2003 from $1,321,000 for the year ended December 31, 2002, primarily as a result of the increases in operating costs relating to the Grand Central and United management services agreements. Net income plus owner compensation decreased $110,000, to $3,152,000 for the year ended December 31, 2003 from $3,262,000 for the year ended December 31, 2002, primarily as a result of the factors discussed above aside from owner compensation.

New York Chain Liquidity and Capital Resources

During the last two years, including the nine months ended September 30, 2005 (unaudited), the New York chain’s primary source of cash was from profits generated from the operating activities of the business. During the last two years and nine months ended September 30, 2005, substantially all of the cash flows from operating activities were disturbed to the owners. Management expects that the New York chain will be able to generate sufficient future cash flow from operations to fund the chain’s business operations over the twelve months following the closing of the initial public offering. Management believes that the expected cash from operation of the New York chain, will be sufficient to meet the currently planned operating requirements of the chain for at least the next 12 months. Accordingly, we believe that the resources available to the chain upon the closing of the offering will be sufficient to meet the chain’s short term liquidity requirements. However, Basic Care may choose to modify the planned operations of the chain, such as open new locations or add services, in response to market conditions or competitive or other factors. This could substantially and temporarily increase expenses or affect revenues, in which case liquidity would be adversely affected. Liquidity would also be negatively affected by a decrease in demand for the services of the New York chain, as well as the chain’s inability to collect accounts receivable. We anticipate that the New York chain will not incur any material capital expenditures or other demands or contingencies within the next 12 months.

Quantitative and Qualitative Disclosures About Market Risk

According to the U.S. Bureau of Labor Statistics, the rate of inflation for health care costs in the U.S. has exceeded the rate of general rate of inflation which has averaged 2.5% over the past four years. Nonetheless, due to its relatively low levels in recent years, management believes that inflation does not currently have any material effect on our operations and financial results.

Recent Accounting Pronouncements

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6.”) EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the financial position or results of its operations.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB No. 3.” This statement requires retrospective application of prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine the period specific effects, or the cumulative effect of the change. This pronouncement will be effective December 15, 2005. Currently, the Company does not have changes in accounting principle. The adoption of SFAS No. 154 will not have an impact on the Company’s financial position or results of its operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued its final standard on accounting for share-based payments (“SBP”), FASB Statement No. 123(R) (revised 2004), Share-Based Payment. The statement requires companies to expense the value of employee stock options and similar awards. Under FAS 123(R), SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The effective date for public companies is annual periods beginning after June 15, 2005, and FAS 123(R) is applied to all outstanding and unvested SBP awards at a company’s adoption. Management does not anticipate that this statement will have a significant impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” This Statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS No. 153 should be applied prospectively. Management does not anticipate that this statement will have a significant impact on the Company’s financial statements.

In October 2004, the FASB ratified the consensus reached in Emerging Issues Task Force (“EITF”) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.” The EITF states that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004.  The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In September 2005, the FASB ratified the EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In September 2005, the FASB ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”, which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in stockholder’s equity for book purposes, but as a liability for income tax purposes) and, if so, whether that basis difference is a temporary difference under SFAS Statement No. 109, Accounting for Income Taxes. This issue does not have an effect on our financial position or results of operations since we do not currently have any convertible debt instruments

In April 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 provides clarification of certain sections of FASB Statement No. 143, “Accounting for Asset Retirement Obligations.” Specifically, FIN No. 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company’s unaudited financial position, results of operations or cash flows.

In January 2003, as revised December 2003, the FASB issued FIN 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at the risk for the entity to finance its activities without additional financial support from other parties. FIN 46 was to be applied to all variable interest entities by the end of the first reporting period ending after December 31, 2004, for enterprises that are small business issuers. Application of FIN No. 46R is required in financial statements of public entities that have interests in VIEs, or potential VIEs, commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public small business issuers' entities is required in all interim and annual financial statements for periods ending after December 15, 2004. The adoption of this pronouncement did not have a material effect on the Company's consolidated financial statements.

In May 2004, the FASB issued FASB Staff Position 106-2. “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”), which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 supersedes FSP 106-1 and is effective for interim or annual reporting periods beginning after June 15, 2004. The adoption of FSP 106-2 did not have an impact of the Company’s financial condition or results of operations.

Critical Accounting Estimates

Revenue Recognition

The New York chain has long-term management agreements with eight medical clinics organized as New York professional corporations. The New York chain’s agreements with the clinics stipulate that fees for services rendered are primarily calculated at a fixed fee per month, renegotiated at the anniversary of the agreement and each year thereafter. Revenue is recognized under each management contract on a monthly basis equal to the lower of the fixed fee or the net realizable amount.

Revenues for the Florida and Texas chains are recognized in the period in which services are rendered. Net patient revenues are reported at the estimated net realizable amounts from insurance companies, third-party payors, patients and others for services rendered. The Florida and Texas chains have agreements with third-party payors that provide for payments at amounts different from its established rates. The Florida and Texas chains determine allowances for doubtful accounts based on the specific agings and payor classifications at each clinic, and contractual adjustments based on the terms of payor contracts and historical experience. Patient revenues are shown net of contractual adjustments in the statement of income. Net patient revenue includes only those amounts each chain estimates to be collectible. Management individually reviews all relevant billing and collection information and based on an assessment of this information estimates the amount of the realizable patient revenue.

Management Fee Receivable and Accounts Receivable

The New York chain’s receivables from the clinics consist of fees outstanding under management agreements with eight clinics organized as New York professional corporations. Payment of the outstanding fees is dependent upon collection by the clinics of fees from third-party medical reimbursement organizations, principally insurance companies and health management organizations. The management fee receivable is collateralized by substantially all of the assets of each clinic including each clinic’s accounts receivable from third-party payors.

Collection of its management fee receivable may be impaired by the uncollectibility of each clinic’s medical fees from third-party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims, due to longer payment cycles and rigorous informational requirements. The New York chain considers the aging of its management fee receivable in determining the amount of allowance for doubtful accounts and takes all legally available steps to collect its receivable.

For the Florida and Texas chains the allowance for contractual adjustments and doubtful accounts is an estimate which is established through charges to revenue. Accounts which are determined to be uncollectible are charged against the allowance and any subsequent recoveries are credited to the allowance for doubtful accounts. Management’s judgment in determining the adequacy of the allowance is based upon several factors which may include, but may not be limited to, historical collection percentage, analysis of delinquent accounts, the nature and volume of the accounts including the analysis of reimbursement rates, the payment histories of the accounts and management’s judgment with respect to current economic conditions. Based on these factors, it is reasonably possible that management’s estimate of the provision for allowance for doubtful accounts could change in the near term.

Goodwill and Other Intangible Assets

The Company has adopted SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and other Intangible Assets.” SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination must be recognized as assets separate from goodwill. SFAS No. 142 addressed the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 also addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. This statement provides that intangible assets with indefinite lives and goodwill will not be amortized but will be tested at least annually for impairment. If impairment is indicated then the asset will be written down to its fair value typically based upon its future expected discounted cash flows. Intangible assets of consist of acquired management contracts, which are being amortized over their estimated economic life of ten years. The value allocated to the identifiable intangible assets and goodwill are $10,106,000 and $30,318,000, respectively. These allocations are preliminary and are based on management's estimates. Final allocations may result in a larger allocation to identifiable intangible assets which would have the effect on increasing pro forma amortization expense.

Impairment of Long-Lived Assets and Long-Lived Assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”) addresses financial and accounting reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS 121. “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” it retains many of the fundamental provisions of that statement. SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business.

The Company reviews long-lived assets, including amounts allocated to intangible assets, for impairment when certain events or circumstances indicate that the related amounts might be impaired. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

Off-Balance Sheet Arrangements

Since inception, we have not engaged in any off-balance sheet activities, including the use of structured finance, special purpose entities, or variable interest entities.

BUSINESS

Overview

We are a newly established basic health care services holding company. Our objective is to acquire and operate successful chains of basic health care clinics, and with the leadership of expert management, add value to them by raising capital in order to: diversify among payors and geographies, enhance consumer-directed marketing, achieve internal growth by strategic roll-out of new units and new services, develop local area networks, deliver cost-effective quality care, and form strategic relationships with health care organizations. Concurrently with the closing of the offering made by this prospectus and the acquisitions, we will operate three chains of medical clinics operating in twenty-four locations in New York, Florida and Texas. Throughout this prospectus we refer to these chains as the “initial clinic chains” or the “initial clinics.” See “Acquisition of Initial Clinic Chains” on page 22 of this prospectus. We refer to a “chain” as a group of medical clinics with multiple locations within a geographic area that are operating under the same management.

Our concept of “basic care” or “basic health care” encompasses “primary care” services, such as family and general practice, internal medicine, and pediatrics, as well as physical therapy, rehabilitation and other basic services. We view the basic health care arena as more consumer-driven than other health care specialties, because basic care consumers seek treatment on their own accord. In contrast, patient flow for specialists is almost entirely dependent on referrals from other practitioners; consumers generally do not realize when and from what type of specialist they must seek treatment until they have been diagnosed by a primary care physician. As a result, basic care tends to serve as an entry point, and basic care practitioners often act as gatekeepers, to the medical system.

We will provide basic health care services through (i) medical clinics to be acquired by us in the transactions described above and in this prospectus, referred to as “Owned Clinics,” and (ii) medical clinics that we exclusively manage in states that prohibit the corporate ownership of medical clinics, referred to as “Managed Clinics.” The Owned Clinics and Managed Clinics we will initially acquire, which are referred to generically as the “Clinics,” are organized into three separate regionally-managed chains. The Clinics within each chain utilize the same billing and collection system, treatment protocols, marketing and other managerial functions. These Clinics currently provide physical therapy and rehabilitation services, and in Texas, urgent care and family practice. Wherever practicable, we plan to expand the range of services offered within each chain.

Basic Care was formed in Delaware in 2004 for the purpose of acquiring and operating successful chains of multi-disciplinary clinics with an established record of past performance, developed managerial infrastructures, proven business models, and excellent potential for expansion. The initial phase of our business plan involves our acquisition and management of successful established chains, i.e., groups of clinics with multiple locations that have developed under dedicated management (often comprised of non-physicians) and that have grown in size and scope beyond solo and small group practices run by physicians who often manage their medical practice while also treating patients.

Upon the closing of the offering and acquisitions, we will immediately derive revenue and earnings from the Owned Clinics and Managed Clinics. During the first nine months of 2005, the New York, Florida and Texas initial clinic chains generated unaudited pro forma revenue of $9,397,149, $5,642,299 and $10,554,177, respectively. During that time period, these chains generated an unaudited pro forma EBITDA of $3,287,805, $2,217,565 and $3,389,726, respectively. See page 38 for calculations of EBITDA.

We plan to pursue an acquisition program to diversify with respect to geographic areas and payors. Once we have acquired a chain within a given geographic area, our goal is to provide a sufficient number of locations to provide full coverage for patients within the area, and to develop a sufficient range of services so that the chains can operate on a cost-effective basis relative to our competitors. Our management believes that if we are able to achieve sufficient density and coverage, and offer a broad base of cost-effective services, that there are potential opportunities to enter into profitable managed care contracts and/or joint ventures with health maintenance organizations, preferred provider organizations and other health care organizations.

We are more like a retail business that will offer basic health care services to consumers, and our approach differs from conventional physician practice management companies in the following respects:

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Our patient flow will be retail-driven. We will derive patient flow from physical presence, marketing and advertising, not from pre-existing doctor-patient relationships or referrals from other providers to our physicians. In addition, our initial strategy does not rely heavily on managed care or insurance to develop patient flow and build our network; we intend to develop patient flow independent of third-party payors.

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We will market directly to our target consumers. We intend to market directly to our target consumers through radio, television and print advertisements. Moreover, we plan to position the clinics in our chains in visible high-traffic areas to increase public awareness of our locations, and to make it convenient for our consumers to access the clinics. For instance, in the Texas chain most new patients originate from walk-in traffic, many of whom need immediate primary care when their family doctors are not available or they do not have a family physician. Our initial target consumers are generally patients who need or desire convenience, who in some cases need immediate access, who do not have a regular primary care physician, or who might lack suitable provider alternatives.

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Our approach to health care is consumer-focused. Our distinguishing feature, among various health care alternatives available to the consumer, is that in addition to a broad range of basic health care services, we intend to offer convenience, walk-in accessibility and multi-lingual capabilities. Unlike specialty clinics that tend to cluster near hospitals, we will operate in multiple “retail” locations that are adapted to serve the local communities in which they are based. For instance, the Texas clinics are located in predominantly Spanish-speaking neighborhoods, and have physicians and staff that are capable of consulting, treating and interacting with patients in Spanish.

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Our management structure will be decentralized. Each of the geographic markets will be managed relatively autonomously by regional managers who have in-depth knowledge of their specific market. Where possible, we intend to retain the pre-acquisition managers of the chains we acquire, and provide them with performance-based incentives. We do not intend to fundamentally alter the manner in which our chains are managed, once acquired. We intend to add services and accelerate new unit growth, as appropriate in each market. Our executive management, on the other hand, is responsible for corporate-level financing, executing our acquisition program, and implementing our strategy relating to the rollout and addition of new units and services.

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Our focus is on basic care rather than specialty care. We intend to acquire clinic chains and build a network offering basic care services, rather than acquiring specialty groups. Our management believes that demographic trends and changes in the health care system will provide opportunities for internal growth of our basic care network, because the overall size of our target market is expected to grow. In addition, our management believes basic care clinics are generally better positioned to enhance operating efficiencies than specialty care clinics; basic care clinics can add a broad range of different services whereas specialty care clinics are limited to adding ancillary services specifically relating to their specialty.

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We target chains with proven roll-out potential. Our acquisition strategy specifically targets clinic chains that have a proven ability to open profitable new locations. These target chains are likely to be medical businesses with a functional division between those that manage the chain (managers) and those that provide medical services (physicians). Our management believes this approach delivers several benefits: (i) the success of the acquired chain will not be dependent on the retention of practicing physicians, who in the event of their departure would be difficult or impracticable to replace, as opposed to managers devoted solely to management, and (ii) since these target chains have already proven that they can be managed with the addition of new locations, our acquired chains are more likely to be successful at managing growth through the continued addition of new locations.

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Our growth strategy involves both acquisitions and internal growth. Our strategy for growth does not rely solely on acquisition of clinics. In addition to our acquisition program, we intend to pursue internal growth opportunities and enhance efficiencies within acquired chains by adding new locations and expanding service offerings at our chains by adding high value-added ancillary services and/or facilities.

Our founder and chief executive officer, Robert S. Goldsamt, established American Medicorp, Inc. in 1968, a New York Stock Exchange listed firm, which became one of the largest operators of acute-care hospitals in the U.S. before it was acquired by Humana Corporation in 1977. We believe our management team has the necessary experience and expertise to implement our strategy successfully of expanding into markets with favorable business and regulatory environments.

About Our Industry

The health care industry is one of the largest and fastest growing segments of the U.S. economy. The Center for Medicaid and Medicare Services (CMMS) estimates that national health care spending increased from $246 billion in 1980 to approximately $1.9 trillion in 2005. Expressed as a percentage of GDP, CMMS has reported that national health care spending has increased from 8.8% of GDP in 1980 to an estimated 15.7% of GDP in 2005. In 2003, according to CMMS, approximately $1.065 trillion, or 54%, of total health care expenditures were spent on the following categories: $515.9 billion (31%) on hospital care, and $369.7 billion (23%) on physician and clinical services. CMMS also projected that national health care spending will reach $3.6 trillion by 2014, which represents an average annual growth rate of 7.1% over the next ten years. CMMS also projects that health care spending will reach 18.7% of GDP by 2014.

Health care spending in the U.S. comes from private and governmental sources. According to the Employee Benefit Research Institute, funds from private sources accounted for $777.9 billion, representing 54.7% of total health spending in 2001. According to the U.S. Census Bureau, in 2004 approximately 59.8% of Americans were covered by a health insurance plan provided by their employer. According to CMMS, in 2004 Medicare and Medicaid together paid approximately 33% of health care expenditures, while private insurers supported approximately 35% of total costs. In 2001, direct out-of-pocket payments for health care amounted to $205.5 billion.

Medicare, a federal program established in 1965, is a significantly large and growing payor source in the U.S. health care market. Medicare provided health care benefits to approximately 42 million elderly and disabled Americans in 2004, or approximately 14% of the population of the United States. With the approaching retirement of the “Baby Boom” generation, analysts expect a significant increase in the number of Medicare beneficiaries. According to CMMS, the number of Medicare beneficiaries expected to rise to over 75 million, or greater than 20% of the projected population of the United States, by 2030. Medicare outlays have also grown faster than both the GDP and the consumer price index, which growth is forecast to continue. For example, annual Medicare outlays exceeded $220 billion in 2003 and are expected to grow to over $400 billion by 2012. Medicare traditionally has provided fee-for-service (indemnity) coverage for its members. Under fee-for-service coverage, Medicare assumes responsibility for paying all or a portion of the beneficiary’s covered medical fees, subject, in some cases, to a deductible or coinsurance payment. The Medicare Advantage program represents private health plans’ participation in Medicare. Through a contract with CMMS, private insurers, such as HMOs, may contract with CMMS to provide health insurance coverage in exchange for a fixed payment per member per month for Medicare-eligible individuals.

Medicaid provides health care coverage to low-income families and individuals and is jointly funded by state and federal governments. Each state establishes its own eligibility standards, benefit packages, payment rates and program administration within federal guidelines. In 2001, Medicaid covered approximately 44.6 million individuals, with 51% of those being children, according to the Kaiser Commission on Medicaid and the Uninsured. According to CMMS, total health care expenditures for Medicaid and the State Children’s Health Insurance Program (SCHIP) was $228.0 billion in 2001, and it is projected that total expenditures will reach $372.9 billion in 2007.

Industry experts widely believe that under the current system, health care services for low-income individuals under Medicaid are not provided efficiently or effectively. Medicaid enrollees generally do not receive regular basic care and have limited access to primary care physicians. Treatment is often postponed until medical conditions become severe, resulting in more reliance on costly emergency room services. In addition, providers are paid on a fee-for-service basis and lack incentives to monitor utilization and control costs. In response, the federal government has expanded the ability of state Medicaid agencies to encourage, and in some cases, mandate the use of managed care by Medicaid beneficiaries. From 1996 to 2001, managed care enrollment among Medicaid beneficiaries increased from approximately 13.3 million to approximately 20.8 million, according to CMMS. All states in which we operate have mandated Medicaid managed care programs in place.

Percentage of U.S. Health Care Spending by Source

Figure I

Figure I: “Other Public” includes programs such as workers’ compensation, public health activity, Department of Defense, Department of Veterans Affairs, Indian Health Service, state and local hospital subsidies and school health. “Other Private” includes industrial in-plant, privately funded construction and non-patient revenues, including philanthropy. SCHIP is an acronym for State Children’s Health Insurance Program. (Note: Numbers do not add to 100% due to rounding.) Source: Center for Medicare and Medicaid Services.

Management believes that growth and opportunity in the health care industry is driven by a number of key trends, including: (i) an expanding and aging population, (ii) the growth of the Hispanic market segment, (iii) a large uninsured population, (iv) industry fragmentation, and (v) public policy shifts toward managed care and consumer-driven health care.

Demand for basic medical services is expected to accelerate due to an aging baby boomer population. In 2003, the U.S. Department of Health and Human Services’ Administration on Aging reported that the number of Americans aged 65 and older, the age group that spends the most on health care, is expected to double by 2030. The elderly population, which is the largest per capita user of health care services, is increasing more rapidly than the rest of the population. According to the U.S. Census Bureau, in 1970, approximately 9.9% of the U.S. population was 65 and older; by 2000 this segment had grown to 12.4%.

A rapidly growing Hispanic population also presents opportunities in certain locations to provide basic health services to what we believe to be an underserved market. The U.S. Census Bureau reported in 2000 that the U.S. Hispanic population increased by 57.9% from 1990 to 2000, compared with an increase of 13.2% for the overall U.S. population. In 2001, the U.S. Census Bureau projected that the U.S. Hispanic-origin population may double its 1990 size by 2015, and quadruple its 1990 size by the middle of the next century. Also, in 2004 the Agency for Healthcare Research and Quality of the U.S. Department of Health and Human Services reported in its National Healthcare Disparities Report, that there are significant disparities in quality and access to health care for racial minorities as compared with the general population, and in recent years those disparities have been widening for the Hispanic population.

The U.S. Census Bureau reported in January 2005 that the number of uninsured Americans jumped by 2.4 million to 43.6 million last year, representing 15.2% of the population, compared with 14.6% in 2001. People who identified themselves as Hispanic had the lowest overall rate of coverage (67.6%). African-Americans were next, with a 79.8% rate of coverage. Our management expects that since the services offered by our initial clinic chains are basic and relatively affordable, that they are appropriate for the uninsured market.

The basic medical care sector is highly fragmented, consisting mostly of small owner-operated clinics without sophisticated management that have limited access to capital and offer a limited range of services. According to a physician survey conducted by the American Medical Association in 2001, self-employed physicians accounted for 88.6% of those surveyed, and 59.6% of the physicians were either self-employed or employed by a practice consisting of four or fewer physicians; only 7.2% of the physicians practiced at organizations consisting of 50 or more physicians. However, in addition the American Medical Association reported in 1998 that the number of physicians in solo practice has been declining, from 38% in 1983 to 27.4% in 1997, suggesting a trend toward practice consolidation. Our management believes that fragmentation within the health care industry promotes entrepreneurial activity and experimentation with various business models in different geographic areas. We believe these conditions provide significant opportunities for industry consolidation and acquisition of businesses that have begun to prove the success of their business models. As noted above, a declining percentage of physicians in solo practice suggests that practice consolidation is now occurring in our industry.

Rapid acceleration of health care expenditures in the U.S. has alarmed policy makers and medical and economic leaders, and our health care systems continues to be the subject of political debate and various reform proposals. Despite numerous proposals and initiatives over the past century, efforts to reform our health care system through legislation and government regulation have not resulted in comprehensive reform. The rapid growth in health care costs has also put significant pressure on third-party payors and federal and state governments to control costs, and to shift health care expenditures to more efficiently managed health care providers. We believe that providers will face increased complexity in managing reimbursement and administration of their practices as a result of this shift from fee-for-service forms of payment to managed care reimbursement. Accordingly, we also believe there will be an increased demand for the services of professional management companies to achieve cost efficiencies, gain access to comprehensive administrative, operational and financial support and to be better positioned to negotiate for managed care contracts with HMOs, PPOs and other health care organizations.

Basic Care Services. We define “basic care” as encompassing “primary care” services such as family and general practice, internal medicine, and pediatrics, along with physical therapy and rehabilitation, and other basic services. We view basic health care arena as more consumer-driven than other health care specialties, because consumers realize when they need basic care and seek treatment on their own accord. In contrast, patient flow for specialists is almost entirely dependent on referrals from other practitioners; consumers generally do not realize when and from what type of specialist they must seek treatment until they have been diagnosed by a physician. As a result, basic care tends to serve as an entry point, and basic care practitioners act as gatekeepers, to the medical system.

As noted above, we include primary care, physical therapy, rehabilitation and other basic services within our definition of basic care. Although there are varying definitions of “primary care,” resulting in various estimates of aggregate spending on primary care, the Department of Health and Human Services found that in 2000, about half of the approximately 756.7 million visits to office-based physicians were to one of three types of primary care practices: general and family practice (24%), internal medicine (15%) and pediatrics (13%). Physical therapy and rehabilitation revenue is largely derived from the treatment of personal injury and workers’ compensation patients. We estimate that provider revenues from personal injury and workers’ compensation third-party payors in the U.S. exceeds $100 billion per year.

In cases where a covered worker is injured, workers’ compensation benefits include the payment of medical expenses, and often include a physical therapy and rehabilitation component. According to the Social Security Administration, a total of approximately $22 billion in medical benefits were paid through state workers’ compensation programs in 2003. Of that amount, the Florida, New York and Texas workers’ compensation programs paid $1.5 billion (6.8%), $913 million (4.1%) and $1.2 billion (5.6%), respectively.

In addition to a general increase in the demand for basic health care, we believe that particular geographic areas in the U.S. have a pronounced lack sufficient access to facilities providing basic care needs. We also believe that this lack of sufficient access is likely to accelerate in geographies where there is a large concentration of retirees and rapidly growing Hispanic communities. We believe based upon historical data that heavily populated Hispanic regions of the U.S. have significant demand for additional “basic care” facilities. In addition, metropolitan areas experiencing rapid population growth such as Dallas, Texas; Boca Raton, Florida; Las Vegas, Nevada; and Sacramento, California are regions in which we foresee accelerating demand for basic care services; in our experience, an increasing general population is often associated with increasing demand for all types of health care services.

We believe that in many areas in the U.S., consumers lack access to basic health care services. Among developed countries, the U.S. medical system has a relatively high proportion of specialists. According to a 2004 survey conducted by the Medicare Payment Advisory Commission (MedPAC), both Medicare beneficiaries and privately insured individuals reported more difficulty finding a primary care physician than a specialist. According to MedPAC, while most beneficiaries reported that they were able to access care, they also reported not being able to access care (both urgent and routine) on a prompt basis. Additionally, Hispanics reported having more difficulty than other groups finding needed urgent and routine care, on a prompt basis. According to a Commonwealth Fund 2001 Health Care Quality Survey, among ethic groups, Hispanic patients were most likely to report difficulty in communicating with physicians (i.e., understanding, being listened to, and having questions answered by the physician). A 2004 international health policy survey by the Commonwealth Fund found that nearly one in five U.S. adults had no usual doctor. The survey also found that among the U.S., the U.K., Australia, Canada and New Zealand, only one-third of Canadian and U.S. adults reported having rapid access to needed medical attention (i.e., same-day appointments). Canadian and U.S. adults reporting the longest waiting times, with 20 to 25% waiting at least six days to obtain a doctor’s appointment when sick. At the same time, emergency room usage was significantly higher in Canada and the U.S. than in the other three countries, and Canadian and U.S. patients were more likely to have gone to the ER as a substitute for care that their regular source could have provided, if available.

In management’s experience, a person in need of urgent care due to an injury would typically have two alternatives - either to schedule an appointment through his or her regular provider (if he or she has a regular provider) which may involve a waiting period, or visit an emergency room at a local hospital. We believe there is a substantial need for other alternatives, such as close-by facilities that provide basic care for individuals and families who do not have a regular doctor, or have a doctor but cannot access services when needed, and find it undesirable or impractical to visit an emergency room because of the expense, lack of insurance, lack of convenience, language and cultural barriers, or other related reasons. We believe more entry-point clinics are needed to provide more integrated, accessible health care services, address a variety of basic health care needs, deliver essential medical and preventative care, and provide patients with coordinated and integrated care.

We currently face competition from solo practitioners, small physician groups, and hospitals (in the case of family practice and urgent care), although we believe that presently there are no dominant providers in the basic care field. See “Competition.”

Our initial clinic chains form our initial framework of businesses, from which we intend to pursue and develop a dense, full-coverage, multi-disciplinary basic care network that provides cost-effective quality care to health plans, insurance companies and health maintenance organizations. Upon completion of our initial acquisitions, we will continue to be in the early stage of our development. See “Acquisition of Initial Clinic Chains” and “Description of Initial Clinic Chains.” Although our initial clinic chains have demonstrated the ability to grow successfully without raising external capital, nonetheless we consider each of these chains to be early stage businesses in that they have not yet reached their full potential. In addition, chains that we may acquire in the future may not be fully developed as chains at the time of acquisition, and may not include the full range of services or level of payor diversity that we consider necessary or desirable to achieve our goals. Reaching our goals depends in large part on our success in integrating, expanding, and achieving density of coverage in the markets we operate.

Florida. The Florida chain of clinics consists of five Owned Clinics and a diagnostic facility providing physical therapy and rehabilitation services, including the treatment of neuro-muscular skeletal injuries, in Boca Raton, Ft. Myers, and surrounding areas north of Miami, Florida. The Florida chain began with a single chiropractic clinic which was formed in 1995 in Hollywood, Florida by Gary Brown, who is a non-physician manager. After inception, under the management of Gary Brown, a second location was added in 1996, two new locations were added in 1997, a diagnostic center was opened in 1999, followed by an additional location in 2005. The chain employs 45 persons, including two orthopedists, a neurologist, and six chiropractors. The Florida chain generates, and we expect it to continue to generate, substantial revenue from workers' compensation and personal injury cases. Collections of revenue from workers compensation and personal injury cases comes substantially from private insurance, and the balance from direct cash payments from patients and settlements (or other awards) from personal injury cases. See “Reimbursement and Fee Collection – Workers' Compensation and Personal Injury” on page 69. The Florida chain currently derives patient flow from advertising and referrals from law firms. We believe the prior success of the Florida chain has been, in part, a result of the Florida chain’s interdisciplinary approach to the treatment of injuries, as well as its strong local reputation with third-party payors and the personal injury legal community for delivering quality service with integrity. Management believes there is significant potential to add new locations and services, such as the MRI services it presently provides. In addition, management also believes there may be substantial opportunity to increase Medicare participation in Florida, in localities where the reimbursement environment is favorable. According to the Florida Agency for Health Care Administration, Florida health care spending is affected by the higher proportion of elderly residents and Medicare beneficiaries in Florida compared to other states. In 2001, the percentage of Florida residents aged 65 years and older was 17.3%, compared to 12.4% for the U.S.

New York. The New York chain consists of eight Managed Clinics providing physical therapy and rehabilitation services in the Brooklyn, Queens and Manhattan boroughs of New York City and on Long Island. The New York chain began as a physician management services company formed by Stuart Blumberg in 1994, which managed a group of three physical therapy clinics (later expanded to five), providing services such as new office site selection and development, billing and collections, marketing, compliance, accounting and human resources. In 1998, the management company (the “Fonar Group”) was sold to Health Management Company of America (HMCA), a wholly-owned subsidiary of Fonar Corporation, after which Mr. Blumberg was employed by HMCA as director of business development. From 1998 to the present, Mr. Blumberg expanded the management business to include three additional physical therapy clinics in the New York area (Midtown Medical Practice, Alliance Medical Office, and Synergy Medical Practice) under separate management services agreements with three management companies owned in part and operated at the direction of Mr. Blumberg. In 2005, Mr. Blumberg re-acquired the Fonar Group from Fonar. As a result, Mr. Blumberg became the manager of a common group of eight clinics, under management services agreements with entities partly owned and managed by Mr. Blumberg. These eight Managed Clinics employ 14 physicians and 54 physical therapists. Similar to Florida, the New York chain generates, and we expect it to continue to generate, substantial revenue from workers’ compensation and personal injury cases. Currently, 85% of the New York chain’s revenues come from private insurance, 4% from Medicaid and 11% from out-of-pocket payments from patients. The New York chain derives patient flow from advertising and law firm referrals, and management believes the New York chain has succeeded in part because of its strong local reputation among third-party payors and the personal injury legal community. Management believes there are significant opportunities to add new locations and services to the New York chain. Management believes that increasing participation in programs such as Medicaid is a significant opportunity in New York. According to a report co-Published by the Milbank Memorial Fund and the National Association of State Budget Officers in 2003, New York had the largest share of Medicaid expenditures in 2001, among all fifty states, at approximately $27.3 billion, or 13.5% of all Medicaid expenditures in the U.S.

Texas. The Texas chain of clinics, consisting of eight (8) urgent care, family practice and physical therapy and rehabilitation clinics, and two rehabilitation and physical therapy centers, began with a single clinic founded by Bruce Wardlay, D.O. in 1991, which initially targeted urgent care patients, followed by Medicaid family practice. During the initial five years of operation, the chain added four new clinics. Presently the Texas chain has a total of ten clinics, and employs 35 physicians and 140 medical and non-medical staff. As the chain developed, it remained under the management of Dr. Wardlay. Among the three initial clinic chains, the Texas chain currently has the broadest range of service offerings, all of which are offered in each facility. Currently, among the eight medical units, 73% of revenue comes from out-of-pocket payors, 3% from Medicare and 24% from private insurance. The Texas chain serves a rapidly growing Hispanic population in Dallas-Ft. Worth area. A significant portion of the chain’s physicians and clientele are fluent in Spanish. In addition, a majority of the new patients in the Texas chain have originated from walk-in traffic. We believe the Texas chain is capable of handling significant increases in patient flow, and that additional services could be added to the chain, leading to additional revenue at relatively modest incremental cost, i.e., without adding new locations. We also believe that there are significant opportunities to expand the chain through the addition of ancillary services, additional specialties, and by adding new locations. While management believes that the Dallas-Ft. Worth area is large enough to support an additional ten facilities to the chain, in the near term we expect to add new locations once existing locations reach their full capacity. The Texas chain includes two physical therapy and rehabilitation clinics, located in Dallas and Ft. Worth, respectively. Among these clinics, 81% of revenue comes from workers’ compensation patients, and 19% from personal injury cases. These clinics are accredited by CARF. The Texas chain’s CARF accreditation permits it to accept workers’ compensation patients from the Texas workers’ compensation program.

OUR STRATEGY

Our short term strategy involves an acquisition program, diversification of our payor base, entry into new markets, marketing, addition of services and locations. Later we plan to develop strategic relationships with health maintenance organizations (HMOs), preferred provider organizations (PPOs) and other health care organizations. We intend to provide quality cost-effective care through the multi-disciplinary basic health care centers we own and manage. Our long term objective, after achieving sufficient density and geographic reach, is to become a significant provider of basic care services to health plans, insurance companies and health maintenance organizations. To accomplish this, we plan to:

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Acquire Successful, Established Chains. We plan to actively pursue acquisitions of successful established chains of medical clinics that meet our acquisition criteria, either through direct ownership or management arrangements. We intend to acquire, at a reasonable cost (in the current market at or around four times annual earnings) medical chains with a solid operating history, a sound replicable business model, that are capable of expanding with their existing management and that are already in the process of opening new units. We have identified and conducted preliminary discussions with over thirty target chains. Groups that we would consider attractive typically are of a size and profitability that would result in an acquisition cost ranging from $10 million to $30 million per group. The actual purchase price for target chains we may pursue, however, may be above or below this range. Our goal is to manage or own at least ten chains within the next three to five years, however the actual number of chains we ultimately acquire, and the timing of those acquisitions, will depend on market conditions, acquisition prices, availability of suitable financing, managerial strength and other factors at the discretion of our executive management team.

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Achieve Diversification Among Payors and Geographies. As one objective of our acquisition program, we plan to achieve diversification (i) among third-party payors and (ii) among geographic markets, in order to reduce our exposure to risk of loss from interruption of payment, potential conflicts with payors or changes in business or regulatory conditions that could affect our operations in one or more particular markets.

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Develop and Enhance Marketing Programs Directed to the Consumer. Although some of the services in our chains are dependent on marketing to referral sources, such as personal injury attorneys in the case of personal injury and workers’ compensation, one element of our strategy is to enhance marketing programs that directly reach out to the consumer. Among our target consumers are individuals and families that need basic care, which involves medical problems or issues that are urgent but non-acute in nature. Examples of this would include individuals who suffer common physical injuries, cuts, sprains, and wounds, or common illnesses such as the flu. As a result, our target consumers are those that tend to seek medical attention on an as-needed basis, rather than through a pre-existing relationship via a health plan or through a designated personal or family physician. Our customer base selects care providers based on convenience, proximity, accessibility, and awareness. We intend to amplify our consumer-directed marketing efforts through increased television, radio and newspaper advertisements.

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Capitalize on Internal Growth Opportunities. Management believes our initial clinic chains’ current utilization of facilities is at less than full capacity. We believe our initial clinic chains’ facilities can handle significant increases in patient flow without significant incremental costs. Additional services could be added to those clinics, leading to additional revenue, at relatively low incremental cost. We also believe that there are significant opportunities to expand service offerings at our chains by adding high value-added ancillary services and/or facilities, such as magnetic resonance imaging (MRI) and laser procedures. In addition, we believe other specialties such as orthopedics, cardiology and neurology may be added to our initial clinic chains, on a case-by-case basis depending on local demand. We intend to develop these and other services in each of our target markets by contracting for excess capacity with existing facilities, developing new facilities, purchasing equipment to perform ancillary services and acquiring existing facilities.

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Develop Local Area Networks. As we approach density in our local markets, we may seek coverage by affiliating with other local providers in order to better service the area and provide a more effective interface with insurers and HMOs. We may in the future seek risk-sharing arrangements as our capabilities expand.

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Provide Quality, Cost-Effective Care. One of our goals is to improve the efficiency of how our resources are used, in order to produce improved medical outcomes at a lower cost relative to our own performance and the industry as a whole. We intend to accomplish this in a number of ways which may include increasing patient traffic, keeping our facilities operating at full capacity by using them for a broad range of services, increasing hours of operation, working with our physicians to develop more efficient protocols, and other methods. We plan to maintain control over our corporate overhead expenses by retaining the already decentralized management structure in each of the geographic markets we operate within. We also intend, as our business expands, to benefit from economies of scale in the areas of employee benefits, purchasing, malpractice insurance, and the recruitment and retention of key personnel and physicians.

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Develop Strategic Relationships with HMOs, PPOs and other Health Care Organizations. By providing a broader range of services in more locations, we believe we will be better positioned to obtain profitable managed care and other payor contracts with HMOs, PPOs and other health care organizations, further enhancing our profitability. Our goal is to be in a position to accept both fee-for-service and “risk” patients, i.e., patients who pay fixed premiums, and whose provider assumes the risk of the actual cost of meeting the patient’s medical needs.

Acquisition Program

Selection Criteria. We will seek to acquire, at a reasonable cost, medical clinic chains with a solid operating history, a sound business model, and capability to expand with existing management teams, that are in the process of opening new units. Our management also evaluates and considers qualitative issues such as a target chain’s reputation in the local and national marketplace, the quality of the target chain’s medical staff, licensure and experience, Medicare and Medicaid compliance, and its billing and administrative functions. We believe that a substantial number of acquisition candidates will meet these criteria. We have identified and conducted preliminary discussions with a significant number of potential target chains. Our goal is to acquire and integrate at least ten chains within the next three to five years, however the actual number and characteristics of the chains we ultimately acquire will depend on market conditions, acquisition prices, availability of suitable financing and other factors.

Consideration for Future Acquisitions. As consideration for future acquisitions, we may use various combinations of our common stock, debt securities and cash. The consideration for each practice or ancillary business will vary on a case by case basis, with the major factors being the historical operating results and future prospects, their ability to complement the services offered by our existing clinics, our financial resources and the market for our common stock.

Services

Urgent Care. Urgent care involves the delivery of ambulatory medical care outside of a hospital emergency department on a walk-in basis without a scheduled appointment. Urgent care services are provided for conditions that occurs suddenly and unexpectedly, requiring prompt diagnosis or treatment, such that in the absence of immediate care the patient could reasonably be expected to suffer chronic illness, prolonged impairment or require a more hazardous treatment. Examples of urgent care include sprains, some lacerations and dizziness. The initial urgent care centers opened in the 1970s. Since then this sector of the healthcare industry has rapidly expanded to approximately 17,000 centers. Many of these centers have been started by entrepreneurial physicians who have responded to the public need for convenient access to unscheduled medical care. Other centers have been opened by hospital systems, seeking to attract patients. Much of the growth of these centers has been fueled by the significant savings that urgent care centers provide over the care in a hospital emergency department. Many managed care organizations (MCOs) now encourage their customers to utilize the urgent care option.

Family Practice. Family practice is a medical specialty concerned with the total health of the individual and the family, and includes the diagnosis and treatment of a variety of ailments in patients of all ages. It is a broad specialty which integrates the biological, clinical and behavioral sciences. The scope of family medicine is not limited by age, sex, organ system, or disease entity. Family practice services emphasize disease prevention and health promotion. According to the American Board of Family Medicine, from the mid-20th century to the present as medical knowledge and technology has advanced, the medical field has become increasingly specialized while the number of general practitioners has declined. The public has become increasingly vocal about lack of access to personal physicians who could provide initial continuing and comprehensive care. The concept of a general practitioner was reinstituted with the official recognition by the American Board of Medical Specialties (ABMS) in February 1969 of family practice as the 20th primary medical specialty. Family practice involves a unique process which is patient-focused, and the doctor-patient relationship is viewed in the context of the family. This approach to medical practice distinguishes family practice from other specialties; the family physician functions as the patient’s means of entry into the health care system. Family physicians refer patients, when needed, to other sources of care while preserving continuity of care; the physician’s role as a cost-effective coordinator of a patient’s health services prevents fragmentation and loss of coordination of patient care.

Physical Therapy and Rehabilitation. Physical therapy and rehabilitation, also referred to as physical medicine, is a medical specialty concerned with the diagnosis, evaluation and treatment of patients with physical disabilities. These types of disabilities may arise from conditions affecting the musculo-skeletal system such as neck and back pain, sports injuries or other painful conditions affecting the limbs (for example, carpal tunnel syndrome). Also, disabilities may result from neurological trauma or disease such as spinal cord injury, head injury or stroke. Treatment often involves physical movement to relieve pain, restore function and prevent disability following disease, injury, or loss of limb.

Relationships with Chains and Medical Clinics

Health care services will be provided by medical clinics organized into chains with which we will have two types of relationships: (i) Owned Clinics, which are to be wholly-owned by us or our subsidiaries, and (ii) Managed Clinics, to be managed by our subsidiaries, in states that prohibit corporate ownership of medical clinics.

For the typical Owned Clinic, we intend to acquire all of the stock or equity of a medical provider corporation or business entity, or assets of medical chains. We expect to enter into three to five year employment or consulting agreements with the former managers of these businesses, who may be retained as a regional or chain managers. Although the terms of the agreements vary significantly, they usually provide for base compensation and incentive compensation based upon increases in operating earnings of the Owned Clinic. Our regional or chain managers would be subject to confidentiality and non-competition provisions of approximately two or more years following the termination of their employment or consulting agreement with us. However, the non-competition provisions may not be enforceable against a practicing physician under applicable state law.

In the case of Managed Clinics in states that prohibit corporate ownership of medical clinics, our acquisition targets may either be physician-owned chains, or management companies that have entered into a management services arrangement with a physician-owned chain. If our acquisition target is a physician-owned chain, we or our subsidiary would operate the chain under a new management services agreement. If our acquisition target is a management company that has already entered into a management services agreement with a qualified medical entity (typically a professional corporation or professional association) owned by one or more state-licensed physicians, we would acquire assets or stock of the management company. We expect that our management services agreements will have a base term of ten years in the case of New York and may be less than 10 years for other clinics, with an automatic renewal until and unless terminated by the parties. Our agreements are usually subject to termination by either party upon failure to cure a breach of the agreement with at least 30 days’ written notice.

Exclusive Management Services Agreements with Managed Clinics

The following summary of our management services agreements describes the management services agreements we will operate under with the Managed Clinics. The actual terms of the various transactions may vary, depending on negotiations with the individual Managed Clinics and the requirements of state and local regulations.

Management Services Fees. Under the management services agreements we will negotiate management services fees from time to time in arms-length negotiations. Depending on the jurisdiction, management fees are either in the form of a fixed annual payment, or based on a formula including factors such as practice revenue, operating expenses and rates of collection. Salaries of physicians and staff of the clinics will be accounted for as operating expenses of the clinics, not those of the management company. If we provide any ancillary services under the management services agreements, we would expect to receive service fees as a percentage of ancillary service revenue after operating expenses.

Our Duties. Under the management services agreements, we will among other things, (i) act as the exclusive manager and administrator of non-medical services relating to the operation of a Managed Clinic, subject to matters reserved for the Managed Clinic or referred to a joint advisory board consisting of equal representation between physicians of the Managed Clinic and our management, (ii) bill patients, insurance companies and other third-party payors in the name of and collect on behalf of the Managed Clinic the fees for professional medical and other services and products rendered or sold by the Managed Clinic, (iii) provide, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping, computer services, personnel, information management, preparation of certain tax returns, printing, postage, duplication services and medical transcription services, (iv) supervise and maintain custody of substantially all files and records, (v) provide office/medical facilities, (vi) prepare, in consultation with the joint advisory board of each Managed Clinic, all annual and capital operating budgets, (vii) order and purchase inventory and supplies, (viii) implement, in consultation with the joint advisory board of the Managed Clinics, national and local public relations or advertising programs and (ix) provide financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors.

Duties of the Managed Clinics. Under the management services agreements, the Managed Clinic will typically retain the responsibility for, among other things, (i) hiring and compensating physician employees and other medical professionals, (ii) ensuring that physicians have the required licenses, credentials, approvals and other certifications necessary to perform their duties, and (iii) complying with certain federal and state laws and regulations applicable to the practice of medicine in their respective jurisdictions. In addition, each Managed Clinic will be in exclusive control of all aspects of the practice of medicine and the delivery of medical services.

Term and Termination of Agreement. We expect to enter into management services agreements with initial terms of one to ten years, which will automatically renew for successive one-year periods until and unless terminated. The management services agreements we will enter into may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur, or (ii) defaults on the performance of a material duty or obligation thereunder, which continues uncured for a certain period of time; however in some cases our management agreements also permit one party to terminate the agreement without cause with at least 90 days’ prior notice to the other party. In addition, we may terminate a management services agreement if a Managed Clinic or a physician employed thereby engages in conduct or is formally accused of conduct for which the physician’s license to practice medicine reasonably would be expected to be subject to revocation or suspension or is otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which does or reasonably would be expected to materially adversely affect our business. We and the Managed Clinic may also elect to terminate a management services agreement in the event that a law firm with nationally recognized expertise in health care law acceptable to us renders an opinion that (i) a material provision of the management services agreement violates applicable law and (ii) the agreement cannot be amended to cure the violation without materially changing its terms.

Joint Advisory Board. Under the management services agreements, certain non-medical matters related to the administration of each Managed Clinic will be decided by a joint advisory board comprised of members split equally between members of the Managed Clinic and us.

Insurance. Under the management services agreements, the Managed Clinics are responsible for obtaining professional liability insurance for their employees, and we are responsible for maintaining insurance for the employees of Basic Care and general liability and property insurance for the Managed Clinics.

Reimbursement and Fee Collection

Private Third-Party Payors. The majority of the net service revenue of our initial clinic chains comes from private payor sources. These sources include insurance companies, workers’ compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies, and employers, as well as patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by these third-party payors, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations on patients has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. However, the majority of our billed services are paid in full by private insurance.

Direct Payments from Patients. A significant portion of the net service revenue of our initial clinic chains comes from direct cash payments from our patients. Based on the nine months ending September 30, 2005, we estimate that direct cash payments represent approximately $3 million of the revenue of the initial clinic chains.

Medicaid. Medicaid is a joint federal and state funded health insurance program for certain low-income individuals. Medicaid reimburses healthcare providers using a number of different systems, including cost-based, prospective payment, and negotiated rate systems. Rates are also subject to adjustment based on statutory and regulatory changes, administrative rulings, interpretations of policy by individual state agencies, and certain government funding limitations. Based on the nine months ending September 30, 2005, we estimate that less than 5% of the total revenue of the initial clinic chains is from Medicaid.

Medicare. The federal government’s Medicare program, governed by the Social Security Act of 1965, reimburses healthcare providers for services furnished to Medicare beneficiaries. These beneficiaries generally include persons age 65 and older and those who are chronically disabled. The program is primarily administered by the Department of Health and Human Services, or HHS, and CMS. Medicare reimburses us based upon the setting in which we provide our services or the Medicare category in which those services fall. Based on the nine months ending September 30, 2005, we estimate that less than 5% of the total revenue of the initial clinic chains is from Medicare.

Workers’ Compensation and Personal Injury. State workers’ compensation laws generally require employers to provide, directly or indirectly through insurance, costs of medical rehabilitation for their employees from work-related injuries and disabilities and, in some jurisdictions, mandatory vocational rehabilitation, usually without any deductibles, co-payments or cost sharing. Treatments for patients who are parties to personal injury cases are generally paid from the proceeds of settlements with insurance companies or from favorable judgments. If an unfavorable judgment is received, collection efforts are generally not pursued against the patient and the patient’s account is written off against established reserves. Bad debt reserves relating to all receivable types are reviewed and adjusted as appropriate.

Consulting Agreements

Each Owned Clinic and Managed Clinic will enter into a consulting agreement with the persons who, prior to the acquisition, managed the clinics.

Florida. Under the stock purchase agreement between us and the Florida chain, a newly formed Florida corporation to be owned by Gary Brown, who will serve as a consultant following the acquisition, under a three-year management agreement will be formed. Under the agreement, the consultant will perform advisory services regarding the chain’s ongoing operations as well as the establishment of new units. For his services, the consultant will receive an annual fee of $100,000, plus an incentive bonus for each of the following three years based on the achievement of certain performance milestones. Specifically, the consultant will earn a management bonus consisting of 20% of any increase in the EBITDA of each Florida clinic compared to the EBITDA of the same clinic for the twelve (12) months ended September 30, 2005. In addition to the foregoing, the consultant will also receive an annual bonus payment equal to 20% of the EBITDA of any new clinics opened during the term of the management agreement. The bonus calculations will be made prior to any reductions associated with corporate (parent company) inter-company debt payments, and overhead/burden rate assessments.

New York. Under the terms of the New York acquisition agreements, we will enter into consulting agreements with Grand Central Management, LLC, United Healthcare Associates, LLC, Park Slope Management, LLC, and an entity to be newly formed by Stuart Blumberg, each of which will become effective at the closing of the offering, and each terminating on December 31, 2010. Each of these consulting entities will be managed under the direction of Stuart Blumberg. Under the agreements, each of the consulting entities will continue to provide services relating to the ongoing operations of the New York chain. In addition, under the agreements Mr. Blumberg’s firm, acting as a consultant, will assist us in the establishment of new clinics and will manage some of the New York chain’s existing clinics. Under the consulting agreements with Grand Central Management, P.C., United Healthcare Associates, P.C., Park Slope Management, P.C., these entities will receive an annual payment of twenty percent (20%) of the annual incremental profits derived under the Company’s management agreements with each of the New York clinics that the consultant manages calculated on an annual basis. Under the consulting agreement with Mr. Blumberg’s firm, the Company will pay consulting fees of $275,000 per year during the term of the agreement. Mr. Blumberg’s firm will receive 30% of the annual profits derived from any new clinics that are established during the term of the agreement. As additional incentive compensation for management services in connection with some of our existing New York clinics, Mr. Blumberg’s firm will also receive an annual payment of twenty percent (20%) of the annual incremental profits derived under the Company’s management agreements with those clinics calculated on an annual basis.

Texas. We have entered into consulting agreements with Dr. Bruce Wardlay, Eric Trager, and Kenneth Myers, each of which will become effective at the closing of the offering, with a term of years. Under the agreements, Messrs. Wardlay, Trager and Myers will provide consulting services in connection with the management of the Texas chain. For their services as consultants, they will receive as compensation an incentive bonus for each of the three years following the closing of the offering based on the achievement of certain performance milestones. Specifically, the consultants shall each receive 33% of an aggregate bonus pool, which consists of a percentage of the amount by which the pre-tax profits from the Texas Clinics exceeds their pre-tax profits from the previous year (the “Increased Profit”). The Increased Profit in any applicable year must be at least $1,000,000 in order for the consultants to receive a bonus. The percentage of Increased Profit paid to the consultants as bonus compensation ranges between 20% to 40% for Increased Profits from $1,000,000 up to $6,000,000, and 50% for Increased Profit in excess of $6,000,000.

Competition

The health care industry in general, and the markets for family practice, urgent care, and rehabilitation services, are competitive. The Owned Clinics and Managed Clinics compete with other physicians and rehabilitation clinics who have been in operation for a longer period of time, or have greater recognition in a particular community than the physicians in our initial clinic chains. We also compete against hospitals and large health care organizations with respect to family practice and urgent care services. These hospitals and health care providers have established operating histories and greater financial resources than us. In addition, we expect competition to increase, particularly in the market for rehabilitation services, as consolidation of the physical therapy industry continues through the acquisition by hospitals and large health care companies of physician-owned and other privately owned physical therapy practices. We will also compete with these groups for acquisitions of promising businesses in these fields. See “Risk Factors – We face competition, including from competitors with greater resources, which presents a challenge for us to compete effectively as a provider of basic health care services.”

REGULATORY ENVIRONMENT

The delivery of health care services is one of the most highly regulated professional and business endeavors in the United States. Both the federal government and the individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare program and the Medicaid program, each of which is financed, at least in part, with federal funds. State jurisdiction is based upon the state’s interest in regulating the quality of health care in the state, regardless of the source of payment.

General

We believe our operations will be in material compliance with applicable laws; however, we have not received or applied for a ruling from any federal or state judicial or regulatory authority to this effect, and many aspects of our business operations have not been the subject of state or federal regulatory interpretation.

Our practices are subject to substantial federal, state and local government health care laws and regulations. In addition, laws and regulations are constantly changing and may impose additional requirements. These changes could have the effect of impeding our ability to do business as we have planned or reduce our opportunities to continue to grow.

Every state imposes licensing requirements on individual physicians and health care facilities. In addition, federal and state laws regulate HMOs and other managed care organizations. Many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, including rehabilitation centers, or offering certain services.

Certain states in which we do business have corporate practice of medicine laws which prohibit us from owning practices or exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. In those states, we plan to acquire the non-medical assets of these practices and enter into long-term management agreements with the Managed Clinics. Under those agreements, we will provide management services and other items to the practices in exchange for a service fee. We intend to structure our relationships with the practices in a manner that we believe prevents us from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the practices or their physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws.

The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians). These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The relationship between us on the one hand, and the Managed Clinics, on the other hand, may raise issues in some states with fee-splitting prohibitions. Although we have attempted to structure our contracts with the Managed Clinics in a manner that keeps us from violating prohibitions on fee splitting, state regulatory authorities or other parties may assert that we are engaged in practices that constitute fee-splitting. This would have a material adverse effect on us.

Medicare and Medicaid Participation

The initial clinic chains currently derive less than 10% of their revenues from Medicare and Medicaid. A majority of the revenues of the initial clinic chains is from private health insurance programs, state workers’ compensation programs, and direct payments from patients. However, we intend to pursue opportunities to expand participation in Medicare and Medicaid. Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older or who are disabled. Medicaid is a health insurance program jointly funded by state and federal governments that provides medical assistance to qualifying low income persons.

To participate in the Medicare program and receive Medicare payment, the Owned Clinics and Managed Clinics must comply with regulations promulgated by the Department of Health and Human Services. The requirements for certification under Medicare and Medicaid are subject to change and, in order to remain qualified for these programs, the practices may have to make changes from time to time in equipment, personnel or services. Although we believe these practices will be eligible to participate in these reimbursement programs, we cannot assure you that these chains will qualify for participation or determine when they will become eligible.

Medicare Fraud and Abuse

The anti-kickback provisions of the Social Security Act (the “Anti-Kickback Statute”) prohibit anyone from knowingly and willfully (a) soliciting or receiving any remuneration in return for referrals for items and services reimbursable under most federal health care programs; or (b) offering or paying any remuneration to induce a person to make referrals for items and services reimbursable under most federal health care programs. The prohibited remuneration may be paid directly or indirectly, overtly or covertly, in cash or in kind.

Violation of the Anti-Kickback Statute is a felony, and criminal conviction results in a fine of not more than $25,000, imprisonment for not more than five years, or both. Further, the Secretary of the Department of Health and Human Services has the authority to exclude violators from all federal health care programs and/or impose civil monetary penalties of $50,000 for each violation and assess damages of not more than three times the total amount of remuneration offered, paid, solicited or received.

As the result of a congressional mandate, the Office of the Inspector General of the Department of Health & Human Services promulgated regulations specifying certain payment practices which the Office of Inspector General determined to be at minimal risk for abuse. The Office of Inspector General named these payment practices “safe harbors.” If a payment arrangement fits within a safe harbor, it will be deemed not to violate the Anti-Kickback Statute. Merely because a payment arrangement does not comply with all of the elements of any safe harbor, however, does not mean that the parties to the payment arrangement are violating the Anti-Kickback Statute.

We receive fees under our agreements with the Managed Clinics for management and administrative services and equipment and supplies. We do not believe we are in a position to make or influence referrals of patients or services reimbursed under Medicare, Medicaid or other governmental programs. Because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by federal courts, however, it is possible that the government could take the position that we, as a result of our ownership of the Owned Clinics, and as a result of our relationships with the Managed Clinics, will be subject, directly and indirectly, to the Anti-Kickback Statute.

With respect to the Managed Clinics, we provide general management services and limited management services, respectively. In return for those services, we receive compensation. The Office of Inspector General has concluded that, depending on the facts of each particular arrangement, management arrangements may be subject to the Anti-Kickback Statute. In particular, an advisory opinion published by the Office of Inspector General in 1998 (98-4) concluded that in a proposed management services arrangement where a management company was required to negotiate managed care contracts on behalf of the practice, the proposed arrangement could constitute prohibited remuneration where the management company would be reimbursed its costs and paid a percentage of net practice revenues. We believe that our management services agreements with the Managed Clinics are structured in a manner that does not violate the Anti-Kickback Statute. Nevertheless, we cannot guarantee that a regulator would not conclude that the compensation to us under the management agreements constitutes prohibited remuneration. In such event, our operations would be materially adversely affected.

The relationship between physicians and the Owned Clinics that employ them is subject to the anti-kickback statute as well, since employed physicians may refer Medicare patients to the Owned Clinics and the employed physicians receive compensation from the Owned Clinics for services rendered on behalf of the Owned Clinics. Nevertheless, there is an exception to the Anti-Kickback Statute that provides that compensation paid pursuant to a bona fide employment relationship would not violate the statute. Accordingly, we believe that the arrangements between the Owned Clinics and their employed physicians do not violate the Anti-Kickback Statute. Nevertheless, if the relationship between the Owned Clinics and their physician employees is determined not to be a bona fide employment relationship, this could have a material adverse effect our business and results of operations.

Federal Anti-Referral Laws

Section 1877 of Title 18 of the Social Security Act, commonly referred to as the “Stark Law,” prohibits a physician from making a referral to an entity for the furnishing of Medicare-covered “designated health services” if the physician (or an immediate family member of the physician) has a “financial relationship” with that entity. “Designated health services” include clinical laboratory services; physical and occupational therapy services; radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services (including the professional component such diagnostic testing, but excluding invasive procedures where the imaging modality is used to guide a needle, probe or catheter accurately); radiation therapy services and supplies; durable medical equipment and supplies; home health services; inpatient and outpatient hospital services; and certain other services. A “financial relationship” is defined as an ownership or investment interest in or a compensation arrangement with an entity that provides designated health services. Sanctions for prohibited referrals include denial of Medicare payment, and civil money penalties of up to $15,000 for each service ordered. Designated health services furnished pursuant to a referral that is prohibited by the Stark Law are not covered by Medicare and payments improperly collected must be promptly refunded.

The physicians in the Owned Clinics have a financial relationship with the Owned Clinics (since they receive compensation for services rendered) and may refer patients to the Owned Clinics for physical and occupational therapy services (and possibly other designated health services) covered by Medicare. Therefore, an exception would have to apply to allow the physicians in the Owned Clinics to refer patients to the Owned Clinics for the provision by the Owned Clinics of Medicare-covered designated health services.

There are several exceptions to the prohibition on referrals for designated health services which have the effect of allowing a physician that has a financial relationship with an entity to make referrals to that entity for the provision of Medicare-covered designated health services. The exception on which we rely with respect to the Owned Clinics is the exception for employees, as all of the physicians employed in the Owned Clinics are employees of the respective Owned Clinics. Therefore, we believe that the physicians employed by the Owned Clinics can refer patients to the Owned Clinics for the provision of designated health services covered by Medicare. Nevertheless, should the Owned Clinics fail to adhere to the conditions of the employment exception, or if a regulator determines that the employees or the employment relationship do not meet the criteria of the employment exception, the Owned Clinics would be liable for violating the Stark Law, and that could have a material adverse effect on us. We believe that our relationships with the Managed Clinics do not trigger the Stark Law. Nevertheless, if a regulator were somehow to determine that these relationships are subject to the Stark Law, and that the relationships do not meet the conditions of any exception to the Stark Law, such failure would have a material adverse effect on us.

The referral of Medicare patients by physicians employed by or under contract with the Managed Clinics to their respective practices, however, does trigger the Stark Law. We believe, nevertheless, that the in-office ancillary exception to the Stark Law has the effect of permitting these physician members of the respective Managed Clinics to refer patients to their respective group practice for the provision by the respective group practice of Medicare-covered designated health services. If the Managed Clinics fail to abide by the terms of the in-office ancillary exception, they cannot properly bill Medicare for the designated health services provided by them. In such an event, our business could be materially adversely affected because our growth may be dependent in part on the revenues generated from participation in Medicare. See “Risk Factors.”

State Anti-Referral Laws

At least some of the states in which we do business also have prohibitions on physician self-referrals that are similar to the Stark Law. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. As indicated elsewhere, we enter into management services agreements with the Managed Clinics. Under those agreements, we provide management and equipment and services to the Managed Clinics in exchange for compensation. Although we believe that the practices of the Managed Clinics comply with these laws, and although we attempt to structure our future relationships with these practices in a manner that we believe keeps us from violating these laws, (or in a manner that we believe does not trigger the law) state regulatory authorities or other parties could assert that the practices violate these laws and/or that our agreements with the practices violate these laws. Any such conclusion could adversely affect our financial results and operations.

A substantial portion of our business operations, including our corporate offices, are located in Florida. Florida’s prohibition on self-referrals, Fla. Stat. §456.053 (“Self-Referral Act”), prohibits health care providers from referring patients, regardless of payment source (not just Medicare and Medicaid beneficiaries), for the provision of certain designated health services (“Florida Designated Health Services”) to an entity in which the health care provider is an investor or has an investment interest. Under the Self-Referral Act, Florida Designated Health Services are defined as clinical laboratory, physical therapy, and comprehensive rehabilitative, diagnostic-imaging and radiation therapy services. Following the acquisition, we anticipate that the Florida chain will continue to operate facilities, and we plan to open additional clinics that provide some of these Florida Designated Health Services. All health care products and services not considered Florida Designated Health Services are classified as “other health services.” The Self-Referral Act also prohibits the referral by a physician of a patient for “other health services” to an entity in which that physician is an investor, unless (i) the physician’s investment interest is in the registered securities of a publicly traded corporation whose shares are traded on a national exchange or over-the-counter market and which has net equity at the end of its most recent fiscal quarter in excess of $50,000,000; or (ii) the physician’s investment interest is in an entity whereby (a) no more than 50% of the value of the investment interests in the entity may be held by investors who are in a position to make referrals to the entity; (b) the terms under which an investment interest is offered must be the same for referring investors and non-referring investors; (c) the terms under which an investment interest is offered may not be related to the investor’s volume of referrals to the entity; and (d) the investor must not be required to make referrals or be in the position to make referrals to the entity as a condition for becoming or remaining an investor (the “50% Investor Exception”).

The Self-Referral Act excludes from the definition of “referral” services by a health care provider who is a sole provider or member of a group practice (as defined by the Self-Referral Act) that are provided solely for the referring health care provider’s or group practice’s own patients (“Group Practice Exception”).

Violations of the Florida self-referral laws may result in substantial civil penalties and administrative sanctions for individuals or entities as well as the suspension or revocation of a physician’s license to practice medicine in Florida. Such sanctions, if applied to us or physicians employed by the Owned Clinics, would result in significant loss of reimbursement and could have a material adverse effect on us.

Florida also has a criminal prohibition regarding the offering, soliciting, or receiving of remuneration, directly or indirectly, in cash or in kind, in exchange for the referral of patients (the “Patient Brokering Act”). One of the exceptions to this prohibition is for business and compensation arrangements that do not violate the Anti-Kickback Statute. Accordingly, so long as we are in compliance with the Anti-Kickback Statute, then the arrangement should be in compliance with the Patient Brokering Act. See “Risk Factors.”

Information Privacy Regulations

Numerous state, federal and international laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 and related rules, or HIPAA. In the provision of services to our patients, we may collect, use, maintain and transmit patient information in ways that may or will be subject to many of these laws and regulations. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform Security Standards, or Security Rule. The respective compliance dates for these rules for most entities were and are October 16, 2002, April 16, 2003 and April 21, 2005. HIPAA applies to covered entities, which include most healthcare provides and health plans that will contract for the use of our services. HIPAA requires covered entities to bind contractors to compliance with certain burdensome HIPAA requirements. Other federal and state laws restricting the use and protecting the privacy of patient information also apply to us, either directly or indirectly.

The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. When we perform billing and collection services for the Owned Clinics or Managed Clinics we may be engaging in one of more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information and requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA requirements that will be imposed on us and our failure to comply with these requirements result in liability and adversely affect our business.

Federal and state consumer protection laws are being applied increasingly by the Federal Trade Commission, and state attorneys general to regulate the collection, use and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content. Courts may also adopt the standards for fair information practices promulgated by the Federal Trade Commission, which concern consumer notice, choice, security and access.

Numerous other federal and state laws protect the confidentiality of private information. These laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expenses, adverse publicity and liability. Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information and these laws, if applicable, could create liability for us or increase our cost of doing business.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle health care related data, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information we could be subject to criminal or civil sanctions.

Other Regulations

False and Other Improper Claims. The federal government is authorized to impose criminal, civil and administrative penalties and/or exclusions on any health care provider and its officers, directors, and in certain limited circumstances, its owners that files a false claim or a pattern of claims based on a code that the provider has reason to know will result in greater payments than appropriate, claims for items or services not medically necessary, or for the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind), that is intended to induce the referral of federal health care program patients or the ordering of items or services reimbursable under those programs or the recommendation of, or the arranging for, the provision of items or services reimbursable under Medicare and Medicaid. Civil monetary penalties can also be imposed if a person “arranges or contracts” with a person excluded from a federally funded health care program, if they knew or should have known such person was excluded from reimbursement from Medicare or Medicaid. Criminal penalties are also available in the case of claims filed with private insurers if the government can show that the claims constitute mail fraud, wire fraud, health care fraud, theft or embezzlement in connection with health care or false statements relating to health care matters. While the criminal statutes are generally reserved for instances evincing an obviously fraudulent intent, the criminal and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. The government has taken the position, for example, that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant should have known that the services were unnecessary. The government has also taken the position that claiming reimbursement for services that are substandard is a violation of these statutes if the claimant should have known that the care was substandard. The government, in cases of suspected fraud, can freeze the assets of a health care provider and in the case of a federal health care offense can order the forfeiture of assets that constitute or are derived from proceeds traceable to the offense.

We believe that our billing activities on behalf of the Owned Clinics and Managed Clinics will be in material compliance with these laws, but there can be no assurance that our activities will not be challenged or scrutinized by government authorities. A determination that we had violated these laws could have a material adverse effect on us.

State Anti-Kickback Laws. Many states have laws that prohibit payment of kickbacks in return for the referral of patients. Some of these laws apply only to services reimbursable under state Medicaid programs. However, a number of these laws apply to all health care services in the state, regardless of the source of payment for the service. Based on court and administrative interpretation of federal anti-kickback laws, we believe that these laws prohibit payments to referral sources where a purpose for payment is for the referral. However, the laws in most states regarding kickbacks have been subjected to limited judicial and regulatory interpretation. Therefore, no assurances can be given that our activities will be found to be in compliance. Noncompliance with these laws could have an adverse effect upon us and subject us and physicians of the Owned and Managed Clinics to penalties and sanctions.

Other State Self-Referral Laws. A number of states other than Florida have enacted self-referral laws that are similar in purpose to the Stark Law but which impose different restrictions. Some states, for example, only prohibit referrals when the physician’s financial relationship with a health care provider is based upon an investment interest. Other state laws apply only to a limited number of designated health services. Some states do not prohibit referrals but require only that a patient be informed of the financial relationship before the referral is made. We believe that our operations will be in material compliance with the self-referral law of the states in which the Owned and Managed Clinics are located.

State Fee-Splitting Prohibitions. Many states prohibit a physician from splitting with a referral source the fees generated from physician services. Other states have a broader prohibition against any splitting of a physician’s fees, regardless of whether the other party is a referral source. In most states, it is not considered to be fee-splitting when the payment made to the physician is reasonable reimbursement for services rendered on the physician’s behalf. We will be reimbursed by physicians on whose behalf we provide management services. The compensation provisions of the management services agreements have been designed to comply with applicable state laws relating to fee-splitting. There can be no certainty, however, that if challenged, we and the Managed Clinics will be found to be in compliance with each state’s fee-splitting laws. A determination in any state that we are engaged in any unlawful fee-splitting arrangement could render any service management services agreement between us and a Managed Clinic located in such state unenforceable or subject to modification in a manner adverse to our interests.

Corporate Practice of Medicine. Most states prohibit corporations from engaging in the practice of medicine. Many of these state doctrines prohibit a business corporation from employing a physician. States differ, however, with respect to the extent to which a licensed physician can affiliate with corporate entities for the delivery of medical services. Some states interpret the “practice of medicine” broadly to include activities of corporations such as Basic Care Networks that can have an indirect impact on the practice of medicine, even where the physician rendering the medical services is not an employee of the corporation and the corporation exercises no discretion with respect to the diagnosis or treatment of a particular patient. We believe that our operations will be in material compliance with the corporate practice of medicine laws of the states in which the Owned and Managed Clinics are located.

Insurance Laws. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of health care providers. While these laws do not generally apply to companies that provide management services to networks of physicians, there can be no assurance that regulatory authorities of the states in which we operate would not apply to these laws to require licensure of our operations as an insurer, as an HMO or as a provider network. We believe that our proposed operations will be in compliance with these laws in the states in which we initially plan to do business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which we may expand will not require licensure or a restructuring of some or all of our operations.

INSURANCE

The initial clinic chains provide medical services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although we do not control the practice of medicine by the clinics, it could be asserted that we should be held liable for malpractice of a physician employed by a clinic. Each of the clinic chains has undertaken to comply with all applicable regulations and legal requirements with respect to insurance coverage. In addition, we maintain liability insurance for ourselves. It is anticipated that we will be named as an additional insured party on the liability insurance policies of each of the clinics. The clinics will maintain comprehensive professional liability insurance, generally with limits of not less than $1.0 million per claim and with aggregate policy limits of not less than $3.0 million. There can be no assurance, however, that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage can be renewed and will continue to be available at acceptable costs.

The initial clinic chains have generally maintained professional liability insurance coverage on a claims-made basis. Such insurance provides coverage for claims asserted when the policy is in effect regardless of when the events that caused the claim occurred. We intend to acquire similar coverage after the closing of the acquisitions, since we, as a result of the acquisitions, may in some cases succeed to the liabilities of the initial clinic chains. Therefore, claims may be asserted after the acquisitions against us for events that occurred prior to the acquisitions.

EMPLOYEES

As of December 31, 2005, we had three full-time employees, the Chief Executive Officer, Chief Financial Officer and President/Chief Operating Officer. As of December 31, 2005, the initial clinic chains had a total of approximately 375 employees. None of these employees are represented by any collective bargaining agreements. Neither we nor any of the initial clinic chains have experienced a work stoppage. Management believes that our relations with our employees are good.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, nor have we been involved in any such proceedings that has had or may have a significant effect on our company. We are not aware of any other material legal proceedings pending against us.

FACILITIES

Our corporate headquarters are located in Marina Del Rey, California, where we lease an office of approximately 2,000 square feet. We believe that our existing space is adequate for our anticipated operations, and that suitable replacement and additional space will be available in the future on commercially reasonable terms. The initial clinics occupy leased facilities, which we intend to assume or have our subsidiaries assume upon consummation of this offering. We do not own any real property.

MANAGEMENT

The following table sets forth the names and ages of our directors and executive officers.

Name	Age	Position
Robert S. Goldsamt	67	Chairman and Chief Executive Officer
David Rapoport, Esq.	68	Director, President and Chief Operating Officer
Ernest J. Ritacco	56	Director, Chief Financial Officer and Secretary
Kenneth L. Marsh	69	Director
Walter B. Terry, Jr.	57	Director

Prior to the completion of this offering, we expect that our board of directors will appoint additional members so that our Board will consist of a majority of independent directors to comply with applicable SEC rules and Nasdaq National Market listing standards.

Robert S. Goldsamt, is our founder and has served as our Chief Executive Officer and Chairman of the Board of Directors since December 2004. Prior to joining us, Mr. Goldsamt worked as a consultant. Since 1996, Mr. Goldsamt has also served as President and Chief Executive Officer of United Physicians Group, Inc., from its inception in September 1995 until November 30, 1996 at which time he became a consultant to that company. From May 1991 to August 1995, Mr. Goldsamt was Chairman and Chief Executive Officer of CliniCorp., Inc., a company engaged in the business of owning and managing chiropractic clinics. Mr. Goldsamt founded American Medicorp, Inc. in 1968, a company listed on the New York Stock Exchange that operated acute-care hospitals in the United States before being acquired by Humana Corporation in 1977. Mr. Goldsamt is a graduate of the Wharton School of Finance of the University of Pennsylvania.

David Rapoport has served as our President and Chief Operating Officer, and as a member of our Board of Directors since February 2006 and as our Assistant Secretary since November 2005. Prior to joining us, Mr. Rapoport worked as a health care business consultant from 1992 to the present. Mr. Rapoport have been involved with the medical industry since the early 1980’s and opened and operated nine medical clinics in California that specialized in personal injury and workers’ compensation until 1991.

Ernest J. Ritacco has served as our Chief Financial Officer, Secretary and as a member of our Board of Directors since December 2004. Since September 2000, Mr. Ritacco has served as a director of Philadelphia College of Osteopathic Medicine. Prior to this, Mr. Ritacco was also the Director of Finance of Corecare Systems, Inc. in Philadelphia, a publicly-held health care company. Prior to joining Corecare, from 1992 to 1998, he was Chief Financial Officer of Progressions Group, a health care company operating hospitals, an assisted living facility, outpatient sites and a managed-care organization. Mr. Ritacco, is a licensed CPA, and holds B.A. and M.B.A. degrees from Rutgers University.

Kenneth L. Marsh has served as a member of our Board of Directors since February 2006. Mr. Marsh has also worked as a banker at U.S. Euro Securities since August 2004. From June 2002 to November 2004, Mr. Marsh served as a senior managing director with Eisner LLP. Prior to joining Eisner, in 2000, Mr. Marsh was affiliated with First Taconic Capital. Mr. Marsh holds a B.A. in liberal arts from Tufts University.

Walter B. Terry, Jr. has served as a member of our Board of Directors since February 2006.  Mr. Terry currently serves as senior vice president at VFinance, an investment bank that focuses on small and midcap financings. From June 2003 to June 2004, he was a managing director responsible for private equity at the investment banking firm of Merriman, Curhan, Ford. From June 1998 to December 2002, Mr. Terry was a senior vice president in the investment banking division of Wells Fargo Bank. Mr. Terry holds a B.A. in History from Lake Forest College and an M.B.A. in finance and accounting from Columbia Business School.

Board of Directors

Our board of directors is currently composed of five members, including two directors who are not employees and who are otherwise independent. Our bylaws provide that the authorized number of directors will be between five and nine, with the exact number to be determined by a majority of our board of directors or stockholders.
Our bylaws provide for a staggered Board of Directors so that, as nearly as possible, one-third of our directors will be elected each year to serve three-year terms. The terms of each class expires at the annual meeting in the years indicated below, when their successors are elected and qualified.

Board Committees

Our board of directors has established an audit committee now composed of two independent directors, including Kenneth Marsh and Walter Terry. The audit committee generally meets with and considers suggestions from members of management and our internal accounting personnel, as well as our independent accountants, concerning our financial operations.

The audit committee also has the responsibility to:

•	review the audit committee charter at least annually and recommend any changes to our board of directors;

•	review our annual financial statements and any other relevant reports or other financial information;

•	review the regular internal financial reports prepared by management and any internal auditing department;

•	recommend to the board of directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants;

•	review and discuss with the accountants all significant relationships the accountants have with us to determine the accountants’ independence;

•	review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant; and

•
following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

Our board of directors has established a compensation committee composed of two independent directors, including Kenneth Marsh and Walter Terry. The compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our 2005 Stock Incentive Plan, including the approval of grants under such plan to our employees, consultants and directors.

Our board of directors may establish other committees to facilitate the management of our business.

Director Compensation

In February 2006, our board of directors adopted a compensation program for our non-employee directors. As adopted, non-employee directors will receive cash compensation as follows: (i) an annual retainer of $15,000 for service as a member of the board of directors, plus (ii) $5,000 annually for each committee on which the director serves, (iii) $25,000 annually for the director who serves as chairman of the compensation committee. In addition, our board of directors adopted a 2006 Non-Employee Director Option Program, pursuant to which each of our non-employee directors may receive a grant of (i) upon joining the board, an option to purchase up to a number of shares of common stock equal to $50,000 divided by the fair market price per share of our common stock at the time of grant, and (ii) for each full year of service, an additional stock option grant for the purchase of up to a number of shares of common stock equal to $50,000 divided by the fair market price per share of our common stock at the time of grant, to be made each year on the date of our annual stockholders meeting. This comprehensive compensation program was approved for the 2006 calendar year. Accordingly, our two non-employee directors, Kenneth Marsh and Walter Terry, will each receive an option to purchase up to a number of shares of common stock equal to $50,000 divided by the per share price in our initial public offering.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION
Summary of cash and other compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2005 by our Chief Executive Officer and each of our other four highest paid executives whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2005.

Summary compensation table
		Annual compensation(1)				Long-term compensation
Name and Principal Position	Fiscal Year	Salary		Bonus	Other annual compensation	Securities Underlying options/SAR	All Other compensation
Robert S. Goldsamt	2005	$240,000	(2)	—	—	—	—
Chairman and
Chief Executive Officer

David Rapoport	2005	—		—	—	—	—
President, Chief Operating Officer
and Director

Ernest Ritacco	2005	$87,500	(3)	—	—	—	—
Chief Financial Officer

(1)
Excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers in 2005.

(2)	Mr. Goldsamt’s accrued salary of $240,000 is contingent upon the closing of this offering.

(3)	accrued but not paid.

Options

We have not granted any options or stock appreciation rights to our named executive officers during the fiscal year ended December 31, 2005.

2005 Stock Incentive Plan

Our board of directors and stockholders adopted our 2005 stock incentive plan in October 2005. Our 2005 stock incentive plan provides for the grant of:

•	incentive stock options to our employees, including officers and employee directors
•	non-qualified stock options to our employees, directors and consultants
•	other types of awards

No more than 1,000,000 shares under options can be granted to an individual optionee in any given fiscal year. We may grant up to an additional                shares, which will not count against the limit set forth in the previous sentence, in connection with an optionee’s initial commencement of service with our company.

Our board of directors or a committee designated by our board of directors administers our 2005 stock incentive plan and has authority to determine the terms and conditions of awards, including the types of awards, the number of shares subject to each award, the vesting schedule of the awards and the selection of grantees.

The exercise price of all options granted under our 2005 stock incentive plan will be determined by our board of directors or a committee designated by our board of directors, but in no event may this price be less than the fair market value of our common stock on the date of grant, unless otherwise determined by our board of directors with respect to non-qualified stock options. If, however, incentive stock options are granted to a person who owns stock possessing more than 10% of the voting power of all our classes of stock, the exercise price of such option must equal at least 110% of the fair market value our common stock on the grant date and the maximum term of these incentive stock options must not exceed five years. The maximum term of an incentive stock option granted to any person who does not own stock possessing more than 10% of the voting power of all our classes of stock must not exceed ten years.

Our board of directors or a committee designated by our board of directors will determine the term of all other awards granted under our 2005 stock incentive plan. The consideration for the option may consist of cash, check, shares of our common stock, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the option, through a same-day sale and exercise procedure facilitated by a brokerage firm, loan or any combination of these forms of consideration.

Only the optionee may exercise an incentive stock option during the optionee’s lifetime. The optionee cannot transfer incentive stock options other than by will or the laws of descent and distribution. The terms of an option agreement may also permit the transfer of non-qualified stock options by gift or pursuant to a domestic relations order. Upon termination of employment for any reason, other than death or disability, any options that have become exercisable prior to the date of termination will remain exercisable for three months from the date of termination, unless otherwise determined by our board of directors. If termination of employment was caused by death or disability, any options which have become exercisable prior to the date of termination will remain exercisable for twelve months from the date of termination. In no event may an optionee exercise the option after the expiration date of the term of an award set forth in the award agreement.

In the event of one of the following, options under our 2005 stock incentive plan will terminate and be cancelled, unless the successor corporation assumes or substitutes the options:

•	a dissolution, liquidation or sale of all or substantially all of our assets;
•	a merger or consolidation in which we are not the surviving entity;
•	a corporate transaction in which our stockholders give up a majority of their equity interest in our company; or
•	an acquisition of 50% or more of our stock by any individual or entity, including by tender offer or a reverse merger.

However, in lieu of the termination of options upon occurrence of the above events, the terms of the individual award agreements may provide for full acceleration of an optionee’s outstanding options immediately upon occurrence of the above events or full acceleration of any outstanding options that are not assumed or substituted by the surviving corporation, and full acceleration of any otherwise assumed or substituted options if the optionee’s employment is terminated for cause or by the optionee for good reason within twelve months of the occurrence of such events.

Unless terminated sooner, our 2005 stock incentive plan will automatically terminate in 2015. Our board of directors will have authority to amend or terminate our 2005 stock incentive plan, subject to stockholder approval of some amendments. However, no action may be taken which will affect any shares of common stock previously issued and sold or any option previously granted under our 2005 stock incentive plan, without the grantee’s consent.

2006 Non-Employee Director Stock Option Program

Our 2006 non-employee director stock option program was adopted as part, and will be subject to the terms and conditions, of our 2005 stock incentive plan. Our board of directors adopted our 2006 non-employee director stock option program in February 2006. Our 2006 non-employee director stock option program will become effective as of the effective date of this prospectus, and no awards will be made under this program until that time.

The purpose of our 2006 non-employee director stock option program is to enhance our ability to attract and retain the best available non-employee directors, to provide them additional incentives and, therefore, to promote the success of our business.

Our 2006 non-employee director stock option program will establish an automatic option grant program for the grant of awards to non-employee directors. Under this program, each then-existing non-employee director upon the effective date of this prospectus and each non-employee director first elected to our board of directors following the closing of this offering will automatically be granted an option to purchase up to a number of shares of common stock equal to $50,000 divided by the fair market price per share of our common stock at the time of grant.

These options will vest and become exercisable in three equal installments on each anniversary of the grant date. Upon the date of each annual stockholders’ meeting, each non-employee director who has been a member of our board of directors for at least six months prior to the date of the stockholders’ meeting will receive an automatic grant of an option to purchase up to a number of shares of common stock equal to $50,000 divided by the fair market price per share of our common stock at the time of grant. These options will vest and become fully exercisable on the first anniversary of the grant date.

The term of each automatic option grant and the extent to which it will be transferable will be provided in the agreement evidencing the option. The consideration for the option may consist of cash, check, shares of our common stock, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the option, through a same-day sale and exercise procedure facilitated by a brokerage firm, loan or any combination of these forms of consideration.

Our 2006 non-employee director stock option program will be administered by the board of directors or a committee designated by our board of directors made up of two or more non-employee directors so that such awards are exempt from Section 16(b) of the Exchange Act. Our board of directors or a committee designated by our board of directors will determine the terms and conditions of awards, and construe and interpret the terms of the program and awards granted under the program. Non-employee directors may also be granted additional incentive awards, subject to the discretion of our board of directors or a committee designated by our board of directors.

Each option under our 2006 non-employee director stock option program will fully accelerate and become immediately exercisable prior to the effective date of the following events, unless otherwise assumed by the surviving corporation:

•	a dissolution, liquidation or sale of all or substantially all of our assets;
•	a merger or consolidation in which our company is not the surviving entity;
•	a corporate transaction whereby our stockholders give up a majority of their equity interest in our company;
•	the sale, transfer or other disposition of all or substantially all of our assets; or
•	an acquisition of 50% or more of our stock by any individual or entity, including by tender offer or a reverse merger.

Each option will fully accelerate and become immediately exercisable prior to the effective date of (a) the acquisition of beneficial ownership of more than 50% of the total voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our shareholders which offer is not recommended by the majority of the members of our incumbent board of directors or (b) the change in the composition of our board of directors over the period of 36 months by reason of contested election(s). These accelerated options will remain exercisable until the expiration or sooner termination of the applicable option term.

Unless terminated sooner, our 2006 non-employee director stock option program will terminate automatically in 2015 when our 2005 stock incentive plan terminates. Our board of directors will have the authority to amend, suspend or terminate our 2006 non-employee director stock option program, provided that no action may affect awards to non-employee directors previously granted under the program unless agreed to by the affected non-employee directors.

Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our certificate of incorporation and our bylaws provide that:

•
we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful;

•
we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or other agreements;

•
we are required to advance expenses to our directors and officers incurred in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; and

•	the rights conferred in our bylaws are not exclusive.

Our board of directors has approved and intends to enter into indemnification agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and our amended and restated bylaws and to provide additional procedural protections. The form of such indemnification agreement provides that in the event an officer or director becomes a party to or witness or other participant in or is threatened to be made a party to or witness or other participant in a proceeding by reason of an indemnifiable event, we will indemnify such person from and against any and all expenses to the fullest extent permitted by law. Proceedings include any threatened, pending or complete action, suit, or proceeding, whether civil, criminal, administrative, investigative, or any inquiry, hearing, or investigation, whether conducted by us or any other party that the officer or director party to the indemnification agreement in good faith believes might lead to the institution of any such action or proceeding. Indemnifiable events shall include any event or occurrence that takes place either prior to or after the effective date of the indemnification agreement, related to the fact that the officer or director party to the indemnification agreement is or was a director or an officer of the company, or while a director or officer is or was serving at the request of the company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity. Finally, expenses include any expense, liability, or loss, including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposes as a result of the actual or deemed receipt of any payments under the indemnification agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any above described proceeding relating to any above described indemnifiable event. The indemnification agreement also provides that, if requested by an indemnified person, we would advance any expenses to the indemnified person.  Currently, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Our board of directors has authorized management to negotiate and obtain directors’ and officers’ liability insurance.

EMPLOYMENT AND SEVERANCE AGREEMENTS

We have entered into executive employment agreements with Mssrs. Goldsamt, Rapoport and Ritacco, each for a term ending three years after the completion of this offering. The following is a description of compensation arrangements with each of our named executive officers:

Robert S. Goldsamt. We are a party to an executive employment agreement with Mr. Goldsamt, who serves as our Chief Executive Officer and Chairman of the Board of Directors. Under our agreement, Mr. Goldsamt receives a base salary, commencing at the completion of the offering, of $300,000 per year, and will be eligible to earn a bonus of up to 200% of his base salary depending on performance criteria to be determined by the board of directors and/or the compensation committee. If this offering is completed, Mr. Goldsamt will be entitled to receive (i) a grant of options for the purchase of up to shares of our common stock at an exercise price equal to the per share price in the offering, and (ii) accrued unpaid salary of $20,000 per month from December 1, 2004 up to the closing date of the offering. During the term of his agreement, Mr. Goldsamt’s employment is terminable upon disability, death or for “cause” as defined in the agreement. In the event that Mr. Goldsamt’s employment agreement is not assumed by a successor following a change of control of Basic Care, he will be entitled to receive the full balance of his base compensation that he would have received after completing the three-year term under the agreement. Mr. Goldsamt receives an allowance of $15,000 per month, up to the earlier of (i) May 15, 2006 or (ii) the closing of this offering, for the payment of office, travel and other business expenses Mr. Goldsamt incurs while conducting business on behalf of Basic Care.

David Rapoport. We are a party to an executive employment agreement with Mr. Rapoport, who serves as our President and Chief Operating Officer. Under our agreement, Mr. Rapoport receives a base salary, commencing at the completion of the offering, of $200,000 per year, and will be eligible to earn a bonus of up to 200% of his base salary depending on performance criteria to be determined by the board of directors and/or the compensation committee. Upon completion of this offering, Mr. Rapoport will be entitled to receive a grant of options for the purchase of up to shares of our common stock at an exercise price equal to the per share price in the offering. During the term of his agreement, Mr. Rapoport’s employment is terminable upon disability, death or for “cause” as defined in the agreement. In the event that Mr. Rapoport’s employment agreement is not assumed by a successor following a change of control of Basic Care, he will be entitled to receive the full balance of his base compensation that he would have received after completing the three-year term under the agreement.

Ernest J. Ritacco. We are a party to an executive employment agreement with Mr. Ritacco, who serves as our Senior Vice President, Chief Financial Officer and Secretary. Under our agreement, Mr. Ritacco receives a base salary, commencing at the completion of the offering, of $175,000 per year, and will be eligible to earn a bonus of up to 200% of his base salary depending on performance criteria to be determined by the board of directors or the compensation committee. If this offering is completed Mr. Ritacco will be entitled to receive (i) a grant of options for the purchase of up to shares of our common stock at an exercise price equal to the per share price in the offering, and (ii) accrued unpaid salary of $7,292 per month from January 1, 2005 up to the closing date of the offering. During the term of his agreement, Mr. Ritacco’s employment is terminable upon disability, death or for “cause” as defined in the agreement, and at will either by him or by us after the first full year.

Further, the board of directors may reward executive officers and other key personnel, including consultants, with option grants and/or bonuses based upon performance.

RELATED PARTY TRANSACTIONS

Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest, each in an amount that exceeds $60,000.

All future transactions between us and any director or executive officer will be subject to approval by a majority of the disinterested members of our board of directors.

Equity to Certain Executive Officers, Directors and Greater Than 5% Holders

Since December 10, 2004, the following executive officers, directors and holders of more than five percent of our voting securities purchased securities in the amounts set forth below.

Name(1)	Common Stock	Warrants
Sloan Equity Partners LLC(2)	171,805	69,054
RSG Partners, LLC(3)	1,066,667	—

(1)	See “Principal Stockholders” for more detail on shares held by these purchasers.

(2)
Sloan Equity Partners LLC holds more than 10% of our capital stock. On November 18, 2004, we entered into a financial advisory and investment banking agreement with Sloan Securities Corp. pursuant to which Sloan acted as our placement agent in connection with our 8% senior secured note bridge and common stock financings. We issued an aggregate 171,805 shares of our common stock in connection with the exercise of Warrants, and a warrant to purchase 69,054 shares to Sloan Equity Partners LLC as payment for services they provided in the bridge financings. See the section entitled “Bridge Financings - Pledge of Common Stock” below for more detailed information on the bridge financings.

(3)
RSG Partners, LLC holds more than 10% of our capital stock and Robert Goldsamt, our Chief Executive Officer and Chairman of the Board, received 1,066,667 shares of our common stock in consideration for prior performance of preincorporation services to us valued at $3,200. Mr. Goldsamt, is the manager and sole member of RSG Partners, LLC.

Bridge Financings - Pledge of Common Stock

From December 2004 through December 2005, we issued securities consisting of common stock and secured promissory notes in private financings to various accredited investors, for gross proceeds $1,735,000. In these financings, we issued secured promissory notes with an aggregate principal amount of $1,746,925, and 384,782 shares of our common stock. The promissory notes bear interest at a rate of 8% per annum, with a maturity date of May 15, 2006, and they are secured by a pledge of all common stock held by RSG Partners, LLC, a guarantee of Robert S. Goldsamt, and by a security agreement that provides, as collateral, substantially all of our assets, except for membership interests of, and assets held by, Basic Care Networks (Park Slope), LLC. Under the terms of the promissory notes, in the event of a default, the applicable default rate of interest is 14% per year. We paid commissions to Sloan Securities Corp. as placement agent in connection with these transactions in the form of warrants for the purchase of an aggregate 240,859 shares of our common stock at an exercise price of $0.21 per share, and a cash amount equal to 13% of the aggregate proceeds raised, or $225,550, which amount is included in deferred financing costs.

Indemnification and Employment Arrangements

We have entered into indemnification agreements with our executive officers and directors. See “Indemnification of Directors and Officers.” We have also entered into employment agreements with certain of our officers. See “Employment and Severance Arrangements.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 10, 2006, as adjusted to reflect the sale of common stock in this offering, for each of the following persons:

•	each of our directors, each director nominee, and each of the named officers in the “Management—Executive Compensation” section of this prospectus;

•	all directors, director nominees, and executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock prior to this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of February 10, 2006. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. All share number and percentages assume no exercise of the underwriters over-allotment option. We have based our calculation of the percentage of beneficial ownership of 1,623,253 shares of common stock outstanding as of February 10, 2006 and     shares of common stock outstanding upon completion of this offering. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Basic Care Networks, Inc., 4270 Promenade Way, Suite 226, Marina Del Rey, California 90292.

Name of stockholder	Number of Shares beneficially owned	Percent of class beneficially owned before offering	Percent of class beneficially owned after offering
Named executive officers and directors:
Robert S. Goldsamt (1)	1,066,667	65.7%		%
David Rapoport	—	—		%
Ernest J. Ritacco	—	—		%
Kenneth Marsh	—	—		%
Walter Terry	—	—		%
Other 5% Stockholders:
Sloan Equity Partners LLC (2) 444 Madison Avenue, 23rd Floor New York, NY 10022	240,859	14.2%		%
All directors, director nominees, and executive officers as a group (5 persons)	1,066,667	65.7%		%

*	Represents less than one percent (1%).

(1)	Shares held by Mr. Goldsamt include 1,066,667 shares held by RSG Partners, LLC, a limited liability company wholly-owned by Mr. Goldsamt.

(2)	Includes a warrant to purchase 69,054 shares of common stock. The natural person with voting and investment power is Daniel Myers, managing member of Sloan Equity Partners, LLC.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as convertible securities to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as convertible securities to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the amended and restated certificate of incorporation

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2005, 1,623,253 shares of common stock were outstanding, and there were no shares of preferred stock outstanding. As of December 31, 2005, we had 52 stockholders.

Common Stock

Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding-up of our company, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock are subject to the rights of the holders of the shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors will have the authority, without any action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company. The existence of authorized but unissued preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Warrants

As of December 31, 2005, there was an outstanding warrant to purchase 69,054 shares of our common stock which have an exercise price of $0.216 per share. This warrant expires on the first to occur of (i) the closing of our company's initial public offering, (ii) ten days prior to the closing of any reorganization, consolidate or merger of our company or (iii) November 30, 2010.

Options

As of December 31, 2005, we had no options issued and outstanding. Options to purchase a total of              shares of common stock may be granted under our 2005 Stock Incentive Plan. See “Management - 2005 Stock Incentive Plan.”

Registration Rights

Subject to applicable lock-up agreements, upon completion of this offering, the holders of approximately 384,782 shares of our common stock have the right to cause us to register these shares under the Securities Act of 1933, as amended. If we file a registration statement to register any of our securities, including a registration statement relating to our initial public offering, we are required to use commercial best efforts to include the registrable shares in the registration statement.

Registration of shares of common stock upon the exercise of these registration rights would result in the holders being able to trade these shares without restriction under the Securities Act once the applicable registration statement is declared effective. We will pay all registration expenses, other than underwriting discounts, related to any registration. All registration rights terminate, for an individual holder, when the holder can sell all of the holder’s shares pursuant to Rule 144(k) under the Securities Act.

Authorized but Unissued Capital Stock

We estimate that following the completion of this offering we will have shares of authorized but unissued common stock, including an aggregate of shares reserved for issuance upon the exercise of options under our 2005 Stock Incentive Plan and an aggregate of shares reserved for issuance upon the exercise of outstanding warrants. If the underwriters fully exercise their over-allotment option, we will have shares of authorized but unissued common stock.

Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of The Nasdaq Stock Market, Inc., which apply so long as the common stock remains included in that inter-dealer quotation system, require prior stockholder approval of specified issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of common stock.

These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. We currently do not have any plans to issue additional shares of common stock or preferred stock, other than in connection with employee compensation plans and the exercise of our outstanding warrants. See “Management—2005 Stock Incentive Plan.” One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the board of directors to issue shares to persons who may agree or be inclined to vote in concert with current management on issues put to consideration of stockholders, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management and possibly deprive the stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

Recent Financings

From December 2004 through March 2005, we issued to accredited investors 195,239 shares of our common stock and 8% Senior Secured Promissory Notes with an aggregate principal value of $892,925.00 plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, for an aggregate purchase price of $935,000. The maturity date of these notes is the earlier to occur of consummation of a $50 million financial transaction or May 15, 2006.

In April 2005, we issued 130,158 shares of common stock to Sloan Equity Partners, LLC in connection with the exercise of warrants resulting in proceeds to the company of $27,333.10.

In July 2005, we issued to accredited investors 62,643 shares of common stock and 8% Senior Secured Promissory Notes with an aggregate principal value of $286,500.00 plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, for an aggregate purchase price of $300,000. The maturity date of these notes is the earlier to occur of consummation of a $50 million financing transaction or May 15, 2006.

In October 2005, we issued 41,647 shares of common stock to Sloan Equity Partners, LLC in connection with the exercise of warrants resulting in proceeds to the registrant of $9,000.

In October 2005, we issued to Sloan Equity Partners, LLC a warrant to purchase 69,054 shares of common stock, exercisable at $0.216 per share, in consideration for the prior performance of financial advisory service. This warrant expires on the first to occur of (i) the closing of our company's initial public offering, (ii) ten days prior to the closing of any reorganization, consolidation or merger of our company or (iii) November 30, 2010.

In November 2005, we issued to accredited investors 104,404 shares of common stock and 8% Senior Secured Promissory Notes with an aggregate principal value of $477,500.00 plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, for an aggregate purchase price of $500,000. The maturity date of these notes is the earlier to occur of consummation of a $50 million financing transaction or May 15, 2006.

From September 2005 through December 2005, we sold and issued 22,496 shares of common stock to accredited investors in the first and second bridge financings that occurred from December 2004 through March 2005 and July 2005, respectively, that were intended to preserve their percentage equity ownership in us prior to the financing that closed in November 2005.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of the company, including changes a stockholder might consider favorable. In particular, our amended and restated certificate of incorporation and bylaws, as applicable, among other things:

•
provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board will have the effect of making it more difficult for stockholders to change the composition of our board;

•
provide that special meetings of stockholders can be called only by the chairman of the board of directors, the president, the chief executive officer, or the board of directors. In addition, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board of directors, the chief executive officer, or the president.

•
provide for an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•
eliminate cumulative voting in the election of directors. Under cumulative voting, a minority of stockholders holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•	allows the number of directors of our company to be fixed, within the limits specified in the certification of incorporation or the bylaws of the company, solely by the board of directors;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum;

•	provide that the protective provisions may only be amended by holders of at least 80% of the outstanding shares of stock of the company entitled to vote; and

•
allow us to issue up to 10,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effects discussed above.

We are subject to Section 203 of the Delaware General Corporation Law which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Delaware corporation for three years following the date these persons become interested stockholders. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may deem to be in their best interests.

In addition, provisions of our 2005 Stock Incentive Plan permit, subject to the provisions of individual award agreements, automatic vesting of all outstanding options granted under the plan upon a change in control in certain instances. Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies they formulated, and to discourage certain types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038, and its telephone number is (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding                shares of common stock. Of these shares, the                  shares sold in the offering (plus any shares issued upon exercise of the underwriters’ over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act (generally, officers, directors or 10% stockholders).

The remaining               shares outstanding are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

Our stockholders and option holders will enter into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of        days after the effective date of the registration statement filed pursuant to this offering without the prior written consent of the underwriters’ representative. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by the designated underwriters’ representative. Taking into account the lock-up agreements, and assuming the underwriters’ representative does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

•	beginning on the effective date of the offering, only the shares sold in the offering will be immediately available for sale in the public market;

•	beginning days after the effective date of the offering, approximately shares will be eligible for sale pursuant to Rules 144, 144(k) and 701 that are not subject to the 180-day lock-up; and

•
an additional                  shares will become eligible for sale pursuant to Rule 144 beginning 180 days after the date of this prospectus. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the effective date), a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent of the number of shares of common stock then outstanding (which will equal approximately              shares immediately after the offering) and the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Beginning 90 days after the effective date, any employee, officer or director of or consultant to us who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under our 2005 Stock Incentive Plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 2005, there were outstanding options to purchase approximately            shares of common stock under our stock option plans. See “Risk Factors” and “Management—2005 Stock Incentive Plan.”

Certain of our stockholders are parties to agreements that obligate us to register their shares of our capital stock if we file a registration statement under the Securities Act. See "Description of Capital Stock – Registration Rights" for additional information.

UNDERWRITING

The lead underwriter of the offering is acting as representative of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, and have agreed to sell to each underwriter named below, the respective number of shares of common stock shown opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

Underwriters	Number of Shares from Us

Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriters’ obligations to purchase our common stock are subject to the satisfaction of the conditions contained in the underwriting agreement, including the following:

•
if any shares of common stock are purchased by the underwriters, then all of the shares of common stock the underwriters agreed to purchase (other than those covered by the over-allotment option described below) must be purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in our business or in the financial markets;

•	we deliver customary closing documents to the underwriters; and

•
the underwriting agreement also provides that, in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $               per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
	Per Share	With Over-Allotment	Without Over-Allotment
Public offering price	$	$	$
Underwriting discounts and commission	$	$	$

In addition to the underwriting discounts and commissions, we have agreed to pay the managing underwriters a nonaccountable expense allowance of        % of the gross proceeds of this offering. We estimate that the total expenses of the offering that we will pay, other than underwriting discounts and commissions and the nonaccountable expense allowance, will be approximately $           . These expenses are comprised of SEC registration fees, NASD filing fees, professional fees and expenses, printing and engraving expenses, transfer agent fees, state securities fees and expenses, premiums for director and officer liability insurances and the initial trustee fee charged by American Stock Transfer and Trust Company.

We have granted to the underwriters an option to purchase up to an aggregate of              shares of our common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the underwriting agreement. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares approximately proportionate to that underwriter’s initial commitment as indicated in the preceding table.

The holders of approximately          % of the fully diluted shares of our common stock, including all of our officers and directors, have agreed, subject to specified exceptions, not to, directly or indirectly, offer to sell, contract to sell, or otherwise sell, pledge, dispose of or hedge any of our common stock or any securities convertible into or exchangeable for shares of our common stock for a period of 180 days from the date of this prospectus, except with the prior written consent of the underwriters. This 180 day period may be extended if (1) during the last 17 days of the 180 day period we issue an earning release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period. The period of each extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between the representative of the underwriters and us. In determining the initial public offering price of our common stock, the representative considered:

•	prevailing market conditions;

•	the historical performance of our initial clinic chains;

•	our capital structure;

•	estimates of our business potential and earnings prospects;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

We anticipate that our common stock will be approved for quotation on the Nasdaq National Market under the symbol “BCNI.”

We have agreed to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act and certain liabilities arising from breaches of our representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

We have been advised by the underwriters that, in accordance with Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market.

A “syndicate covering transaction” is a bid for or the purchase of shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with this offering. The underwriters may create a syndicate short position by making short sales of our shares and may purchase our shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales can be either “covered” or “naked.” “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from the selling stockholders in this offering. “Naked” short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or “cover” this position by either exercising all or part of the over-allotment option to purchase additional shares from the selling stockholders or by engaging in “syndicate covering transactions.” The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

A “stabilizing bid” is a bid for or the purchase of shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A “penalty bid” is an arrangement that permits the representative to reclaim the selling concession from an underwriter or a syndicate member when shares sold by such underwriter or syndicate members are purchased by the representative in a syndicate covering transaction and, therefore, have not been effectively placed by the underwriter or syndicate member.

In connection with this offering, we have agreed to issue the representative a warrant to purchase up to approximately              shares of common stock at an exercise price equal to the per-share price per share offered to the public in this offering. The warrant is exercisable during the period beginning one year after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. The warrant has certain rights of registration of the common stock issuable upon exercise of the warrant. In addition, in accordance with NASD Conduct Rule 2710(g), the representative has undertaken to the NASD that it will not sell, transfer, assign or pledge the warrant or the securities underlying the warrant, or make such securities the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person within a period of 180 days immediately following the date of this prospectus except as otherwise permitted by applicable NASD regulations.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for our company by Richardson & Patel LLP, Los Angeles, California. McGuireWoods LLP will pass upon certain matters in connection with this offering on behalf of the underwriter. If this offering closes, Richardson & Patel LLP will own less than 1% of the shares of our common stock and a warrant to purchase shares of our common stock in an amount equal to 1.5% on a fully diluted basis of our issued and outstanding shares of common stock at the first of the closing of this offering.

EXPERTS

The following financial statements have been included herein and in the registration statement in reliance upon the reports of Marcum & Kliegman LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing:

•	Basic Care Networks, Inc. as of December 31, 2004, and for the period from December 10, 2004 (date of inception) through December 31, 2004;

•
the combined financial statements of Choice Medical Group of entities to be acquired by Basic Care Networks Inc as of December 31, 2004 and 2003, and for each of the years in the three year period ended December 31, 2004;

•
the combined financial statements of Texas Group of entities to be acquired by Basic Care Networks, Inc. at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004;

•	United Healthcare Management, LLC at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004;

•	Grand Central Management Services, LLC , at December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from June 12, 2003 (date of inception) through December 31, 2003, and

•
the combined financial statements of HMCA Managed Physical Medicine Centers acquired by Health Plus Management Services, LLC at June 30, 2005 and 2004 and for each of the years in the three year period ended June 30, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-1 under the Securities Act with the SEC to register our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should refer to the registration statement and the exhibits to the registration statement for more information about our company and our common stock. Our statements in this prospectus concerning the contents of any document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement about those contracts is qualified in its entirety by that reference.

Following the offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with that law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when so filed, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549, and at the regional offices of the SEC located at Three World Financial Center, Room 4300, New York, New York 10281, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Copies of all or any part of the Registration Statement may be obtained from the SEC’s offices upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We will furnish our stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles. The financial statements included in the annual reports will be examined and reported upon, with an opinion expressed, by our independent accountants.

INDEX TO FINANCIAL STATEMENTS

Historical financial Statements of Holding Company:

Basic Care Networks, Inc	F-1

Historical Financial Statements of Proposed Business Acquisitions:

Choice Medical Group of entities to be acquired by Basic Care Networks Inc.	F-15

Texas Group of entities to be acquired by Basic Care Networks, Inc.	F-31

United Healthcare Management, LLC	F-49

Grand Central Management Services, LLC	F-65

Park Slope Management Associates, LLC	F-81

Health Plus Management Services, LLC to be acquired by Basic Care Networks, Inc.	F-94

HMCA Managed Physical Medicine Centers acquired by Health Plus Management Services, LLC.	F-109

Unaudited Pro Forma Financial Information	F-127

BASIC CARE NETWORKS, INC.

FINANCIAL STATEMENTS

For the Period from December 10, 2004 (Date of Inception)
Through December 31, 2004 (Audited) and for the
Nine Months Ended September 30, 2005 (Unaudited)

BASIC CARE NETWORKS, INC.

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Balance Sheets at December 31, 2004 and 2003 (Audited) and September 30, 2005 (Unaudited)	F-2

For the Period from December 10, 2004 (Date of Inception) Through December 31, 2004 (Audited) and for the Nine Months Ended September 30, 2005 (Unaudited):
Statements of Operations	F-3
Statements of Stockholders' Deficiency	F-4
Statements of Cash Flows	F-5

NOTES TO FINANCIAL STATEMENTS	F-6 - F-14
(Unaudited with respect to the Nine Months Ended September 30, 2005)

After the execution of the firm commitment discussed in Note 7 to the financial statements of Basic Care Networks, Inc., we expect to be in a position to render the following audit report.

/s/ Marcum & Kliegman LLP

New York, New York
February 10, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Basic Care Networks, Inc.

We have audited the accompanying balance sheet of Basic Care Networks, Inc. as of December 31, 2004, and the related statements of operations, stockholders’ deficiency and cash flows for the period from December 10, 2004 (date of inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Basic Care Networks, Inc. as of December 31, 2004, and the results of its operations and cash flows for the period from December 10, 2004 (date of inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

New York, New York
October 14, 2005, except for
Note 8 dated February 10, 2006
and Note 7 dated                 , 2006

BASIC CARE NETWORKS, INC.

BALANCE SHEETS

	At	At
	December 31,	September 30,
	2004	2005
		(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$—	$32,638

OTHER ASSETS
Deferred public offering costs	—	135,000
Deferred acquisition costs	—	494,855
Deferred financing costs, less accumulated
amortization of $171,894	—	64,460

Total Other Assets	—	694,315

TOTAL ASSETS	$—	$726,953

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Notes payable	$—	$1,179,425
Accrued wages - officer	—	70,000
Accrued expenses	80,000	952,783

TOTAL LIABILITIES	80,000	2,202,208

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
Common stock, $.001 par value, 10,000,000
shares authorized; 1,066,667 and 1,496,354 shares
issued and outstanding at December 31, 2004 and
September 30, 2005 (unaudited), respectively	1,067	1,496
Additional paid-in capital	2,133	82,475
Accumulated deficit	(83,200)	(1,559,226)

TOTAL STOCKHOLDERS' DEFICIENCY	(80,000)	(1,475,255)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIENCY	$—	$726,953

The accompanying notes are an integral part of these financial statements.

BASIC CARE NETWORKS, INC.

STATEMENTS OF OPERATIONS

	For the Period from December 10, 2004 (Date of Inception) Through December 31, 2004 and for the Nine Months Ended September 30, 2005 (Unaudited)
	2004	2005
REVENUE	$—	$—

OPERATING EXPENSES
General and administrative expenses	83,200	853,254
Abandoned acquisition costs	—	406,171

TOTAL OPERATING EXPENSES	83,200	1,259,425

LOSS FROM OPERATIONS	(83,200)	(1,259,425)

OTHER INCOME (EXPENSES)
Interest income	—	1,027
Interest expense and financing costs	—	(217,628)

TOTAL OTHER EXPENSES	—	(216,601)

NET LOSS	$(83,200)	$(1,476,026)

Weighted average number of common shares outstanding — Basic and Diluted	1,066,667	1,364,542

Net loss per common share — Basic and Diluted	(0.08)	(1.08)

The accompanying notes are an integral part of these financial statements.

BASIC CARE NETWORKS, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIENCY

	For the Period from December 10, 2004 (Date of Inception) Through December 31, 2004 and for the Nine Months Ended September 30, 2005 (Unaudited)
			Additional
	Common Stock		Paid-in	Accumulated
	Shares (1)	Amount	Capital	Deficit	Total
BALANCE - December 10, 2004	—	$—	$—	$—	$—

Issuance of founders stock	1,066,667	1,067	2,133	—	3,200

Net loss	—	—	—	(83,200)	(83,200)

BALANCE - December 31, 2004	1,066,667	1,067	2,133	(83,200)	(80,000)

Sale of common stock in private placement	257,882	257	55,318	—	55,575

Stock issuance for exercise of warrants	171,805	172	36,161	—	36,333

Stock issuance costs	—	—	(11,137)	—	(11,137)

Net loss	—	—	—	(1,476,026)	(1,476,026)

BALANCE - September 30, 2005 (Unaudited)	1,496,354	$1,496	$82,475	$(1,559,226)	$(1,475,255)

(1) Gives effect to a 1-for-3 reverse stock-split.

The accompanying notes are an integral part of these financial statements.

BASIC CARE NETWORKS, INC.

STATEMENTS OF CASH FLOWS

	For the Period from December 10, 2004 (Date of Inception) Through December 31, 2004 and for the Nine Months Ended September 30, 2005 (Unaudited)
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(83,200)	$(1,476,026)
Adjustments to reconcile net loss to net cash used
in operating activities:
Amortization of financing costs	—	171,894
Abandoned acquisition costs		406,171
Compensatory element of stock issuances	3,200	—
Changes in operating assets and liabilities:
Accrued expenses	80,000	384,757

TOTAL ADJUSTMENTS	83,200	962,822

NET CASH USED IN OPERATING
ACTIVITIES	—	(513,204)

CASH FLOWS USED IN INVESTING
ACTIVITIES
Payment of costs for proposed acquisitions	—	(343,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	—	1,179,425
Payment of costs related to proposed public offering	—	(135,000)
Payment of financing costs	—	(236,354)
Stock issuance costs	—	(11,137)
Proceeds from exercise of warrants	—	36,333
Proceeds from sale of common stock	—	55,575

NET CASH PROVIDED BY FINANCING
ACTIVITIES	$—	$888,842

NET INCREASE IN CASH AND CASH
EQUIVALENTS	$—	$32,638

CASH AND CASH EQUIVALENTS - Beginning	—	—

CASH AND CASH EQUIVALENTS - Ending	$—	$32,638

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 1 - Description of Business

Basic Care Networks, Inc. (the “Company”), formerly known as Format Health, Inc., was incorporated on December 10, 2004 (date of inception) under the laws of the State of Delaware, for the purpose of acquiring, on a highly selective basis, successful chains of multi-disciplinary clinics that are in a “roll-out” mode and are specializing in physical medicine, family practice, and urgent care.

The Company is currently making preparations for an initial public offering (“IPO”), the proceeds of which will be used for the acquisition of one or more of such chains of multi-disciplinary clinics (see Note 5).

The accompanying audited financial statements as of December 31, 2004 and for the period from December 10, 2004 (date of inception) to December 31, 2004, and the unaudited financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of operations, stockholders’ deficiency and cash flows for the period presented. The results of operations for the interim period are not necessarily indicative of the results that may be expected for the full year or for any future period.

NOTE 2 - Management’s Plans

After the completion of the proposed IPO discussed in Note 7 to the financial statements, the Company intends to close on its initial clinic acquisitions as discussed in Note 8. The initial cash outlay required to close the initial clinic acquisitions totals approximately $50 million, including estimated closing costs of $795,000. In addition, the 8% promissory notes are required to be repaid out of the proceeds of the proposed IPO (Notes 4 and 8).

The Company funded its operations during the nine months ended September 30, 2005 (unaudited) through the sales of its common stock and 8% promissory notes and the exercise of warrants resulting in proceeds to the Company of approximately $1,271,000. The Company sold similar securities during the quarter ended December 31, 2005 resulting in gross proceeds of $500,000 (Note 8).

The Company expects that future cash flows to be generated from operations of the initial clinic acquisitions, together with the expected available cash from the IPO to be sufficient to fund its business operations over the twelve months following the closing of the IPO. There is no assurance that if the Company completes any or all of the proposed acquisitions, that such acquisitions will succeed in enhancing the Company’s business and will not ultimately have an adverse effect on the Company’s business and operations.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 3 - Summary of Significant Accounting Policies

Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Income Taxes
The Company was not required to provide for a provision for income taxes for the period from December 10, 2004 (date of inception) through December 31, 2004, or for the nine months ended September 30, 2005 (unaudited), as a result of net operating losses incurred during these periods. As of September 30, 2005 (unaudited), the Company had approximately $1,480,000 available of net operating losses ("NOL") and start up costs of approximately $80,000 available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in 2025 and 2024, respectively. At September 30, 2005 (unaudited), the Company had a deferred tax asset of approximately $624,000, which represents the benefits of its net operating loss carryforward and start up costs. The Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain. The difference between the statutory tax rate of 40% and the Company's effective tax rate (0%) is due to the increase in the valuation allowance of $624,000.

The Company's ability to utilize its carryforwards is subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended and separate return limitation year ("SRLY") rules.

Concentration of Credit Risk
As of December 31, 2005 and September 30, 2005 (unaudited), the Company did not have any cash balances in excess of federally insured limits. At various points of time during the periods, the Company had cash balances in excess of federally insured limits.

Fair Value of Financial Instruments
The Company considers that the carrying amount of financial instruments, including accounts payable, accrued liabilities and notes payable approximates fair value. Interest on notes payable is payable at rates which approximate fair value.

Deferred Financing Costs
Amortization of financing costs is computed on a straight-line method over the life of the related loan. Amortization of the deferred financing costs for the nine months ended September 30, 2005 was approximately $172,000.

Deferred Acquisition Costs
The direct costs incurred in connection with the proposed acquisitions are deferred and will be allocated to the purchase price of each group upon the completion of the respective transactions. Costs related to unsuccessful acquisitions are charged to operations at the termination date.

Deferred Public Offering Costs
The costs directly attributable to the proposed IPO discussed in Note 7 are deferred and will be charged against the gross proceeds of the offering. In the event the proposed initial public offering of the Company’s securities is not consummated, the deferred offering costs will be expensed.

Use of Estimates
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses for the period presented. Actual results could differ from those estimates.

Loss Per Share
Basic net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented. Common stock equivalents, consisting of warrants, discussed in the notes to the financial statements, were not included in the calculation of the diluted loss per share because the inclusion would have had the effect of decreasing the loss per share otherwise computed.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 3 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements
In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements”. EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the financial position or results of its operations.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, "Accounting Changes and Error Corrections - a Replacement of Accounting Principal Board (“APB”) Opinion No. 20 and FASB No. 3." This statement requires retrospective application of prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine the period specific effects, or the cumulative effect of the change. This pronouncement will be effective for fiscal years beginning after December 15, 2005. Currently, the Company does not have any changes in accounting principles. The adoption of SFAS No. 154 will not have an impact on the Company's financial position or results of its operations.

In December 2004, the FASB issued its final standard on accounting for share-based payments ("SBP"), SFAS No. 123(R) (revised 2004), “Share-Based Payment”. The statement requires companies to expense the value of employee stock options and similar awards. Under SFAS No. 123(R), SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The effective date for public companies is annual periods beginning after June 15, 2005, and applied to all outstanding and unvested SBP awards at a company's adoption. Since the Company has no outstanding SBP awards, management does not anticipate that this statement will have a significant impact on the Company's financial statements. However, the Company will be required to comply with this statement for future awards.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS No. 153 should be applied prospectively. Management does not anticipate that this statement will have a significant impact on the Company's financial statements.

In October 2004, the FASB ratified the consensus reached in EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.” The EITF states that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004.  The adoption of this pronouncement did not have a material effect on the Company's financial statements.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 3 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In September 2005, the FASB ratified EITF Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues," which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). This pronouncement is effective for periods beginning after January 1, 2006 and is not expected to have a material effect on the Company's financial statements.

In September 2005, the FASB ratified EITF Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature", which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in stockholder’s equity for book purposes, but as a liability for income tax purposes) and, if so, whether that basis difference is a temporary difference under SFAS No. 109, “Accounting for Income Taxes.” This pronouncement is effective for periods beginning after January 1, 2006 and is not expected to have a material effect on the Company's financial statements.

In April 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 provides clarification of certain sections of SFAS No. 143, “Accounting for Asset Retirement Obligations.” Specifically, FIN No. 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company’s unaudited financial position, results of operations or cash flows.

In January 2003, as revised December 2003, the FASB issued FIN 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at the risk for the entity to finance its activities without additional financial support from other parties. Application of FIN No. 46R is required in financial statements of public entities that have interests in VIEs, or potential VIEs, commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public small business issuers' entities is required in all interim and annual financial statements for periods ending after December 15, 2004. The adoption of this pronouncement did not have a material effect on the Company's consolidated financial statements.

NOTE 4 - Private Placement

The Company offered for sale, through three private placements, units consisting of $95,500 in principal amount of the Company's 8% senior secured promissory notes ("Notes"), and $4,500 of the Company's common stock. Interest on the Notes accrue from the date of issue at 8% per annum payable at maturity, which is the earlier of the closing of additional financing of at least $10,000,000 or December 31, 2005. In February of 2006, the holders of the notes agreed to amend and restate the note agreements maturity to the earlier of closing of additional financing of at least $50,000,000, or May 15, 2006. The Notes are secured by a lien on all the assets of the Company, as well as the personal guarantee and pledge of shares of 100% of the Company's common stock outstanding prior to the private placement, which is held by a stockholder. Upon default, as defined in the debt agreement, the interest rate will increase to 14% per annum. In addition, the Company is required to maintain certain restrictive covenants, which prohibit the Company from taking certain actions as defined in the debt agreement. The holders of the Notes are entitled to receive payments in full before the holders of the common stock or any other secured or unsecured subordinated debt.

During the nine months ended September 30, 2005 (unaudited), the Company sold units to a group of investors and raised gross proceeds of $1,235,000 to fund operating expenses until the closing of an IPO or other long-term debt financings. The $1,235,000 of gross proceeds consisted of $1,179,425 of promissory notes and the balance of $55,575 represented the proceeds attributable to 258,216 shares of the Company's common stock issued to the investors. The costs incurred in connection with this transaction, amounting to approximately $247,000, were allocated to deferred financing costs and stock issuance costs of approximately $236,000 and $11,000, respectively.

During October 2005, the Company completed the third private placement (see Note 8). During February 2006, the Company offered a fourth private placement. (Note 8).

In conjunction with the Private Placement, as of September 30, 2005 (unaudited), the Company issued to the placement agent warrants to purchase a total of 171,805 shares of the Company's common stock at $.21 per share expiring in two years. In addition, the placement agent was paid a commission, equivalent to 13% of the aggregate units sold, or approximately $161,000 which amount is included in deferred financing costs.

On April 15, 2005, the Company issued 130,158 shares of its common stock in connection with the exercise of warrants granted to the placement agent for gross proceeds of $27,333.

On August 26, 2005, the Company issued 41,647 shares of its common stock in connection with the exercise of warrants granted to the placement agent for gross proceeds of 9,000.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 4 - Private Placement, continued

The value of the shares issued to the investors and warrants issued to the placement agent in connection with the private placements were preliminarily valued based upon values stated in the private placement agreements. At such time, as the offering price of the common stock is known, the value of the common stock and warrants issued in this private placement will be revalued and any additional amount will be charged to financing costs.

NOTE 5 - Commitments and Contingencies

Proposed Acquisitions
The Company has signed letters of intent to acquire several specialized physical medicine, family practice and urgent care practices located in Dallas, Texas, Boca Raton, Florida and New York. These letters of intent were superseded by definitive purchase agreements (see Note 8). When and if completed, the acquisitions will be accounted for as a purchase, under which the purchase price will be allocated to the acquired assets and assumed liabilities based upon the fair values as of the date the acquisition is consummated. There is no assurance that these acquisitions will be completed.

NOTE 6 - Stockholders’ Deficiency

On December 14, 2004, the Company issued 1,066,667 shares of its common stock to its president/founder for formation of the Company valued at $3,200. This compensatory stock issuance is included in general and administrative expenses in the 2004 accompanying statement of operations.

In February of 2006, the shareholders approved a 1-for-3 reverse stock-split. Share information has been retroactively restated to reflect the stock-split.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 7 - Proposed Initial Public Offering

On April 5, 2005, the Company engaged an underwriter (the “Underwriter”) as financial advisors and lead underwriter in connection with a proposed offering of approximately $55 - $75 million of the Company’s Common Stock on a firm commitment basis, plus a 15% over-allotment option and agreed to pay a fee equal to 7% and an expense allowance of 2.5% of the gross proceeds from the offering. The net proceeds from the offering will substantially be used to fund the closing of the initial clinic acquisitions (as set forth in Note 8), repay the private placement indebtedness and for working capital purposes. In addition, contingent upon the closing of the offering the Company will issue to the Underwriter unrestricted common stock equal to 2% of the total shares issued and outstanding upon the final closing of the offering.

There is no assurance that such offering will be consummated. In connection therewith, the Company anticipates incurring substantial costs, which if the offering is not consummated, will be charged to expense.

On                     , the Company signed an underwriting agreement on a firm commitment basis to sell               shares of the Company's common stock at an offering price of $       per share.

NOTE 8 - Subsequent Events

Debt/Equity
The Company completed the sale of 5.00 units in connection with a private placement during October 2005, the terms of which are described in Note 4, raising gross proceeds of $500,000 and issuing a total of 104,405 shares of common stock. The proceeds were allocated to debt and equity of $477,500 and $22,500, respectively. The Notes were due on January 31, 2006 and were extended to May 15, 2006. In accordance with prior private placements, the Company was required to issue 22,496 shares of its common stock to certain stockholders as anti-dilution shares. Additionally, in accordance with this private placement note holders from the first and second private placements agreed to extend the due date on the notes payable to the earlier of the closing of additional financing of at least $50,000,000, or May 15, 2006.

In connection with this financing, the placement agent received commissions of $65,000 plus a             warrant to purchase 69,054 shares of common stock at an exercise price of $0.216 per share.

NEW YORK CHAIN ACQUISITION

Proposed Acquisition - Grand Central Management Services, LLC
On November 18, 2005, the Company entered into an asset purchase agreement with Grand Central Management Services, LLC (“Grand Central”) with a closing date thirty days following an IPO of the Company’s common stock, under which, the Company will purchase certain assets, including the management agreement and related receivables and assume certain liabilities of Grand Central. The purchase price in the amount of $3,078,364 is payable in cash at closing.

In addition, on November 18, 2005, the Company entered into a consulting agreement with Grand Central, which will commence upon the closing of the above transaction, expiring December 31, 2010, to provide consulting services and assistance to the Company with respect to the management and administrative services. The agreement calls for annual compensation equal to 20% of incremental profits of Grand Central, as defined in the agreement, due within approximately four months after each calendar year end. There is no assurance that these transactions will be completed.

Proposed Acquisition - United Healthcare Management, LLC
On November 18, 2005, the Company entered into an asset purchase agreement with United Healthcare Management, LLC (“United”) with a closing date thirty days following an IPO of the Company’s common stock, under which, the Company will purchase certain assets, including the management agreement and related receivables and assume certain liabilities of United. The purchase price in the amount of $5,701,248 is payable in cash at closing.

In addition, on November 18, 2005, the Company entered into a consulting agreement with United, which will commence upon the closing of the above transaction, expiring December 31, 2010, to provide consulting services and assistance to the Company with respect to the management and administrative services. The agreement calls for annual compensation equal to 20% of incremental profits of United, as defined in the agreement, due within approximately four months after each calendar year end. There is no assurance that these transactions will be completed.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 8 - Subsequent Events, continued

Proposed Acquisition - Park Slope Management Associates, LLC
On November 18, 2005, the Company entered into an asset purchase agreement with Park Slope Management Associates, LLC (“Park Slope”) with a closing date thirty days following an IPO of the Company’s common stock, under which, the Company will purchase certain assets, including the management agreement and related receivables and assume certain liabilities of Park Slope. The purchase price is a formula and is the lesser of $5,000,000 or four times Park Slope’s adjusted EBITDA, as defined in the agreement, payable as follows: $750,000 at closing, $1,000,000 due July 31, 2006 and a secured promissory note for the balance due no later than December 31, 2007, both bearing interest at 6% per annum.

In addition, on November 18, 2005, the Company entered into a consulting agreement with Park Slope, which will commence upon the closing of the above transaction, expiring December 31, 2010, to provide consulting services and assistance to the Company with respect to the management and administrative services. The agreement calls for annual compensation equal to 20% of incremental profits of Park Slope, as defined in the agreement, due within approximately four months after each calendar year end. There is no assurance that these transactions will be completed.

Proposed Acquisition - Health Plus Management Services, LLC
On November 18, 2005, the Company entered into a membership purchase agreement with Health Plus Management Services, LLC (“Health Plus”), under which the Company will purchase 100% of the membership interest outstanding of Health Plus expiring thirty days following an IPO of the Company’s common stock. The purchase price payable in cash is a formula and is equal to $12,032,356, less accrued employee bonus amount, as defined in the agreement, plus a contingent amount computed as defined in the agreement not to exceed $2,000,000 contingent upon Health Plus meeting certain financial covenants.

In addition, on November 18, 2005, the Company entered into a consulting agreement with an entity to be formed which will be owned by the current owner of Health Plus, expiring on December 31, 2010. This consulting agreement is contingent upon the Company completing the proposed acquisitions of Health Plus, Park Slope, United Healthcare and Grand Central. Under this agreement the consulting services to be provided include written business development plans for one or more new clinics and include a commitment to provide up to $300,000 of initial capital for each new clinic and to provide consulting services and assistance to the Company with respect to the management and administrative services to the clinic. The agreement calls for annual payments of $275,000, payable in twelve equal monthly installments and an additional annual payment of 30% of new clinic profits as defined in the agreement. The agreement also calls for annual compensation equal to 20% of incremental profits, as defined in the agreement, due within thirty days of year end. There is no assurance that these transactions will be completed.

FLORIDA CHAIN ACQUISITION

Proposed Acquisition - Choice Medical Centers, Inc.
On November 22, 2005, the Company entered into a stock purchase agreement with Choice Medical Centers, Inc. and subsidiaries and affiliate (“CMC”), under which the Company will purchase a 100% ownership interest in CMC expiring through April 30, 2006 or seven (7) days following the closing of the underwriting associated with an IPO. The purchase price which is payable in cash is the greater of $11,028,928 or four (4) times the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the twelve months ended December 31, 2005, not to exceed $13,000,000. In the event that this amount is less than $13,000,000 the purchase agreement provides for a new measurement of EBITDA based on the 12 months ended June 30, 2006. Any additional amounts due under the calculation providing combined amounts do not exceed $13,000,000 will be evidenced by a 6% promissory note payable on June 30, 3007.

In addition, on November 22, 2005, the Company entered into a management agreement with an entity to be formed which will be owned by the current owner of CMC, which will commence upon the closing of the above transaction, for a three year period with renewal options for successive one year periods, to provide consulting services and assistance to the Company with respect to the management and administrative services of CMC. The agreement calls for annual compensation of $100,000 paid in bi-weekly increments and an additional annual payment equal to 20% of incremental profits, as defined in the agreement. There is no assurance that these transactions will be completed.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 8 - Subsequent Events, continued

TEXAS CHAIN ACQUISITION

Texas Group of Entities
During December 2005, the Company entered into an asset purchase agreement with Texas Group of Entities to be Acquired (“Texas Group”), under which the Company will purchase the business and certain assets of the business which substantially consist of accounts receivable of the Texas Group. The agreement provides for the closing to take place by the earlier of April 2, 2006 or the 1st business day following the satisfaction of the conditions defined in the purchase agreement including the completion of an IPO. The purchase price consists of a payment in cash at closing of $15,679,185, the execution of 6% promissory note in the amount of $500,000, which is due and payable 12 months following the closing and the issuance of a warrant to purchase $1,500,000 of value of common shares of the Company at an exercise price of 120% of the IPO price which is exercisable based upon achievement by the Texas Group of certain earnings milestones. There is no assurance that these transactions will be completed.

In addition, during December 2005, Basic Healthcare Networks of Texas, L.P. entered into a consulting agreement with with an entity to be formed which will be owned by the current owner, which will commence upon the closing of the above transaction, expiring on December 31, 2006 and renewable for a one year period, to provide consulting services and assistance to the Company with respect to the management and administrative services. The agreement calls for annual compensation based upon incremental profits, as defined in the agreement, due within sixty days of year end. There is no assurance that these transactions will be completed.

Modification of Agreements
During February 2006, the Company agreed to amend the terms of the above purchase agreements to allow the respective sellers to terminate their agreements with the Company in the event that the Registration Statement is not filed with the SEC on or before March 15, 2006 or if the Registration Statement is not declared effective on or before May 15, 2006.

Formation of New Companies

On November 2, 2005, the Company formed a wholly owned subsidiary, Basic Health Care Networks of Texas, LLC.

During December 2005, the Company formed a wholly owned subsidiary, Basic Health Care Networks of Texas, L.P.

During December 2005, the Company formed a wholly owned subsidiary, Basic Care Networks (Park Slope), LLC.

Debt Placement
In February of 2006, the Company offered $400,000 to $500,000 of debt in a private placement of the Company’s 20% senior secured promissory notes.

Stock Option Plans
During February 2006, the Board of Directors and the stockholders of the Company approved the 2005 Stock Incentive Plan (the “Plan”), which provides for the granting of up to 15% of the outstanding shares of common stock, pursuant to which officers, employees, directors and consultants are eligible to receive incentive and/or nonstatutory stock options. Options granted under the Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. The Plan provides for the options to include vesting provisions. No options under this Plan have been granted.

In February of 2006, the Board of Directors and the stockholders of the Company approved the 2006 non-employee directors option program, promulgated under the 2005 Stock Incentive Plan, which will become effective as of the registration date, which provides for granting to each director of options per year to purchase $50,000 of common stock at an initial exercise price equal to the per share price to the public in the offering and thereafter an exercise price equal to the fair market value of the common stock on the date of the grant.

BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005)

NOTE 8 - Subsequent Events, continued

Stockholders’ Deficiency
On February 10, 2006, the Board of Directors and the stockholders of the Company approved the amendment to the Certificate of Incorporation increasing the number of authorized common shares to 100,000,000, and authorizing the issuance of up to 10,000,000 shares of preferred stock - par value $.001 per share. The Board of Directors has the authority to issue the preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders.

On February 10, 2006, the stockholders approved a 1-for-3 reverse stock-split of its common stock. Share information has been retroactively restated to reflect the stock-split.

Employment Agreements
In February of 2006, the Company entered into three-year employment agreements with three executives, which become effective upon the completion of the IPO. These agreements provide for base compensation totaling $675,000 per year, plus performance-based bonuses. In addition, the three executives will be entitled to be granted incentive stock options, the exercisability of which is conditioned upon the closing of the IPO, for the purchase of a number of shares of the Company’s common stock representing, in the aggregate up to 9% of the outstanding shares of common stock of the Company after the initial public offering, at an exercise price per share equal to the per share price in the IPO.

CHOICE MEDICAL GROUP OF ENTITIES TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

(Florida Chain)

COMBINED FINANCIAL STATEMENTS

At Decemer 31, 2004 and 2003 and for the Years Ended
December 31, 2004, 2003, and 2002 (Audited)
And
At September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004 (Unaudited)

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-17

COMBINED FINANCIAL STATEMENTS

Balance Sheets as of December 31, 2004 and 2003 (Audited) and September 30, 2005 (Unaudited)	F-18
For Each of the Three Years in the Period Ended December 31, 2004 (Audited) and the Nine Months Ended September 30, 2005 (Unaudited) and September 30, 2004 (Unaudited)
Statements of Income and Retained Earnings	F-19
Statements of Cash Flows	F-20

NOTES TO COMBINED FINANCIAL STATEMENTS	F-21 - F-30
(Unaudited with respect to September 30, 2005 and the Nine Months Ended September 30, 2005 and 2004)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors
Choice Medical Centers, Inc.

We have audited the accompanying combined balance sheets of Choice Medical Group of Entities to be Acquired by Basic Care Networks, Inc. as listed in Note 1 of these combined financial statements (“the Company”) as of December 31, 2004 and 2003, and the related combined statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Choice Medical Group of Entities to be Acquired by Basic Care Networks, Inc. at December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

New York, New York
May 20, 2005, except for Note 8, dated
                  November 22, 2005

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

COMBINED BALANCE SHEETS

	December 31,
	2004	2003	September 30, 2005
ASSETS			(Unaudited)
CURRENT ASSETS
Cash	$5,933	$5,441	$—
Accounts receivable, less of allowance for contractual adjustments and doubtful accounts of $10,014,432, $8,253,216 and $12,967,613 at December 31, 2004 and 2003 and September 30, 2005 (Unaudited), respectively	2,568,612	2,352,619	2,987,560
Loans to stockholders	40,995	13,835	100
Loans receivable - employees	41,686	39,984	4,502
Due from related parties	202,054	21,054	247,305
Total current assets	2,859,280	2,432,933	3,239,467

PROPERTY AND EQUIPMENT, Net	229,079	130,536	209,406

DEPOSITS	15,012	14,345	15,667

TOTAL ASSETS	$3,103,371	$2,577,814	$3,464,540

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank overdraft	$—	$—	$33,582
Accounts payable	30,420	28,203	78,183
Accrued expenses	83,314	57,332	74,348
Current portion of long-term debt	51,168	67,809	33,396
Line of credit	317,050	—	349,650
Due to related parties	42,839	81,959	—
Total current liabilities	524,791	235,303	569,159

LONG-TERM DEBT	76,829	42,773	66,543
Total liabilities	601,620	278,076	635,702

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock of Choice Medical Centers, Inc., $.01 par value; 100,000 shares authorized, 4,900 shares issued and outstanding at December 31, 2004 and 2003 and September 30, 2005 (Unaudited)	49	49	49
Common stock of Neuro Massage Therapists, Inc., $.001 par value; 100,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2004 and 2003 and September 30, 2005 (Unaudited)	1	1	1
Additional paid-in capital	2,351	2,151	2,351
Retained earnings	2,499,350	2,297,537	2,826,437
Total stockholders' equity	2,501,751	2,299,738	2,828,838

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,103,371	$2,577,814	$3,464,540

The accompanying notes are an integral part of these combined financial statements.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)	(Unaudited)
NET PATIENT REVENUE	$5,377,330	$5,118,281	$6,075,511	$5,642,299	$4,012,575

OPERATING EXPENSES
Clinic operating costs, exclusive of
Depreciation and amortization:
Salaries and related costs	1,928,127	1,812,595	1,995,616	1,696,867	1,450,360
Rent, clinic supplies and other	927,821	845,851	1,056,387	856,205	644,621
	2,855,948	2,658,446	3,052,003	2,553,072	2,094,981
Corporate office costs	1,852,324	1,704,823	1,684,025	1,605,802	1,393,129
Depreciation and amortization	51,708	59,152	107,711	47,830	28,542
Total operating expenses	4,759,980	4,422,421	4,843,739	4,206,704	3,516,652

INCOME FROM OPERATIONS	617,350	695,860	1,231,772	1,435,595	495,923

OTHER INCOME (EXPENSES)
Interest income	33,136	80,166	68,091	46,937	31,304
Gains (losses) on disposal of assets	4,267	(5,103)	—	—	—
Interest expense	(7,050)	(13,948)	(19,843)	(21,590)	(7,338)
Other	3,044	—	1,445	—	—
Total other income	33,397	61,115	49,693	25,347	23,966

NET INCOME	650,747	756,975	1,281,465	1,460,942	519,889

RETAINED EARNINGS - BEGINNING	2,297,537	2,252,851	1,872,481	2,499,350	2,297,537

DISTRIBUTIONS	(448,934)	(712,289)	(901,095)	(1,133,855)	(426,974)

RETAINED EARNINGS - ENDING	$2,499,350	$2,297,537	$2,252,851	$2,826,437	$2,390,452

The accompanying notes are an integral part of these combined financial statements.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$650,747	$756,975	$1,281,465	$1,460,942	$519,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,708	59,152	107,711	47,830	28,542
(Gains) losses on disposal of assets	(4,267)	5,103	—	—	—
Loan receivable - employees	—	—	—	37,184	—
Changes in operating assets and liabilities:
Accounts receivable	(215,993)	20,796	(388,989)	(418,948)	157,173
Deposits	(667)	8,458	108	(655)	(4,677)
Accounts payable	2,218	(59,432)	46,655	47,763	41,693
Accrued expenses	25,982	(6,709)	14,755	(8,966)	12,278
Total adjustments	(141,019)	27,368	(219,760)	(295,792)	235,009
Net cash provided by operating activities	509,728	784,343	1,061,705	1,165,150	754,898

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72,086)	(25,610)	(30,964)	(24,007)	(36,127)
Proceeds from sale of property and equipment	12,210	6,497	—	—	—
Advances to related parties	(181,000)	—	(50,742)	(45,251)	(108,300)
Repayments from related parties	—	59,761	—	—	—
Advances to stockholders	(27,160)	(13,835)	—	—	(138,835)
Repayments from stockholders	—	—	68,682	40,895	—
Advances to employees	(1,702)	(20,358)	(11,907)	—	(18,570)
Net cash (used in) provided by investing activities	(269,738)	6,455	(24,931)	(28,363)	(301,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from line of credit	317,250	—	—	32,600	—
Repayments of long-term debt	(68,694)	(105,326)	(99,145)	(32,208)	(15,780)
Borrowings from related parties	—	43,390	—	—	—
Repayments to related parties	(39,120)	—	(24,950)	(42,839)	(73,139)
Net change in bank overdraft	—	(11,132)	(11,584)	33,582	57,386
Stockholder distributions	(448,934)	(712,289)	(901,095)	(1,133,855)	(426,974)
Net cash used in financing activities	(239,498)	(785,357)	(1,036,774)	(1,142,720)	(458,507)

NET INCREASE (DECREASE) IN CASH	492	5,441	—	(5,933)	(5,441)

CASH - BEGINNING	5,441	—	—	5,933	5,441

CASH - ENDING	$5,933	$5,441	$—	$—	$—

Supplemental Disclosure of Cash Flow Information:

CASH PAID DURING THE PERIOD FOR:
Interest paid	$7,050	$13,948	$19,843	$21,590	$7,338
Income taxes paid	$—	$—	$—	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment Financed	$86,108	$15,085	$103,084	$4,150	$—

The accompanying notes are an integral part of these combined financial statements.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 1 - Summary of Significant Accounting Policies

Business Activity
Choice Medical Centers, Inc. and subsidiaries and Neuro Massage Therapists, Inc., collectively referred to as the Company, provide medical care for the treatment of injuries sustained as a result of sports activities, work related accidents, and automobile and other accidents. The medical staff consists of orthopedists and physical medicine physicians as well as chiropractic physicians, support staff, and other medical doctors.

Southeast MRI, LLC, a wholly owned subsidiary of the Choice Medical Centers, Inc., performs magnetic resonance imaging on patients as prescribed by physicians. The Company headquarters are located in Boca Raton, Florida. The principal sources of payment for the Company’s services are commercial health insurance and proceeds from personal injury cases.

The accompanying unaudited financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004, have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of income and retained earnings and statements of cash flows for the periods presented. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

Basis of Combination
The combined financial statements include the consolidated accounts of Choice Medical Centers, Inc. and its wholly owned subsidiaries and Neuro Massage Therapists, Inc. Each company is related by virtue of common ownership and control, and is organized under the laws of the State of Florida. All material intercompany accounts and transactions eliminate in combination. The subsidiaries of Choice Medical Centers, Inc. include the following entities:

Chiro-Medical Associates of Hollywood, Inc.
Injury Treatment Center of South Florida, Inc.
Injury Treatment Center of Boynton Beach, Inc.
Injury Treatment Center of Coral Springs, Inc.
Injury Treatment Center of Lake Worth, LLC
Southeast MRI, LLC
Injury Treatment Center of Fort Myers, Inc.
Injury Treatment Center of Fort Lauderdale, Inc.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 1 - Summary of Significant Accounting Policies, continued

Basis of Combination, continued
These combined financial statements were prepared in connection with a proposed transaction discussed in Note 8 and accordingly, these combined financial statements include the entities identified in the proposed transaction. The financial statements of Preferred Physicians Management Services, Inc. (“PPMS”), Physicians Billing and Financial Services, Inc. (“PBFS”) and GMB Properties, LLP (“GMB”), have not been consolidated in these financial statements since they are not a party to the proposed transaction.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original purchased maturities of three months or less to be cash equivalents.

From time to time, the Company maintains cash balances with financial institutions in excess of federally insured limits.

Accounts Receivable and Revenue Recognition
The Company recognizes revenue as medical services are provided to patients. Net patient revenue is reported at the estimated net realizable amount from insurance companies, third-party payors, patient and others for services rendered. These services are typically billed to insurance companies, patients, or the patient's legal counsel. Substantially all the revenue relates to medical care for personal injuries for patients residing in Southeast, Florida. The carrying amount of accounts receivable may be reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. The Company determines allowances for contractual adjustments and doubtful accounts based on the specific agings and payor classifications at each clinic. Increases to the allowance in the amounts of $1,761,216, $966,430 and $979,950 for the years ended December 31, 2004, 2003 and 2002, and in the amounts of $2,953,181 and $1,289,152 for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited) have been reflected in the accompanying statements of income as a reduction to net patient revenue as these amounts predominantly relate to estimated contractual adjustments. Management individually reviews all accounts receivable balances and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected.

Property and Equipment
Property and equipment is recorded at cost. Expenditures for major improvements and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 1 - Summary of Significant Accounting Policies, continued

Depreciation and Amortization
Depreciation of property and equipment is provided over the estimated useful lives of the related assets ranging from five to seven years using accelerated depreciation method. Amortization of leasehold improvements is computed by the straight-line method over the shorter of the term of the lease or the estimated useful lives of the assets.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of
Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS 144") addresses financial and accounting reporting for the impairment or disposal of long-lived assets. Pursuant to SFAS 144, the Company reviews property and equipment for impairment when certain events or circumstances indicate that the related amounts might be impaired. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

401(k) Profit Sharing Plan
The Company has a 401(k) Plan ("Plan") to provide retirement and incidental benefits for its employees. Employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Plan provides for discretionary contributions as determined by the management. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. The Company did not make discretionary contributions to the Plan for the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2005 and 2004.

Income Taxes
The Company, with the consent of its stockholders, has elected to be taxed under the S Corporation provisions of the Internal Revenue Code. Under these provisions, taxable income of the Company is reflected on the stockholders' individual income tax returns and, as such, no provision for income taxes has been made in the accompanying financial statements.

Fair Values of Financial Instruments
The carrying amounts reported in the balance sheet for cash, accounts receivable and accounts payable approximate their fair value due to the short-term maturity of these financial instruments. The carrying value of long-term debt approximates fair value as the interest rates are not significantly different from the current market rate available to the Company for similar type loans.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 1 - Summary of Significant Accounting Policies, continued

Advertising Costs
Advertising costs are charged to operations as incurred and are included in rent, clinic supplies and other in the accompanying statements of income. Substantially all of the amounts charged to operations for the years ended December 31, 2004, 2003 and 2002, and the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), of approximately $180,000, $229,000, $197,000, $447,000 and $82,000, respectively, were paid to related party.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenue and expenses for the year presented. Actual results could differ from those estimates.

The allowance for contractual adjustments and doubtful accounts is an estimate which is established through charges to revenue. Accounts which are determined to be uncollectible are charged against the allowance and any subsequent recoveries are credited to the allowance. Management's judgment in determining the adequacy of the allowance is based upon several factors which may include, but may not be limited to, historical collection percentage, analysis of delinquent accounts, the nature and volume of the accounts, including the analysis of reimbursement rates, the payment histories of the accounts and management's judgment with respect to current economic conditions. Based on these factors, it is reasonably possible that management's estimate of the allowance for contractual adjustments and doubtful accounts could change in the near term.

Recently Promulgated Accounting Pronouncements
In December 2003, the Financial Accounting Standards Board (“FASB”) issued Revised Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"), which requires the consolidation of variable interest entities. FIN 46R, as revised, was applicable to financial statements of companies that had interests in "special purpose entities" during 2003. Effective as of the first quarter of 2004, FIN 46R is applicable to financial statements of companies that have interests in all other types of entities. Adoption of FIN 46R had no effect on the Company's financial position, results of operations or cash flows. As discussed in Note 1, Basis of Combination, the financial statements of PPMS, PBFS and GMB were not included in these combined financial statements, since they are not part of the proposed transaction discussed in Note 8.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 1 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In May 2004, the FASB issued FASB Staff Position 106-2. "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-2"), which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 supersedes FSP 106-1 and is effective for interim or annual reporting periods beginning after June 15, 2004. The adoption of FSP 106-2 did not have an impact of the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”). Statement 123(R) supersedes APB Opinion No 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows.” Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair value. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective for the Company beginning January 1, 2006. The impact of adoption of Statement 123(R) cannot be accurately predicted at this time since it will depend on levels of share-based payments in the future. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options. The Company does not currently have any share-based payment plans.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." This Statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS No. 153 should be applied prospectively. Management does not expect the adoption of this pronouncement to have a material effect on the Company's consolidated financial statements.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 1 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In June 2005, FASB issued SFAS No. 154, "Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3." This statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle to be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves the financial reporting because its requirements enhance the consistency of the financial reporting between periods. During the reporting period, the Company did not have any accounting changes or error corrections.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material impact on the Company's consolidated financial statements.

In April 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations." FIN No. 47 provides clarification of certain sections of FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Specifically, FIN No. 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 31, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

On March 3, 2005 the FASB issued FASB Staff Position FIN 46 (R)-5, which addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity ("VIE") or a potential VIE when specific conditions exist. Management has evaluated FASB Staff Position FIN 46 (R)-5 and has determined that it has no impact on the Company's consolidated financial statements.

NOTE 2 - Loans to Stockholders

At December 31, 2004 and 2003, the Company has loans receivable of $40,995 and $13,835, respectively, due upon demand from its stockholders. These loans are unsecured and non-interest bearing. The balance at December 31, 2004 was substantially repaid during 2005.

NOTE 3 - Property and Equipment

Property and equipment at December 31, 2004 and 2003 consisted of the following:

	2004	2003

Medical Equipment	$207,040	$193,651
Transportation Equipment	193,804	88,842
Computer Equipment	47,207	35,481
Office Equipment	27,223	19,209
Furniture	18,638	17,208
Leasehold improvements	17,765	17,765
	511,677	372,156
Less: accumulated depreciation and amortization	282,598	241,620

	$229,079	$130,536

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

Depreciation and amortization expense amounted to $51,708, $59,152, $107,711 for the years ended December 31, 2004, 2003 and 2002 and $47,830 and $28,542 for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), respectively.

NOTE 4 - Line of Credit

In November 2004, the Company entered into a $350,000 revolving line of credit with RBC Centura Bank bearing interest, payable monthly, at the bank's prime rate plus 0.5% (5.5% at December 31, 2004), with principal and any accrued interest payable during November 2005. The line of credit is collateralized by certain medical equipment and is personally guaranteed by a stockholder of the Company. Net borrowings at December 31, 2004 were $317,050. The unused amount available under this line of credit at September 30, 2005 amounted to $350.

The line of credit becomes due immediately upon the occurrence of an event of default, including any change in ownership of twenty-five percent or more of the common stock of the Company. On November 18, 2005, the Company extended the line of credit, which bears interest at an initial rate of 7.5%, until November 18, 2006.

NOTE 5 - Long-Term Debt

Long-term debt at December 31, 2004 and 2003 consisted of the following:

	2004	2003

Note payable - RBC Centura Bank; payable in monthly installments of $3,093, including interest at 7%; secured by certain medical equipment; guaranteed by a stockholder of the Company and a related entity under common ownership not included in the accompanying combined financial statements; maturing August 2005	$24,066	$58,163
Notes payable - transportation equipment; payable in monthly installments aggregating $2,456, including interest up to 6.5%; secured by transportation equipment; maturing through December 2009	101,378	31,868
Note payable - office equipment; payable in monthly installments of $625, including imputed interest; secured by office equipment; maturing April 2005	2,553	—
Note payable - other; payable in monthly installments of $5,267, including interest at 12%; collateralized by a security interest in the Company's accounts receivable: matured March 2004	—	20,551
	127,997	110,582
Less current maturities	51,168	67,809

	$76,829	$42,773

Aggregate maturities of long-term debt subsequent to December 31, 2004 are as follows:

2005	$51,168
2006	24,796
2007	16,735
2008	17,756
2009	17,542

$127,997

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 5 - Long-Term Debt, continued

During April 2005, the Company financed an insurance policy, payable in monthly installments of $500, including interest at 6.75% per annum, through April 8, 2008, secured by certain assets of the Company and a guarantee of a stockholder of the Company. The balance at September 30, 2005 amounted to approximately $14,000 (unaudited).

During August 2005, the Company financed the purchase of equipment, payable in monthly installments of $1,383, non-interest bearing, through November 2005. The balance at September 30, 2005 amounted to approximately $3,000 (unaudited).

NOTE 6 - Commitments and Contingencies

Lease Commitments
The Company leases its corporate headquarters and office facilities under a non-cancelable operating lease expiring in June 2009 from GMB, a non-consolidated entity owned by the Company’s stockholder. The lease provides for monthly payments of $4,647, with incremental rent adjustments throughout the lease.

Approximate minimum lease payments due to the related party as of December 31, 2004 are as follows:

2005	$56,734
2006	58,436
2007	60,190
2008	51,535
2009	26,149

$253,044

The Company leases various office and medical facilities under non-cancelable operating leases expiring through December 2009. Certain leases provide for incremental rent adjustments throughout the lease, plus common area and real estate tax reimbursements based on a pro-rata share of the total expenses of the facility.

Approximate minimum lease payments, excluding common area and real estate tax reimbursements, as of December 31, 2004 are as follows:

2005	$254,925
2006	242,214
2007	151,008
2008	61,573
2009	90,170

$799,890

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 6 - Commitments and Contingencies, continued

Lease Commitments, continued
Rent expense amounted to $403,424, $288,673, $279,113 for the years ended December 31, 2004, 2003 and 2002 and $334,033 and $231,058 for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), respectively of which $32,526, $0, $0 was paid to a related party for the years ended December 31, 2004, 2003 and 2002 and $41,819 and $18,586 for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), respectively.

Employment Contracts
The Company has employment contracts with several physicians through April 2007 that provide for minimum annual salary, adjusted for cost of living, a discretionary bonus and certain reimbursed expenses. Future minimum payments under the contract are as follows:

2005	$326,000
2006	340,000
2007	47,000

$713,000

During July 2005, the Company entered into a two year employment contract with a physician that provides for minimum annual salary, adjusted for cost of living, a discretionary bonus and certain reimbursable expenses, amounting to approximately $60,000 per annum.

During August 2005, the Company entered into an annual independent contractor agreement with a physician that provides for minimum annual salary, adjusted for cost of living, a discretionary bonus and certain reimbursable expenses, amounting to approximately $120,000 per annum.

Litigation
The Company is involved in various legal proceedings in the normal course of business. Management believes that the ultimate resolution of such legal proceedings will not have a material adverse effect on the combined financial position, results of operation and cash flows of the Company.

CHOICE MEDICAL GROUP OF ENTITIES TO BE
ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and
the Nine Months Ended September 30, 2005 and 2004)

NOTE 7 - Related Party Transactions

Due from related parties represent uncollateralized advances to various entities under common ownership, primarily to accommodate financing needs of the related entities. Such advances are non-interest bearing and due on demand.

Due to related parties represent uncollateralized borrowings from various entities under common ownership, primarily to accommodate financing needs of the Company. Such borrowings are non-interest bearing and due on demand.

The Company has an informal management arrangement with PPMS, a non-consolidated entity that is controlled by a stockholder of the Company. Under the terms of this arrangement, the Company pays a fee to PPMS for various corporate support staff and administrative and marketing services. Management fees paid under this arrangement totaled $810,154, $620,812, $602,666 for the years ended December 31, 2004, 2003 and 2002 and $534,140 and $686,138 for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), respectively.

The Company had an informal billing and collection arrangement with PBFS, a non-consolidated entity that is controlled by a stockholder of the Company. Under the terms of this arrangement, the Company pays a fee to PBFS for billing and collection services. The fee is based on the Company's net collections, subject to certain adjustments, and totaled $253,115, $528,483, $595,889 for the years ended December 31, 2004, 2003 and 2002 and $0 and $241,465 for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited), respectively. During 2004, the billing and collection arrangement was terminated and these services were subsequently performed by an entity included in the combined financial statements.

Commencing in June 2004, the Company entered into a real property lease with GMB, a non-consolidated entity that is controlled by a stockholder of the Company (Note 6).

NOTE 8 - Subsequent Event

Proposed Transaction
On November 22, 2005, the Company entered into a stock purchase agreement with Basic Care Networks, Inc., under which they will purchase a 100% ownership interest in the Company by the earlier of April 30, 2006 or seven (7) days following the closing of the underwriting associated with an Initial Public Offering (“IPO”). During February 2006, the Company amended the terms of this agreement to allow the Company to terminate the agreement in the event that the Registration Statement is not filed with the SEC on or before March 15, 2006 or if the Registration Statement is not declared effective on or before May 15, 2006. The Purchase Price which is payable in cash is the greater of $11,028,928 or four (4) times the Company’s EBITDA for the twelve month period between July 1, 2005 and June 30, 2006, not to exceed $13,000,000. In the event that this amount is less than $13,000,000 the repayment provides for a new measurement of EBITDA based on the 12 months ended June 30, 2006. Any additional amounts due under the calculation providing combined amounts do not exceed $13,000,000 will be evidenced by a 6 % promissory note payable on June 30, 3007. There is no assurance that this acquisition will be completed.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE
NETWORKS, INC.

COMBINED FINANCIAL STATEMENTS

At December 31, 2004 and 2003 and for the Years Ended
December 31, 2004, 2003 and 2002 (Audited)
and
At September 30, 2005 and for the Nine Months Ended
September 30, 2005 and 2004 (Unaudited)

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-33

COMBINED FINANCIAL STATEMENTS

Balance Sheets at December 31, 2004 and 2003 (Audited) and September 30, 2005 (Unaudited)	F-34 - F-35

For Each of the Three Years Ended December 31, 2004 (Audited) and For the Nine Months Ended September 30, 2005 and 2004 (Unaudited):

Statements of Income	F-36
Statements of Stockholders' Equity	F-37
Statements of Cash Flows	F-38 - F-39

NOTES TO COMBINED FINANCIAL STATEMENTS	F-40 - F-48
(Unaudited with respect to September 30, 2005 and the Nine Months Ended September 30, 2005 and 2004)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Partners of
Texas Group of Entities to be Acquired by Basic Care Networks, Inc.

We have audited the accompanying combined balance sheets of Texas Group of Entities to be Acquired by Basic Care Networks, Inc. as of December 31, 2004 and 2003, and the related combined statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Texas Group of Entities to be Acquired by Basic Care Networks, Inc. as of December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York
June 30, 2005, except for Note 9, dated
December 14, 2005

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

COMBINED BALANCE SHEETS

	December 31,		September 30,
	2004	2003	2005
			(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$104,574	$—	$659,847
Accounts receivable, net of contractual and
bad debt allowances of $9,987,342,
$6,264,082 and $13,611,000 at December 31,
2004 and 2003 and September 30, 2005
(unaudited), respectively	1,857,186	1,179,458	2,456,000
Prepaid expenses and other current assets	3,913	1,786	5,728
Due from stockholder	—	41,285	—

Total Current Assets	1,965,673	1,222,529	3,121,575

PROPERTY AND EQUIPMENT, Net	955,183	1,236,014	724,679

OTHER ASSETS	10,929	18,660	9,154

TOTAL ASSETS	$2,931,785	$2,477,203	$3,855,408

The accompanying notes are an integral part of these combined financial statements.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

COMBINED BALANCE SHEETS

	December 31,		September 30,
	2004	2003	2005
LIABILITIES AND STOCKHOLDERS' EQUITY			(Unaudited)
CURRENT LIABILITIES
Current portion of long-term debt	$90,272	$131,922	$52,492
Current portion of capital lease obligations	—	50,386	—
Bank overdraft	—	43,738	—
Accounts payable	100,439	205,520	101,348
Accrued expenses	125,291	59,418	159,759
Loans from partners	—	15,446	—

Total Current Liabilities	316,002	506,430	313,599

LONG-TERM LIABILITIES
Long-term debt, net of current portion	30,884	100,373	—

TOTAL LIABILITIES	346,886	606,803	313,599

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock	8,000	8,000	8,000
Additional paid-in capital	987,453	882,758	1,045,953
Retained earnings	1,589,446	979,642	2,487,856

TOTAL STOCKHOLDERS' EQUITY	2,584,899	1,870,400	3,541,809

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,931,785	$2,477,203	$3,855,408

The accompanying notes are an integral part of these combined financial statements.

TEXAS GROUP ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

COMBINED STATEMENTS OF INCOME

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)
NET PATIENT REVENUE	$13,726,029	$13,677,662	$12,214,026	$10,554,177	$10,497,711

OPERATING EXPENSES
Clinic operating costs, exclusive of
depreciation and amortization:
Salaries and related costs	6,109,529	5,975,993	5,140,591	4,535,201	4,551,505
Rent, clinic supplies and other	2,659,936	2,772,114	2,545,844	2,119,139	1,934,618

Total Clinic Operating Costs	8,769,465	8,748,107	7,686,435	6,654,340	6,486,123

Depreciation and amortization	347,950	332,539	212,340	265,879	265,171
Impairment of goodwill	—	—	250,000	—	—
Corporate office costs	2,649,811	3,340,534	3,021,098	1,863,111	2,014,271

TOTAL OPERATING EXPENSES	11,767,226	12,421,180	11,169,873	8,783,330	8,765,565

INCOME FROM OPERATIONS	1,958,803	1,256,482	1,044,153	1,770,847	1,732,146

INTEREST EXPENSE	9,046	12,803	17,360	13,742	6,155

NET INCOME	$1,949,757	$1,243,679	$1,026,793	$1,757,105	$1,725,991

The accompanying notes are an integral part of these combined financial statements.

TEXAS GROUP ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

	For the Three Years Ended December 31, 2004
	Common Stock		Additional	Retained
	Shares	Amount	Paid-in Capital	Earnings	Total
BALANCE - January 1, 2002	6,000	$6,000	$92,000	$488,487	$586,487

Contributions	2,000	2,000	365,400	—	365,400
Rent contributed by stockholder	—	—	72,000	—	72,000
Distributions	—	—	—	(641,169)	(641,169)
Net income	—	—	—	1,026,793	1,026,793

BALANCE - December 31, 2002	8,000	8,000	527,400	874,111	1,409,511

Contributions	—	—	277,358	—	277,358
Rent contributed by stockholder	—	—	78,000	—	78,000
Distributions	—	—	—	(1,138,148)	(1,138,148)
Net income	—	—	—	1,243,679	1,243,679

BALANCE - December 31, 2003	8,000	8,000	882,758	979,642	1,870,400

Contributions	—	—	26,695	—	26,695
Rent contributed by stockholder	—	—	78,000	—	78,000
Distributions	—	—	—	(1,339,953)	(1,339,953)
Net income	—	—	—	1,949,757	1,949,757

BALANCE - December 31, 2004	8,000	$8,000	$987,453	$1,589,446	$2,584,899

The accompanying notes are an integral part of these combined financial statements.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,949,757	$1,243,679	$1,026,793	$1,757,105	$1,725,991
Adjustments to reconcile net income to net
cash provided by operating activities:
Impairment of goodwill	—	—	250,000	—	—
Rent contributed by stockholder	78,000	78,000	72,000	58,500	58,500
Depreciation and amortization	347,950	332,539	212,340	265,879	265,171
Changes in operating assets and liabilities:
Accounts receivable, net	(677,728)	(601,958)	(115,533)	(598,814)	(337,542)
Prepaid expenses and other current assets	(2,127)	(1,564)	(1,596)	(1,815)	(12,525)
Other non-current assets	7,731	(8,648)	10,392	1,775	18,660
Accounts payable	(105,081)	(27,390)	78,979	909	(57,609)
Accrued expenses	66,929	(137,538)	59,441	34,468	160,302

TOTAL ADJUSTMENTS	(284,326)	(366,559)	566,023	(239,098)	94,957

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,665,431	877,120	1,592,816	1,518,007	1,820,948

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(37,103)	(157,474)	(564,839)	(35,375)	(35,241)
Payments for acquisition	—	—	(200,000)	—	—

NET CASH USED IN INVESTING ACTIVITIES	$(37,103)	$(157,474)	$(764,839)	$(35,375)	$(35,241)

The accompanying notes are an integral part of these combined financial statements.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

COMBINED STATEMENTS OF CASH FLOWS, continued

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	$(142,211)	$(159,710)	$(107,711)	$(68,664)	$(114,988)
Repayment of capital leases	(50,386)	(69,089)	(51,238)	—	(50,386)
Bank overdraft, net	(43,738)	43,738	—	—	(43,738)
Repayment from (Advances to) stockholders	25,839	(311,384)	40,589	—	25,839
Contributions	26,695	277,358	365,400	—	—
Distributions	(1,339,953)	(1,138,148)	(641,169)	(858,695)	(1,072,229)

NET CASH USED IN FINANCING ACTIVITIES	(1,523,754)	(1,357,235)	(394,129)	(927,359)	(1,255,502)

NET INCREASE (DECREASE) IN CASH	104,574	(637,589)	433,848	555,273	530,205

CASH - Beginning	—	637,589	209,741	104,574	—

CASH - Ending	$104,574	$—	$643,589	$659,847	$530,205

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,039	$12,803	$18,499	$13,742	$6,155
Income taxes	$—	$—	$—	$—	$—

Non-cash investing and financing activities:
Equipment financed	$31,072	$43,616	$90,000	$—	$31,072
Equipment under capital leases	$—	$—	$52,011	$—	$—

Acquisition:
Property and equipment	$—	$—	$(275,000)	$—	$—
Goodwill	—	—	(250,000)	—	—
Assets acquired	—	—	(525,000)	—	—
Issuance of debt	—	—	325,000	—	—
Cash used in acquisition	$—	$—	$(200,000)	$—	$—

The accompanying notes are an integral part of these combined financial statements.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 1 - Organization, Nature of Operations and Basis of Presentation

The combined financial statements include the accounts of Texas Group of Entities to be Acquired by Basic Care Networks, Inc., collectively referred to as the Company. The Company operates through professional associations (“PA”) licensed under the Texas Professional Association Act and two general partnerships that are all under common ownership and management. All material intercompany accounts and transactions are eliminated in combination.

The Company operates outpatient family practice, general practice and physical therapy and rehabilitation service clinics in the Dallas, Texas area. The medical staff consists of M.D., Doctors of Osteopathy, nurse practitioners, Doctors of Chiropractic, licensed Physical Therapists and support staff. The principal sources of payment for the clinics services are self-pay, managed care programs, commercial health insurance, Medicare, workers compensation insurance and proceeds from personal injury cases.

The accounts included in the combined financial statement related by virtue of common ownership, control and management are as follows:

Kingsley Medical Clinic, PA d/b/a Ridgewood Medical Clinic and d/b/a Ridgewood Medical Rehab - Organized on October 24, 1997
303 Medical Clinic, PA d/b/a 303 Medical Clinic and d/b/a 303 Medical Rehab - Organized on September 13, 2000
Bruce E. Wardle, DO PA d/b/a Oak Cliff Medical Treatment Clinic and d/b/a Oak Cliff Medical Rehab - Organized on July 24, 1991
Iberia Medical Clinics, PA d/b/a Southside Medical Clinic and Southside Medical Rehab - Organized on June 19, 1996
Lake June Medical Center, PA d/b/a Lake June Medical Clinic and d/b/a Lake June Medical Rehab - Organized on July 13, 1999
Red Bird Urgent Care Clinic, PA d/b/a Red Bird Urgent Care Clinic and d/b/a Red Bird Medical Rehab - Organized on November 19, 2001
O’Connor Medical Center, PA d/b/a O’Connor Medical Clinic and d/b/a O’Connor Medical Rehab - Organized on June 28, 2001
Northside Medical Clinic, PA d/b/a Northside Medical Clinic and d/b/a Northside Medical Rehab - Organized on November 22, 2000
Ft. Worth Rehabilitation, Inc. f/k/a Manhattan Rehab Associates, Ltd., a Partnership
Rehabilitation Physicians Network, Inc. f/k/a Rehabilitation Physicians Network, a Partnership

These combined financial statements were prepared in connection with a proposed transaction discussed in Note 9 and accordingly, these combined financial statements include the entities identified in the proposed transaction. The financial statements of Wardlay Medical Management, (“WMM”), BEW Financing, Inc (“BEW), Meyers-Trager Do Management Consulting LLC (“MTD”) and Trager-Meyers Management Consulting, LLC (“TMM”), have not been consolidated in these financial statements since they are not a party to the proposed transaction.

The accompanying unaudited combined financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004, have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of income, stockholders’ equity and cash flows for the periods presented. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies

Accounts Receivable and Revenue Recognition
Revenue is recognized in the period in which services are rendered. Net patient revenue is reported at the estimated net realizable amounts from insurance companies, third-party payors, patients and others for services rendered. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. The Company determines allowances for doubtful accounts based on the specific agings and payor classifications at each clinic, and contractual adjustments based on the terms of payor contracts and historical experience. Patient revenue is shown net of contractual adjustments in the statement of income. Net accounts receivable includes only those amounts the Company estimates to be collectible.

Under the Balanced Budget Act of 1997, the total amount paid by Medicare in any one year for outpatient physical (including speech-language pathology) or occupational therapy to any one patient is limited to $1,500 (the "Medicare Limit"), except for services provided in hospitals. After a three-year moratorium, this Medicare Limit on therapy services was implemented for services rendered on or after September 1, 2003. The Medicare Limit in any one-year was adjusted up to $1,590 (the "Adjusted Medicare Limit") and the full amount available for the remaining four months of 2003. Effective December 8, 2003, a moratorium was placed on the Adjusted Medicare Limit for the remainder of 2003 and for years 2004 and 2005. The Medicare Limit is scheduled to be reinstated in 2006 with the amount yet undetermined.

Laws and regulations governing the Medicare program are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare program.

Property and Equipment
Property and equipment is stated at cost. Property and equipment purchased in connection with an acquisition is recorded at its estimated fair value, generally based on an appraisal. Property and equipment is being depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally five to seven years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation and amortization of these assets are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Amortization for assets under capital lease agreements is included in depreciation and amortization expense.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of
Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") addresses financial and accounting reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that statement. SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business.

The Company reviews property and equipment for impairment when certain events or circumstances indicate that the related amounts might be impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2005 and 2004 (unaudited) were approximately $18,600, $79,200, $70,800, $19,300 and $15,900, respectively.

Income Taxes
The Professional Associations, with the consent of their stockholders, have elected to be taxed under the S Corporation provisions of the Internal Revenue Code. Under these provisions, taxable income of the Company is reflected on the stockholders’ individual income tax returns and, as such, no provision for Federal and State of Texas income taxes has been made in the accompanying combined financial statements. The Partnerships file separate federal income tax returns using Form 1065. Under this filing, the partners are liable for their respective share of the profits and losses of the individual companies and accordingly, there is no provision for Federal and State of Texas income taxes recorded in the accompanying combined financial statements.

Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk
The Company had no cash deposits in excess of federally insured limits. Throughout the year, the Company had cash balances in excess of federally insured limits.

Fair Value of Financial Instruments
The reported amounts of the Company’s financial instruments, including receivables, accounts payable and accrued liabilities, approximate fair value due to their short maturities. The carrying amounts of debt approximate fair value since the debt agreements provide for interest rates that approximate market.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses for the period presented. Actual results could differ from those estimates.

The allowance for doubtful accounts is an estimate which is established through charges to revenue. Accounts which are determined to be uncollectible are charged against the allowance and any subsequent recoveries are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based upon the several factors including, the historical collection percentage, analysis of delinquent accounts, the nature and volume of the accounts, the payment histories of the accounts and management’s judgment. Based on these factors, it is reasonably possible that management’s estimate of the provision for doubtful accounts could change in the near term.

Recently Promulgated Accounting Pronouncements
In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150") was issued. SFAS 150 establishes standards for the classification and measurement of certain financial instruments of both liabilities and equity. The Statement also includes disclosures for financial instruments within its scope. For the Company, SFAS 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatory instruments. The adoption of SFAS 150 did not have an impact on the Company's financial condition or results of operations.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In December 2003, the Financial Accounting Standards Board (“FASB”) issued Revised Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"), which requires the consolidation of variable interest entities. FIN 46R, as revised, was applicable to financial statements of companies that had interests in "special purpose entities" during 2003. Effective as of the first quarter of 2004, FIN 46R is applicable to financial statements of companies that have interests in all other types of entities. Adoption of FIN 46R had no effect on the Company's financial position, results of operations or cash flows. As discussed in Note 1, the financial statements of BEW, MTD and TMM were not included in these combined financial statements, since they are not party of the proposed transaction discussed in Note 9.

In May 2004, the FASB issued FASB Staff Position 106-2. "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-2"), which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 supersedes FSP 106-1 and is effective for interim or annual reporting periods beginning after June 15, 2004. The adoption of FSP 106-2 did not have an impact of the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). SFAS 123(R) supersedes APB Opinion No 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123(R) is effective at the beginning of the first interim or annual period beginning after December 15, 2005. The impact of adoption of SFAS 123(R) cannot be accurately predicated at this time since it will depend on levels of share-based payments in the future. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase financing cash flows in periods after adoption. SFAS 123(R) is not expected to have a material effect on the Company’s operations during the years ended December 31, 2004, 2003 and 2002, as the Company had no options or warrants issued or outstanding.

Previously, in December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement 123," ("SFAS 148") which provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends certain disclosures under SFAS 123 and APB Opinion No. 28, "Interim Financial Reporting," to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 was effective for fiscal years ending after December 15, 2002. During the years ended December 31, 2004, 2003 and 2002, the Company did not issue any stock-based compensation.

In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets." This Statement amends APB No. Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS 153 should be applied prospectively. Management does not expect the adoption of this pronouncement to have a material effect on the Company's combined financial statements.

In June 2005, FASB issued SFAS 154, "Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and SFAS 3." SFAS 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle to be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 improves the financial reporting because its requirements enhance the consistency of the financial reporting between periods. During the reporting period, the Company did not have any accounting changes or error corrections.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material impact on the Company's combined financial statements.

In April 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations." FIN No. 47 provides clarification of certain sections of FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Specifically, SFAS 47 clarifies the term conditional asset retirement obligation used in SFAS 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 31, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company's combined financial position, results of operations or cash flows.

On March 3, 2005 the FASB issued FASB Staff Position FIN 46 (R)-5, which addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity ("VIE") or a potential VIE when specific conditions exist. Management has evaluated FASB Staff Position FIN 46 (R)-5 and has determined that it has no impact on the Company's combined financial statements.

NOTE 3 - Acquisition

The Company purchased the assets of Ridgewood Medical Clinic PA (“Ridgewood”), a Texas Professional Association during April 2002. The assets included fixed assets, trade names, goodwill and the rights to operate a medical and rehabilitation clinic on property located in Kingsley, Texas. Accordingly, the results of operations for Ridgewood have been included in the accompanying combined financial statements from that date forward. The acquisition was made for the purpose extending medical and physical therapy services in this area. The clinic provided outpatient medical care and physical therapy. The aggregate purchase price of $525,000 consisted of cash of $200,000 and debt of $325,000. The purchase price was allocated to fixed assets and goodwill amounting to $275,000 and $250,000, respectively. Due to an operating loss, management wrote off the goodwill during the year ended December 31, 2002.

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 4 - Property and Equipment

Property and equipment consists of the following at December 31, 2004 and 2003:

	2004	2003
Machinery and equipment	$547,598	$509,271
Furniture and fixtures	368,492	367,412
Automotive equipment	211,898	191,830
Leasehold improvements	916,533	907,833
	2,044,521	1,976,346
Less: accumulated depreciation and amortization	1,089,338	740,332

Property and Equipment, Net	$955,183	$1,236,014

Depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 was approximately $348,000, $333,000 and $212,000, respectively. Depreciation and amortization expense for the nine months ended September 30, 2005 and 2004 was approximately $265,900 and $265,200 (unaudited), respectively.

NOTE 5 - Long-Term Debt

Long-term debt, at December 31, 2004 and 2003, consists of the following:

	2004	2003
Notes payable - acquisition; payable in monthly installments aggregating $12,027, including imputed interest; maturing through July 2005	$77,017	$199,868

Notes payable - transportation and equipment; payable in monthly installments totaling $3,347, including interest ranging from 5.8% to 11.5%, secured by related equipment and personal guarantees of stockholders; maturing through January 2009	44,139	32,427

	121,156	232,295
Less: current maturities	90,272	131,922

Total	$30,884	$100,373

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 5 - Long-Term Debt, continued

The maturities of long-term debt are as follows:

For the Years Ending December 31,	Total
2005	$90,272
2006	13,933
2007	9,736
2008	6,831
2009	384

Total	$121,156

NOTE 6 - Commitments and Contingencies

Capital Leases
The Company leased equipment under capital leases. The lease terms were for periods from three to four years. Property and equipment purchased under capital leases totaled approximately $185,000 at December 31, 2004 and 2003 and accumulated depreciation totaled approximately $109,000 and $72,000 at December 31, 2004 and 2003, respectively. All capital leases were paid in full during the year ended December 31, 2004.

Operating Leases
The Company rents its operating facilities under non-cancelable operating lease agreements primarily from a related party, BEW (unconsolidated entity as discussed in Note 1), related by virtue of common management, expiring at various dates through March 1, 2008.

Future minimum lease commitments consisted of the following at December 31, 2004:

For the Years Ending December 31,	Facilities and Equipment
2005	$794,000
2006	522,000
2007	245,000
2008	11,000

Total minimum lease commitments	$1,572,000

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 6 - Commitments and Contingencies, continued

Operating Leases, continued
Certain leases provide for increases to minimum payments upon renewal, plus reimbursement of real estate taxes and insurance. The leases are secured by the property and equipment of the Company, which cannot be removed from the premises without written consent from the landlord.

Rent expense for the above non-cancelable operating leases was approximately $790,000 $780,000 and $678,000 for the three years ended December 31, 2004, respectively, which includes related party amounts to BEW of approximately $677,000, $665,000 and $632,000, respectively (see Note 7). Rent expense for the nine months ended September 30, 2005 and 2004 was approximately $587,000 and $573,000 (unaudited), respectively, which includes related party amounts to BEW of approximately $512,000 and $508,000 (unaudited), respectively.

Litigation
The Company is subject to legal proceedings and claims arising from the ordinary course of its business, including personal injury, customer contract and employment claims. In the opinion of management, the aggregate liability, if any, with respect to such actions, will not have a material adverse effect on the combined financial position or results of operations of the Company.

NOTE 7 - Stockholders’ Equity

The following is the capital structure of the combined Company:

Company	Number of Shares Authorized	Number of Shares Issued and Outstanding	Par Value Per Share	Total Par Value
Kingsley Medical Clinic, PA	10,000	1,000	$1.00	$1,000
303 Medical Clinic, PA	10,000	1,000	1.00	1,000
Bruce E. Wardle, DO PA	10,000	1,000	1.00	1,000
Iberia Medical Clinics, PA	10,000	1,000	1.00	1,000
Red Bird Urgent Care Clinic, PA	10,000	1,000	1.00	1,000
O’Connor Medical Center, PA	10,000	1,000	1.00	1,000
Lake June Medical, PA	10,000	1,000	1.00	1,000
Northside Medical Clinic, PA	10,000	1,000	1.00	1,000

	80,000	8,000		$8,000

TEXAS GROUP OF ENTITIES
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 7 - Stockholders’ Equity, continued

The partnerships, Manhattan Rehab Associates, Ltd. and Rehabilitation Physicians Network are reported in the combined statement of stockholders’ equity and are included in retained earnings. Management believes that combined partners’ deficit is not material to the combined statement of stockholders’ equity and therefore has not reported it separately. Net profits or losses of the partnerships are allocated to the partners in proportion to their ownership percentage.

During the three years ended December 31, 2004 and the nine months ended September 30, 2005 and 2004 (unaudited), BEW abated rent under the terms of its non-cancelable operating lease agreement with O’Connor Medical Center, PA amounting to $6,500 per month ($78,000 per year). For the year ended December 31, 2002, this abatement amounted to $72,000. These amounts are included in contributions to capital during the periods in the accompanying combined statements of stockholders’ equity.

NOTE 8 - Related Party Transactions

Management Agreements
The Company pays management fees for all clinics to related parties including WMM, MTD and TMM (unconsolidated FIN 46 entities as discussed in Note 1) in accordance with the terms of management agreements with Red Bird Urgent Care Clinic, PA and Rehabilitation Physicians Network to provide billing and collection services. Compensation payable monthly for these services is computed at a percentage of non-federally funded healthcare program collections net of operating expenses as defined in the agreements expiring through February 2011, with an automatic two year renewal, cancelable by either party or by default and includes a non-compete clause for a one year period for both parties.

The total amount charged to expense under these arrangement was approximately $1,947,000, $2,561,000 and $2,375,000 for the years ended December 31, 2004, 2003 and 2002, respectively, and for the nine months ended September 30, 2005 and 2004 was approximately $1,239,000 and $1,509,000 (unaudited), respectively.

NOTE 9 - Subsequent Events

Proposed Acquisition
During December 2005, the Company entered into an asset purchase agreement with Basic Healthcare Networks of Texas, L.P. (“Basic Healthcare”), a Texas limited partnership and wholly owned subsidiary of Basic Care Networks, Inc. (“Basic”), under which Basic Healthcare will purchase certain assets of the Company by the earlier of April 2, 2006 or the 1st business day following the satisfaction of the conditions defined in agreement including the completion of an Initial Public Offering (“IPO”) by Basic. During February 2006, the Company amended the terms of this agreement to allow the Company to terminate the agreement in the event that the Registration Statement is not filed with the SEC on or before March 15, 2006 or if the Registration Statement is not declared effective on or before May 15, 2006. The purchase price consists of a payment in cash at closing of $15,679,185, the execution of a 6% promissory note in the amount of $500,000, which is due and payable 12 months following the closing and the issuance of a warrant to purchase $1,500,000 of value of common shares of Basic at an exercise price of 120% of the IPO price which is exercisable based upon achievement by the Company of certain earnings milestones. There is no assurance that this sale will be completed.

UNITED HEALTHCARE MANAGEMENT, LLC

FINANCIAL STATEMENTS

At December 31, 2004 and 2003 and for the Three Years Ended
December 31, 2004, 2003 and 2002 (Audited)
And
At September 30, 2005 and for the Nine Months Ended
September 30, 2005 and 2004 (Unaudited)

UNITED HEALTHCARE MANAGEMENT, LLC

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-51

FINANCIAL STATEMENTS

Balance Sheets as of December 31, 2004 and 2003 (Audited) and September 30, 2005 (Unaudited)	F-52
For the Three Years Ended December 31, 2004, 2003 and 2002 (Audited) and the Nine Months Ended September 30, 2005 and 2004 (Unaudited):
Statements of Income and Members’ Equity	F-53
Statements of Cash Flows	F-54

NOTES TO FINANCIAL STATEMENTS	F-55 - F-64
(Unaudited with respect to September 30, 2005 and the Nine Months Ended September 30, 2005 and 2004)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
United Healthcare Management, LLC

We have audited the accompanying balance sheets of United Healthcare Management, LLC as of December 31, 2004 and 2003 and the related statements of income and members’ equity and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Healthcare Management, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

New York, New York
March 24, 2005, except for Note 8
dated November 18, 2005

UNITED HEALTHCARE MANAGEMENT, LLC

BALANCE SHEETS

	December 31,		September 30,
	2004	2003	2005
ASSETS			(Unaudited)

CURRENT ASSETS
Cash	$36,523	$34,949	$72,658
Management fee receivable	2,016,307	1,851,307	1,678,307
Due from related partied	—	—	191,906

Total Current Assets	2,052,830	1,886,256	1,942,871

PROPERTY AND EQUIPMENT, Net	12,662	19,079	8,151

SECURITY DEPOSIT	20,000	20,000	20,000

TOTAL ASSETS	$2,085,492	$1,925,335	$1,971,022

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$32,466	$22,826	$23,133
Current portion of capital lease	952	10,077	—
Accrued expenses - related party	28,000	8,000	28,000
Income taxes payable	13,257	33,830	12,158
Deferred tax liability	73,960	71,593	61,960

Total Current Liabilities	148,635	146,326	125,251

LONG-TERM LIABILITIES
Long-term capital lease, less current portion	—	952	—

TOTAL LIABILITIES	148,635	147,278	125,251

COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY	1,936,857	1,778,057	1,845,771

TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,085,492	$1,925,335	$1,971,022

The accompanying notes are an integral part of these financial statements.

UNITED HEALTHCARE MANAGEMENT, LLC

STATEMENTS OF INCOME AND MEMBERS' EQUITY

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)
REVENUES
Management fee, net, from one medical practice	$2,540,000	$2,220,000	$2,145,000	$1,710,000	$1,890,000

OPERATING EXPENSES
Clinic operating costs, exclusive of depreciation and amortization:
Salaries and related costs	594,319	428,046	190,279	333,269	443,174
Rent, clinic supplies and other	428,344	430,315	366,005	359,787	328,347
	1,022,663	858,361	556,284	693,056	771,521
Corporate office costs	142,025	92,592	13,961	82,492	106,297
Depreciation and amortization	15,315	13,915	11,502	4,511	12,700

TOTAL OPERATING EXPENSES	1,180,003	964,868	581,747	780,059	890,518

INCOME FROM OPERATIONS	1,359,997	1,255,132	1,563,253	929,941	999,482

INTEREST EXPENSE	1,615	3,807	4,914	22	1,450

INCOME BEFORE PROVISION FOR INCOME TAXES	1,358,382	1,251,325	1,558,339	929,919	998,032

PROVISION FOR INCOME TAXES	49,574	48,789	56,557	36,000	34,526

NET INCOME	1,308,808	1,202,536	1,501,782	893,919	963,506

MEMBERS' EQUITY - Beginning	1,778,057	1,410,527	453,745	1,936,857	1,778,057

Distributions	(1,150,008)	(835,006)	(545,000)	(985,005)	(725,005)

MEMBERS' EQUITY - Ending	$1,936,857	$1,778,057	$1,410,527	$1,845,771	$2,016,558

The accompanying notes are an integral part of these financial statements.

UNITED HEALTHCARE MANAGEMENT, LLC

STATEMENT OF CASH FLOWS

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,308,808	$1,202,536	$1,501,782	$893,919	$963,506
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	15,315	13,915	11,502	4,511	12,700
Deferred tax expense	2,367	14,959	38,665	(12,000)	7,000
Changes in operating assets and liabilities:
Management fee receivable	(165,000)	(404,000)	(1,014,807)	338,000	(175,000)
Accounts payable and accrued expenses	9,639	7,994	14,815	(9,333)	(18,134)
Accrued expenses - related party	20,000	8,000	—	—	18,000
Due from related parties	—	—	—	(191,906)
Income taxes payable	(20,573)	15,938	15,835	(1,099)	(33,830)

NET CASH PROVIDED BY OPERATING
ACTIVITIES	1,170,556	859,342	567,792	1,022,092	774,242

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	(8,897)	6,340	(32,843)	—	(4,026)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of capital lease	(10,077)	—	—	(952)	(7,320)
Distributions to members	(1,150,008)	(835,006)	(545,000)	(985,005)	(725,005)

NET CASH USED IN FINANCING
ACTIVITIES	(1,160,085)	(835,006)	(545,000)	(985,957)	(732,325)

NET INCREASE IN CASH	1,574	30,676	(10,051)	36,135	37,891

CASH - Beginning	34,949	4,273	14,324	36,523	34,949

CASH - Ending	$36,523	$34,949	$4,273	$72,658	$72,840

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,615	$3,807	$4,914	$22	$1,450
Income taxes	$67,780	$17,892	$350	$49,099	$61,006

Non-Cash Investing and Financing Activities:
Purchase of equipment under capital lease	$—	$11,029	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 1 - Description of Business

United Healthcare Management, LLC (the “Company”) was organized in the state of New York on February 20, 2001 and is in the business of providing comprehensive management services to a physician practice. The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

The accompanying unaudited financial statements as of September 30, 2005 (unaudited) and for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustment, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of income and members’ equity and statements of cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. The most significant estimates relate to allowances, management agreements, income taxes, contingencies, useful lives of equipment and revenue recognition. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with maturities of three months or less when purchased to be cash equivalents. At December 31, 2004 and 2003, the Company had no cash equivalents.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Property and Equipment
Property and equipment purchased in the normal course of business are stated at cost. Property and equipment are being depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally three to five years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets will be removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

Long-Lived Assets
The Company periodically assesses the recoverability of long-lived assets, including property and equipment, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Members’ Equity
Net income or losses of the Company are allocated to the members in proportion to the percentage of units held.

Revenue Recognition
The Company has a long term management agreement with Alliance Medical Offices, P.C. (the “PC”). The Company’s agreement with the PC stipulates that fee for services rendered is primarily calculated a fixed fee per month, renegotiated at the anniversary of the agreement and each year thereafter. Revenue is recognized under the management contract on a monthly basis equal to the lower of the fixed fee or net realizable amount. Unrecognized revenue for the years ended December 31, 2004, 2003 and 2002 was $—, $— and $75,000, respectively. Unrecognized revenue for the nine months ended September 30, 2005 and 2004 (unaudited) was $315,000 and $—, respectively.

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2004, 2003 and 2002 amounted to $28,466, $3,034 and $913, respectively.

Advertising expense for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) amounted to $2,302 and $20,682, respectively.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Income Taxes
The Company files federal, state and local income tax returns. The Company has elected to be treated as a partnership for tax purposes and accordingly is not subject to federal and state income taxes. The members of an LLC are taxed on their proportionate share of the Company’s income. The Company, however, is subject to New York City Unincorporated Business Tax and a New York State filing fee. Accordingly, the tax provisions within these statements represent the New York City Unincorporated Business Tax and a New York State filing fee. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Concentration of Credit Risk
Management fee receivable and net revenues from one medical practice located in Brooklyn, New York, accounted for all of the management fee receivable and net revenues as of December 31, 2004, 2003 and 2002 and for the years then ended and for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited).

Recently Promulgated Accounting Pronouncements
In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for the classification and measurement of certain financial instruments of both liabilities and equity. SFAS 150 also includes disclosures for financial instruments within its scope. For the Company, SFAS 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain redeemable financial instruments, SFAS 150 will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatory instruments. The adoption of SFAS 150 did not have an impact on the Company's financial condition or results of operations.

In December 2003, the FASB issued Revised Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"), which requires the consolidation of variable interest entities. FIN 46R, as revised, was applicable to financial statements of companies that had interests in "special purpose entities" during 2003. Effective as of the first quarter of 2004, FIN 46R is applicable to financial statements of companies that have interests in all other types of entities. Adoption of FIN 46R had no effect on the Company's financial position, results of operations or cash flows.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In May 2004, the FASB issued FASB Staff Position (“FSP”) 106-2. "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-2"), which requires the measurement of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 supersedes FSP 106-1 and is effective for interim or annual reporting periods beginning after June 15, 2004. The adoption of FSP 106-2 did not have an impact on the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (Statement 123(R)), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair value. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective at the beginning of the first interim or annual period beginning after December 15, 2005. The impact of adoption of Statement 123(R) cannot be accurately predicted at this time since it will depend on levels of share-based payments in the future. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options. The Company expects to adopt Statement 123(R) on January 1, 2006.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement 123," ("SFAS 148") which provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends certain disclosures under SFAS 123 and APB Opinion No. 28, "Interim Financial Reporting," to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 was effective for fiscal years ending after December 15, 2002. For 2004, 2003 and 2002, the Company continues to use the provisions of APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for employee stock options and apply the disclosures required under SFAS 123. During the years ended December 31, 2004, 2003 and 2002, the Company did not issue any stock-based compensation.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." This Statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS No. 153 should be applied prospectively. Management does not expect the adoption of this pronouncement to have a material effect on the Company's financial statements.

In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 did not have a material impact on the Company's financial statements.

In April 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (“FIN No. 47”). FIN No. 47 provides clarification of certain sections of FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Specifically, FIN No. 47 clarifies the term ‘conditional asset retirement obligation’ used in SFAS No. 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 31, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company's financial position, results of operations or cash flows.

On March 3, 2005, the FASB issued FSP FIN 46 (R)-5, which addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity ("VIE") or a potential VIE when specific conditions exist. Management has evaluated FSP FIN 46 (R)-5 and has determined that it has no impact on the Company's financial statements.

 UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3." This statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle, be recognized by including in net income of the period of the change, the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves financial reporting through its requirements that enhance the consistency of the financial reporting between periods. During the reporting period, the Company did not have any accounting changes or error corrections.

Fair Value of Financial Instruments
The financial statements include various estimated fair value information at December 31, 2004 and 2003, as required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments.” Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Management Fee Receivable and Accounts Payable: The carrying amounts approximate fair value because of the short maturity of those instruments.

Capital Lease: The carrying amount of the capital lease approximates fair value due to the length of the maturities and/or due to the interest rates not being significantly different from the current market rates available to the Company.

NOTE 3 - Management Fee Receivable

The Company's receivables from the PC consist of fees outstanding under a management agreement with the PC. Payment of the outstanding fees is dependent upon collection by the PC of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations. Net revenues from the PC accounted for all of the Company’s net revenues for the years ended December 31, 2004, 2003 and 2002 and for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited). The management fee receivable is collateralized by substantially all of the assets of the PC including the PC’s accounts receivable from third-party payors.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 3 - Management Fee Receivable, continued

Collection by the Company of its management fee receivable may be impaired by the uncollectibility of PC medical fees from third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims, due to longer payment cycles and rigorous informational requirements. Substantially all of the PCs net revenues were derived from no-fault and workers compensation claims. The Company considers the aging of its management fee receivable in determining the amount of allowance for doubtful accounts. The Company takes all legally available steps to collect its receivable. The Company’s management fee receivable from the PC was reduced at December 31, 2004 and 2003, and September 30, 2005 by $505,000, $505,000 and $820,000 (unaudited), respectively, in connection with cumulative unrealizable value.

NOTE 4 - Property and Equipment

Property and equipment consists of the following at December 31, 2004 and 2003:

	2004	2003
Computers	$7,008	$1,809
Office equipment	6,313	6,313
Furniture and fixtures	11,153	8,654
Equipment under capital lease	24,803	24,803
Leasehold improvements	4,347	3,147
	53,624	44,726

Less: accumulated depreciation and amortization	(40,962)	(25,647)

Property and Equipment, Net	$12,662	$19,079

Depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 were $15,315, $13,915 and $11,502, respectively.

Depreciation and amortization expense for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) were $4,511 and $12,700, respectively.

NOTE 5 - Commitments and Contingencies

Lease
The Company leases a facility in New York for the operations of the PC, expiring February 2007.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 5 - Commitments and Contingencies, continued

Lease, continued

Future minimum lease payments under this operating lease are as follows:

For the Years Ending December 31,	Amount
2005	$93,395
2006	96,197
2007	16,730

Total	$206,322

Rent expense amounted to $94,634, $89,675 and $87,034 for the years ended December 31, 2004, 2003 and 2002, respectively. Rent expense for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) amounted to $80,555 and $70,812, respectively.

Insurance Obligation
The Company is required to maintain general liability insurance coverage of $1,000,000 in accordance with its agreement with the PC.

Capital Lease Obligation
The Company has equipment under a capital lease expiring in 2005. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset with a cost of $24,803 at December 31, 2004 and 2003 and accumulated amortization of $24,114 and $15,846 at December 31, 2004 and 2003, respectively, is included in property and equipment and is being amortized over the estimated useful life of the asset.

NOTE 6 - Income Taxes

The income tax provision consists of:

	For the Years Ended December 31,
	2004	2003	2002
State and Local:
Current	$47,207	$33,830	$17,892
Deferred	2,367	14,959	38,665

	$49,574	$48,789	$56,557

The deferred tax liability at December 31, 2004 and 2003 is attributable to the excess of the net book basis over the tax basis principally related to management fee receivable.

UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 7 - Related Party Transactions

On April 28, 2003, the Company entered into a ten-year agreement with Integrity Healthcare Management, Inc. (“IHM”), an entity that is controlled by a member of the Company. Under the terms of this agreement, the Company is required to pay a minimum management fee of $24,000 per annum, plus a fee to IHM for the actual costs of various support staff and administrative expenses. Management fees and reimbursed administrative expenses, including payroll, under the agreement totaled $634,153 and $426,700 for the years ended December 31, 2004 and 2003, respectively. These fees for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) amounted to $506,247 and $470,790, respectively. Reimbursed expenses paid to IHM during 2002 amounted to $137,259.

The PC was owned by a relative of a member of the Company through April 2003. Management fee revenue earned during the years ended December 31, 2003 and 2002, while the PC was owned by the relative amounted to $740,000 and $2,220,000, respectively. In April 2003, the Company terminated this agreement and entered into a new agreement with an unrelated third party.

During the nine months ended September 30, 2005 (unaudited), the Company paid various expenses on behalf of two related parties, Park Slope Management Associates, LLC and Grand Central Management Services, LLC which amounted to approximately $192,000. The balances due from the related parties are unsecured, non-interest bearing and are due on demand.

The Company is the guarantor of a capital lease for Park Slope Management Associates, LLC. The outstanding balance on the capital lease is approximately $46,100 at September 30, 2005 (unaudited). The monthly lease payments are approximately $1,700. The final lease payment is due in June 2008.

NOTE 8 - Subsequent Events

On November 18, 2005, the Company entered into an asset purchase agreement with Basic Care Networks, Inc. (“Basic”) with a closing date thirty days following an initial public offering of Basic’s common stock, under which, Basic will purchase certain assets, including the management agreement with the PC, and related receivable, and assume certain liabilities of the Company. During February 2006, the Company amended the terms of this agreement to allow the Company to terminate the agreement in the event that the Registration Statement is not filed with the SEC on or before March 15, 2006 or if the Registration Statement is not declared effective on or before May 15, 2006. The purchase price in the amount of $5,701,248 is payable in cash at closing.

 UNITED HEALTHCARE MANAGEMENT, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 8 - Subsequent Events, continued

In addition, on November 18, 2005, the Company entered into a consulting agreement with Basic, which will commence upon the closing of the above transaction, expiring December 31, 2010, to provide consulting services and assistance to Basic with respect to the management and administrative services to the PC. The agreement calls for annual compensation based upon a percentage of incremental profits, as defined in the agreement, due within approximately four months after year end. There is no assurance that these transactions will be completed.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

FINANCIAL STATEMENTS

At December 31, 2004 and 2003 and for the Year Ended December 31, 2004 and the Period from
June 12, 2003 (Date of Inception) Through December 31, 2003 (Audited)
And
At September 30, 2005 and for the Nine Months Ended
September 30, 2005 and 2004 (Unaudited)

GRAND CENTRAL MANAGEMENT SERVICES, LLC

CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-67

FINANCIAL STATEMENTS

Balance Sheets as of December 31, 2004 and 2003 (Audited)
and September 30, 2005 (Unaudited)	F-68
For the Year Ended December 31, 2004 (Audited) and the Period from
June 12, 2003 (Date of Inception) Through December 31, 2003
(Audited) and the Nine Months Ended September 30, 2005
and 2004 (Unaudited):
Statements of Income and Members’ Equity	F-69
Statements of Cash Flows	F-70

NOTES TO FINANCIAL STATEMENTS	F-71 - F-80
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Grand Central Management Services, LLC

We have audited the accompanying balance sheets of Grand Central Management Services, LLC as of December 31, 2004 and 2003 and the related statements of income and members’ equity, and cash flows for the year ended December 31, 2004 and for the period from June 12, 2003 (date of inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand Central Management Services, LLC as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period from June 12, 2003 (date of inception) through December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

New York, New York
March 24, 2005, except for Note 8
dated November 18, 2005

GRAND CENTRAL MANAGEMENT SERVICES, LLC

BALANCE SHEETS

	December 31,		September 30,
	2004	2003	2005
ASSETS			(Unaudited)
CURRENT ASSETS
Cash	$21,397	$36,174	$14,487
Management fee receivable	747,800	337,300	778,800

Total Current Assets	769,197	373,474	793,287

PROPERTY AND EQUIPMENT, Net	28,792	49,842	13,005

SECURITY DEPOSIT	45,000	45,000	45,000

TOTAL ASSETS	$842,989	$468,316	$851,292

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Current portion of capital lease	$12,987	$11,297	$8,166
Accounts payable	5,041	15,192	10,767
Accrued expenses - related party	9,840	5,601	5,128
Due to related party	—	—	41,000
Income taxes payable	10,000	—	1,042
Deferred tax liability	28,000	8,000	30,000

Total Current Liabilities	65,868	40,090	96,103

LONG-TERM LIABILITIES
Long-term capital lease, less current portion	4,747	17,734	—

TOTAL LIABILITIES	70,615	57,824	96,103

COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY	772,374	410,492	755,189

TOTAL LIABILITIES AND MEMBERS' EQUITY	$842,989	$468,316	$851,292

The accompanying notes are an integral part of these financial statements.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

STATEMENTS OF INCOME AND MEMBERS' EQUITY

		Period from
		June 12, 2003
	For the Year	(date of inception)
	Ended	Through	For the Nine Months Ended
	December 31,	December 31,	September 30,
	2004	2003	2005	2004
			(Unaudited)
REVENUE
Management fees, net from one medical
practice	$1,320,000	$450,000	$775,000	$990,000

OPERATING EXPENSES
Clinic operating costs, exclusive of depreciation and
amortization:
Salaries and related costs	237,790	75,693	256,803	162,204
Rent, clinic supplies and other	249,885	97,417	176,741	184,215
	487,675	173,110	433,544	346,419
Corporate office costs	21,014	16,944	19,417	16,292
Depreciation and amortization expense	21,050	13,307	15,787	15,787

TOTAL OPERATING EXPENSES	529,739	203,361	468,748	378,498

INCOME FROM OPERATIONS	790,261	246,639	306,252	611,502

INTEREST EXPENSE	3,364	3,147	1,427	2,672

INCOME BEFORE PROVISION FOR
INCOME TAXES	786,897	243,492	304,825	608,830

PROVISION FOR INCOME TAXES	30,000	8,000	12,000	23,800

NET INCOME	756,897	235,492	292,825	585,030

MEMBERS' EQUITY - Beginning	410,492	—	772,374	410,492

Contributions	—	175,000	—	—

Distributions	(395,015)	—	(310,010)	(255,007)

MEMBERS' EQUITY - Ending	$772,374	$410,492	$755,189	$740,515

The accompanying notes are an integral part of these financial statements.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

STATEMENTS OF CASH FLOWS

		Period from
		June 12, 2003
	For the Year	(date of inception)
	Ended	Through	For the Nine Months Ended
	December 31,	December 31,	September 30,
	2004	2003	2005	2004
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$756,897	$235,492	292,825	585,030
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	21,050	13,307	15,787	15,787
Deferred tax expense	20,000	8,000	2,000	19,000
Changes in operating assets and liabilities
Management fee receivable	(410,500)	(337,300)	(31,000)	(368,500)
Security deposit	—	(45,000)	—	—
Accounts payable	(10,151)	15,192	5,726	(13,047)
Due to related party	—	—	41,000	—
Accrued expenses - related party	4,239	5,601	(4,712)	(5,601)
Income taxes payable	10,000	—	(8,958)	4,000

NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES	391,535	(104,708)	312,668	236,669

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	—	(27,416)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of capital lease	(11,297)	(6,702)	(9,568)	(8,323)
Distributions to members	(395,015)	—	(310,010)	(255,007)
Contributions by members	—	175,000	—	—

NET CASH (USED IN) PROVIDED BY
FINANCING ACTIVITIES	(406,312)	168,298	(319,578)	(263,330)

NET (DECREASE) INCREASE IN CASH	(14,777)	36,174	(6,910)	(26,661)

CASH - Beginning	36,174	—	21,397	36,174

CASH - Ending	$21,397	$36,174	$14,487	$9,513

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:
Interest	$3,364	$3,147	$1,427	$2,672
Income taxes	$—	$—	$8,582	$—

Non-Cash Investing and Financing Activities:
Purchase of equipment under capital lease	$—	$35,733	$—	$—

The accompanying notes are an integral part of these combined financial statements.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 1 - Description of Business

Grand Central Management Services, LLC (the “Company”) was organized in the State of New York on December 18, 2002 and is in the business of providing comprehensive management services to a physician practice. The Company began operating on June 12, 2003 (date of inception). The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

The accompanying unaudited financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustment, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of income and members’ equity and statements of cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. The most significant estimates relate to allowances, management agreements, income taxes, contingencies, useful lives of equipment and revenue recognition. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with maturities of three months or less when purchased to be cash equivalents. At December 31, 2004 and 2003, the Company had no cash equivalents.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Property and Equipment
Property and equipment purchased in the normal course of business are stated at cost. Property and equipment are being depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally three to five years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets will be removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

Long-Lived Assets
The Company periodically assesses the recoverability of long-lived assets, including property and equipment when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Members’ Equity
Net income or losses of the Company are allocated to the members in proportion to the percentage of units held.

Revenue Recognition
The Company has a long term management agreement with Midtown Medical Practice, P.C. (the "PC"). The Company’s agreement with the PC stipulates that fee for services rendered is primarily calculated at a fixed fee per month, renegotiated at the anniversary of the agreement and each year thereafter. Revenue is recognized under the management contract on a monthly basis equal to the lower of the fixed fee or the net realizable amount. Unrecognized revenue for the year ended December 31, 2004 and the period from June 12, 2003 (date of inception) through December 31, 2004 was $— and $210,000, respectively.

Unrecognized revenue for the nine months ended September 30, 2005 and 2004 (unaudited) was $215,000 and $—, respectively.

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2004 and the period from June 12, 2003 (date of inception) through December 31, 2003 amounted to $1,936, and $8,297, respectively. Advertising expense for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) amounted to $2,175 and $1,648, respectively.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Income Taxes
The Company files federal, state and local income tax returns. The Company has elected to be treated as a partnership for tax purposes and accordingly is not subject to federal and state income taxes. The members of an LLC are taxed on their proportionate share of the Company’s income. The Company, however, is subject to New York City Unincorporated Business Tax and a New York State filing fee. Accordingly, the tax provisions within these statements represent the New York City Unincorporated Business Tax and a New York State filing fee. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Concentration of Credit Risk
Management fee receivable and net revenues from one medical practice located in New York, New York, accounted for all of the management fee receivable and net revenues for the year ended December 31, 2004 and the period from June 12, 2003 (date of inception) through December 31, 2003 and for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited).

Recently Promulgated Accounting Pronouncements
In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for the classification and measurement of certain financial instruments of both liabilities and equity. SFAS 150 also includes disclosures for financial instruments within its scope. For the Company, SFAS 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain redeemable financial instruments, SFAS 150 will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatory instruments. The adoption of SFAS 150 did not have an impact on the Company's financial condition or results of operations.

In December 2003, the FASB issued Revised Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"), which requires the consolidation of variable interest entities. FIN 46R, as revised, was applicable to financial statements of companies that had interests in "special purpose entities" during 2003. Effective as of the first quarter of 2004, FIN 46R is applicable to financial statements of companies that have interests in all other types of entities. Adoption of FIN 46R had no effect on the Company's financial position, results of operations or cash flows.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In May 2004, the FASB issued FASB Staff Position (“FSP”) 106-2. "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-2"), which requires the measurement of the accumulated postretirement benefit obligation and net periodic postretirement benefit costs to reflect the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 supersedes FSP 106-1 and is effective for interim or annual reporting periods beginning after June 15, 2004. The adoption of FSP 106-2 did not have an impact on the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (Statement 123(R)), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair value. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective at the beginning of the first interim or annual period beginning after December 15, 2005. The impact of adoption of Statement 123(R) cannot be accurately predicted at this time since it will depend on levels of share-based payments in the future. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options. The Company expects to adopt Statement 123(R) on January 1, 2006.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement 123," ("SFAS 148") which provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends certain disclosures under SFAS 123 and APB Opinion No. 28, "Interim Financial Reporting," to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 was effective for fiscal years ending after December 15, 2002. For 2004, 2003 and 2002, the Company continues to use the provisions of APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") to account for employee stock options and apply the disclosures required under SFAS 123. During the years ended December 31, 2004, 2003 and 2002, the Company did not issue any stock-based compensation.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." This Statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS No. 153 should be applied prospectively. Management does not expect the adoption of this pronouncement to have a material effect on the Company's financial statements.

In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 did not have a material impact on the Company's financial statements.

In April 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (“FIN No. 47”). FIN No. 47 provides clarification of certain sections of FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Specifically, FIN No. 47 clarifies the term ‘conditional asset retirement obligation’ used in SFAS No. 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 31, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company's financial position, results of operations or cash flows.

On March 3, 2005, the FASB issued FSP FIN 46 (R)-5, which addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity ("VIE") or a potential VIE when specific conditions exist. Management has evaluated FSP FIN 46 (R)-5 and has determined that it has no impact on the Company's financial statements.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3." This statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle, be recognized by including in net income of the period of the change, the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves financial reporting through its requirements that enhance the consistency of the financial reporting between periods. During the reporting period, the Company did not have any accounting changes or error corrections.

Fair Value of Financial Instruments
The financial statements include various estimated fair value information at December 31, 2004 and 2003, as required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments.” Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Management Fee Receivable and Accounts Payable: The carrying amounts approximate fair value because of the short maturity of those instruments.

Capital Lease: The carrying amount of the capital lease approximates fair value due to the length of the maturities and due to the interest rates not being significantly different from the current market rates available to the Company.

NOTE 3 - Management Fee Receivable

The Company's receivables from the PC consist of fees outstanding under a management agreement with the PC. Payment of the outstanding fees is dependent upon collection by the PC of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations. Net revenues from the PC accounted for all of the net revenues for the year ended December 31, 2004, the period from June 12, 2003 (date of inception) through December 31, 2003, and the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited). The management fee receivable is collateralized by substantially all of the assets of the PC including the PC’s accounts receivable from third-party payors.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 3 - Management Fee Receivable, continued

Collection by the Company of its management fee receivable may be impaired by the uncollectibility of PC medical fees from third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims, due to longer payment cycles and rigorous informational requirements. Substantially all of the PCs net revenues were derived from no-fault and workers compensation claims. The Company considers the aging of its management fee receivable in determining the amount of allowance for doubtful accounts. The Company takes all legally available steps to collect its receivable. The Company’s management fee receivable from the PC was reduced at December 31, 2004 and 2003, and September 30, 2005 by $210,000, $210,000 and $425,000 (unaudited), respectively, in connection with cumulative unrealizable revenue.

NOTE 4 - Property and Equipment

Property and equipment consists of the following at December 31, 2004 and 2003:

	2004	2003
Computers	$7,602	$7,602
Furniture and fixtures	5,511	5,511
Equipment under capital lease	35,733	35,733
Machinery and equipment	14,303	14,303
	63,149	63,149
Less: accumulated depreciation and amortization	(34,357)	(13,307)

Property and Equipment, Net	$28,792	$49,842

Depreciation and amortization expense for the year ended December 31, 2004 and the period from June 12, 2003 (date of inception) through December 31, 2003 was $21,050 and $13,307, respectively.

Depreciation and amortization expense for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited) was $15,787 for each period then ended.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 5 - Commitments and Contingencies

Leases
The Company leases a facility for the operation of the PC, expiring in January 2013.

Future minimum lease payments are as follows:

For the Years Ending December 31,	Facility	Capital Lease
2005	$88,500	$14,660
2006	91,500	4,887
2007	94,500	—
2008	97,500	—
2009	99,000	—
Thereafter	346,500	—

Total Minimum Lease Payments	817,500	19,547

Less: amount representing interest	—	(1,813)

Present Value of Minimum Lease Payments	$817,500	$17,734

Less: Current portion		(12,987)

Long-term capital lease		$4,747

Rent expense amounted to $90,430, and $43,015 for the year ended December 31, 2004 and the period from June 12, 2003 (date of inception) through December 31, 2003, respectively. Rent expense for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) was $67,825 and $65,972, respectively.

Insurance Obligation
The Company is required to maintain general liability insurance coverage of $1,000,000 in accordance with its agreement with the PC.

Capital Lease Obligation
The Company has equipment under a capital lease expiring in 2006. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset with a cost of $35,733 and accumulated amortization of $19,852 and $7,941 at December 31, 2004 and 2003, respectively, is included in property and equipment and is being amortized over the estimated useful life of the asset.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 6 - Income Taxes

The income tax provision for the year ended December 31, 2004 and for the period from June 12, 2003 (date of inception) through December 31, 2003 consisted of:

	2004	2003

State and Local:
Current	$10,000	$—
Deferred	20,000	8,000

	$30,000	$8,000

The deferred tax liability at December 31, 2004 and 2003 is attributable to the excess of the net book basis over the tax basis principally related to the management fee receivable.

NOTE 7 - Related Party Transactions

On June 12, 2003, the Company entered into a ten-year agreement with Integrity Healthcare Management, Inc. (“IHM”), an entity that is controlled by a member of the Company. Under the terms of this agreement, the Company pays a management fee in the minimum amount of $12,000 per annum, plus a fee to IHM for the actual costs of various support staff and administrative expenses. Management fees and reimbursed administrative expenses, including payroll, under the agreement totaled $237,535 and $74,111 for the year ended December 31, 2004 and the period from June 12, 2003 (date of inception) through December 31, 2003. These fees for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) amounted to $215,434 and $162,204, respectively.

During the nine months ended September 30, 2005, United Healthcare Management, LLC, a related party, paid salesman salaries on behalf of the Company which amounted to $41,000 (unaudited). The balance at September 30, 2005 of $41,000 (unaudited) is unsecured, non-interest bearing and due on demand.

NOTE 8 - Subsequent Events

On November 18, 2005, the Company entered into an asset purchase agreement with Basic Care Networks, Inc. (“Basic”) with a closing date thirty days following an IPO of Basic’s common stock, under which, Basic will purchase certain assets, including the management agreement with the PC and assume certain liabilities of the Company. During February 2006, the Company amended the terms of this agreement to allow the Company to terminate the agreement in the event that the Registration Statement is not filed with the SEC on or before March 15, 2006 or if the Registration Statement is not declared effective on or before May 15, 2006. The purchase price in the amount of $3,078,364 is payable in cash at closing.

GRAND CENTRAL MANAGEMENT SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to September 30, 2005 and the Nine Months Ended
September 30, 2005 and 2004)

NOTE 8 - Subsequent Events, continued

In addition, on November 18, 2005, the Company entered into a consulting agreement with Basic, which will commence upon the closing of the above transaction, expiring December 31, 2010, to provide consulting services and assistance to Basic with respect to the management and administrative services to the PC. The agreement calls for annual compensation based upon a percentage of incremental profits, as defined in the agreement, due within approximately four months after year end. There is no assurance that these transactions will be completed.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

FINANCIAL STATEMENTS

At September 30, 2005 and for the Nine Months Ended
September 30, 2005 and 2004 (Unaudited)

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

CONTENTS

Page

FINANCIAL STATEMENTS (Unaudited)

Balance Sheet at September 30, 2005	F-83
For the Nine Months Ended September 30, 2005 and 2004:
Statements of Operations and Members’ Equity	F-84
Statements of Cash Flows	F-85 - F-86

NOTES TO FINANCIAL STATEMENTS (Unaudited)	F-87 - F-93

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

BALANCE SHEET

September 30, 2005
(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$2,870
Management fee receivable	183,667
Prepaid expense	2,205

Total Current Assets	188,742

PROPERTY AND EQUIPMENT, Net	426,148

SECURITY DEPOSIT	30,000

TOTAL ASSETS	$644,890

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Current portion of capital lease	$17,217
Accounts payable and accrued expenses	116,396
Due to related party	150,906

Total Current Liabilities	284,519

LONG-TERM LIABILITIES
Long-term capital lease, less current portion	28,889

TOTAL LIABILITIES	313,408

COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY	331,482

TOTAL LIABILITIES AND MEMBERS' EQUITY	$644,890

The accompanying notes are an integral part of these financial statements.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

	For the Nine Months Ended September 30, 2005 and 2004
	(Unaudited)
	2005	2004
REVENUES
Management fee, from one medical practice	$363,667	$—

OPERATING EXPENSES
Clinic operating costs, exclusive of depreciation and
amortization:
Salaries and related costs	221,172	—
Rent, clinic supplies and other	212,494	55,223
	433,666	55,223
Corporate office costs	13,876	4,825
Depreciation and amortization	68,064	—

TOTAL OPERATING EXPENSES	515,606	60,048

LOSS FROM OPERATIONS	(151,939)	(60,048)

INTEREST EXPENSE	4,576	—

NET LOSS	(156,515)	(60,048)

MEMBERS' EQUITY - Beginning	252,997	—

Contributions	235,000	178,000

MEMBERS' EQUITY - Ending	$331,482	$117,952

The accompanying notes are an integral part of these financial statements.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2005 and 2004
	(Unaudited)
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(156,515)	$(60,048)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	68,064	—
Changes in operating assets and liabilities:
Prepaid expense	(1,025)	—
Management fee receivable	(183,667)	—
Security deposit	—	(30,000)
Accounts payable and accrued expenses	22,793	54,122
Due to related party	150,906	—
Total adjustments	57,071	24,122

NET CASH USED IN OPERATING ACTIVITIES	(99,444)	(35,926)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	(186,992)	(85,702)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of capital lease	(8,989)	—
Contributions by members	235,000	178,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	226,011	178,000

NET (DECREASE) INCREASE IN CASH	(60,425)	56,372

CASH - Beginning	63,295	—

CASH - Ending	$2,870	$56,372

The accompanying notes are an integral part of these financial statements.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS, continued

	For the Nine Months Ended September 30, 2005 and 2004
	(Unaudited)
	2005	2004

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:
Interest	$4,576	$—
Income taxes	$—	$—

Non-Cash Investing and Financing Activities:
Purchase of equipment under capital lease	$55,095	$—

The accompanying notes are an integral part of these financial statements.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 1 - Description of Business

Park Slope Management Associates, LLC (“Company”) was organized in the state of New York on August 29, 2003, commenced operations on April 11, 2005 and is in the business of providing comprehensive management services to a physician practice. The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

The accompanying unaudited financial statements as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of operations and members’ equity and statements of cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. The most significant estimates relate to allowances, management agreements, income taxes, contingencies, useful lives of equipment and revenue recognition. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with maturities of three months or less when purchased to be cash equivalents. As of September 30, 2005, the Company had no cash equivalents.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 2 - Summary of Significant Accounting Policies, continued

Property and Equipment
Property and equipment purchased in the normal course of business are stated at cost. Property and equipment are being depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally three to five years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets will be removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

Long-Lived Assets
The Company periodically assesses the recoverability of long-lived assets, including property and equipment, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Members’ Equity
Net income or losses of the Company are allocated to the members in proportion to the percentage of units held.

Revenue Recognition
The Company has a long term management agreement with Synergy Medical Practices, P.C. (the “PC”). The Company’s agreement with the PC stipulates that fee for services rendered is calculated at a fixed fee per month, renegotiated at the anniversary of the agreement and each year thereafter. Revenue is recognized under the management contract on a monthly basis equal to the lower of the fixed fee or the net realizable amount. Unrecognized revenue for the nine months ended September 30, 2005 and 2004 was $594,000 and $—, respectively.

Advertising Costs
Advertising expense for the nine months ended September 30, 2005 and 2004 amounted to $1,800 and $0, respectively.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 2 - Summary of Significant Accounting Policies, continued

Income Taxes
The Company files federal, state and local income tax returns. The Company has elected to be treated as a partnership for tax purposes and accordingly is not subject to federal and state income taxes. The members of an LLC are taxed on their proportionate share of the Company’s income. The Company, however, is subject to New York City Unincorporated Business Tax and a New York State filing fee. The Company was not required to provide for a provision for income taxes for the period, as a result of net operating losses incurred during the period. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Concentration of Credit Risk
Management fee receivable and net revenues from one medical practice located in Brooklyn, New York, accounted for all of the management fee receivable and net revenues as of September 30, 2005 and for the nine months then ended.

Fair Value of Financial Instruments
The financial statements include various estimated fair value information at September 30, 2005, as required by Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments.” Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Management Fee Receivable and Accounts Payable:The carrying amounts approximate fair value because of the short maturity of those instruments.

Capital Lease: The carrying amount of the capital lease approximates fair value due to the length of the maturities and/or due to the interest rates not being significantly different from the current market rates available to the Company.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 3 - Management Fee Receivable

The Company's receivables from the PC consist of fees outstanding under a management agreement with the PC. Payment of the outstanding fees is dependent upon collection by the PC of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations. Net revenues from the PC accounted for all of the Company’s net revenues from commencement of the management agreement, April 11, 2005 through September 30, 2005. The management fee receivable is collateralized by substantially all of the assets of the PC including the PC’s accounts receivable from third-party payors.

Collection by the Company of its management fee receivable may be impaired by the uncollectibility of PC medical fees from third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims, due to longer payment cycles and rigorous informational requirements. Substantially all of the PCs’ net revenues were derived from no-fault and workers compensation claims. The Company considers the aging of its management fee receivable in determining the amount of allowance for doubtful accounts and contractual allowances. The Company takes all legally available steps to collect its receivables. The Company’s management fee receivable from the PC was reduced at September 30, 2005 by $594,000, in connection with the cumulative unrealizable value.

NOTE 4 - Property and Equipment

Property and equipment consist of the following at September 30, 2005:

Computers	$9,967
Equipment under capital lease	55,095
Leasehold improvements	429,150
494,212

Less: accumulated depreciation and amortization	(68,064)

Property and Equipment, Net	$426,148

Depreciation and amortization expense for the nine months ended September 30, 2005 and 2004 was $68,064 and $0, respectively.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 5 - Commitments and Contingencies

Lease
The Company leases a facility in New York for the operations of the PC, expiring August 31, 2012. The lease requires monthly rental payments plus a percentage of the buildings real estate taxes.

Future minimum lease payments under this operating lease are as follows:

For the Years Ending December 31,	Amount
2005	$30,900
2006	126,227
2007	130,011
2008	133,904
2009	137,913
2010	142,042
Thereafter	246,323

Total	$947,320

Rent expense amounted to approximately $92,000 and $55,000 for the nine months ended September 30, 2005 and 2004, respectively.

Insurance Obligation
The Company is required to maintain general liability insurance coverage of $1,000,000 in accordance with its agreement with the PC.

Capital Lease Obligation
The Company has equipment under a capital lease expiring in 2008. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset with a cost of $55,095 and accumulated amortization of $9,183 at September 30, 2005, respectively, is included in property and equipment and is being amortized over the estimated useful life of the asset.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 5 - Commitments and Contingencies, continued

As of September 30, 2005, future minimum lease payments under this capital lease are:

For the Years Ending December 31,	Amount
2005	$5,650
2006	22,603
2007	22,603
2008	3,768

Total Minimum Lease Payments	54,624

Less: amounts representing interest	(8,518)

Net Present Value of Minimum Lease Payments	46,106

Less: Current portion	(17,217)

Long-term capital lease	$28,889

NOTE 6 - Related Party Transactions

The Company has an informal arrangement with Integrity Healthcare Management, Inc. (“IHM”), an entity that is controlled by a member of the Company. Under the terms of this agreement, the Company reimburses IHM for the actual costs of various support staff and administrative expenses. Reimbursed administrative expenses, including payroll, under the agreement totaled $116,400 and $0 for the nine months ended September 30, 2005 and 2004, respectively.

During the nine months ended September 30, 2005, United Healthcare Management, LLC, a related party, who is controlled by a member of the Company, paid expenses on behalf of the Company amounting to $150,906. The balance at September 30, 2005 of $150,906 is unsecured, non-interest bearing and due on demand.

PARK SLOPE MANAGEMENT ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS (Unaudited)

NOTE 7 - Subsequent Events

On November 18, 2005, the Company entered into an asset purchase agreement with Basic Care Networks (Park Slope), LLC, a wholly owned subsidiary of Basic Care Networks, Inc. (Collectively “Basic”) with a closing date thirty days following an initial public offering of Basic’s common stock, under which, Basic will purchase certain assets, including the management agreement with the PC and assume certain liabilities of the Company. During February 2006, the Company amended the terms of this agreement to allow the Company to terminate the agreement in the event that the Registration Statement is not filed with the SEC on or before March 15, 2006 or if the Registration Statement is not declared effective on or before May 15, 2006. The purchase price is a formula and is the lesser of $5,000,000 or four times the Company’s adjusted EBITDA, for the twelve month period beginning October 1, 2005 and ending September 30, 2006, as defined in the agreement, payable as follows: $750,000 at closing, $1,000,000 due July 31, 2006 and a secured promissory note for the balance due no later than December 31, 2007, both bearing interest at 6% per annum.

In addition, on November 18, 2005, the Company entered into a consulting agreement with Basic, which will commence upon the closing of the above transaction, expiring December 31, 2010, to provide consulting services and assistance to Basic with respect to the management and administrative services to the PC. The agreement calls for annual compensation based upon a percentage of incremental profits, as defined in the agreement, due within approximately four months after each year. There is no assurance that these transactions will be completed.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY
BASIC CARE NETWORKS, INC.

FINANCIAL STATEMENTS

At September 30, 2005 and For the Period from July 28, 2005
(Date of Inception) Through September 30, 2005
(Unaudited)

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

CONTENTS

Page

FINANCIAL STATEMENTS (Unaudited)

Balance Sheet at September 30, 2005	F-96
For the period from July 28, 2005 (Date of Inception) through September 30, 2005:
Statement of Income and Member’s Equity	F-97
Statement of Cash Flows	F-98

NOTES TO FINANCIAL STATEMENTS	F-99 - F-108

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

BALANCE SHEET

September 30, 2005
ASSETS	(Unaudited)
CURRENT ASSETS
Cash	$103,342
Management fee receivable	2,251,500
Notes receivable	211,370
Prepaid expenses and other current assets	18,333

Total Current Assets	2,584,545

PROPERTY AND EQUIPMENT, Net	470,807

OTHER ASSETS
Management agreements, net	1,914,086
Notes receivable	170,600
Goodwill	1,939,874
Security deposits	20,245

Total Other Assets	4,044,805

TOTAL ASSETS	$7,100,157

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$97,220
Accounts payable and accrued expenses	173,883

Total Current Liabilities	271,103

LONG-TERM LIABILITIES
Long-term debt, less current portion (net of debt
discount of $513,232)	5,989,548

TOTAL LIABILITIES	6,260,651

COMMITMENTS AND CONTINGENCIES

MEMBER'S EQUITY	839,506

TOTAL LIABILITIES AND MEMBER'S EQUITY	$7,100,157

See notes to financial statements.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

STATEMENT OF INCOME AND MEMBERS' EQUITY

For the Period From July 28, 2005 (Date of Inception) Through September 30, 2005
(Unaudited)
REVENUES
Management fees	$1,574,000

OPERATING EXPENSES
Clinic operating costs, exclusive of depreciation and
amortization:
Salaries and related costs	528,894
Rent, clinic supplies and other	373,750
902,644
Corporate office costs	87,826
Depreciation and amortization	15,800
Amortization of management agreements	25,788

TOTAL OPERATING EXPENSES	1,032,058

INCOME FROM OPERATIONS	541,942

OTHER INCOME (EXPENSE)
Miscellaneous income	2,700
Interest income	7,695
Interest expense	(63,700)

TOTAL OTHER EXPENSES	(53,305)

NET INCOME	488,637

CONTRIBUTED CAPITAL	1,000,869

DISTRIBUTIONS	(650,000)

MEMBER'S EQUITY	$839,506

See notes to financial statements.

HEALTH PLUS MANAGEMENT SERVICES,  LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

STATEMENT OF CASH FLOWS

For the Period From July 28, 2005 (Date of Inception) Through September 30, 2005
(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$488,637
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	15,800
Amortization of management agreements	25,788
Amortization of debt discount	8,700
Changes in operating assets and liabilities:
Management fee receivable	(862,953)
Prepaid expenses and other current assets	(18,333)
Security deposits	(16,745)
Accounts payable and accrued expenses	173,883

TOTAL ADJUSTMENTS	(673,860)

NET CASH USED IN OPERATING ACTIVITIES	(185,223)

CASH FLOWS FROM INVESTING ACTIVITIES
Collections of notes receivable	49,030
Cash used for acquisition	(68,727)
Purchases of property and equipment	(42,607)

NET CASH USED IN INVESTING ACTIVITIES	(62,304)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributed capital	1,000,869
Distributions to member	(650,000)

NET CASH PROVIDED BY FINANCING
ACTIVITIES	$350,869

NET INCREASE IN CASH	$103,342

CASH - Beginning	—

CASH - Ending	$103,342

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$55,000
Income taxes	$—

Non-cash investing and financing activities:

Acquisition:
Management fee receivables	$1,388,547
Property and equipment	444,000
Security deposit	3,500
Notes receivable from medical practices	431,000
Management agreements	1,939,874
Goodwill	1,939,874
Note payable to seller, net of debt discount of $521,932	(6,078,068)

Cash Used for Acquisition	$68,727

See notes to financial statements.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - Organization

Health Plus Management Services, LLC to be acquired by Basic Care Networks, Inc. (the “Company”) was organized in November of 2004 as a New York Limited Liability Company. The Company was dormant through July 28, 2005. On July 28, 2005, the Company purchased from Health Management Corporation of America (“HMCA”) and Dynamic Group Management (“Dynamic”) all of the assets related to five physical therapy and rehabilitation facilities on Long Island and in New York City, New York.

The accompanying unaudited financial statements at September 30, 2005 and for the period from July 28, 2005 (Date of Inception) through September 30, 2005 have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial reporting. These interim financial statements are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation of the balance sheet, statements of income and members’ equity and statements of cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or for any future period.

NOTE 2 - Summary of Significant Accounting Policies

Revenue Recognition
The Company has long term management agreements with four non-related medical providers (the PC’s). The Company’s agreements with the PC’s stipulate that fees for services renderered is primarily calculated at a fixed fee per month, renegotiated at the anniversary of the agreement and each year thereafter. Revenue is recognized under the management contract on a monthly basis equal to the lower of the fixed fee or the net realizable amount.

Property and Equipment
Property and equipment purchased in the normal course of business is stated at cost. Property and equipment purchased in connection with an acquisition is recorded at its estimated fair value, generally based on an appraisal. Property and equipment is being depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally three to seven years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - Summary of Significant Accounting Policies, continued

Management Agreements
Amounts allocated to management agreements, in connection with the July 28, 2005 acquisition are being amortized using the straight-line method over the life of the agreements, which is 157 months (see Note 3).

Long-Lived Assets
The Company periodically assesses the recoverability of long-lived assets, including property and equipment and management agreements when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the period from July 28, 2005 (Date of Inception) through September 30, 2005 was approximately $8,700.

Income Taxes
The Company is a single member LLC and is therefore a disregarded entity for tax purposes. The Company’s single member reports the income and expenses of the LLC on their personal return. Accordingly, there is no provision for income taxes in these financial statements.

Goodwill and Other Intangible Assets
The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and other Intangible Assets.” SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination must be recognized as assets separate from goodwill. SFAS No. 142 addressed the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 also addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. This statement provides that intangible assets with indefinite lives and goodwill will not be amortized but will be tested at least annually for impairment. If impairment is indicated then the asset will be written down to its fair value typically based upon its future expected discounted cash flows. Identifiable assets of the Company as of September 30, 2005 consist of acquired management contracts, which are being amortized over their useful life, which was determined to be 157 months.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - Summary of Significant Accounting Policies, continued

Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk
At various times during the year, the Company maintained cash deposits with banks in excess of federally insured limits.

Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. The most significant estimates relate to management agreements, contingencies, useful lives of equipment and intangible assets, revenue recognition and the allowance for doubtful accounts and contractual allowances. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

Fair Value of Financial Instruments
The financial statements include various estimated fair value information at September 30, 2005, as required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments.” Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash
The carrying amount approximates fair value because of the short term maturity of those instruments.

Management Fee Receivable and Accounts Payable
The carrying amounts approximate fair value because of the short maturity of those instruments.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - Summary of Significant Accounting Policies, continued

Long-Term Debt
The carrying amounts of long-term debt approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company. The carrying amount of long-term debt was adjusted at the date of acquisition for below market interest.

Recently Promulgated Accounting Pronouncements
In June 2005, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the Company’s financial position or results of its operations.

In September 2005, the Financial Accounting Standards Board (“FASB”) ratified the EITF’s Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature", which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in shareholder’s equity for book purposes, but as a liability for income tax purposes) and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” Neither of these Issues have an effect on our financial position or results of operations since we do not currently have any convertible debt instruments.

In April 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 provides clarification of certain sections of SFAS No. 143, “Accounting for Asset Retirement Obligations.” Specifically, FIN No. 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company’s unaudited financial position, results of operations or cash flows.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements, continued
In January 2003, as revised December 2003, the FASB issued FIN 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at the risk for the entity to finance its activities without additional financial support from other parties. FIN 46 was to be applied to all variable interest entities by the end of the first reporting period ending after December 31, 2004, for enterprises that are small business issuers.

On March 3, 2005 the FASB issued FASB Staff Position FIN 46 (R)-5, which addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity (“VIE”) or a potential VIE when specific conditions exist. Management has evaluated FASB Staff Position FIN 46 (R)-5 and has determined that it has no impact on the Company’s unaudited financial statements.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB No. 3.” This statement requires retrospective application of prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine the period specific effects, or the cumulative effect of the change. This pronouncement will be effective December 15, 2005. Currently, the Company does not have changes in accounting principle and the adoption of SFAS No. 154 will not have an impact on the Company's financial position or results of its operations.

In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Upon issuance, SFAS No. 123R required public companies that file as small business issuers to apply SFAS No. 123R as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. In April 2005, the Securities and Exchange Commission approved a new rule that delays the effective date, requiring small business issuers to apply SFAS No. 123R in the first annual period after December 15, 2005. Except for the deferral of the effective date, the guidance in SFAS No. 123R is unchanged. The adoption of this pronouncement is not expected to have a material effect on the Company's unaudited financial statements.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 - Acquisition

On July 28, 2005, the Company purchased from HMCA and Dynamic all of their assets related to the management of physical therapy and rehabilitation facilities located in Bellmore, Deer Park, Hempstead, Riverdale and Elmhurst, New York. In accordance with SFAS 141, this transaction was accounted for as a business combination.

The assets purchased consisted principally of the management agreements with the physical therapy and rehabilitation facilities, the assignment of other agreements and rights utilized in the physical therapy and rehabilitation facility management business, the physical therapy equipment, the management fee receivable, promissory notes receivable and office furnishings and equipment provided to the physical therapy and rehabilitation facilities.

The purchase price under the Asset Purchase Agreement was $6.6 million, payable pursuant to a promissory note (the "Note") in 120 monthly installments commencing on August 28, 2005. The note provides for interest at 5% per annum. The first twelve installments are interest only and the remaining 108 payments will consist of equal installments of principal and interest in the amount of $76,014 each. The Note is secured by a first lien on all of the assets of the Company, including management fee receivable. The Note is subject to prepayment provisions to the extent the Company resells all or part of the assets and business or utilizes the assets sold as collateral in any debt financing. The note was valued at $6,078,068 which was net of a discount of $521,932 for below market interest. The debt discount at September 30, 2005 amounted to $513,232. The accreted debt discount charged to expense during the period amounted to $8,700.

Maturities of the note payable are as follows:

For the Periods Ending December 31,	Amount
2005	$—
2006	244,600
2007	608,211
2008	639,328
2009	672,037
2010	706,420
Thereafter	3,729,404

6,600,000
Less amounts at September 30, 2005:
Deferred Debt Discount	(513,232)
Current Portion	(97,220)

Long-Term Portion	$5,989,548

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 - Acquisition, continued

The total purchase price was allocated as follows:

Fair value of tangible assets acquired:
Management fee receivable	$1,388,547
Property and equipment	444,000
Security deposit	3,500
Notes receivable from medical practices	431,000

Net tangible assets acquired	2,267,047

Goodwill	1,939,874
Management agreements	1,939,874

Total fair value of assets acquired	$6,146,795

Purchase price funded as follows:
Fair value of seller promisory note	$6,078,068
Acquisition costs paid by the Company	68,727

Total purchase price	$6,146,795

The Company had preliminarily allocated fifty percent of the intangible asstes to goodwill and management agreements, respectively. The management agreements are being amortized over 157 months, which is the life of the agreements. Accumulated amortization for the period ended September 30, 2005 amounted to $25,788. Estimated amortization expense for each of the ensuing years through September 30, 2010 and thereafter is approximately $148,000 per year. The Company intends to complete a valuation of its intangible assets in accordance with SFAS 141 and, accordingly, adjust the carrying value of the acquired assets. The Company’s financial statements include the results of the acquired operations from the date of the acquisition, July 28, 2005.

NOTE 4 - Management Fee Receivable

The Company's receivables from the PCs consist of fees outstanding under management agreements with the PCs. Payment of the outstanding fees is dependent upon collection by the PCs of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations. Net revenues from the PCs accounted for all of the Company’s net revenues from commencement of the management agreement, July 28, 2005 through September 30, 2005. The management fee receivable is collateralized by substantially all of the assets of the PC including the PCs accounts receivable from third-party payors.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 - Management Fee Receivable, continued

Collection by the Company of its management fee receivable may be impaired by the uncollectibility of PCs medical fees from third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims, due to longer payment cycles and rigorous informational requirements. Substantially all of the PCs net revenues were derived from no-fault and workers compensation claims. The Company considers the aging of its management fee receivable in determining the amount of allowance for doubtful accounts and contractual allowances. The Company takes all legally available steps to collect its receivables.

NOTE 5 - Notes Receivable

Notes receivable at September 30, 2005 amounting to $381,970 are due from four of the non-related PCs under management, with principal and interest of 5% per annum, due monthly amounting to approximately $19,000 per month through July 2007, secured by certain assets of the PC. The principal amount expected to be collected within one year amounts to $211,370.

NOTE 6 - Property and Equipment

Property and equipment, at cost, less accumulated depreciation and amortization, at September 30, 2005 is comprised of:

Machinery and equipment	$66,633
Leasehold improvements	386,211
Furniture and fixtures	33,763

486,607
Less: accumulated depreciation and amortization	(15,800)

Property and equipment, net	$470,807

Depreciation and amortization of property and equipment for the period from July 28, 2005 (date of inception) through September 30, 2005 amounted to $15,800.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 - Commitments and Contingencies

Leases
The Company leases four operating facilities for the PCs and its headquarters pursuant to operating leases expiring at various dates from October 2006 through February 2011, with three to five year renewal options.

Future minimum lease commitments consisted of the following at September 30, 2005:

For the Years Ending December 31,	Amount
2005	$74,384
2006	340,463
2007	276,589
2008	284,956
2009	294,469
2010	274,638
Thereafter	39,648

$1,585,147

Rent expense amounted to $81,717 for the period from July 28, 2005 (date of inception) through September 30, 2005.

NOTE 8 - Member’s Equity

During 2005, two members contributed capital of $500,000 each representing ownership interests of 35% and 65%, respectively. During 2005, the Company returned the initial capital contribution of a member in complete liquidation of its ownership interest amounting to $500,000. Following this transaction a sole member owned all of the Company’s membership interests.

HEALTH PLUS MANAGEMENT SERVICES, LLC
TO BE ACQUIRED BY BASIC CARE NETWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 - Proposed Sale of Member’s Interest

On November 18, 2005, the Company entered into a membership purchase agreement with Basic Care Networks, Inc (“Basic”), under which Basic will purchase 100% of the membership interest outstanding of the Company expiring thirty days following an IPO of Basic’s common stock. During February 2006, the Company amended the terms of this agreement to allow the Company to terminate the agreement in the event that the Registration Statement is not filed with the SEC on or before March 15, 2006 or if the Registration Statement is not declared effective on or before May 15, 2006. The purchase price, payable in cash, is a formula (described below), less accrued employee bonus amount, as defined in the agreement, plus a contingent amount computed as defined in the agreement not to exceed $2,000,000 contingent upon the Company meeting certain financial covenants. There is no assurance that this transaction will be completed. The purchase price formula provides that Basic will pay $12,032,356 in cash, plus a promissory note bearing 6% annual interest, on or prior to July 31, 2006 in the principal amount equal to: 3 times the excess, if any, of (i) adjusted EBITDA of the Company for the annualized period of July 28, 2005 through June 30, 2006 (unaudited), over (ii) $2,983,189.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY
HEALTH PLUS MANAGEMENT SERVICES, LLC

COMBINED FINANCIAL STATEMENTS

At June 30, 2005 and 2004 and for the Years Ended
June 30, 2005, 2004 and 2003

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-111

COMBINED FINANCIAL STATEMENTS

Combined Balance Sheets as of June 30, 2005 and 2004	F-112

Combined Statements of Operations and Component Equity for the Years
Ended June 30, 2005, 2004 and 2003	F-113

Combined Statements of Cash Flows for the Years Ended June 30, 2005, 2004 and 2003	F-114

NOTES TO COMBINED FINANCIAL STATEMENTS	F-115 - F-126

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
HMCA Managed Physical Medicine Centers
Acquired By Health Plus Management Services, LLC

We have audited the accompanying combined balance sheets of HMCA Managed Physical Medicine Centers Acquired By Health Plus Management Services, LLC as of June 30, 2005 and 2004, and the related combined statements of operations and component equity, and cash flows for each of the three years in the period ended June 30, 2005. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financal reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of HMCA Managed Physical Medicine Centers Acquired By Health Plus Management Services, LLC as of June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York
September 23, 2005

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

COMBINED BALANCE SHEETS

	June 30, 2005 and 2004
	2005	2004
ASSETS
CURRENT ASSETS
Cash	$345,693	$242,331
Medical receivables	8,962,000	—
Management fee receivable	893,419	—
Management fee receivable - related medical practices	—	6,911,881
Prepaid expenses and other current assets	—	8,974

Total Current Assets	10,201,112	7,163,186

PROPERTY AND EQUIPMENT, Net	454,003	216,120

OTHER ASSETS
Management agreements, net	3,991,688	8,730,273
Notes receivable	368,000	—
Other assets	39,660	36,025

Total Other Assets	4,399,348	8,766,298

TOTAL ASSETS	$15,054,463	$16,145,604

LIABILITIES AND COMPONENT EQUITY

CURRENT LIABILITIES
Current portion of long-term debt and capital leases	$756	$23,460
Accounts payable	149,054	183,464
Accrued expenses and other current liabilities	198,698	182,600

Total Current Liabilities	348,508	389,524

LONG-TERM LIABILITIES
Long-term debt and capital leases, less current maturities	—	756

TOTAL LIABILITIES	348,508	390,280

COMMITMENTS AND CONTINGENCIES

COMPONENT EQUITY	14,705,955	15,755,324

TOTAL LIABILITIES AND COMPONENT EQUITY	$15,054,463	$16,145,604

The accompanying notes are an integral part of these financial statements.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

COMBINED STATEMENTS OF OPERATIONS AND COMPONENT EQUITY

	For the Years Ended June 30, 2005, 2004 and 2003
	2005	2004	2003

REVENUES
Management and other fees	$893,419	$—	$—
Management revenues- related medical practices	7,723,064	8,580,000	8,460,000

TOTAL REVENUES	8,616,483	8,580,000	8,460,000

OPERATING COSTS
Clinic operating costs, exclusive of depreciation
and amortization:
Salaries and related costs, excluding parent company stock issuances below	2,945,444	2,992,000	2,593,072
Rent, clinic supplies and other	2,673,962	2,403,884	2,349,196
	5,619,406	5,395,884	4,942,268
Allocated corporate overhead	1,034,044	803,265	929,734
Depreciation and amortization	118,314	130,027	163,291
Amortization of management agreements	633,577	633,577	633,577
Parent company stock issuances to satisfy
executive compensation	1,781,638	1,777,772	1,940,794

TOTAL OPERATING COSTS	9,186,979	8,740,525	8,609,664

LOSS FROM OPERATIONS	(570,496)	(160,525)	(149,664)

INTEREST EXPENSE	1,866	3,058	105,708

LOSS BEFORE BENEFIT FROM INCOME TAXES	(572,362)	(163,583)	(255,372)

BENEFIT FROM INCOME TAXES	—	—	75,000

NET LOSS	(572,362)	(163,583)	(180,372)

COMPONENT EQUITY - Beginning	15,755,324	14,795,470	13,961,058

(Repayments) contributions to component operations	(477,007)	1,123,437	1,014,784

COMPONENT EQUITY - Ending	$14,705,955	$15,755,324	$14,795,470

The accompanying notes are an integral part of these financial statements.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30, 2005, 2004 and 2003
	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(572,362)	$(163,583)	$(180,372)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	118,314	130,027	163,291
Amortization of management agreements	633,577	633,577	633,577
Loss on abandonment of leasehold improvements	12,231	—	—
Parent company stock issuances to satisfy
executive compensation	1,781,638	1,777,772	1,940,794
(Increase) decrease in operating assets:
Medical receivables	1,425,000	—	—
Management fee receivable	(893,419)	—	—
Management fee receivable - related medical
practices - net	629,889	(1,382,852)	466,218
Prepaid expenses and other current assets	8,974	(8,974)	170,000
Other assets	(3,635)	(25,108)	(500)
Increase (decrease) in operating liabilities:
Accounts payable	(34,410)	(52,603)	(21,313)
Accrued expenses and other current liabilities	16,098	26,958	26,748
Income taxes payable	—	—	(75,000)

TOTAL ADJUSTMENTS	3,694,257	1,098,797	3,303,815

NET CASH PROVIDED BY OPERATING
ACTIVITIES	3,121,895	935,214	3,123,443

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property and equipment	(368,428)	(4,492)	(85,247)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt and capital leases	(23,460)	(242,023)	(2,132,892)
Increase in notes receivable	(368,000)	—	—
Distributions to parent	(3,292,689)	(1,457,600)	(1,855,744)
Allocated corporate overhead	1,034,044	803,265	929,734

NET CASH USED IN FINANCING ACTIVITIES	$(2,650,105)	$(896,358)	$(3,058,902)

NET INCREASE (DECREASE) IN CASH	$103,362	$34,364	$(20,706)

CASH - Beginning	242,331	207,967	228,673

CASH - Ending	$345,693	$242,331	$207,967

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:

Interest	$1,866	$1,496	$105,708
Income taxes	$—	$—	$—

Non-cash investing and financing activities:

Equipment under capital lease	$—	$—	$20,189

Assignment of medical receivables (see Note 3):

Recovery of management agreements	$4,105,008	$—	$—
Satisfaction of management fee receivables	6,281,992	—	—

Total assignment of medical receivables	$10,387,000	$—	$—

The accompanying notes are an integral part of these combind financial statements.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 - Organization

The combined financial statements include the accounts of Health Management Corporation of America’s (“HMCA”) wholly owned subsidiary, Dynamic Healthcare Management, Inc. (“Dynamic”) and a component of HMCA’s business collectively the (“Company”). These components manage physical therapy and rehabilitation facilities located in Bellmore, Deer Park, Hempstead, Riverdale and Elmhurst, New York. The business component of HMCA has no separate legal status or existence. The assets, liabilities, income and expenses shown on these combined financial statements are only a part of HMCA. In connection with the presentation of these combined financial statements, corporate overhead and other charges were allocated to the business components using the proportional method (management revenue for the business components to total revenue), or specific identification of expenses, where applicable. Management believes this to be a reasonable allocation method.

HMCA is a wholly-owned subsidiary of FONAR Corporation (“FONAR”), a Nasdaq listed company, engaged in the research, development, production, and marketing of medical scanning equipment, which uses the principles of magnetic resonance imaging (“MRI”) for the detection and diagnosis of human diseases.

HMCA was organized in March 1997 and is in the business of providing comprehensive management services to physicians’ practices and ancillary services. The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

On July 28, 2005, HMCA sold all of the business operations comprising these combined financial statements, which includes the management agreements with the physical therapy and rehabilitation facilities and other assets described in Note 10 to the accompanying combined financial statements.

The combined financial statements were prepared in connection with the transaction discussed in Note 10 and, accordingly, only include the components identified in the transaction.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. The most significant estimates relate to management agreements, contingencies, useful lives of equipment, revenue recognition and the allowance for doubtful accounts. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

Property and Equipment
Property and equipment purchased in the normal course of business is stated at cost. Property and equipment purchased in connection with an acquisition is recorded at its estimated fair value, generally based on an appraisal. Property and equipment is being depreciated for financial accounting purposes using the straight-line method over the shorter of their estimated useful lives, generally three to seven years, or the term of a capital lease, if applicable. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

Management Agreements
Amounts allocated to management agreements, in connection with four acquisitions completed during the period from June 1997 through August 1998, are being amortized using the straight-line method over the 20-year term of the agreements. These management agreements were sold on July 28, 2005 (see Notes 3 and 10).

Long-Lived Assets
The Company periodically assesses the recoverability of long-lived assets, including property and equipment and management agreements when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors (see Note 3).

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Revenue Recognition
The Company has five long-term management agreements with related and non-related medical providers (the “PCs”). Subsequent to May 23, 2005, the management agreements were all with non-related PCs (Note 3). The Company’s agreements with the PCs provide for fixed monthly fees for services rendered renegotiated at the anniversary of the agreements and each year thereafter.

Revenue is recognized under the management agreements on a monthly basis equal to the lower of the fixed monthly fee or the net realizable amount.

Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the years ended June 30, 2005, 2004 and 2003 were approximately $116,400, $226,000 and $347,000, respectively.

Income Taxes
Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company and FONAR are members of a group of affiliated companies, which join in filing consolidated federal and combined state and local income tax returns. Pursuant to an informal tax allocation arrangement, the Company’s federal and state income tax liability is determined on a separate company basis. The total calculated federal and state tax liability is payable to FONAR. There were no payments due to FONAR for the three years ended June 30, 2005 as the Company incurred losses during these years.

Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk
At June 30, 2005 and 2004, the Company had cash deposits of approximately $246,000 and $142,000, respectively, in excess of federally insured limits.

Fair Value of Financial Instruments
The financial statements include various estimated fair value information at June 30, 2005 and 2004, as required by Statement of Financial Accounting Standards (“SFAS”) No. 107, "Disclosures about Fair Value of Financial Instruments.” Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents
The carrying amount approximates fair value because of the short term maturity of those instruments.

Medical and Management Fees Receivable and Accounts Payable
The carrying amounts approximate fair value because of the short maturity of those instruments.

Long-Term Debt and Notes Payable
The carrying amounts of long-term debt and notes payable approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company.

Stock-Based Compensation
As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure", which amended SFAS No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretations including Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. There was no stock-based compensation related to this component for the three years ended June 30, 2005.

Issuance of Fonar’s Common Stock
During the years ended June 30, 2005, 2004 and 2003, $1,781,638, $1,777,772 and $1,940,794, respectively, of compensation to executive management of this business component was satisfied by the issuance of shares of Fonar’s common stock.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Recently Promulgated Accounting Pronouncements
In June 2005, the Emerging Issues Task Force reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the combined financial position or results of its combined operations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued its final standard on accounting for share-based payments ("SBP"), SFAS No. 123(R) (revised 2004), “Share-Based Payment.” The statement requires companies to expense the value of employee stock options and similar awards. Under SFAS 123(R), SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The effective date for public companies is annual periods beginning after June 15, 2005, and applied to all outstanding and unvested SBP awards at a company's adoption. Management does not anticipate that this statement will have a significant impact on the Company's combined financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB No. 3." This statement requires retrospective application of prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine the period specific effects, or the cumulative effect of the change. This pronouncement will be effective for fiscal periods beginning after December 15, 2005. Currently, the Company does not have changes in accounting principle and the adoption of SFAS No. 154 will not have an impact on the Company's combined financial position or results of its operations.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 3 - Management Agreements

In connection with two acquisitions completed in June of 1997 and August of 1998, a portion of the purchase price was allocated to various long-term management agreements. The cost, accumulated amortization and net carrying value at June 30, 2005 and 2004 are as follows:

	As of June 30, 2005
	Acquisition Date	Cost	Accumulated Amortization	Net Carrying Value

Affordable Diagnostics, Inc.	June 1997	$1,441,684	$1,441,684	$—
Dynamic Health Care
Management, Inc.
(“Dynamic”)	August 1998	7,124,855	3,133,167	3,991,688

Total		$8,566,539	$4,574,851	$3,991,688

	As of June 30, 2004
	Acquisition Date	Cost	Accumulated Amortization	Net Carrying Value

Affordable Diagnostics, Inc.	June 1997	$3,719,640	$1,255,702	$2,463,938
Dynamic Health Care
Management, Inc.
(“Dynamic”)	August 1998	8,951,907	2,685,572	6,266,335

Total		$12,671,547	$3,941,274	$8,730,273

Amortization of management agreements for the three years ended June 30, 2005 and 2004 was $633,577 per year.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 3 - Management Agreements, continued

On May 23, 2005, HMCA and Dynamic terminated their management agreements with three related physical medicine practices, under which HMCA and Dynamic were managing the physical medicine facilities. Commensurate with this termination, HMCA and Dynamic entered into new management agreements with four unrelated medical practices to manage five of the same physical medicine facilities, PCs. Pursuant to the May 23, 2005 Termination and Replacement Agreements, the related medical practices assigned to HMCA and Dynamic medical receivables valued at $10,387,000 in consideration of management fees outstanding of $6,281,992 and termination fees of $4,105,008. The $4,105,008 was accounted for as a recovery of the capitalized management agreements, with $2,277,956 allocated to the Affordable Diagnostic, Inc. capitalized management agreement and $1,827,052 allocated to the Dynamic Healthcare Management, Inc. capitalized management agreements.

The Termination and Replacement Agreements required the related physical medicine practices to replace five of the six agreements, which HMCA and Dynamic were managing. In the event that the related medical practices did not replace the management agreements, the related medical practices would be obligated to continue to pay the monthly management fees under the cancelled agreements until a total of $4,000,000 was received. As noted above, the five management agreements were replaced on May 23, 2005.

On July 28, 2005, the management agreements, along with certain related assets were sold (see Note 10).

NOTE 4 - Management Fee Receivable and Medical Receivables

The Company’s customers are concentrated in the healthcare industry.

The Company's receivables from the related and non-related PCs substantially consist of fees outstanding under management agreements. Payment of the outstanding fees is dependent upon collection by the PCs of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations.

Collection by the Company of its management fee receivable may be impaired by the uncollectibility of PCs medical fees from third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims due to longer payment cycles and rigorous informational requirements. Substantially all of the PCs’ net revenues were derived from no-fault, and workers compensation claims. The Company considers the aging of its management fee receivable in determining the amount of allowance for doubtful accounts and contractual allowances. The Company takes all legally available steps to collect its receivables. Credit losses associated with the management fee receivables are provided for in the consolidated financial statements and have historically been within management's expectations.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 4 - Management Fee Receivable and Medical Receivables, continued

The Company was assigned medical receivables valued at $10,387,000, in connection with the satisfaction of the management fees and termination fees related to a Termination and Replacement Agreement dated May 23, 2005 (see Note 3). The balance of the medical receivables as of June 30, 2005 was $8,962,000. In connection with the sale of this business component in July of 2005, HMCA and Dynamic retained these medical receivables (see Note 10).

NOTE 5 - Notes Receivable

Notes receivable at June 30, 2005 consist of promissory notes totaling $368,000 for advances to unrelated PCs, with principal and interest of 5% per annum, due monthly of approximately $19,000 per month, through July 2007, secured by certain assets of the PC, in which HMCA has entered into management agreements. These agreements, along with the promissory notes, were sold on July 28, 2005 as part of the sale of the physical medicine management business (see Note 10).

NOTE 6 - Property and Equipment

Property and equipment, at cost, less accumulated depreciation and amortization, at June 30, 2005 and 2004 is comprised of:

	2005	2004
Machinery and equipment	$312,529	$353,786
Furniture and fixtures	91,847	97,784
Diagnostic imaging equipment under capital leases	20,189	20,189
Leasehold improvements	649,223	331,567
	1,073,788	803,326
Less: accumulated depreciation and amortization	619,785	587,206

Property and Equipment, Net	$454,003	$216,120

Depreciation and amortization of property and equipment for the years ended June 30, 2005, 2004 and 2003 was approximately $118,000, $130,000 and $163,000, respectively.

The diagnostic imaging equipment under capital leases has a net book value of $8,075 and $12,113 at June 30, 2005 and 2004, respectively.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 7 - Long-Term Debt

Long-term debt at June 30, 2005 and 2004, consists of the following:

	2005	2004
Notes payable - transportation equipment, payable in monthly installments aggregating $1,435, including interest up to 12%, secured by transportation equipment, maturing through 2005.	$—	$15,376

Capital lease obligation requiring montly payments of $772, including interest, at a rate of 12% through 2006. The loan is collateralized by the related equpment.	756	8,840
	756	24,216
Less: current maturities	756	23,460

Total	$—	$756

NOTE 8 - Commitments and Contingencies

Leases
The Company rents operating facilities for the PCs pursuant to operating lease agreements expiring at various dates through February 2011. The leases for certain facilities contain escalation clauses relating to increases in real property taxes as well as certain maintenance costs.

Future minimum lease commitments consists of the following at June 30, 2005:

For the Years Ending June 30,	Amount
2006	$367,213
2007	275,908
2008	146,217
2009	150,606
2010	155,127
Thereafter	118,944

$1,214,015

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 8 - Commitments and Contingencies, continued

Leases, continued
Rent expense for operating leases approximated $473,000, $381,000 and $374,000 for the years ended June 30, 2005, 2004 and 2003, respectively. The obligations under these leases have been assumed by the purchaser in connection with the sale of the business, see Note 10.

Employee Benefit Plans
The Company’s employees participate in HMCA’s non-contributory 401(k) plan (the “Plan”). The Plan covers all employees who are at least 21 years of age with no minimum service requirements. There were no employer contributions to the Plan for the years ended June 30, 2005, 2004 and 2003.

Employment Agreements
On August 20, 1998, Dynamic entered into two employment agreements with the former owners of Dynamic. Each agreement provided for base compensation of $150,000 during the first year with annual cost of living increases for the first five years. Each agreement also provided for an increase in base compensation of $100,000 per annum commencing in the sixth year. In addition, the agreements provided for bonus compensation contingent upon pretax earnings of Dynamic.

On July 28, 2005, these employment contracts were terminated and the two individuals each became entitled to receive $800,000 as consideration in connection with the sale of the Physical Medicine Management Business (see Note 10).

Litigation
The Company is subject to legal proceedings and claims arising from the ordinary course of its business, including personal injury, customer contract and employment claims. In the opinion of management, the aggregate liability, if any, with respect to such actions will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 9 - Income Taxes

Components of the current provision for (benefit from) income taxes are as follows:

	For the Years Ended June 30,
	2005	2004	2003
Current:
Federal	$—	$—	$—
State	—	—	(75,000)

	$—	$—	$(75,000)

During the year ended June 30, 2003, the Company recorded a benefit for state income taxes of $75,000, substantially due to the reversal of an accrual for corporate income taxes related to the 1997 tax year for which the statute of limitations has expired.

NOTE 10 - Subsequent Events

Sale of Assets and Business
On July 28, 2005, FONAR, HMCA, and Dynamic entered into an Asset Purchase Agreement with Health Plus Management Services, LLC ("Health Plus"), pursuant to which HMCA and its subsidiary Dynamic sold to Health Plus all of the business operations comprising these combined financial statements, together with certain of the assets used in the conduct of such business.

The assets sold consisted principally of the management agreements with the physical therapy and rehabilitation facilities, the assignment of other agreements and rights utilized in the physical therapy and rehabilitation facility management business, the physical therapy equipment, the management fee receivable, promissory notes receivable and office furnishings and equipment provided to the physical therapy and rehabilitation facilities.

The two principals of Health Plus were employed by HMCA and Dynamic up to the time of the closing of the transaction in the physical therapy and rehabilitation facility management business.

HMCA MANAGED PHYSICAL MEDICINE CENTERS
ACQUIRED BY HEALTH PLUS MANAGEMENT SERVICES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 10 - Subsequent Events, continued

Sale of Assets and Business, continued
The purchase price under the Asset Purchase Agreement was $6.6 million, payable pursuant to a promissory note (the "Note") in 120 monthly installments commencing on August 28, 2005. The first twelve installments are interest only and the remaining 108 payments will consist of equal installments of principal and interest in the amount of $76,014 each. The Note is secured by a first lien on all of the assets of Health Plus, including its accounts receivable. The Note is subject to prepayment provisions to the extent Health Plus resells all or part of the assets and business or utilizes the assets sold as collateral in any debt financing.

BASIC CARE NETWORKS, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

At September 30, 2005
and for the Year Ended December 31, 2004
and for the Nine-Months Ended September 30, 2005

BASIC CARE NETWORKS, INC.

CONTENTS

Page

Summary Unaudited Pro Forma Financial Information	F-129
Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2005	F-130
Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2004 and for the Nine-Months Ended September 30, 2005	F-131
Introduction to Unaudited Pro Forma Financial Information	F-132 - F-133
Unaudited Pro Forma Consolidating Balance Sheet at September 30, 2005	F-134
Unaudited Pro Forma Consolidating Statement of Income for the Year Ended December 31, 2004	F-135
Unaudited Pro Forma Consolidating Statement of Income for the Nine-Months Ended September 30, 2005	F-136
Notes to Unaudited Pro Forma Consolidating Balance Sheet and supporting schedule	F-137 - F-138
Notes to Unaudited Pro Forma Consolidating Income Statements	F-139 - F-140

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

       Set forth below is the Summary Unaudited Pro Forma Financial Information at September 30, 2005 and for the year ended December 31, 2004 and for the nine-months ended September 30, 2005. Such Pro Forma Financial Information does not purport to represent what the Company’s actual consolidated results would have been as if the acquisitions of the three initial clinic chains and the proposed initial public offering had occurred on the date indicated, nor does such information purport to project the results of the Company for future periods. The Summary Unaudited Pro Forma Financial Information below should be read in conjunction with the “Unaudited Pro Forma Financial Information”, “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes, and our acquisitions included elsewhere in this prospectus.

BASIC CARE NETWORKS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AT SEPTEMBER 30, 2005

Pro Forma
ASSETS
CURRENT ASSETS
Cash	$789,272
Management fee receivable	4,892,274
Accounts receivable, net	5,443,560
Notes receivable	211,370
Due from related parties	247,305
Prepaid expenses and other current assets	30,868

Total Current Assets	11,614,649

PROPERTY AND EQUIPMENT, Net	1,127,517

OTHER ASSETS
Acquired amortizable intangibles, net	10,105,972
Notes receivable	170,600
Goodwill	30,317,911
Security deposits	35,912

Total Other Assets	40,630,395

TOTAL ASSETS	$53,372,561

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable - acquisitions	$1,500,000
Line of credit	349,650
Current portion of long-term debt	33,396
Current portion of capital lease	25,383
Accounts payable and accrued expenses	515,415
Accrued expenses - related party	28,000

Total Current Liabilities	2,451,844

LONG- TERM LIABILITIES
Long-term debt and capital leases, less current portion	95,432

TOTAL LIABILITIES	2,547,276

STOCKHOLDERS' EQUITY
Common stock and paid-in capital	52,448,971
Accumluated deficit	(1,623,686)

TOTAL STOCKHOLDERS' EQUITY	50,825,285

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$53,372,561

BASIC CARE NETWORKS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	December 31, 2004	September 30, 2005
	Pro Forma	Pro Forma
REVENUES
Management fees	$12,440,000	$9,397,149
Patient revenue, net	19,103,359	16,196,476
TOTAL REVENUES	31,543,359	25,593,625

OPERATING EXPENSES
Operating costs, exclusive of depreciation and amortization:
Management fee revenues	6,825,225	5,521,433
Patient revenue	11,625,413	9,207,412
Corporate office costs	2,666,607	3,186,638
Depreciation and amortization	188,559	234,455
Amortization of intangible assets	973,000	746,000
Abandoned acquisition costs	—	406,171

TOTAL OPERATING EXPENSES	22,278,804	19,302,109

INCOME FROM OPERATIONS	9,264,555	6,291,516

OTHER INCOME (EXPENSES)
Interest income	—	1,027
Miscellaneous income	7,311	2,700
Interest expense and financing costs	(102,029)	(95,115)

TOTAL OTHER EXPENSES	(94,718)	(91,388)

INCOME BEFORE PROVISION FOR INCOME TAXES	9,169,837	6,200,128

PROVISION FOR INCOME TAXES	3,668,000	2,480,000

NET INCOME	$5,501,837	$3,720,128

Basic and Diluted Net Income Per Common Share	$—	$—

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	—	—

Earnings Before Interest, Taxes, Depreciation and Amortization:(EBITDA)

Net Income	$5,501,837	$3,720,128
Interest	102,029	94,088
Taxes	3,668,000	2,480,000
Depreciation	188,559	234,455
Amortization of intangible assets	973,000	746,000

EBITDA	$10,433,425	$7,274,671

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following Unaudited Pro Forma Financial Information at September 30, 2005 and for the year ended December 31, 2004 and for nine-months ended September 30, 2005 has been derived by i) combining the historical results of the parent company, Basic Care Networks, Inc. (“Us” or the “Company”) and the acquisitions of three initial clinic chains, located in New York, Florida and Texas consisting of the “New York chain” that includes: Health Plus Management Services, LLC (“Healthplus”), Grand Central Management Services, LLC (“Grand Central”), Park Slope Management Associates, LLC (“Park Slope”) and United Healthcare Management, LLC (“United”); the “Florida chain”: Choice Medical Group of Entities to be Acquired by Basic (“Choice”) and the “Texas Chain”: Texas Group of Entities to be Acquired by Basic, which are included elsewhere in this prospectus and ii) pro forma adjustments to the historical financial statements of the acquisitions and iii) giving effect to the proposed initial public offering and related use of proceeds. Consummation of the acquisitions is subject to the completion of the proposed initial public offering. Accordingly, the Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2005 gives effect to the completion of the acquisitions and proposed initial public offering as if these transactions had been completed at September 30, 2005. The Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 2004 and for the nine-months ended September 30, 2005 give effect to the completion of the acquisitions and the proposed initial public offering as if these transactions had occurred on January 1, 2004.

The pro forma adjustments gives effect to events that are directly attributable to the transactions and that have continuing impact and are based on available data and certain assumptions that management believes are factually supportable. The Unaudited Pro Forma Financial Information does not purport to represent what the Company’s results of operations actually would have been as if the transactions described above had been consummated as of the dates and for the periods indicated above, what such results will be for any future date or future period, or what impact the Company’s anticipated operational changes and cost reduction efforts will have. The Unaudited Pro Forma Financial Information should be read in conjunction with “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the related notes for us and our acquisitions included elsewhere in this prospectus.

We are a newly established basic health care services holding company. Shortly after the closing of the offering made by this prospectus, we will acquire three chains of medical clinics operating in twenty-one locations in New York, Florida and Texas, for $51,536,000, including estimated closing costs of $795,000. The Unaudited Pro Forma Financial Information assumes that gross proceeds raised in this proposed initial public offering are $60 million and commissions and related expenses are $7 million.

In November and December 2005, the Company entered into definitive purchase agreements with three initial clinic chains (organized as 23 separate legal entities), located in New York, Florida and Texas, for the acquisition of their assets or stock, as the case may be. The purchase agreements provide that the acquisition of assets or stock, as applicable, will occur immediately after the closing of our initial public offering.

The Florida chain of clinics consists of five Owned Clinics providing physical therapy and rehabilitation services (in six facilities), including the treatment of neuro-muscular skeletal injuries, in Boca Raton and surrounding areas north of Miami, Florida.

The Texas chain of clinics consists of eight (8) Managed Clinics providing urgent care, family practice, and two Managed Clinics providing rehabilitation and physical therapy services, in the greater Dallas-Ft. Worth area. Further details about these initial clinic chains are discussed elsewhere in this prospectus, including supporting schedule for Unaudited Pro Forma Balance Sheet Adjustment Number 5.

The New York chain consists of Health Plus Management Services, LLC, Grand Central Management Services, LLC, Park Slope Management Associates, LLC and United Healthcare Management, LLC, each management companies that manage eight physical therapy and rehabilitation clinics located on Long Island, New York City, and surrounding areas.

The aggregate purchase price for the acquisitions is as follows:

	Cash	Closing Costs	Promissory Notes	Total
New York Chain
Healthplus	$12,032,356	$186,984	$—	$12,219,340
Grand Central	3,078,364	48,275	—	3,126,639
Park Slope	750,000	28,284	1,000,000	1,778,284
United	5,701,248	89,407	—	5,790,655
Choice Chain	12,000,000	188,184	—	12,188,184
Texas Chain	15,679,185	253,721	500,000	16,432,906

Total Purchase Price	$49,241,153	$794,855	$1,500,000	$51,536,008

In addition, the purchase agreements for the New York, Florida and Texas chains provide for additional consideration which is contingent upon attaining certain financial milestones. There is no assurance that these milestones will be achieved. Accordingly, the contingent consideration has not been reflected in the purchase price for these acquisitions. See "Summary of Terms of Purchase Agreements with Initial Clinics" in this Prospectus.

The Unaudited Pro Forma Consolidated Financial Statements reflect that Basic Care Networks, Inc. is the accounting acquirer and the initial clinic chain acquisitions are accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, (“SFAS”) No. 141 “Business Combinations.” Accordingly, the Unaudited Pro Forma Consolidated Financial Statements reflect that the purchase price of each acquisition is preliminarily allocated to the acquired assets and assumed liabilities using assumptions outlined in the “Unaudited Pro Forma Financial Information.”

After the consummation of each acquisition, the Company intends to retain an appraisal firm to complete a valuation in accordance with SFAS No. 141. Accordingly, the purchase price adjustments made in connection with the development of the Unaudited Pro Forma Consolidated Financial Statements are preliminary and have been made solely for the purposes of developing such Pro Forma Consolidated Financial Statements.

Our proposed acquisitions have operated throughout the periods presented as independent, privately-owned entities, and their results of operations reflect varying tax structures (professional associations, professional corporations, limited liability companies and S corporations) which have influenced the historical level of owners’ compensation. Operating expenses as a percentage of revenues may not be comparable among the individual proposed acquisitions. In connection with our proposed acquisitions, certain owners of the entities to be acquired have agreed to adjustments to their compensation and related benefits. Such adjustments have been reflected as pro forma adjustments in the Unaudited Pro Forma Consolidated Statements of Income and in the terms of the employment agreements to be entered into between us and these individuals.

We anticipate incurring increased costs related to our new corporate management, increased expenses associated with being a public company, and coordinating the entities to be acquired. However, these increased costs may be offset to some extent from cost savings we may realize due to the consolidation of certain common corporate overhead expenses. We believe that neither these savings nor the costs associated therewith can be quantified because the acquisitions have not yet occurred, and there have been no consolidated operating results upon which to base any assumptions. As a result, these savings and associated costs have not been included in the Unaudited Pro Forma Financial Information included in this discussion and analysis and elsewhere in this prospectus.

The Unaudited Pro Forma Statements of Income for the year ended December 31, 2004 and the nine months ended September 30, 2005 give effect to the February 2006 employment agreements with three of our corporate level executives which provide for annual compensation totaling $675,000.

BASIC CARE NETWORKS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AT SEPTEMBER 30, 2005

			New York					Florida	Texas		Pro forma
		Basic Care		Grand	Park	United	Total	Choice	Texas		Adjustments	Pro forma
		Networks, Inc.	Healthplus	Central	Slope	Healthcare	New York	Medical	Group	Subtotal	DR/(CR)	Consolidated
	ASSETS

	CURRENT ASSETS
A	Cash	$32,638	$103,342	$14,487	$2,870	$72,658	$193,357	$—	$659,847	$885,842	$(96,570)	$789,272
B	Management fee receivable		2,251,500	778,800	183,667	1,678,307	4,892,274			4,892,274	—	4,892,274
C	Accounts receivable, net	—	—	—	—	—	—	2,987,560	2,456,000	5,443,560	—	5,443,560
D	Notes receivable	—	211,370	—	—	—	211,370	—	—	211,370	—	211,370
G	Due from related parties	—	—	—	—	191,906	191,906	247,305	—	439,211	(191,906)	247,305
H	Prepaid expenses and other current assets	—	18,333	—	2,205	—	20,538	4,602	5,728	30,868	—	30,868

	Total Current Assets	32,638	2,584,545	793,287	188,742	1,942,871	5,509,445	3,239,467	3,121,575	11,903,125		11,614,649

I	PROPERTY AND EQUIPMENT, Net	—	470,807	13,005	426,148	8,151	918,111	209,406	724,679	1,852,196	(724,679)	1,127,517

	OTHER ASSETS
J	Acquired amortizable intangibles, net	—	1,914,086	—	—	—	1,914,086	—	—	1,914,086	8,191,886	10,105,972
K	Notes receivable	—	170,600	—	—	—	170,600	—	—	170,600	—	170,600
L	Goodwill	—	1,939,874	—	—	—	1,939,874	—	—	1,939,874	28,378,037	30,317,911
M	Security deposits	—	20,245	45,000	30,000	20,000	115,245	15,667	9,154	140,066	(104,154)	35,912
N	Deferred IPO costs	135,000	—	—	—	—	—	—	—	135,000	(135,000)	—
O	Deferred acquisition costs	494,855	—	—	—	—	—	—	—	494,855	(494,855)	—
P	Deferred financing costs, net	64,460	—	—	—	—	—	—	—	64,460	(64,460)	—

	Total Other Assets	694,315	4,044,805	45,000	30,000	20,000	4,139,805	15,667	9,154	4,858,941		40,630,395

	TOTAL ASSETS	$726,953	$7,100,157	$851,292	$644,890	$1,971,022	$10,567,361	$3,464,540	$3,855,408	$18,614,262		$53,372,561

	LIABILITIES AND STOCKHOLDERS' EQUITY/ (DEFICIENCY)

	CURRENT LIABILITIES
EE	Notes payable	$1,179,425	$—	$—	$—	$—	$—	$—	$—	$1,179,425	1,179,425	$—
FF	Notes payable - acquisitions	—	—	—	—	—	—		—	—	(1,500,000)	1,500,000
R	Line of credit	—	—	—	—	—	—	349,650	—	349,650	—	349,650
S	Current portion of long-term debt	—	97,220	—	—	—	97,220	33,396	52,492	183,108	149,712	33,396
T	Current portion of capital lease	—	—	8,166	17,217	—	25,383	—	—	25,383	—	25,383
U	Accounts payable and accrued expenses	1,022,783	173,883	15,895	116,396	23,133	329,307	186,113	261,107	1,799,310	1,283,895	515,415
V	Accrued expenses - related party	—	—	—	—	28,000	28,000	—	—	28,000	—	28,000
W	Due to related party	—	—	41,000	150,906	—	191,906	—	—	191,906	191,906	—
X	Income taxes payable	—	—	1,042	—	12,158	13,200	—	—	13,200	13,200	—
Y	Deferred tax liability	—	—	30,000	—	61,960	91,960	—	—	91,960	91,960	—

	Total Current Liabilities	2,202,208	271,103	96,103	284,519	125,251	776,976	569,159	313,599	3,861,942		2,451,844

	LONG- TERM LIABILITIES
Z	long-term debt and capital leases, less current portion	—	5,989,548	—	28,889	—	6,018,437	66,543	—	6,084,980	5,989,548	95,432

	TOTAL LIABILITIES	2,202,208	6,260,651	96,103	313,408	125,251	6,795,413	635,702	313,599	9,946,922		2,547,276

	STOCKHOLDERS' EQUITY/(DEFICIENCY)
AA	Common stock and paid-in capital	83,971					—	—	—	83,971	(52,365,000)	52,448,971
BB	Equity - Entities to be acquired	—	839,506	755,189	331,482	1,845,771	3,771,948	2,828,838	3,541,809	10,142,595	10,142,595	—
DD	Retained earnings/(Accumluated deficit)	(1,559,226)	—	—	—	—	—	—	—	(1,559,226)	64,460	(1,623,686)
	TOTAL STOCKHOLDERS' EQUITY/(DEFICIENCY)	(1,475,255)	839,506	755,189	331,482	1,845,771	3,771,948	2,828,838	3,541,809	8,667,340		50,825,285

	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIENCY)	$726,953	$7,100,157	$851,292	$644,890	$1,971,022	$10,567,361	$3,464,540	$3,855,408	$18,614,262	—	$53,372,561

BASIC CARE NETWORKS, INC.

UNAUDITED PRO FORMA CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

			New York					Florida	Texas
		Basic Care	Healthplus	Grand	Park	United	Total	Choice	Texas		Pro forma	Pro forma
		Networks, Inc.	Predecessor	Central	Slope	Healthcare	New York	Medical	Group	Subtotal	Adjustments	Consolidated
	REVENUES
A	Management fees	$—	$8,580,000	$1,320,000	$—	$2,540,000	$12,440,000	$—	$—	$12,440,000	$—	$12,440,000
B	Patient revenue, net	—	—	—	—	—	—	5,377,330	13,726,029	19,103,359	—	19,103,359
	TOTAL REVENUES	—	8,580,000	1,320,000	—	2,540,000	12,440,000	5,377,330	13,726,029	31,543,359		31,543,359

	OPERATING EXPENSES
	Clinic operating costs:	$—
C	Salaries and related costs	—	3,084,252	237,790	—	594,319	3,916,361	1,928,127	6,109,529	11,954,017	(325,000)	11,629,017
D	Rent, clinic supplies and other	—	2,555,635	249,885	—	428,344	3,233,864	927,821	2,659,936	6,821,621	—	6,821,621

	Total Clinic Operating Costs	—	5,639,887	487,675	—	1,022,663	7,150,225	2,855,948	8,769,465	18,775,638		18,450,638

E	Corporate office costs	83,200	625,853	21,014	105,002	142,025	893,894	1,852,324	2,649,811	5,479,229	(2,812,622)	2,666,607
F	Depreciation and amortization	—	100,486	21,050	—	15,315	136,851	51,708	347,950	536,509	(347,950)	188,559
G	Amortization of intangible assets	—	633,577	—	—	—	633,577	—	—	633,577	339,423	973,000
H	Parent company stock issuance for executive compensation	—	1,678,509	—	—	—	1,678,509	—	—	1,678,509	(1,678,509)	—
I	Abandoned acquisition costs	—	—	—	—	—	—	—	—	—	—	—

	TOTAL OPERATING EXPENSES	83,200	8,678,312	529,739	105,002	1,180,003	10,493,056	4,759,980	11,767,226	27,103,462		22,278,804

	INCOME/(LOSS) FROM OPERATIONS	(83,200)	(98,312)	790,261	(105,002)	1,359,997	1,946,944	617,350	1,958,803	4,439,897		9,264,555

	OTHER INCOME (EXPENSES)
J	Interest income	—		—	—	—	—	33,136	—	33,136	33,136	—
K	Miscellaneous income	—		—	—	—	—	7,311	—	7,311	—	7,311
L	Interest expense and financing costs	—	(2,851)	(3,364)	—	(1,615)	(7,830)	(7,050)	(9,046)	(23,926)	78,103	(102,029)

	TOTAL OTHER EXPENSES	—	(2,851)	(3,364)	—	(1,615)	(7,830)	33,397	(9,046)	16,521		(94,718)

	INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(83,200)	(101,163)	786,897	(105,002)	1,358,382	1,939,114	650,747	1,949,757	4,456,418		9,169,837

M	PROVISION FOR INCOME TAXES	—	—	30,000	—	49,574	79,574	—	—	79,574	(79,574)	—

	NET INCOME/(LOSS)	(83,200)	(101,163)	756,897	(105,002)	1,308,808	1,859,540	650,747	1,949,757	4,376,844

	TOTAL PRO FORMA ADJUSTMENTS	(681,800)	2,359,790	(70,000)	—	(49,426)	2,240,364	1,127,433	2,106,996	4,792,993

	PRO FORMA INCOME BEFORE TAX	(765,000)	2,258,627	686,897	(105,002)	1,259,382	4,099,904	1,778,180	4,056,753	9,169,837		9,169,837

N	PRO FORMA INCOME TAX EXPENSE (BENEFIT)	(306,000)	903,000	275,000	(42,000)	504,000	1,640,000	711,000	1,623,000	3,668,000	3,668,000	3,668,000

	PRO FORMA NET INCOME	$(459,000)	$1,355,627	$411,897	$(63,002)	$755,382	$2,459,904	$1,067,180	$2,433,753	$5,501,837		$5,501,837

	Pro Forma:
	Number of Common Shares:
	Basic
	Diluted

	Net income per share:
	Basic
	Diluted

BASIC CARE NETWORKS, INC.

UNAUDITED PRO FORMA CONSOLIDATING STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

			New York						Florida	Texas		Pro forma
		Basic Care	HMCA	Healthplus	Grand	Park	United	Total	Choice	Texas		Adjustments	Pro forma
		Networks, Inc.	1/1-7/27/05	7/28-9/30/05	Central	Slope	Healthcare	New York	Medical	Group	Subtotal	DR/(CR)	Consolidated
	REVENUES
A	Management fees	$—	$4,974,482	$1,574,000	$775,000	$363,667	$1,710,000	$9,397,149	$—	$—	$9,397,149	$—	$9,397,149
B	Patient revenue, net	—	—	—	—	—	—	—	5,642,299	10,554,177	16,196,476	—	16,196,476
	TOTAL REVENUES	—	4,974,482	1,574,000	775,000	363,667	1,710,000	9,397,149	5,642,299	10,554,177	25,593,625		25,593,625

	OPERATING EXPENSES
	Clinic operating costs:
C	Salaries and related costs	—	1,681,182	528,894	256,803	221,172	333,269	3,021,320	1,696,867	4,535,201	9,253,388	(186,096)	9,067,292
D	Rent, clinic supplies and other	—	1,563,437	373,750	176,741	212,494	359,787	2,686,209	856,205	2,119,139	5,661,553	—	5,661,553

	Total Clinic Operating Costs	—	3,244,619	902,644	433,544	433,666	693,056	5,707,529	2,553,072	6,654,340	14,914,941		14,728,845

E	Corporate office costs	853,254	629,829	87,826	19,417	13,876	82,492	833,440	1,605,802	1,863,111	5,155,607	(1,968,969)	3,186,638
F	Depreciation and amortization	—	82,463	15,800	15,787	68,064	4,511	186,625	47,830	265,879	500,334	(265,879)	234,455
G	Amortization of intangible assets	—	354,088	25,788	—	—	—	379,876	—	—	379,876	366,124	746,000
								—				—	—
H	Parent company stock issuance for executive compensation	—	957,107	—				957,107			957,107	(957,107)	—
I	Abandoned acquisition costs	406,171	—	—	—	—	—	—	—	—	406,171	—	406,171

	TOTAL OPERATING EXPENSES	1,259,425	5,268,106	1,032,058	468,748	515,606	780,059	8,064,577	4,206,704	8,783,330	22,314,036		19,302,109

	INCOME/(LOSS) FROM OPERATIONS	(1,259,425)	(293,624)	541,942	306,252	(151,939)	929,941	1,332,572	1,435,595	1,770,847	3,279,589		6,291,516

	OTHER INCOME (EXPENSES)
J	Interest income	1,027	—	7,695	—	—	—	7,695	46,937	—	55,659	54,632	1,027
K	Miscellaneous income	—	—	2,700	—	—	—	2,700	—	—	2,700	—	2,700
L	Interest expense and financing costs	(217,628)	(358)	(63,700)	(1,427)	(4,576)	(22)	(70,083)	(21,590)	(13,742)	(323,043)	(227,928)	(95,115)

	TOTAL OTHER EXPENSES	(216,601)	(358)	(53,305)	(1,427)	(4,576)	(22)	(59,688)	25,347	(13,742)	(264,684)		(91,388)

	INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(1,476,026)	(293,982)	488,637	304,825	(156,515)	929,919	1,272,884	1,460,942	1,757,105	3,014,905		6,200,128

M	PROVISION FOR INCOME TAXES	—	—	—	12,000	—	36,000	48,000	—	—	48,000	(48,000)	—

	NET INCOME/(LOSS)	(1,476,026)	(293,982)	488,637	292,825	(156,515)	893,919	1,224,884	1,460,942	1,757,105	2,966,905

	TOTAL PRO FORMA ADJUSTMENTS	(210,872)	1,608,478	40,793	(33,000)	(17,000)	(38,000)	1,561,271	512,203	1,370,621	3,233,223

	PRO FORMA INCOME BEFORE TAX	(1,686,898)	1,314,496	529,430	259,825	(173,515)	855,919	2,786,155	1,973,145	3,127,726	6,200,128		6,200,128

N	PRO FORMA INCOME TAX EXPENSE (BENEFIT)	(675,000)	526,000	212,000	104,000	(69,000)	342,000	1,115,000	789,000	1,251,000	2,480,000	2,480,000	2,480,000

	PRO FORMA NET INCOME	$(1,011,898)	$788,496	$317,430	$155,825	$(104,515)	$513,919	$1,671,155	$1,184,145	$1,876,726	$3,720,128		$3,720,128

	Pro Forma:
	Number of Common Shares:
	Basic
	Diluted

	Net income per share:
	Basic
	Diluted

BASIC CARE NETWORKS, INC.

NOTES TO UNAUDITED PRO-FORMA BALANCE SHEET AND RELATED PRO FORMA ADJUSTMENTS
AT SEPTEMBER 30, 2005
(Unaudited)

					New York					Florida	Texas
				Basic Care		Grand	Park	United	Total	Choice	Texas
J/E#	Ref	Account	DR/(CR)	Networks, Inc.	Healthplus	Central	Slope	Healthcare	New York	Medical	Group

1	W	Due To Related Party	191,906	—	—	41,000	150,906	—	191,906	—	—
	G	Due From Related Parties	(191,906)	—	—	—	—	(191,906)	(191,906)	—	—
		(Pro forma adjustment to eliminate intercompany balances)

2	A	Cash	53,000,000	53,000,000	—	—	—	—	—	—	—
	AA	Common Stock And Paid-In Capital	(53,000,000)	(53,000,000)	—	—	—	—	—	—	—
		(Pro forma adjustment to reflect net proceeds from the sale of Basic's common stock amounting to $60 million net of commissions and related expenses of $7 million.)

3	O	Deferred Acquisition Costs	300,000	300,000	—	—	—	—	—	—	—
	A	Cash	(300,000)	(300,000)	—	—	—	—	—	—	—
		(Pro forma adjustment to reflect additional acquisition costs)

4	A	Cash	(853,204)	—	(103,342)	(14,487)	(2,870)	(72,658)	(193,357)	—	(659,847)
	B	Management Fee Receivable	(4,892,274)	—	(2,251,500)	(778,800)	(183,667)	(1,678,307)	(4,892,274)	—	—
	C	Accounts Receivable, Net	(5,443,560)	—	—	—	—	—	—	(2,987,560)	(2,456,000)
	D	Notes Receivable	(211,370)	—	(211,370)	—	—	—	(211,370)	—	—
	G	Due From Related Parties	(439,211)	—	—	—	—	(191,906)	(191,906)	(247,305)	—
	H	Prepaid Expenses And Other Current Assets	(30,868)	—	(18,333)	—	(2,205)	—	(20,538)	(4,602)	(5,728)
	I	Property And Equipment, Net	(1,852,196)	—	(470,807)	(13,005)	(426,148)	(8,151)	(918,111)	(209,406)	(724,679)
	J	Acquired Amortizable Intangibles, Net	(1,914,086)	—	(1,914,086)	—	—	—	(1,914,086)	—	—
	K	Notes Receivable	(170,600)	—	(170,600)	—	—	—	(170,600)	—	—
	L	Goodwill	(1,939,874)	—	(1,939,874)	—	—	—	(1,939,874)	—	—
	M	Security Deposits	(140,066)	—	(20,245)	(45,000)	(30,000)	(20,000)	(115,245)	(15,667)	(9,154)
	R	Line Of Credit	349,650	—	—	—	—	—	—	349,650	—
	S	Current Portion Of Long-Term Debt	183,108	—	97,220	—	—	—	97,220	33,396	52,492
	T	Current Portion Of Capital Lease	25,383	—	—	8,166	17,217	—	25,383	—	—
	U	Accounts Payable And Accrued Expenses	776,527	—	173,883	15,895	116,396	23,133	329,307	186,113	261,107
	V	Accrued Expenses - Related Party	28,000	—	—	—	—	28,000	28,000	—	—
	W	Due To Related Party	191,906	—	—	41,000	150,906	—	191,906	—	—
	X	Income Taxes Payable	13,200	—	—	1,042	—	12,158	13,200	—	—
	Y	Deferred Tax Liability	91,960	—	—	30,000	—	61,960	91,960	—	—
	Z	Long-Term Debt And Capital Leases, Less Current Portion	6,084,980	—	5,989,548	—	28,889	—	6,018,437	66,543	—
	BB	Equity - Entities To Be Acquired	10,142,595	—	839,506	755,189	331,482	1,845,771	3,771,948	2,828,838	3,541,809
		(Pro forma adjustment to remove historical basis of assets and liabilities for six proposed acquisitions.)

5	B	Management Fee Receivable	4,892,274		2,251,500	778,800	183,667	1,678,307	4,892,274
	C	Accounts Receivable, Net	5,443,560						—	2,987,560	2,456,000
	D	Notes Receivable	211,370		211,370				211,370
	G	Due From Related Parties	439,211					191,906	191,906	247,305
	H	Prepaid Expenses And Other Current Assets	30,868		18,333		2,205		20,538	4,602	5,728
	I	Property And Equipment, Net	1,127,517		470,807	13,005	426,148	8,151	918,111	209,406
	K	Notes Receivable	170,600		170,600				170,600
	M	Security Deposits	35,912		20,245				20,245	15,667
	R	Line Of Credit	(349,650)						—	(349,650)
	S	Current Portion Of Long-Term Debt	(33,396)						—	(33,396)
	T	Current Portion Of Capital Lease	(25,383)			(8,166)	(17,217)		(25,383)
	U	Accounts Payable And Accrued Expenses	(515,420)		(173,883)	(15,895)	(116,396)	(23,133)	(329,307)	(186,113)
	V	Accrued Expenses - Related Party	(28,000)					(28,000)	(28,000)
	W	Due To Related Party	(191,906)			(41,000)	(150,906)		(191,906)
		Long-Term Debt And Capital Leases, Less Current Portion	(95,432)				(28,889)		(28,889)	(66,543)
	Z	Acquired Amortizable Intangibles, Net	10,105,972		2,312,592	599,974	369,918	990,856	4,273,340	2,339,837	3,492,795
	J	Goodwill	30,317,911		6,937,776	1,799,921	1,109,754	2,972,568	12,820,019	7,019,509	10,478,383
	L	Cash	(49,241,153)	(49,241,153)					—
	A	Deferred Acquisition Costs	(794,855)	(794,855)					—
	O	Notes Payable - Acquisitions	(1,500,000)	(1,500,000)	—	—	—	—	—	—	—
	FF	(Pro forma adjustment to give effect to six proposed acquisitions and allocate purchase price to acquired assets.)

6	AA	Common Stock And Paid-In Capital	635,000	635,000	—	—	—	—	—	—	—
	A	Cash	(500,000)	(500,000)	—	—	—	—	—	—	—
	N	Deferred IPO Costs	(135,000)	(135,000)	—	—	—	—	—	—	—
		(Pro forma adjustment to reflect IPO costs incurred through September 30, 2005 and to reflect estimated additional professional fees, all reflected as a reduction of equity)

7	DD	Retained Earnings/(Accumluated Deficit)	64,460	64,460	—	—	—	—	—	—	—
	P	Deferred Financing Costs, Net	(64,460)	(64,460)	—	—	—	—	—	—	—
	EE	Notes Payable	1,179,425	1,179,425	—	—	—	—	—	—	—
	U	Accounts Payable And Accrued Expenses	1,022,788	1,022,788	—	—	—	—	—	—	—
	A	Cash	(2,202,213)	(2,202,213)	—	—	—	—	—	—	—
		(Pro forma adjustment to reflect repayment out IPO proceeds of September 30, 2005 balances of bridge notes and accrued professional fees.)

BASIC CARE NETWORKS, INC.

SUPPORTING SCHEDULE FOR UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENT NUMBER 5
AT SEPTEMBER 30, 2005
(Unaudited)

		New York						Florida		Texas
			Grand	Park		United	Total	Choice		Texas	Total
		Healthplus	Central	Slope		Healthcare	New York	Medical		Group	Acquisitions
PURCHASE PRICE
Cash		$12,032,356	$3,078,364	$750,000		$5,701,248	$21,561,968	$12,000,000	F	$15,679,185	$49,241,153
Acquisition costs through Sept 05		116,411	30,055	17,609		55,662	219,737	117,158		157,960	494,855
Estimated additional acquisition costs		70,573	18,220	10,675		33,745	133,213	71,026		95,761	300,000
HMCA debt payment		D					—				—
Accrued employee bonus amount		A					—				—
Contingent payment		B					—				—
Contingent consideration -stock warrants		—	—	—		—	—	—		C	—
Promissory notes		—	—	1,000,000	E	—	1,000,000	—		500,000	1,500,000
TOTAL PURCHASE PRICE		12,219,340	3,126,639	1,778,284		5,790,655	22,914,918	12,188,184		16,432,906	51,536,008

FAIR VALUE OF TANGIBLE ASSETS
Management fee receivable		2,251,500	778,800	183,667		1,678,307	4,892,274	—		—	4,892,274
Accounts receivable, net		—	—	—		—	—	2,987,560		2,456,000	5,443,560
Notes receivable		211,370	—	—		—	211,370	—		—	211,370
Due from related parties		—	—	—		191,906	191,906	247,305		—	439,211
Prepaid expenses and other current assets		18,333	—	2,205		—	20,538	4,602		5,728	30,868
Property and equipment, net		470,807	13,005	426,148		8,151	918,111	209,406		—	1,127,517
Notes receivable		170,600	—	—		—	170,600	—		—	170,600
Security deposits		20,245	—	—		—	20,245	15,667		—	35,912
Total fair value of tangible assets		3,142,855	791,805	612,020		1,878,364	6,425,044	3,464,540		2,461,728	12,351,312

LIABILITIES ASSUMED
Line of credit		—	—	—		—	—	349,650		—	349,650
Current portion of long-term debt		—	—	—		—	—	33,396		—	33,396
Current portion of capital lease		—	8,166	17,217		—	25,383	—		—	25,383
Accounts payable and accrued expenses		173,883	15,895	116,396		23,133	329,307	186,113		—	515,420
Accrued expenses - related party		—	—	—		28,000	28,000	—		—	28,000
Due to related party		—	41,000	150,906		—	191,906	—		—	191,906
Long-term debt		—	—	28,889		—	28,889	66,543		—	95,432
Total Liabilities Assumed		173,883	65,061	313,408		51,133	603,485	635,702		—	1,239,187

NET TANGIBLE ASSETS ACQUIRED		2,968,972	726,744	298,612		1,827,231	5,821,559	2,828,838		2,461,728	11,112,125

EXCESS OF PURCHASE PRICE OVER
NET TANGIBLE ASSETS ACQUIRED		$9,250,368	$2,399,895	$1,479,672		$3,963,424	$17,093,359	$9,359,346		$13,971,178	$40,423,883

ALLOCATED AS FOLLOWS:
Acquired amortizable intangibles, net	G	2,312,592	599,974	369,918		990,856	4,273,340	2,339,837		3,492,795	10,105,972
Goodwill		6,937,776	1,799,921	1,109,754		2,972,568	12,820,019	7,019,509		10,478,383	30,317,911
Total Intangible Assets		$9,250,368	$2,399,895	$1,479,672		$3,963,424	$17,093,359	$9,359,346		$13,971,178	$40,423,883
Notes:
A -	The bonus amount will be paid to employees directly by seller from the proceeds of the sale.

B -	The additional amount is contingent upon Healthplus meeting certain financial covenants. There is no assurance that these covenants will be met. Accordingly, the contingent consideration has not been reflected in the Unaudited Pro Forma Consolidated Balance Sheet.

C -	The issuance of the warrants is contingent upon certain milestones. There is no assurance that these milestones wll be met. Accordingly, the contingent consideration has not been reflected in the Unaudited Pro Forma Consolidated Balance Sheet.

D -	Debt due to HMCA of $6.6 million will be paid the seller at closing out of the cash consideration of sale.

E -	The maximum purchase price is $5 million. The balance above $1,750,000 is contingent upon future earnings of Park Slope. Accordingly, the contingent consideration has not been reflected in the Unaudited Pro Forma Consolidated Balance Sheet.

F -	Purchase price based upon trailing twelve month financial results.

G -	Identifiable intangible consists of management agreements, covenants not to compete and patient lists.

BASIC CARE NETWORKS, INC.

NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME AND RELATED PRO FORMA ADJUSTMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004

					New York					Florida	Texas
				Basic Care	HMCA Predecessor	Grand	Park	United	Total	Choice	Texas
J/E	Ref	Account	DR/(CR)	Networks, Inc.	to Healthplus	Central	Slope	Healthcare	New York	Medical	Group

1	E	Corporate office costs	(3,075,569)	—	—	—	—	—	—	(1,128,569)	(1,947,000)
		(Pro forma adjustment to eliminate management fees to owner/stockholders)

2	E	Corporate office costs	(871,200)	(83,200)		—	—	—	—	(366,000)	(422,000)
	C	Salaries and related costs	(325,000)		(325,000)				(325,000)
	H	Executive compensation	(1,678,509)	—	(1,678,509)	—	—	—	(1,678,509)	—	—
		(Pro forma adjustment to eliminate compensation and fringe benefits to owner/stockholders)

3	E	Corporate office costs	1,360,000	675,000	275,000	40,000	—	—	315,000	100,000	270,000
		(Pro forma adjustment to reflect new salary/fringe benefits per contractual agreements)

4	F	Depreciation and amortization	(347,950)	—	—	—	—	—	—	—	(347,950)
		(Pro forma adjustment to eliminate depreciation/amortization expense on assets not acquired.)

5	G	Amortization of intangible assets	(633,577)	—	(633,577)	—	—	—	(633,577)	—	—
	G	Amortization of intangible assets	973,000	—	231,000	60,000	—	99,000	390,000	234,000	349,000

(Pro forma adjustment to reflect elimination of amortization expense on old acquired amortizable intangibles and reflect amortization expense for the portion of the purchase consideration allocated to acquired amortizable intangibles, which are being amortized over ten years.)

6	L	Interest expense and financing costs	(11,897)	—	(2,851)	—	—	—	(2,851)	—	(9,046)
		(Pro forma adjustment to eliminate interest on debt not assumed or repaid with proceeds from IPO)

7	L	Interest expense and financing costs	90,000	90,000	—	—	—	—	—	—	—
		(Pro forma adjustment to reflect interest expense on notes payable - acquisitions at 6% per annum)

8	E	Corporate office costs	(625,853)	—	(625,853)	—	—	—	(625,853)	—	—
	E	Corporate office costs	400,000	—	400,000	—	—	—	400,000	—	—

(Pro forma adjustment to eliminate overhead allocated by HMCA in connection with the carve out group during the pro forma period prior to acquisition by Healthplus and reflect pro forma overhead of Healthplus based on actual annualized overhead incurred after acquisition.)

9	J	Interest income	33,136	—	—	—	—	—	—	33,136	—
		(Pro forma adjustment to eliminate interest income)

10	M	PROVISION FOR INCOME TAXES	(79,574)	—	—	(30,000)	—	(49,574)	(79,574)	—	—
		(Pro forma adjustment to eliminate historical income tax expense)

		Total adjustments - Income(Loss) Before Income Taxes	$4,792,993	$(681,800)	$2,359,790	$(70,000)	$—	$(49,426)	$2,240,364	$1,127,433	$2,106,996

11	N	PROVISION FOR INCOME TAXES	3,668,000	(306,000)	903,000	275,000	(42,000)	504,000	1,640,000	711,000	1,623,000
		(Pro forma adjustment to reflect proforma income tax expense/(Benefit) based on effective rate of 40%.)

BASIC CARE NETWORKS, INC.
NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME AND RELATED PRO FORMA ADJUSTMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

					New York						Florida	Texas
				Basic Care	HMCA	Healthplus	Grand	Park	United	Total	Choice	Texas
J/E	Ref	Account	DR/(CR)	Networks, Inc.	1/1-7/27/05	7/28-9/30/05	Central	Slope	Healthcare	New York	Medical	Group

1	E	Corporate office costs	(1,773,140)	—	—	—	—	—	—	—	(534,140)	(1,239,000)
		(Pro forma adjustment to eliminate management fees to owner/stockholders)

2	E	Corporate office costs	(737,000)	(145,000)	—	—	—	—	—	—	(275,000)	(317,000)
		(Pro forma adjustment to eliminate compensation and fringe benefits to owner/stockholders)

3	E	Corporate office costs	784,000	506,000	—	—	—	—	—	—	75,000	203,000
		(Pro forma adjustment to reflect new salary/fringe benefits per contractual agreements)

4	F	Depreciation and amortization	(265,879)	—	—	—	—	—	—	—	—	(265,879)
		(Pro forma adjustment to eliminate depreciation/amortization expense on assets not acquired.)

5	G	Amortization of intangible assets	(379,876)	—	(354,088)	(25,788)	—	—	—	(379,876)	—	—
	G	Amortization of intangible assets	746,000	—	132,000	41,000	45,000	17,000	74,000	309,000	175,000	262,000

(Pro forma adjustment to reflect elimination of amortization expense on old acquired amortizable intangibles and reflect amortization expense for the portion of the purchase consideration allocated to acquired amortizable intangibles, which are being amortized over ten years. Allocated to HMCA and Healthplus, 76% and 24%, respectively)

6	L	Interest expense and financing costs	(295,428)	(217,628)	(358)	(63,700)	—	—	—	(64,058)	—	(13,742)
		(Pro forma adjustment to eliminate interest on debt not assumed or repaid with proceeds from IPO)

7	L	Interest expense and financing costs	67,500	67,500	—	—	—	—	—	—	—	—
		(Pro forma adjustment to reflect interest expense on notes payable - acquisitions at 6% per annum)

8	E	Corporate office costs	(629,829)	—	(629,829)	—	—	—	—	(629,829)	—	—
	E	Corporate office costs	229,000	—	229,000	—	—	—	—	229,000	—	—

(Pro forma adjustment to eliminate overhead allocated by HMCA in connection with the carve out group during the pro forma period prior to acquisition by Healthplus and replace with new overhead based on 400,000 per annum times 209/365 days.)

9	H	Executive compensation	(957,107)	—	(957,107)	—	—	—	—	(957,107)	—	—
	C	Salaries and related costs	(186,096)	—	(186,096)	—	—	—	—	(186,096)	—	—
	E	Corporate office costs	158,000	—	158,000	—	—	—	—	158,000	—	—

(Pro forma adjustment to eliminate old compensation included in compensatory element and compensation included in corporate office costs of $325,000 annual prorated for the period, and record new compensation at 209/365 days times $275,000 annual amount.

10	J	Interest income	54,632	—		7,695	—	—	—	7,695	46,937	—
		(Pro forma adjustment to eliminate interest income)

11	M	PROVISION FOR INCOME TAXES	(48,000)	—	—	—	(12,000)	—	(36,000)	(48,000)	—	—
		(Pro forma adjustment to eliminate historical income tax expense)

		Total adjustments - Income(Loss) Before Income Taxes	$3,233,223	$(210,872)	$1,608,478	$40,793	$(33,000)	$(17,000)	$(38,000)	$1,561,271	$512,203	$1,370,621

12	N	PROVISION FOR INCOME TAXES	2,480,000	(675,000)	526,000	212,000	104,000	(69,000)	342,000	1,115,000	789,000	1,251,000
		(Pro forma adjustment to reflect proforma income tax expense/(Benefit) based on effective rate of 40%.)

 Prospectus                                      , 2006

[ARTWORK ON BACK COVER]

                                      Shares

Common Stock

Until                   , 2006, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee	$8,239.00
NASD filing fee	7,500
Printing and engraving expenses	*
Blue Sky fees and expenses
Legal fees and expenses	*
Accounting fees and expenses	*
Nasdaq National Market listing fees	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*
Total	*

*To be added by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Basic Care Networks, Inc. (the “Company”) is a Delaware corporation. Article         of the Company’s Bylaws provides that the Company may indemnify its officers and directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the “GCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determined that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Company carries directors’ and officers’ liability insurance covering its directors and officers. The Underwriting Agreement provides for indemnification by the underwriters of the Company and its officers and directors, and by the Company of the underwriters, for certain liabilities arising under the Securities Act or otherwise. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding securities sold by the registrant since its inception on December 10, 2004:

1.
In December 2004, the registrant issued 1,066,667 shares of common stock to RSG Partners, LLC in consideration for prior performance of preincorporation services to the registrant valued at $3,200. Robert Goldsamt, the registrant’s president and chief executive officer, is the manager and sole member of RSG Partners, LLC.

2.
From December 2004 through March 2005, the registrant issued to accredited investors 195,239 shares of common stock and 8% Senior Secured Promissory Notes with an aggregate principal value of $892,925.00 plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, for an aggregate purchase price of $935,000.

3.
In April 2005, the registrant issued to Sloan Equity Partners, LLC a warrant to purchase 130,158 shares of common stock, exercisable at $0.210 per share, in connection with financial advisory services provided to the registrant and  the registrant has issued 130,158 shares of common stock to Sloan Equity Partners, LLC upon exercise of such warrants.

4.
In July 2005, the registrant issued to accredited investors 62,643 shares of common stock and 8% Senior Secured Promissory Notes with an aggregate principal value of $286,500.00 plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, for an aggregate purchase price of $300,000.

5.
In October 2005, the registrant issued to Sloan Equity Partners, LLC a warrant to purchase 41,647 shares of common stock, exercisable at $0.216 per share, in connection with financial advisory services provided to the registrant, and the registrant has issued 41,647 shares of common stock to Sloan Equity Partners, LLC upon exercise of such warrant.

6.
In November 2005, the registrant issued to Sloan Equity Partners, LLC a warrant to purchase 69,054 shares of common stock, exercisable at $0.216 per share, in consideration for the prior performance of financial advisory service to the registrant.

7.
In November 2005, the registrant issued to accredited investors 104,404 shares of common stock and 8% Senior Secured Promissory Notes with an aggregate principal value of $477,500.00 plus interest on the unpaid principal balance at a rate equal to 8.0% per annum, for an aggregate purchase price of $500,000.

8.
From September 2005 through December 2005, the registrant issued 22,496 shares of common stock to accredited investors in the first and second bridge financings that occurred from December 2004 through March 2005 and July 2005, respectively, that were intended to preserve their percentage equity ownership in the registrant prior to the third bridge financing that closed in November 2005.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

There were no underwritten offerings employed in connection with any of the transactions described above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See Exhibit Index at page II-5.

(b) Financial Statement Schedules.

None

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in denominations as required by the underwriters and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina del Rey, State of California on February 13, 2006.

Basic Care Networks, Inc.

By:	/s/ ROBERT S. GOLDSAMT
Robert S. Goldsamt Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Goldsamt and David Rapoport and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT S. GOLDSAMT	Chief Executive Officer and Chairman of the Board	February 13, 2006
Robert S. Goldsamt

/s/ ERNEST J. RITACCO	Chief Financial Officer (Principal Financial and Accounting Officer), Director, Treasurer and Secretary	February 13, 2006
Ernest J. Ritacco

/s/ DAVID RAPOPORT	President, Chief Operating Officer and Director	February 13, 2006
David Rapoport

	Director	February 13, 2006
Kenneth L. Marsh

/s/ WALTER TERRY	Director	February 13, 2006
Walter Terry

EXHIBIT INDEX

Number	Description
1.1	*Form of Underwriting Agreement
2.1	Asset Purchase Agreement dated as of November 18, 2005, and as amended on February 10, 2006, by and between the Registrant and Grand Central Management Services, LLC **
2.2	Asset Purchase Agreement dated as of November 18, 2005, and as amended on February 10, 2006, by and between the Registrant and United Healthcare Management Services, LLC **
2.3
Asset Purchase Agreement dated as of November 18, 2005, and as amended on February 10, 2006, by and between the Registrant, Basic Care Networks (Park Slope), LLC, and Park Slope Management Associates, LLC **

2.4	Membership Interest Purchase Agreement dated as of November 18, 2005, and as amended on February 10, 2006, by and among the Registrant, Health Plus Management Services, LLC, and Stuart Blumberg **
2.5
Master Transaction Agreement dated and effective as of December 12, 2005, and as amended effective on December 31, 2005, by and among Basic Health Care Networks of Texas, L.P., a Texas limited partnership on the one hand and 303 Medical Clinic, P.A. , a Texas professional association, Bruce E. Wardle’, D.O., P.A., a Texas professional association, Iberia Medical Clinic, P.A., a Texas professional association, Kingsley Medical Clinic, P.A., a Texas professional association, Lake June Medical Center, P.A., a Texas professional association, Northside Medical Clinic, P.A., a Texas professional association, O’Connor Medical Center, P.A., a Texas professional association, Red Bird Urgent Care Clinic, P.A., a Texas professional association and Bruce E. Wardlay, D.O. **

2.6
Asset Purchase Agreement dated as of December 12, 2005, by and among Bruce Wardlay, D.O., Rehabilitation Physicians Network, Inc., Dr. Joel Brock and Dr. Jeff Alan King (the omitted schedules and/or exhibits to which shall be provided supplementally to the Commission upon request). This agreement is to be assigned by Bruce Wardlay, D.O. to Basic Health Care Networks of Texas, L.P. pursuant to the Master Transaction Agreement attached hereto as Exhibit 2.5 and the Form of Assignment Agreement attached hereto as Exhibit 10.15.**

2.7
Asset Purchase Agreement dated as of December 12, 2005, by and among Bruce Wardlay, D.O., Ft. Worth Rehabilitation, Inc., Dr. Joel Brock, Dr. Jeff Alan King and Dr. Alwyn Lorenzo (the omitted schedules and/or exhibits to which shall be provided supplementally to the Commission upon request). This agreement is to be assigned by Bruce Wardlay, D.O. to Basic Health Care Networks of Texas, L.P. pursuant to the Master Transaction Agreement attached hereto as Exhibit 2.9 and the Form of Assignment Agreement attached hereto as Exhibit 10.16.**

2.8
Stock Purchase Agreement dated as of November 22, 2005, and as amended on February 10, 2006, between Basic Care Networks, Inc., and Choice Medical Centers, Inc. (“CMC”), CMC’s subsidiary and affiliate entities (CMC and the subsidiary and affiliate entities collectively referred to as “CMC Companies”), and the shareholders, members and/or owners (the “Shareholders”) of the CMC Companies (the CMC Companies and Shareholders collectively referred to as the "Seller") **

3.1	Amended and Restated Certificate of Incorporation of the Registrant
3.2	Bylaws of the Registrant
4.1	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws for the Registrant defining the rights of holders of Common Stock of the Registrant
4.2	*Specimen Stock Certificate
5.1	*Opinion of Richardson & Patel LLP
10.1	Form of Indemnification Agreement
10.2	Employment Agreement dated February 10, 2006, between Basic Care Networks, Inc. and Robert S. Goldsamt
10.3	Employment Agreement dated February 10, 2006, between Basic Care Networks, Inc. and David Rapoport
10.4	Employment Agreement dated February 10, 2006, between Basic Care Networks, Inc. and Ernest J. Ritacco
10.5	Consulting Agreement dated December 12, 2005 between Basic Health Care Networks of Texas, L.P. and Dr. Bruce Wardlay
10.6	Consulting Agreement dated December 12, 2005 between Basic Health Care Networks of Texas, L.P. and Eric Trager
10.7	Consulting Agreement dated December 12, 2005 between Basic Health Care Networks of Texas, L.P. and Ken Myers
10.8	Non-Competition Agreement dated December 12, 2005, by and among Basic Health Care Networks of Texas, L.P., a Texas Limited Partnership and Bruce Wardlay.
10.9	Non-Competition Agreement dated December 12, 2005, by and among Basic Health Care Networks of Texas, L.P., a Texas Limited Partnership and Eric Trager.
10.10	Non-Competition Agreement dated December 12, 2005, by and among Basic Health Care Networks of Texas, L.P., a Texas Limited Partnership and Ken Myers.
10.11	Non-Competition Agreement dated December 12, 2005, between Bruce E. Wardlay and Joel Brock
10.12	Non-Competition Agreement dated December 12, 2005, between Bruce E. Wardlay and Jeff King
10.13	Non-Competition Agreement dated December 12, 2005, by and among Bruce E. Wardlay and Alwyn Lorenzo
10.14
Management Agreement between Newco (a management company to be formed by Gary Brown) and Basic Care Networks, Inc. together with Injury Treatment Center of Boynton Beach, Inc., Injury Treatment Center of Coral Springs, Inc., Injury Treatment Center of South Florida, Inc., Chiro Medical Associates of Hollywood, Inc., Neuro Massage Therapists, Inc., Southeast MRI f/k/a Mobile Diagnostic Imaging, LLC, Injury Treatment Center of Fort Meyers, Inc., and Injury Treatment Center of Fort Lauderdale, Inc.

10.15	Form of Assignment Agreement (for Rehabilitation Physicians Network, Inc.)
10.16	Form of Assignment Agreement (for Ft. Worth Rehabilitation, Inc.)
10.17	*2005 Stock Incentive Plan
14	*Code of Business Conduct and Ethics
23.1	Consent of Marcum & Kliegman LLP
23.2	*Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4)

*	To be filed by amendment.
**	Omitted schedules and/or exhibits shall be provided supplementally to the Commission upon request.